As filed with the Securities and Exchange Commission on September 13, 2021

Registration No. 333-259247

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENIDGE GENERATION HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	7374	86-1746728
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

590 Plant Road

Dresden, NY 14441

(315) 536-2359

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey E. Kirt

Chief Executive Officer

590 Plant Road

Dresden, NY 14441

(315) 536-2359

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Chris Zochowski Richard Alsop Alan Bickerstaff Shearman & Sterling LLP 401 9th Street, NW Suite 800 Washington, DC 20004 (202) 508-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, par value $0.0001 per share	562,174	$202.96	$114,098,835.04	$12,448.18
Class A common stock issuable upon conversion of class B common Stock	3,071,500	$202.96	$623,391,640.00	$68,012.03
Class A common stock issuable upon conversion of series A convertible redeemable preferred stock	6,480,000	$202.96	$1,315,180,800.00	$143,486.23
Class A common stock issuable upon exercise of warrants	344,800	$202.96	$69,980,608.00	$7,634.88
TOTALS	10,458,474		$2,122,651,883.04	$231,581.32

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price of the securities to be registered is based on the implied value of the securities to be registered, which is calculated based on the quotient of (i) the average of the high and low sale prices of Support.com, Inc. (“Support”) common stock as reported on the Nasdaq Capital Market on September 10, 2021 ($23.34) divided by (ii) the exchange ratio (0.115) determined in connection with the merger described in the registrant’s Registration Statement on Form S-4 (File No. 333-255741), which exchange ratio is calculated as the quotient of (i) the number of shares of class A common stock, par value $0.0001 per share, of the registrant to be issued in the merger (2,998,261) divided by (2) the estimated maximum fully diluted number of shares of Support common stock (including shares underlying Support awards and Support options) to be exchanged and cancelled in the merger for the registrant’s Class A common stock, par value $0.0001 per share (25,971,694 as of September 10, 2021).

(3)	The registrant previously paid $10,910.00 of the fees in connection with the filing of its Registration Statement on Form S-1 filed on September 1, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED September 13, 2021

PRELIMINARY PROSPECTUS

GREENIDGE GENERATION HOLDINGS INC.

10,458,474 Shares of

Class A Common Stock

This prospectus relates to the resale of 10,458,474 shares of class A common stock, $0.0001 par value, of Greenidge Generation Holdings Inc. (“Greenidge”) that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	562,174 shares of class A common stock issued in connection with the merger described below;

•	3,071,500 shares of class A common stock issuable upon the conversion of class B common stock;

•

6,480,000 shares of class A common stock issuable upon conversion of class B common stock issued upon the conversion of series A convertible redeemable preferred stock (the “series A preferred stock”) on the effective date of this prospectus; and

•	344,800 shares of class A common stock issuable upon the exercise of a warrant, at an exercise price of $6.25 per share, issued in connection with the merger described below.

On September     , 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, (the “Merger Agreement”), by and among Greenidge, Support.com, Inc. (“Support”) and GGH Merger Sub, Inc. (“Merger Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge (such transaction, the “Merger”).

We are registering the resale of (i) shares of class A common stock as required by the registration rights agreement, dated as of January 29, 2021, entered into by and among Greenidge and the investors of our series A preferred stock listed on Schedule A thereto and (ii) additional shares of class A common stock held by certain other stockholders.

Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares of outstanding class A common stock. The selling stockholders may offer, sell or distribute all or a portion of their shares of outstanding class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sales of outstanding class A common stock by the selling stockholders, but we will receive funds from the exercise of a warrant held by a selling stockholder.

Trading of our class A common stock began on the Nasdaq Capital Market, or Nasdaq, on                     , 2021 under the trading symbol “GREE.” On                     , 2021, the closing sale price of our common stock as reported by Nasdaq was $            .

Our class B common stock is not publicly traded. Holders of class A common stock and holders of class B common stock have substantially identical rights, except that holders of class A common stock are entitled to one vote per share and holders of shares of class B common stock are entitled to ten votes per share. Holders of class A common stock and holders of class B common stock vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by law or our charter. Each share of class B common stock may be converted into a share of class A common stock at any time at the election of the holder.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.

We are also a “controlled company” under the rules of Nasdaq and may take advantage of certain corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq.

Investing in our class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 17 to read about factors you should consider before you make an investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of class A common stock issuable upon the exercise of a warrant. We will receive proceeds from any exercise of the warrant for cash.

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling stockholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the selling stockholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information”.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect our financial or operating results. These forward-looking statements may be identified by terms such as “anticipate,” “believe,” “continue,” “foresee,” “expect,” “intend,” “plan,” “may,” “will,” “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Forward-looking statements in this document include, among other things, statements regarding our business plan, business strategy and operations in the future. In addition, all statements that address operating performance and future performance, events or developments that are expected or anticipated to occur in the future, including statements relating to creating value for stockholders, benefits of the Merger to our customers, vendors, employees, stockholders and other constituents, are forward-looking statements.

Forward-looking statements are subject to a number of risks, uncertainties and assumptions. Matters and factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to the matters and factors described in the section “Risk Factors”, as well as statements about or relating to or otherwise affected by:

•	the ability to recognize the anticipated objectives and any benefits of the Merger, including the anticipated tax treatment of the Merger;

•

changes in applicable laws, regulations or permits affecting our operations or the industries in which we operate, including regulation regarding power generation, cryptocurrency usage and/or cryptocurrency mining;

•	any failure by us to obtain acceptable financing with regard to our growth strategies or operations;

•	fluctuations and volatility in the price of bitcoin and other cryptocurrencies;

•	loss of public confidence in, or use cases of, bitcoin and other cryptocurrencies;

•	the potential of cryptocurrency market manipulation;

•	the economics of mining cryptocurrency, including as to variables or factors affecting the cost, efficiency and profitability of mining;

•

the availability, delivery schedule and cost of equipment necessary to maintain and grow our business and operations, including mining equipment and equipment meeting the technical or other specifications required to achieve our growth strategy;

•

the possibility that we may be adversely affected by other economic, business or competitive factors, including factors affecting the industries in which we operate or upon which we rely and are dependent;

•	the ability to expand successfully to other facilities, mine other cryptocurrencies or otherwise expand our business;

•	changes in tax regulations applicable to us, our assets or cryptocurrencies, including bitcoin;

•	any litigation involving us;

•	costs and expenses relating to cryptocurrency transaction fees and fluctuation in cryptocurrency transaction fees;

•

the condition of our physical assets, including that our current single operating facility may realize material, if not total, loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage; and

•	the actual and potential impact of the COVID-19 pandemic.

Consequently, all of the forward-looking statements made in this prospectus are qualified by the information contained herein, including the information contained under this caption and the information under the section “Risk Factors”. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of our operations, financial condition or cash flows. Actual results may differ materially from those discussed in this prospectus. All forward-looking statements speak only as of the date of this prospectus and we do not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us,” “our,” “our company” or “Greenidge” refer to Greenidge Generation Holdings Inc. and its consolidated subsidiaries following the Merger, other than certain historical information which refers to the business of Greenidge or Support, as applicable, prior to the consummation of the Merger.

Our Company

Overview

Cryptocurrency Mining and Power Generation

We own a vertically integrated bitcoin mining and power generation facility located in the Town of Torrey, New York. Our historical operations comprise two primary revenue sources:

•

Bitcoin-Mining. Our approximately 106 megawatt (“MW”) natural gas power generation facility powered approximately 41 MW of bitcoin mining capacity as of July 31, 2021. Our bitcoin mining capacity generates revenue in the form of bitcoin by earning bitcoin as rewards and transaction fees for supporting the global bitcoin network with application-specific integrated circuit computers (“ASICs” or “miners”) owned by us. We currently convert most of our earned bitcoin into U.S. dollars. We also generate revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. We intend to rapidly increase our bitcoin mining capacity of owned ASICs to increase our revenue.

•

Independent Electric Generation. We sell surplus electricity generated by our power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the New York Independent Systems Operator (the “NYISO”) wholesale market. We increase or decrease the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market. In addition, we receive revenues from the sale of our capacity and ancillary services in the NYISO wholesale market.

We also acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary. Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “Business —Support.com, Inc.” for additional information regarding Support.

The ASIC miners require a significant amount of power to operate, thus, access to low-cost electricity is important to profitably mine bitcoin on a large scale. Unlike most other bitcoin mining companies, we own our power generation assets and operate our own data center and miners. This allows us to operate without relying on highly variable third-party power purchase agreements or hosting agreements that are subject to renegotiation, counter-party risk or other cost volatility. Our bitcoin mining operations are powered by electricity generated directly by our power plant, which is referred to as “behind-the-meter” power because it is not subject to transmission and distribution charges from local utilities. Our owned bitcoin miners had, as of July 31, 2021, the capacity to consume approximately 41 MW of electricity.

We believe that this behind-the-meter power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Our primary business objective is to grow revenue by (i) executing our plan to increase bitcoin mining capacity at our current plant to approximately 85 MW and (ii) acquiring additional captive power resources, at other locations, to expand our bitcoin mining operations and our provision of related blockchain services.

We are exploring potential new locations where we intend to replicate our vertically integrated bitcoin mining and power generation business model. Additionally, we are evaluating partnership with owners of low-cost energy sources, with a particular focus on renewable sources, as a potential avenue to grow our bitcoin mining operations. On July 2, 2021, we announced that we had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. We intend to use our significant power plant and bitcoin mining technical know-how to achieve at least 500 MW of mining capacity by 2025.

To achieve scale, bitcoin mining requires access to large amounts of low-cost electricity, making our owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, we benefit from (i) what we believe to be the only public company in the United States with a bitcoin mining operation of this scale in the United States currently using power generated from its own power plant, (ii) our low power costs, (iii) potential upside from an increase in the price of bitcoin, (iv) the ability to optimize operations to maximize revenue between power production and bitcoin mining, (v) our lack of reliance on third-party power producers, (vi) stability with respect to the energy regulatory landscape, (vii) the experience of our management team and vendor partnerships, and (viii) the backing of Atlas, our controlling stockholder (“Atlas”).

Products and Services

Bitcoin Mining Operations

We began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at our power generation facility in the Town of Torrey, NY. We launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, we had approximately 6,900 miners (including 5 Antminer S19 Pros, 5 Antminer S19s, approximately 6,600 Antminer S17s, approximately 250 Whatsminer M30s and approximately 50 Antminer T17s) deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 exahash per second (“EH/s”). Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to our peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or terahash per second (“TH/s”) and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of our fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.

As of July 31, 2021, we had approximately 14,300 miners (including approximately 1,200 Antminer S19 Pros, approximately 4,000 Antminer S19s, approximately 6,600 Antminer S17s, approximately 2,000 Whatsminer M30s, approximately 430 Whatsminer M31s, 10 Avalon A-166s, and approximately 50 Antminer T17s) deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 1.1 EH/s. Additionally, we had outstanding orders pending for approximately 800 Antminer S19 Pros, 6,000 Antminer S19J Pros, 800 Antminer S19Js and 500 Whatsminer M30s. As of July 31, 2021, approximately 500 of the committed miners are manufactured and hosted on-site. It is possible that supply side constraints may impact the ability of our suppliers to timely fulfill our open orders.

With the full deployment of these new miners, our total fleet is expected to comprise approximately 22,500 total miners and is expected to utilize approximately 66 MW of electricity. The new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than our existing miner fleet. With the deployment of the aforementioned miners in 2021, we expect to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of our miners contracted to be purchased, we expect to achieve a total hash rate capacity of approximately 1.9 EH/s. While there is a possibility supply side constraints impact the ability of our suppliers to timely fulfill our open orders, we do not anticipate any supply side constraints to impact the ability of suppliers to deliver on the remaining miners not yet manufactured.

Wholesale Power Operations

We sell capacity, energy and ancillary services from our approximately 106 MW power generation facility and sell power that we generate, at wholesale, to the NYISO when dispatched, based on the NYISO’s daily supply and demand needs. We began our energy sales in 2017 when our power generation facility came back online after converting from a coal-fired to a natural gas-fired facility. We had, as of July 31, 2021, approximately 63 MW of capacity available for sale into the NYISO system (although we would expect that such available MW will be reduced as we add additional bitcoin mining capacity as described above).

We purchase the natural gas to run our power plant through a third-party gas provider and we contract directly with Empire Pipeline Inc. for the delivery of the gas that we purchase. The natural gas is transported to our captive pipeline through which this gas is transported 4.6 miles to our power plant.

We have a contract with Empire Pipeline Inc. which provides for the transportation to our pipeline of up to 15,000 dekatherms of natural gas per day. We also have contracts with Emera Energy covering both the purchase of natural gas and the bidding and sale of electricity through the NYISO.

All of the energy produced by us that is not utilized onsite for bitcoin mining activities is sold through the NYISO. These sales accounted for 35% and 90% of our total revenue for the years ended December 31, 2020 and 2019, respectively.

Our Integrated Business Model

Our vertically integrated business model provides low-cost power for our bitcoin mining operations and allows us to sell surplus electricity, enabling us to optimize our revenue producing activities.

Bitcoin Revenue

We generate electricity on-site from our vertically integrated power plant and use the electricity to power our ASIC miners, generating bitcoin which we then exchange for U.S. dollars. Revenue generated by the mining of bitcoin measured on a dollar per MWh basis, is variable and depends on several factors including but not limited to the price of bitcoin, our proportion of global hash rate processing, transaction volume and the prevailing bitcoin rewards per new block added to the bitcoin blockchain. For the month of July 2021, based on our existing fleet, we generated bitcoin revenue (excluding hosting) at an average rate of approximately $320/MWh.

We have historically converted between 95% and 100% of mined bitcoin to cash on a daily basis using a third-party platform and are subject to the platform’s User Agreement. For security purposes, we utilize a proprietary auto-liquidation script to convert bitcoin to fiat currency automatically upon receiving bitcoin rewards into our wallet, and to transfer the cash received to our operating bank account daily. We utilize hardware wallet verification for account log-in, as well as a feature to white-list our bank accounts. This process limits the amount of time bitcoin and fiat currency are stored on the third party platform and is designed to limit our potential loss. Fees incurred to convert bitcoin into fiat currency are subject to standard rates charged by the third party’s published tiered pricing table and, as of July 31, 2021, represent 0.18% of each transaction. Additionally, we hold a nominal amount of bitcoin on our balance sheet, the majority of which is held in “cold storage” custody with a third-party custodian

Wholesale Power Revenue

We sell capacity, energy, and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we generate revenue in three streams.

•	Capacity revenue: We receive capacity revenue for committing to sell power to the NYISO when dispatched.

•	Energy revenue: When dispatched by the NYISO, we receive energy revenue based on the hourly price of power.

•	Ancillary services revenue: When selected by the NYISO, we receive compensation for the provision of operating reserves.

Revenue generated from the wholesale power market is variable and depends on several factors including but not limited to the supply and demand for electricity and generation capacity in the market and the prevailing price of natural gas.

Competitive Advantages

To achieve scale, bitcoin mining requires access to large amounts of low-cost electricity, making our owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, we benefit from the following additional competitive advantages:

•

No direct competitor currently owns and operates its own power plant for the purpose of Bitcoin mining. We believe that there is no other public company in the United States with a bitcoin mining operation of this scale in the United States currently using power generated from its own power plant.

•

Low power costs. Through access to the Millennium Pipeline price hub which provides relatively low market rates for natural gas and the relatively cool climate where our power plant is located, we are able to produce our energy at competitive rates and largely avoid the extra cost of active cooling of the bitcoin mining operations.

•	Bitcoin market upside. Profitability is highly levered to bitcoin price, difficulty, global network hash rate, and transaction volume.

•	Power market upside. Being online 24/7 allows us to optimize between power and bitcoin mining revenue.

•

Self-reliance. 100% of the power that we use in our bitcoin mining operations is provided by behind-the-meter generation with no reliance on third-party power purchase agreements that can be modified or revoked at any time.

•

Stable regulatory environment. Our mining operation and power generation facility located in New York State are regulated in accordance with U.S. and New York State laws which are more stable, for example, than the laws of the People’s Republic of China and certain other low-cost power environments.

•

Cryptocurrency experience. We employ a first-class power generation and mining team and partnerships with premier manufacturers for the procurement of reliable and low-cost ASIC mining computers of proven performance.

•

Blue-chip backing. Our controlling stockholder, Atlas, is affiliated with an investment firm with more than $6.8 billion of assets under management and prior experience owning and operating more than 1,000 MW of power generation assets.

Call Center Support Services

On September __, 2021, we acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary. Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “Business --Support.com, Inc.” for additional information regarding Support.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are am emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Controlled Company Exemption

Atlas and its affiliates currently control 77% of the voting power of our outstanding capital stock and have the power to elect a majority of our directors. Pursuant to Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, we are exempt from certain Nasdaq corporate governance requirements, including the requirements to have (i) a board comprised of a majority of independent directors; (ii) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected or recommended for our board either by a majority of the independent directors or a nominating committee comprised solely of independent directors. If we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on the independence determination with respect to our then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.

Merger

On September     , 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, by and among Greenidge, Support and Merger Sub, Inc. As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge.

Increase in Authorized Capital

On September 13, 2021, we filed an amendment to our certificate of incorporation to increase our authorized capital stock. Following the amendment, our authorized capital stock consists of 2,400,000,000 shares of class A common stock, par value $0.0001 per share, 600,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

Stock Split

On March 16, 2021, we effectuated a forward stock split whereby each outstanding share of common stock was split into four new shares of common stock. As a result of this stock split, our issued and outstanding common stock was increased from 7,080,000 shares to 28,320,000 shares and the number of shares of common stock issuable upon conversion of the series A preferred stock increased from 1,620,000 shares of common stock to 6,480,000 shares of common stock. Accordingly, all share and per share information contained in this prospectus has been restated to retroactively show the effect of this stock split.

Corporate Information

Our principal executive offices are located at 590 Plant Road, Dresden, NY 14441, and our telephone number is (315) 536-2359. We maintain a website at www.greenidge.com. Information on our website is not incorporated by reference into or otherwise part of this prospectus.

Summary Risk Factors

An investment in our class A common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section of this prospectus. These risks include, but are not limited to, the following:

Risks Related to Our Business

•

We have a limited operating history, with operating losses as we have grown. If we are unable to sustain greater revenues than our operating costs of bitcoin mining and power generation, as well as expansion plans, we will resume operating losses, which could negatively impact our operations, strategy and financial performance.

•

While we have multiple sources of revenue from our business and operations, these sources of revenue currently all depend on the single natural gas power generation facility that we operate. Any disruption to our single power plant would have a material adverse effect on our business and operations, as well as our results of operations and financial condition.

•

As the aggregate amount of computing power, or hash rate, in the bitcoin network increases, the amount of bitcoin earned per unit of hash rate decreases; as a result, in order to maintain our market share, we may have to incur significant capital expenditures in order to expand our fleet of miners.

•

The loss of any of our management team, an inability to execute an effective succession plan, or an inability to attract and retain qualified personnel could adversely affect our operations, strategy and business.

•	It may take significant time, expenditure or effort for us to grow our business, including our bitcoin mining operations, through acquisitions, and our efforts may not be successful.

•

Our business and operating plan may be altered due to several external factors including but not limited to market conditions, the ability to procure equipment in a quantity, cost and timeline consistent with the business plan and the ability to identify and acquire additional locations to replicate the operating model in place at our existing facility.

•	The properties utilized by us in our bitcoin mining operations may experience damage, including damage not covered by insurance.

•	Our bitcoin may be subject to loss, theft or restriction on access.

•

If bitcoin or other cryptocurrencies are determined to be investment securities, and we hold a significant portion of our assets in such cryptocurrency, investment securities or non-controlling equity interests of other entities, we may inadvertently violate the Investment Company Act. We could incur large losses to modify our operations to avoid the need to register as an investment company or could incur significant expenses to register as an investment company or could terminate operations altogether.

•	There has been limited precedent set for financial accounting of digital assets and so it is unclear how we will be required to account for digital asset transactions.

•

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins as property for tax purposes (in the context of when such bitcoins are held as an investment), such determination could have a negative tax consequence on us.

•	Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

•	Regulatory changes or actions may alter the nature of an investment in us or restrict the use of bitcoin in a manner that adversely affects our business, prospects or operations.

•	We are subject to risks related to Internet disruptions, which could have an adverse effect on our ability to mine bitcoin.

•	Our future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.

•	We may not be able to compete effectively against other companies, some of which have greater resources and experience.

•	The impact of geopolitical and economic events on the supply and demand for bitcoin is uncertain.

•	Bitcoin miners and other necessary hardware are subject to malfunction, technological obsolescence, the global supply chain and difficulty and cost in obtaining new hardware.

•

We face risks and disruptions related to the COVID-19 pandemic and supply chain issues, including in semiconductors and other necessary bitmining components, which could significantly impact our operations and financial results.

•	We may not adequately respond to rapidly changing technology.

•	A failure to properly monitor and upgrade the bitcoin network protocol could damage the bitcoin network which could, in turn, have an adverse effect on our business.

•

Over time, incentives for bitcoin miners to continue to contribute processing power to the bitcoin network may transition from a set reward to transaction fees. If the incentives for bitcoin mining are not sufficiently high, we may not have an adequate incentive to continue to mine.

•	Incorrect or fraudulent cryptocurrency transactions may be irreversible.

Risks Related to Our Subsidiary Support.com, Inc.

•	Support’s financial condition and results of operations may vary from quarter to quarter, which may cause the price of our common stock to decline.

•

A substantial portion of Support’s revenue is generated by a limited number of clients. The loss or reduction in business from any of these clients would adversely affect its business and results of operations.

•

Support has a history of losses, it may incur losses in the future and may not sustain profitability in the near term; and as a result, it may need to alter its business plans or change its business strategy.

•	Support has been, is currently and may be in the future the subject of governmental investigations relating to past products and services.

Risks Related to the Ownership of Our Common Stock

•	The market price, trading volume and marketability of our class A common stock may, from time to time, be significantly affected by numerous factors beyond our control.

•

The dual class structure of our common stock will have the effect of concentrating voting power with Atlas and its affiliates, which may depress the market value of the class A common stock and will limit a stockholder or a new investor’s ability to influence the outcome of important transactions, including a change in control.

•

Because we are a “controlled company” within the meaning of the Nasdaq listing rules, stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

Summary Consolidated Financial Data of Greenidge

The following tables present summary historical consolidated financial data of Greenidge. The summary historical consolidated financial data should be read in conjunction with the financial statements and related notes of Greenidge contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Greenidge”.

The summary financial data as of December 31, 2020 and 2019 and for the years then ended are derived from the audited consolidated financial statements of Greenidge contained elsewhere in this prospectus. The summary financial data as of June 30, 2021 and for the three months and six months ended June 30, 2021 and June 30, 2020 are derived from the unaudited consolidated financial statements of Greenidge contained elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with U.S. GAAP.

The summary financial data is only a summary and should be read in conjunction with the historical financial statements and related notes. Greenidge is the successor entity for accounting purposes to GGH LLC as a result of the corporate restructuring consummated in January 2021.

Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and, on January 29, 2021, entered into an asset contribution and exchange agreement with all holders of GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares of our common stock. As a result of this transaction, GGH LLC became our wholly-owned subsidiary. The financial information presented herein is that of GGH LLC through January 29, 2021 and Greenidge thereafter.

Statement of Operations Data (in thousands except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenue	$16,176	$4,672	$27,239	$7,814
Cost of revenue (exclusive of depreciation and amortization shown below)	4,724	2,582	9,146	4,609
Selling, general and administrative expenses	4,565	1,189	8,060	2,638
Depreciation and amortization	1,603	1,130	2,864	2,163

Income (loss) from operations	5,284	(229)	7,169	(1,596)
Interest and other expense, net	(369)	(342)	(243)	(581)
Provision for income taxes	(1,397)	—	(2,129)	—

Net income (loss)	$3,518	$(571)	$4,797	$(2,177)

Net income (loss) per share:
Basic	$0.10		$0.15
Diluted	$0.08		$0.12

			Year Ended December 31,
			2020	2019
Total revenue			$20,114	$4,439
Cost of revenue (exclusive of depreciation and amortization shown below)			12,600	4,900
Selling, general and administrative expenses			5,581	5,833
Depreciation and amortization			4,564	1,679

Loss from operations			(2,631)	(7,973)
Interest and other expense, net			(659)	(502)

Net loss			$(3,290)	$(8,475)

Selected Balance Sheet Data (in thousands):

	June 30, 2021	December 31, 2020
Current assets	$59,933	$14,541
Long-term assets	68,754	50,834

Total assets	$128,687	$65,375
Total liabilities	$35,748	$21,015
Total stockholders’ equity	$92,939	$44,360

Summary Consolidated Financial Data of Support

The following tables present summary historical consolidated financial data of Support. The summary historical consolidated financial data of Support as of December 31, 2020 and for the years ended December 31, 2020 and December 31, 2019 have been derived from the audited consolidated financial statements of Support contained in its Annual Report on Form 10-K/A for the year ended December 31, 2020 and contained elsewhere in this prospectus. The summary historical consolidated financial data of Support as of June 30, 2021 and for the three and six months ended June 30, 2021 and June 30, 2020 have been derived from the unaudited consolidated financial statements of Support contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and included elsewhere in this prospectus.

The summary historical consolidated financial data is only a summary and should be read together with, and is qualified in its entirety by reference to the financial statements and notes thereto included elsewhere in this prospectus.

Statement of Operations Data (in thousands except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenue	$8,512	$11,034	$18,143	$22,983
Cost of revenue	5,492	7,172	11,587	14,886

Gross profit	3,020	3,862	6,556	8,097
Total operating expenses	3,869	3,389	9,424	7,295

Income (loss) from operations	(849)	473	(2,868)	802
Interest income and other, net	75	173	117	257
Income taxes	(25)	(29)	(42)	(78)

Net income (loss)	$(799)	$617	$(2,793)	$981

Net income (loss) per share: Basic and Diluted	$(0.03)	$0.03	$(0.13)	$0.05

			Year Ended December 31,
			2020	2019
Total revenue			43,864	63,333
Cost of revenue			28,921	46,865

Gross profit			14,943	16,468
Total operating expenses			14,891	13,517

Income from operations			52	2,951
Interest income and other, net			496	1,049
Income taxes			(102)	(154)

Net income			$446	$3,846

Net income per share: Basic and Diluted			$0.02	$0.20

Selected Balance Sheet Data (in thousands):

	June 30, 2021	December 31, 2020
Current assets	$44,567	$37,612
Long-term assets	1,438	1,654

Total assets	$46,005	$39,266
Total liabilities	$5,758	$4,830
Total stockholders’ equity	$40,247	$34,436

THE OFFERING

Common stock offered by selling stockholders:

This prospectus relates to the resale of 10,458,474 shares of class A common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•  562,174 shares of class A common stock issued in connection with the Merger;

•  3,071,500 shares of class A common stock issuable upon the conversion of class B common stock;

•  6,480,000 shares of class A common stock issuable upon conversion of class B common stock issued upon the conversion of series A convertible redeemable preferred stock (the “series A preferred stock”) on the effective date of this prospectus; and

•  344,800 shares of class A common stock issuable upon the exercise of a warrant, at an exercise price of $6.25 per share, issued in connection with the Merger.

Shares outstanding (after giving effect to the Merger):	3,560,435 shares of class A common stock and 34,800,000 shares of class B common stock.

Use of proceeds:	We will not receive any proceeds from the sales of outstanding class A common stock by the selling stockholders, but we will receive funds from the exercise of a warrant held by a selling stockholder.

Risk factors:	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest our securities.

Nasdaq ticket symbol:	Our class A common stock is listed on Nasdaq under the trading symbol “GREE.”

The number of shares outstanding excludes:

•	583,080 shares of class A common stock issuable upon exercise of outstanding options under our 2021 Equity Incentive Plan (the “2021 Plan”) at a weighted average exercise price of $6.01 per share;

•	616,920 shares of class A common stock issuable upon the vesting of outstanding restricted stock units under the 2021 Plan;

•	up to 2,631,112 additional shares of class A common stock that are reserved for issuance under the 2021 Plan; and

•	344,800 shares of class A common stock issuable upon the exercise of a warrant, at an exercise price of $6.25 per share, issued to B. Riley Securities, Inc. in connection with the Merger.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” before making an investment decision with respect to our securities. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our class A common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Risks Related to Our Business Generally

We have a limited operating history, with operating losses as we have grown. If we are unable to sustain greater revenues than our operating costs of bitcoin mining and power generation, as well as expansion plans, we will resume operating losses, which could negatively impact our operations, strategy and financial performance.

We have undergone a transformation in recent years and began bitcoin mining in May 2019. We have experienced recurring losses from operations in prior years. Our bitcoin mining business is in its early stages, and bitcoin and energy pricing and bitcoin mining economics are volatile and subject to uncertainty. Our current strategy will continue to expose us to the numerous risks and volatility associated with the bitcoin mining and power generation sectors, including fluctuating bitcoin to U.S. dollar prices, the costs of bitcoin miners, the number of market participants mining bitcoin, the availability of other power generation facilities to expand operations and regulatory changes.

If, among other things, the price of bitcoin declines or mining economics become prohibitive, we could incur future losses. Such losses could be significant as we incur costs and expenses associated with recent investments and potential future acquisitions, as well as legal and administrative related expenses. While we are closely monitoring our cash balances, cash needs and expense levels, significant expense increases may not be offset by a corresponding increase in revenue or a significant decline in bitcoin prices could significantly impact our financial performance.

While we have multiple sources of revenue from our business and operations, these sources of revenue currently all depend on the single natural gas power generation facility that we operate. Any disruption to our single power plant would have a material adverse effect on our business and operations, as well as our results of operations and financial condition.

We operate a single source natural gas power generation facility that presently comprises and supports all of our business and operations. While we realize multiple sources of revenue from our business and operations, each current source of revenue is dependent on the continuing operation of our natural gas power generation facility in the Town of Torrey, New York. Power plants involve complex operations and equipment, much of which is subject to wear and tear in the normal course of operation. Further, equipment used in the operations of the power plant may also suffer breakdown or malfunction, physical disaster and sabotage. Substantially all of our power plant and bitcoin mining operations are operated with computer systems that may be subject to data security breaches, computer malfunction and viruses, and generally require continual software updates and maintenance. Repairing, replacing or otherwise fixing or addressing any of these or other issues may require the allocation of significant time, capital or other resources, such as technical capability, and during such period of time, we would be unable to operate our power plant and generate revenue. We may not have the adequate capital or other resources to fix or otherwise address these factors or issues in a timely manner or at all, and we may not have access to the necessary parts or equipment that are required to fix or otherwise address such factors or issues. Some of the parts and equipment necessary to operate the power plant may require long lead-times in order to acquire, either due to availability, production time or cycles, shipping or other factors, thereby making such parts or equipment difficult to acquire in a timely manner or on a cost-effective basis, if available at all. Any disruption to our single power plant would cause a suspension of revenue generating activity and would have a material adverse effect on our business and operations, as well as our results of operations and financial condition.

As the aggregate amount of computing power, or hash rate, in the bitcoin network increases, the amount of bitcoin earned per unit of hash rate decreases; as a result, in order to maintain our market share, we may have to incur significant capital expenditures in order to expand our fleet of miners.

The aggregate computing power of the global bitcoin network has generally grown over time and we expect it to continue to grow in the future. To the extent the global hash rate continues to increase, the market share of and the amount of bitcoin rewards paid to any fixed fleet of miners will decrease. Therefore, in order to maintain our market share, we may be required to expand our mining fleet, which may require significant capital expenditures.

The loss of any of our management team, an inability to execute an effective succession plan, or an inability to attract and retain qualified personnel could adversely affect our operations, strategy and business.

Our operations, strategy and business will depend to a significant degree on the skills and services of our management, including Jeffrey Kirt, our Chief Executive Officer, Dale Irwin, our President and Timothy Rainey, our Chief Financial Officer.

At present, our management team is small, and we will need to continue to grow our management in order to alleviate pressure on our existing management team and in order to continue to develop our business and execute on any future identification and expansion into other potential power generation or other cryptocurrency mining opportunities. If our management, including any new hires that we may make, fails to work together effectively or to execute our plans and strategies on a timely basis, our business could be harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt our business.

The loss of key members of management could inhibit our business. Our future success also depends in large part on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, and who have a sound understanding of our business and the bitcoin industry. The market for highly qualified personnel in this industry is very competitive, and we may be unable to attract and retain such personnel. If we are unable to attract and retain such personnel, our business could be harmed.

It may take significant time, expenditure or effort for us to grow our business, including our bitcoin mining operations, through acquisitions, and our efforts may not be successful.

The number of bitcoin and other cryptocurrency mining companies has greatly increased in recent years. As we and other bitcoin/cryptocurrency mining companies seek to grow their mining capacity or access additional sources of electricity to power their growing mining operations, the acquisition of existing cryptocurrency mining companies and standalone electricity production facilities may become an attractive avenue of growth. Currently, we source our electricity for our bitcoin mining operations from our captive 106-megawatt power generation facility located in the Town of Torrey, New York. If we determine to expand our operations beyond the capacity of our 106-megawatt power generation facility, we may want to do so through the acquisition of additional bitcoin or other cryptocurrency mining businesses or electricity generating power plants. On July 2, 2021, we announced that we had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. However, attractive acquisition targets may not be available to us for a number of reasons, such as growing competition for attractive targets, economic or industry sector downturns, geopolitical tensions, regulatory changes, environmental challenges, increases in the cost of additional capital needed to close business combination or operate targets post-business combination. Our inability to identify and consummate acquisitions of attractive targets could have a material and adverse impact on our long term growth prospects.

Our business and operating plan may be altered due to several external factors, including market conditions, the ability to procure equipment in a quantity, cost and timeline consistent with our business plan and the ability to identify and acquire additional locations to replicate the operating model in place at our existing facility.

We have developed a business plan that contemplates the anticipated completion of our build out in the Town of Torrey, NY as well as the acquisition of additional power generation assets where we envision replicating our existing business model. The business plan is predicated on certain assumptions regarding many factors, some of which include no disruption to current operations from regulatory changes requirements, and procurement of additional mining equipment of certain performance specifications at certain future dates and prices, as well as the acquisition of additional locations. Our business plan is subject to change to the extent we are not able to achieve the expected outcomes consistent with our current assumptions.

The properties utilized by us in our bitcoin mining operations may experience damage, including damage not covered by insurance.

Our current bitcoin mining operation in the Town of Torrey, New York is, and any future bitcoin mining operations that we establish will be, subject to a variety of risks relating to physical condition and operation, including:

•	the presence of construction or repair defects or other structural or building damage;

•	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

•	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms;

•	damage caused by criminal actors, such as cyberattacks, vandalism, sabotage or terrorist attacks; and

•	claims by employees and others for injuries sustained at our properties.

Any of these could render our bitcoin mining operations and/or power generation inoperable, temporarily or permanently, and the potential impact on our business is currently magnified because we currently operate from a single location. The security and other measures we take to protect against these risks may be insufficient or unavailable. Our property insurance covers approximately $197 million per occurrence on plant, including business interruption, and $50 million for bitcoin mining equipment in all cases, subject to certain deductibles. Our insurance may not be adequate to cover the losses we suffer as a result of these risks.

Our bitcoin may be subject to loss, theft or restriction on access.

We are subject to the risk that some or all of our bitcoin could be lost or stolen. Cryptocurrencies are stored in cryptocurrency sites commonly referred to as “wallets” which may be accessed to exchange a holder’s cryptocurrency assets. Access to our bitcoin assets could also be restricted by cybercrime (such as a denial of service attack) against a service at which we maintain a hosted hot wallet. A hot wallet refers to any cryptocurrency wallet that is connected to the Internet. In general, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any cryptocurrency wallet that is not connected to the Internet. Cold storage wallets are generally more secure than hot wallets, but they are not ideal for quick or regular transactions, and we may experience lag time in our ability to respond to market fluctuations in the price of our bitcoin. We currently engage a third-party provider to hold our bitcoin in multi-signature cold storage wallets, and such third party provider maintains secure backups to reduce the risk of malfeasance, but the risk of loss of our bitcoin assets cannot be wholly eliminated. We utilize hot wallets on exchanges to liquidate daily bitcoin mining rewards (and amounts held in hot wallets are limited to one day’s worth of mining revenue, to mitigate risk of loss. Any restrictions on access to our hot wallets due to cybercrime or other reasons could limit our ability to convert bitcoin to cash.

Hackers or malicious actors may attempt to steal, bitcoin, such as by attacking the bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, our general computer systems or networks, or by other means. As we increase in size, we may become a more appealing target of hackers or other malicious actors. In addition, if in the future we hold more of our generated bitcoin long term for investment purposes, the threat of the loss of our bitcoin to hackers would become a more substantial risk and the potential for substantial losses would grow.

Bitcoin are controlled by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our bitcoin and such private keys may not be capable of being restored.

Any of these events may adversely affect our business.

If bitcoin or other cryptocurrencies are determined to be investment securities, and we hold a significant portion of our assets in such cryptocurrency, investment securities or non-controlling equity interests of other entities, we may inadvertently violate the Investment Company Act. We could incur large losses to modify our operations to avoid the need to register as an investment company or could incur significant expenses to register as an investment company or could terminate operations altogether.

Under the Investment Company Act of 1940, as amended (the “Investment Company Act”), a company may be deemed an investment company if the value of our investment securities is more than 40% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. At the present time, the SEC does not deem the bitcoin that we own, acquire or mine as an investment security, and we do not believe any of the bitcoin we own, acquire or mine to be securities. Additionally, we do not currently hold a significant portion of our assets in bitcoin. However, SEC rules and applicable law are subject to change, especially in the evolving world of cryptocurrency, and further, the Investment Company Act analysis may not be uniform across all forms of cryptocurrency that we might mine or hold.

If the SEC or other regulatory body were to determine that bitcoin, or any other cryptocurrency that we may mine or hold in the future, constitutes an investment security subject to the Investment Company Act, and if we were to hold a significant portion of our total assets in such bitcoin or other cryptocurrency as a result of our mining activities and/or in investments in which we do not have a controlling interest, the investment securities we hold could exceed 40% of our total assets, exclusive of cash items. Such a situation could be hastened if we choose to hold more of our mined bitcoin or other cryptocurrency rather than converting our mined bitcoin or cryptocurrency in significant part to U.S. dollars.

In such an event, we could determine that we have become an investment company. Limited exclusions are available under the Investment Company Act, including an exclusion granting an inadvertent investment company a one-year grace period from registration as an investment company. In that year, we would be required to take actions to cause the investment securities held by us to be less than 40% of our total assets, which could include acquiring assets with our cash and bitcoin or other cryptocurrency on hand, liquidating our investment securities or bitcoin or seeking a no-action letter from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner. Such actions could require significant cost, disruption to our operations or growth plans and diversion of management time and attention.

If we were unable to qualify for an exemption from registration as an investment company, or fail to take adequate steps within the one-year grace period for inadvertent investment companies, we would need to register with the SEC as an investment company under the Investment Company Act or cease almost all business, and our contracts would become voidable. Investment company registration is time consuming and would require a restructuring of our business. Moreover, the operation of an investment company is very costly and restrictive, as investment companies are subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and Investment Company Act filing requirements. The cost of such compliance would result in us incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact on our operations.

There has been limited precedent set for financial accounting of digital assets and so it is unclear how we will be required to account for digital asset transactions.

While we record digital assets as indefinite-lived intangible assets in accordance with Accounting Standards Codification, or ASC, 350, there is currently no authoritative guidance under GAAP which specifically addresses the accounting for digital assets, including digital currencies.

We recognize bitcoin related revenue when bitcoins are earned. The receipt of bitcoins is generally recorded as revenue, using the spot price of a prominent exchange at the time of daily reward and bitcoins are recorded on the balance sheet at their cost basis and are reviewed for impairment annually.

A change in financial accounting standards or their interpretation could result in changes in accounting treatment applicable to our bitcoin business.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins as property for tax purposes (in the context of when such bitcoins are held as an investment), such determination could have a negative tax consequence on us.

Current IRS guidance indicates that digital assets such as bitcoin should be treated and taxed as property, and that transactions involving the payment of ethereum or bitcoin for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, usually by means of bitcoin transactions (including off- blockchain transactions), it preserves the right to apply capital gains treatment to those transactions which may adversely affect an investment in us.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2020, Support had approximately $145.6 million in U.S. federal tax net operating loss (“NOLs”) carryforwards, the usage of which is subject to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). If a corporation undergoes an “ownership change” within the meaning of Section 382, the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger resulted in an ownership change for Support. Thus, our existing NOLs may be subject to limitations arising from the previous ownership change, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which might be beyond our control, could result in additional ownership changes under Section 382 of the Code subjecting our ability to use our NOLs to stricter limitations. For these reasons, we may not be able to utilize a material portion of the NOL carryforwards even if we attain profitability.

Bitcoin and Cryptocurrency Related Risks

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of bitcoin in a manner that adversely affects our business, prospects or operations.

As bitcoin and cryptocurrencies generally have grown in both popularity and market size, governments around the world have reacted differently to them; certain governments have deemed them illegal, and others have allowed their use and trade without restriction. Based on stated efforts to curtail energy usage on mining, to protect investors or to prevent criminal activity, and in part to redirect interest into competing government-created cryptocurrencies, recent regulations have proliferated. In March 2021, a new law was proposed in India to criminalize the mining, transferring or holding of bitcoin and other cryptocurrencies, and current rules require extensive disclosure to the government of cryptocurrency holdings. At the same time, India is rumored to be developing its own centralized national digital currency. Similarly, China has also limited some mining and trading, although not possession, of cryptocurrency, ostensibly to reduce energy usage in a country representing an estimated 65% of bitcoin mining, but reports suggest such regulation is also designed, in part, to drive appetite for China’s own digital yuan. On April 16, 2021, Turkey imposed bans on the use of cryptocurrency as payment and now requires transactions of a certain size to be reported to a government agency in the wake of alleged fraud at one of Turkey’s largest exchanges. In addition, in May 2021, Iran announced a temporary ban on cryptocurrency mining as a way to reduce energy consumption amid power blackouts. Many jurisdictions, such as the United States, subject bitcoin and other cryptocurrencies to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Further, in January 2021, Russia adopted legislation to identify cryptocurrency as a digital asset and legitimize its trading, but also prohibit its use as a payment method; mining operations have also grown significantly in Russia since this time. Such varying government regulations and pronouncements are likely to continue for the near future.

In the U.S., the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network of the U.S. Treasury Department (“FinCEN”), and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market. Increasing regulation and regulatory scrutiny may result in new costs for us and our management having to devote increased time and attention to regulatory matters, change aspects of our business or result in limits on the use cases of bitcoin. In addition, regulatory developments and/or our business activities may require us to comply with certain regulatory regimes. For example, to the extent that our activities cause us to be deemed a money service business under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement certain anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

Ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of bitcoin and/or materially and adversely impact our business.

We are subject to risks related to Internet disruptions, which could have an adverse effect on our ability to mine bitcoin.

In general, bitcoin and our business of mining bitcoin is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations and have an adverse effect on the price of bitcoin and our ability to mine bitcoin.

Our future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.

Our operating results will depend significantly on the price of bitcoin. Specifically, our revenues from our bitcoin mining operations are based principally on two factors: (1) our mining payouts from our third-party mining pools; and (2) the price of bitcoin. Accordingly, a decrease in the price of bitcoin will result in a decrease in our revenues. Moreover, the price of bitcoin has historically been subject to wide swings and significant volatility. This means that our operating results may be subject to significant volatility.

Bitcoin prices have historically been volatile and impacted by a variety of factors, including market perception, the degree to which bitcoin is accepted as a means of payment, the volume of purchases and sales of bitcoin by market participants, real or perceived competition from alternative cryptocurrencies as well as those factors discussed in this section “Risk Factors”.

We may not be able to compete effectively against other companies, some of whom have greater resources and experience.

We may not be able to compete effectively against present or future competitors. The bitcoin industry has attracted various high-profile and well-established competitors, some of whom have substantially greater liquidity and financial resources than us. With the limited resources we have available, we may experience great difficulties in expanding and improving our network of computers to remain competitive. In addition, new ways for investors and market participants to invest in bitcoin and cryptocurrencies continue to develop, and we may be adversely affected by competition from other methods of investing in bitcoin. Competition from existing and future competitors, particularly those that have access to competitively priced energy, could result in our inability to secure acquisitions and partnerships and to successfully execute our business plan. If we are unable compete effectively, our business could be negatively affected.

The impact of geopolitical and economic events on the supply and demand for bitcoin is uncertain.

Geopolitical crises may motivate large-scale purchases of bitcoin and other cryptocurrencies, which could increase the price of bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates. Such risks are similar to the risks of purchasing commodities in uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as cryptocurrencies are an emerging asset class, global crises and general economic downturns may discourage investment in bitcoin as investors could focus their investment on less volatile asset classes as a means of hedging their investment risk.

Bitcoin is subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our class A common stock.

Bitcoin miners and other necessary hardware are subject to malfunction, technological obsolescence, the global supply chain and difficulty and cost in obtaining new hardware.

Our bitcoin miners are subject to malfunctions and normal wear and tear, and, at any point in time, a certain number of our bitcoin miners are typically off-line for maintenance or repair. The physical degradation of our miners will require us to replace miners that are no longer functional. Because we utilize many units of the same bitcoin miner models, if there is a model wide component malfunction whether in the hardware or the software that powers these miners, the percentage of offline miners could increase substantially, disrupting our operations. Any major bitcoin miner malfunction out of the typical range of downtime for normal maintenance and repair could cause significant economic damage to us.

Additionally, as technology evolves, we may need to acquire newer models of miners to remain competitive in the market. New miners can be costly and may be in short supply. Given the long production period to manufacture and assemble bitcoin miners and the current global semiconductor chip shortage, there can be no assurance that we can acquire enough bitcoin mining computers or replacement parts on a cost-effective basis – or at all – for the maintenance and expansion of our bitcoin mining operations. We rely on third parties, principally located in China, to supply us with bitcoin miners and shortages of bitcoin miners or their component parts, material increases in bitcoin miner costs, or delays in delivery of our orders, including due to trade restrictions and COVID-19 supply chain disruptions, could significantly interrupt our plans for expanding our bitcoin mining capacity in the near term and future.

Bitmain, a provider of bitcoin miners, adjusts its prices based on bitcoin mining revenues, so the cost of new machines is unpredictable but could be extremely high. As a result, at times, we may obtain Bitmain miners and other hardware from third parties at premium prices, to the extent they are available. Due to high demand and the limited number of suppliers, we must identify miners on terms we find attractive, negotiate to lock in the purchase and price and wait for delivery. As we wait for such miner delivery, we bear the risk of bitcoin price decreases and mining difficulty increases. Meanwhile, our competitors may be receiving and installing miners purchased at lower cost.

This upgrading and replacement process requires substantial capital investment and we may face challenges in doing so on a timely and cost-effective basis. Shortages of bitcoin mining computers could result in reduced bitcoin mining capacity and increased operating costs, which could materially delay the completion of our planned bitcoin mining capacity expansion and put us at a competitive disadvantage.

We face risks and disruptions related to the COVID-19 pandemic and supply chain issues, including in semiconductors and other necessary bitmining components, which could significantly impact our operations and financial results.

Our business was adversely impacted by the effects of the COVID-19 pandemic, in particular as a result of a decline in energy prices and the availability of bitcoin miners, and may continue to be adversely impacted in the future.

The COVID-19 pandemic outbreak has and may continue to adversely affect the economies of many countries, resulting in an economic downturn that may have an adverse effect on financial markets, energy and bitcoin prices, the demand for bitcoin and other factors that could impact our operating results.

China has also limited the shipment of certain products in and out of its borders, which could negatively impact our ability to receive bitcoin mining equipment from our China-based suppliers. Our third-party manufacturers, suppliers, sub-contractors and customers have been disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our existing miners, as well as any new miners we purchase, may be delayed. As our miners require repair or become obsolete and require replacement, our ability to obtain adequate replacements or repair parts from our manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact our operations.

In addition, multiple factors including some related to the COVID-19 pandemic have created a global semiconductor shortage. Since the inception of the pandemic, factory shutdowns and limitations due to employee illness or public health requirements have significantly slowed output, while global demand for products requiring chips increased. These 2020-2021 challenges worsened a pre-existing semiconductor and other supply shortage. Semiconductor supply has not yet rebounded, and manufacturers across all industries are waiting and driving up demand and costs. While we have already purchased the bitcoin miners for our 2021 plans, any delay or disruption in delivery of these purchased miners, or future miners necessary for our success and growth, may have a material and negative impact on our bitcoin mining operations and financial results.

We may not adequately respond to rapidly changing technology.

Competitive conditions within the bitcoin industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product developments and evolving industry standards. New technologies, techniques or products could emerge that offer better performance than the software and other technologies that we utilize, and we may have to transition to these new technologies to remain competitive. We may not be successful in implementing new technology or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. As a result, our business and operations may suffer.

A failure to properly monitor and upgrade the bitcoin network protocol could damage the bitcoin network which could, in turn, have an adverse effect on our business.

The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the bitcoin network protocol. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address issues adequately or in a timely manner. Because our mining activities rely on the bitcoin network, negative developments with respect to that network may have an adverse effect on our business.

Over time, incentives for bitcoin miners to continue to contribute processing power to the bitcoin network may transition from a set reward to transaction fees. If the incentives for bitcoin mining are not sufficiently high, we may not have an adequate incentive to continue to mine.

In general, as the number of bitcoin rewards awarded for solving a block in a blockchain decreases, our ability to achieve profitability also decreases. Decreased use and demand for bitcoin rewards may adversely affect our incentive to expend processing power to solve blocks. If the bitcoin rewards for solving blocks and transaction fees are not sufficiently high, fewer bitcoin miners will mine. At insufficiently attractive rewards, our costs of operations in total may exceed our revenues from bitcoin mining.

To incentivize bitcoin miners to continue to contribute processing power to the bitcoin network, such network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by bitcoin miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the bitcoin network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If as a result transaction fees paid for bitcoin transactions become too high, bitcoin users may be reluctant to transfer bitcoin or accept bitcoin as a means of payment, and existing users may be motivated to hold existing bitcoin and switch from bitcoin to another digital asset or back to fiat currency for transactions, diminishing the aggregate amount of available transaction fees for bitcoin miners. Such reduction would adversely impact our results of operations.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

It is possible that, through computer or human error, theft or criminal action, our cryptocurrency could be transferred in incorrect amounts or to unauthorized third parties or accounts. In general, cryptocurrency transactions are irrevocable, and stolen or incorrectly transferred cryptocurrencies may be irretrievable, and we may have extremely limited or no effective means of recovering such cryptocurrencies. As a result, any incorrectly executed or fraudulent bitcoin transactions could adversely affect our business.

The bitcoin reward for successfully uncovering a block will halve several times in the future, and bitcoin value may not adjust to compensate us for the reduction in the rewards we receive from our bitcoin mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a proof of work consensus algorithm. At a predetermined block, the bitcoin mining reward is cut in half, hence the term “halving.” For bitcoin, the reward was initially set at 50 bitcoin currency rewards per block and this was cut in half to 25 on November 28, 2012 at block 210,000, then again to 12.5 on July 9, 2016 at block 420,000. The most recent halving for bitcoin occurred on May 11, 2020 at block 630,000 and the reward was reduced to 6.25. It is expected that the next halving will likely occur in 2024. This process will reoccur until the total amount of bitcoin currency rewards issued reaches 21 million, which is expected around the year 2140. Bitcoin has had a history of price fluctuations around the halving of its rewards, and there can be no assurance that any price change will be favorable or would compensate for the reduction in bitcoin mining reward in connection with a halving. If the award of bitcoin or a proportionate decrease in bitcoin mining difficulty does not follow these anticipated halving events, the revenue we earn from our bitcoin mining operations would see a corresponding decrease, and we may not have an adequate incentive to continue bitcoin mining.

We may not be able to realize the benefits of forks, and forks in a digital asset network may occur in the future which may affect the value of bitcoin held by us.

To the extent that a significant majority of users and miners on a cryptocurrency network install software that changes the cryptocurrency network or properties of a cryptocurrency, including the irreversibility of transactions and limitations on the mining of new cryptocurrency, the cryptocurrency network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the cryptocurrency network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, a “fork” of the network would occur, with one prong of the network running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptocurrency running in parallel, yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. After a fork, it may be unclear which fork represents the original asset and which is the new asset.

If we hold bitcoin at the time of a hard fork into two cryptocurrencies, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. However, we may not be able to secure or realize the economic benefit of the new asset. Our business may be adversely impacted by forks in the bitcoin network.

The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptocurrency assets, including bitcoin, based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of bitcoin as a means of payment has not, and may never, occur. The growth of this industry in general, and the use of bitcoin in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably. The factors include, but are not limited to:

•	continued worldwide growth in the adoption and use of bitcoin as a medium to exchange;

•	governmental and quasi-governmental regulation of bitcoin and its use, or restrictions on or regulation of access to and operation of the bitcoin network or similar cryptocurrency systems;

•	changes in consumer demographics and public tastes and preferences;

•	the maintenance and development of the open-source software protocol of the network;

•	the increased consolidation of contributors to the bitcoin blockchain through bitcoin mining pools;

•	the availability and popularity of other cryptocurrencies and other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;

•	general economic conditions and the regulatory environment relating to cryptocurrencies;

•	environmental restrictions on the use of electricity to mine bitcoin and a resulting decrease in global bitcoin mining operations;

•	an increase in bitcoin transaction costs and a resultant reduction in the use of and demand for bitcoin; and

•	negative consumer sentiment and perception of bitcoin specifically and cryptocurrencies generally.

The outcome of any of these factors could have negative effects on our business.

It is possible that cryptocurrencies other than bitcoin could have features that make them more desirable to a material portion of the cryptocurrency user base and this could result in a reduction in demand for bitcoin, which could have a negative impact on the price of bitcoin and adversely affect us.

Bitcoin holds a “first-to-market” advantage over other cryptocurrencies. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure their respective blockchains and transaction verification systems. More users and miners makes a cryptocurrency more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens this first-to-market advantage.

Despite the first-to-market advantage of the bitcoin network over other cryptocurrency networks, it is possible that another cryptocurrency could become comparatively more popular. If an alternative cryptocurrency obtains significant market share—either in market capitalization, mining power or use as a payment technology—this could reduce bitcoin’s market share and value. Substantially all of our mining revenue is derived from mining bitcoin and, while we may mine other cryptocurrencies in the future, we have no plans to do so currently and may incur significant costs if we choose to do so. For example, our current application-specific integrated circuit machines (i.e., our “miners”) are principally utilized for mining bitcoin and cannot mine other cryptocurrencies that are not mined utilizing the SHA-256 algorithm. As a result, the emergence of a cryptocurrency that erodes bitcoin’s market share and value could have a material adverse effect on our business.

We may be adversely affected by competition from other methods of investing in bitcoin.

We compete with other users and/or companies that are mining bitcoin or providing investors exposure to bitcoin without direct purchases of bitcoin and with other potential financial vehicles linked to cryptocurrency, including securities backed by or linked to bitcoin through entities similar to it. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in such other entities, or to invest in bitcoin or other cryptocurrency directly, as opposed to investing in us. Conversely, given the nascence of cryptocurrency market within the broader investment market, investors may associate entities involved in cryptocurrency mining, trading or related services with each other, and thus, public reports of challenges at any of such other entities may have a negative impact on our business. Finally, the emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and any negative impressions or conclusions resulting from such scrutiny could be applicable to us and impact our business. Such circumstances could have a material adverse effect on our operations and growth strategy.

We are subject to momentum pricing risk.

Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. Cryptocurrency market prices are determined primarily using data from various exchanges, over-the-counter markets, and derivative platforms. Momentum pricing may have resulted, and may continue to result, in speculation regarding future appreciation in the value of cryptocurrencies and bitcoin in particular, inflating and making their market prices more volatile. As a result, they may be more likely to fluctuate in value due to changing investor confidence in future appreciation (or depreciation) in their market prices, which could adversely affect the value of bitcoin mined by us.

Our reliance on third-party mining pool service providers for our mining payouts may have a negative impact on our business.

We use third–party mining pools to receive our mining rewards from the network. Mining pools allow miners to combine their processing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power used to generate each block. Should a pool operator’s system suffer downtime for any reason, including, as a result of a cyber-attack, software malfunction or other similar issues for any reason, it would negatively impact our ability to receive revenue. Furthermore, we are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given bitcoin mining application in order to assess the proportion of that total processing power we provided. While we have internal methods of tracking both our power provided and the total used by the pool, the mining pool operator uses our own record-keeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by the mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.

Banks and financial institutions may not provide bank accounts, or may cut off certain banking or other financial services, to cryptocurrency investors or businesses that engage in bitcoin-related activities or that accept bitcoin as payment.

A number of companies that engage in bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, changing governmental regulations about the legality of transferring or holding bitcoin and other cryptocurrency may prompt other banks and financial institutions to close existing bank accounts or discontinue banking or other financial services to such companies in the cryptocurrency industry, or even investors with accounts for transferring, receiving or holding their cryptocurrency. Specifically, China already restricts financial institutions from holding, trading or facilitating transactions in bitcoin. Similarly, other countries have proposed cryptocurrency legislation that could have a significant impact on the ability to utilize banking services in such countries for cryptocurrency. Both India and China, among other countries, are reportedly driving toward the development and adoption of a national digital currency – and taking legislative action that could be viewed as disadvantaging to private cryptocurrencies in the process.

Should such rules and restrictions continue or proliferate, we may not only be unable to obtain or maintain these services for our business but also experience business disruption if our necessary commercial partners, such as bitcoin mining pools or miner manufacturers, cannot conduct their businesses effectively due to such regulations. The difficulty that many businesses that provide bitcoin and/or derivatives on other cryptocurrency-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may diminish the usefulness of bitcoin as a payment system and harm public perception of bitcoin. If we are unable to obtain or maintain banking services for our business as a result of our bitcoin-related activities, our business could be adversely affected.

Blockchain technology may expose us to specially designated nationals or blocked persons or cause us to violate provisions of law.

We are subject to the rules enforced by The Office of Financial Assets Control of the US Department of Treasury (“OFAC”), including regarding sanctions and requirements not to conduct business with persons named on its specially designated nationals list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’S specially designated nationals list.

Power Generation Related Risks

Our operations and financial performance may be impacted by fuel supply disruptions, price fluctuations in the wholesale power and natural gas markets, and fluctuations in other market factors that are beyond our control.

Our power generation depends on our purchases of fuel and other products consumed during the production of electricity from a number of suppliers. Our operations and financial performance generally may be impacted by changes in the supply of fuel and other required products, price fluctuations in the wholesale power and natural gas markets, and other market factors beyond our control.

Delivery of these fuels to our facilities is dependent upon fuel transmission or transportation infrastructure, storage and inventory of fuel stocks, as well as the continuing financial viability of contractual counterparties. As a result, we are subject to the risks of disruptions or curtailments in the production of power at our generation facility if fuel is limited or unavailable at any price, if a counterparty fails to perform, or if there is a disruption in the fuel delivery infrastructure. Disruption in the delivery of fuel, including disruptions as a result of weather, transportation difficulties, global demand and supply dynamics, labor relations, environmental regulations or the financial viability of fuel suppliers, could adversely affect our ability to operate our facilities, which could result in lower power sales and/or higher costs to our bitcoin mining operations and thereby adversely affect our results of operations.

Separate from supply, market prices for power, capacity, ancillary services, natural gas, and oil are volatile, unpredictable and tend to fluctuate substantially. Disruptions in our fuel supplies may require us to find alternative fuel sources at higher costs, to find other sources of power to deliver to counterparties at a higher cost, or to pay damages to counterparties for failure to deliver power as contracted. Unlike most other commodities, electric power can only be stored on a very limited basis and generally must be produced concurrently with its use. As a result, power prices and our costs are subject to significant volatility due to supply and demand imbalances, especially in the day-ahead and spot markets. We buy significant quantities of fuel on a short-term or spot market basis. Prices for the natural gas that we purchase fluctuate, sometimes rising or falling significantly over a relatively short period of time. The price we can obtain for the sale of power may not rise at the same rate, or may not rise at all, to match a rise in fuel or delivery costs. Further, any changes in the costs of natural gas or transportation rates, changes in the relationship between such costs and the market prices of power, or an inability to procure fuel for physical delivery at prices that we consider favorable could all adversely affect our operations, the costs of meeting our obligations, and the profitability of our bitcoin mining, and thus, our operations and financial performance. Volatility in market prices for fuel and electricity may result from a number of factors outside of our control, including:

•

changes in generation capacity in our markets, including the addition of new supplies of power as a result of the development of new plants, expansion of existing plants, the continued operation of uneconomic power plants due to state subsidies, or additional transmission capacity;

•	disruption to, changes in or other constraints or inefficiencies of electricity, fuel or natural gas transmission or transportation;

•	electric supply disruptions, including plant outages and transmission disruptions;

•	changes in market liquidity;

•	weather conditions, including extreme weather conditions and seasonal fluctuations, including the effects of climate change;

•	changes in commodity prices and the supply of commodities, including but not limited to natural gas and oil;

•

changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices, distributed generation, and more efficient end-use technologies;

•	development of new fuels, new technologies and new forms of competition for the production of power;

•	fuel price volatility;

•	changes in capacity prices and capacity markets.

•	federal, state and foreign governmental environmental, energy and other regulation and legislation, including changes therein and judicial decisions interpreting such regulations and legislation;

•	the creditworthiness and liquidity of fuel suppliers and/or transporters and their willingness to do business with us; and

•	general economic and political conditions.

Such factors and the associated fluctuations in power and natural gas prices have affected our wholesale power generation profitability and cost of power for bitcoin mining activities in the past and will continue to do so in the future.

Changes in technology may negatively impact the value of our NY power plant and any future power plants.

Research and development activities are ongoing in the industry to provide alternative and more efficient technologies to produce power. There are alternate technologies to supply electricity, most notably fuel cells, micro turbines, batteries, windmills and photovoltaic (solar) cells, the development of which are currently being subsidized and expanded by the State of New York, where we currently operate (as well as by state or local governments in areas where we may operate in the future), to address global climate change concerns. It is possible that technological advances will reduce the cost of alternative generation to a level that is equal to or below that of certain central station production. Also, as new technologies are developed and become available, the quantity and pattern of electricity usage by customers could decline, with a corresponding decline in revenues derived by generators. These alternative energy sources could result in a decline to the dispatch and capacity factors of our NY power plant. As a result of these factors, the value of our generation facilities could be significantly reduced.

We sell capacity, energy and ancillary services to the wholesale power grid managed by the NYISO. Our business may be affected by the actions of nearby states or other governmental actors in the competitive wholesale marketplace.

We sell capacity, energy and ancillary services to the wholesale power grid managed by the NYISO. The competitive wholesale marketplace may be impacted by out-of-market subsidies provided by states or state entities, including bailouts of uneconomic nuclear plants, imports of power from Canada, renewable mandates or subsidies, mandates to sell power below our cost of acquisition and associated costs, as well as out-of-market payments to new or existing generators. These out-of-market subsidies to existing or new generation undermine the competitive wholesale marketplace, which can lead to decreased energy market revenues or premature retirement of existing facilities, including those owned by us. If these measures continue, capacity and energy prices may be suppressed, and we may not be successful in our efforts to insulate the competitive market from this interference. Our wholesale power revenue may be materially impacted by rules or regulations that allow regulated utilities to participate in competitive wholesale markets or to own and operate rate-regulated facilities that provide capacity, energy and ancillary services that could be provided by competitive market participants.

The availability and cost of emission allowances could adversely impact our costs of operations.

We are required to maintain, through either allocations or purchases, sufficient emission allowances for SO2, CO2 and NOx to support our operations in the ordinary course of operating our power generation facilities. These allowances are used to meet the obligations imposed on us by various applicable environmental laws. If our operational needs require more than our allocated allowances, we may be forced to purchase such allowances on the open market, which could be costly. If we are unable to maintain sufficient emission allowances to match our operational needs, we may have to curtail our operations so as not to exceed our available emission allowances or install costly new emission controls. As we use the emission allowances that we have purchased on the open market, costs associated with such purchases will be recognized as operating expense. If such allowances are available for purchase, but only at significantly higher prices, the purchase of such allowances could materially increase our costs of operations in the affected markets.

Our financial performance could be materially and adversely affected if energy market participants continue to construct additional generation facilities (i.e., new-build) or expand or enhance existing generation facilities despite relatively low power prices and such additional generation capacity results in a reduction in wholesale power prices or more competition from bitcoin mining competitors with access to cheaper supplies of electricity.

Given the overall attractiveness of the markets in which we operate, and certain tax benefits associated with renewable energy, among other matters, energy market participants have continued to construct new generation facilities (i.e., new-build) or invest in enhancements or expansions of existing generation facilities despite relatively low wholesale power prices. If this market dynamic continues, and/or if our bitcoin mining competitors begin to build or acquire their own power plants to fuel their bitcoin mining operations, our results of operations and financial condition could be materially and adversely affected if such additional generation capacity results in a cheaper supply of electricity to our bitcoin mining competitors or lower prices at which we sell capacity, energy or ancillary services to the wholesale power grid.

Maintenance, expansion and refurbishment of power generation facilities involve significant risks that could result in unplanned power outages or reduced output and could have a material adverse effect on our revenues, results of operations, cash flows and financial condition.

Our facilities require periodic maintenance and repair. Any unexpected failure, including failure associated with breakdowns or forced outages, and any related unanticipated capital expenditures could result in reduced profitability from both loss of bitcoin mining operations and power generation. Such unexpected outages have occurred in the past and may occur in the future, due to factors both within and outside of our control. We can give no assurances that outages involving our power plant will not occur in the future, or that any such outage would not have a negative effect on our business and results of operations. In addition, we cannot be certain of the level of capital expenditures that will be required due to changing environmental laws (including changes in the interpretation or enforcement thereof), needed facility repairs and unexpected events (such as natural disasters or terrorist attacks). Unexpected capital expenditures could have a material adverse effect on our liquidity and financial condition. If we significantly modify power generation equipment, we may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the Clean Air Act of 1963, which would likely result in substantial additional capital expenditures.

Operation of power generation facilities involves significant risks and hazards that could disrupt or have a material adverse effect on our revenues and results of operations, and we may not have adequate insurance to cover these risks and hazards. Our employees, contractors, customers and the general public may be exposed to a risk of injury due to the nature of our operations.

The conduct of our operations, including operation of our power plant, information technology systems and other assets is subject to a variety of inherent risks. These risks include the breakdown or failure of equipment, accidents, potential physical injury, hazardous spills and exposures, fires, property damage, security breaches, viruses or outages affecting information technology systems, labor disputes, obsolescence, delivery/transportation problems and disruptions of fuel supply, performance below expected levels or other financial liability, and may be caused to or by employees, customers, contractors, vendors, contractual or financial counterparties, other third parties, weather events or acts of God.

Operational disruptions or similar events may impact our ability to conduct our businesses efficiently and lead to increased costs, expenses or losses. Planned and unplanned outages at our power plants may require us to curtail operation of the plant. Any reduced power supply could also have a negative impact on the cost structure of our bitcoin mining operations.

These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. Further, the employees and contractors of our operating affiliates work in, and customers and the general public may be exposed to, potentially dangerous environments at or near our operations. As a result, employees, contractors, customers and the general public are at risk for serious injury, including loss of life.

The occurrence of one or more of these events may result in us or our affiliates being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate, but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject and, even if we do have insurance coverage for a particular circumstance, we may be subject to a large deductible and maximum cap. A successful claim for which we are not fully insured could hurt our financial results and materially harm our financial condition. Further, due to rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on our financial condition, results of operations or cash flows.

Our business is subject to substantial energy regulation and may be adversely affected by legislative or regulatory changes relating to climate change or policies regarding cryptocurrency mining, as well as liability under, or any future inability to comply with, existing or future energy regulations or requirements.

Our business is subject to extensive U.S. federal, state and local laws. Compliance with, or changes to, the requirements under these legal and regulatory regimes may cause us to incur significant additional costs or adversely impact our ability to continue operations as usual or compete on favorable terms with competitors. Failure to comply with such requirements could result in the shutdown of a non-complying facility, the imposition of liens, fines, and/or civil or criminal liability and or costly litigations before the agencies and/or in state of federal court. Changes to these laws and regulations could result in temporary or permanent restrictions on certain operations at our facilities, including power generation or use in connection with cryptocurrency mining, and compliance with, or opposing such regulation, may be costly.

The regulatory environment has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission. These changes are ongoing, and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business. In addition, in some of these markets, interested parties have proposed material market design changes, including the elimination of a single clearing price mechanism, as well as proposals to reinstate the vertically-integrated monopoly model of utility ownership or to require divestiture by generating companies to reduce their market share. If competitive restructuring of the electric power markets is reversed, discontinued, delayed or materially altered, our business prospects and financial results could be negatively impacted. In addition, since 2010, there have been a number of reforms to the regulation of the derivatives markets, both in the United States and internationally. These regulations, and any further changes thereto, or adoption of additional regulations, including any regulations relating to position limits on futures and other derivatives or margin for derivatives, could negatively impact our ability to hedge our portfolio in an efficient, cost-effective manner by, among other things, potentially decreasing liquidity in the forward commodity and derivatives markets or limiting our ability to utilize non-cash collateral for derivatives transactions.

Obtaining and complying with required government permits and approvals may be time-consuming and costly.

We and our affiliates are required to obtain, and to comply with, numerous permits and licenses from federal, state and local governmental agencies. The process of obtaining and renewing necessary permits and licenses can be lengthy and complex, requiring up to months or years for approval depending on the nature of the permit or license and such process could be further complicated or extended in the event regulations change. In addition, obtaining such permit or license can sometimes result in the establishment of conditions that create a significant ongoing impact to the nature or costs of operations or even make the project or activity for which the permit or license was sought unprofitable or otherwise unattractive. In addition, such permits or licenses may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or licenses, or failure to comply with applicable laws or regulations, may result in the delay or temporary suspension of our operations and electricity sales or the curtailment of our delivery of electricity to our customers and may subject us to penalties and other sanctions. Although various regulators routinely renew existing permits and licenses, renewal of our existing permits or licenses could be denied or jeopardized by various factors, including failure to provide adequate financial assurance for closure, failure to comply with environmental, health and safety laws and regulations or permit conditions, local community, political or other opposition and executive, legislative or regulatory action.

Our inability to procure and comply with the permits and licenses required for these operations, or the cost to us of such procurement or compliance, could have a material adverse effect on us. In addition, new environmental legislation or regulations, if enacted, or changed interpretations of existing laws, may cause activities at our facilities to need to be changed to avoid violating applicable laws and regulations or eliciting claims that historical activities at our facilities violated applicable laws and regulations. In addition to the possible imposition of fines in the case of any such violations, we may be required to undertake significant capital investments and obtain additional operating permits or licenses, which could have a material adverse effect on us.

Our cost of compliance with existing and new environmental laws could have a material adverse effect on us.

We and our affiliates are subject to extensive environmental regulation by governmental authorities, including the United States Environmental Protection Agency (the “EPA”), and state environmental agencies and/or attorneys general. We may incur significant additional costs beyond those currently contemplated to comply with these regulatory requirements. If we fail to comply with these regulatory requirements, we could be forced to reduce or discontinue operations or become subject to administrative, civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, all of which could result in significant additional costs beyond those currently contemplated to comply with existing requirements. Any of the foregoing could have a material adverse effect on us.

The EPA has recently finalized or proposed several regulatory actions establishing new requirements for control of certain emissions from certain sources, including electricity generation facilities. In the future, the EPA may also propose and finalize additional regulatory actions that may adversely affect our existing generation facilities or our ability to cost-effectively develop new generation facilities. There is no assurance that the currently installed emissions control equipment at the natural gas-fueled generation facilities owned and operated by us will satisfy the requirements under any future EPA or state environmental regulations. Future federal and/or state regulatory actions could require us to install significant additional emissions control equipment, resulting in potentially material costs of compliance for our generation units, including capital expenditures, higher operating and fuel costs and potential production curtailments. These costs could have a material adverse effect on us.

We may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals, if we fail to obtain, maintain or comply with any such approval or if an approval is retroactively disallowed or adversely modified, the operation of our generation facilities could be stopped, disrupted, curtailed or modified or become subject to additional costs. Any such stoppage, disruption, curtailment, modification or additional costs could have a material adverse effect on us.

In addition, we may be responsible for any on-site liabilities associated with the environmental condition of facilities that we have acquired, leased, developed or sold, regardless of when the liabilities arose and whether they are now known or unknown. In connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against us or fail to meet its indemnification obligation to us.

We could be materially and adversely affected if current regulations are implemented or if new federal or state legislation or regulations are adopted to address global climate change, or if we are subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.

There is attention and interest nationally and internationally about global climate change and how greenhouse gas emissions, such as CO2, contribute to global climate change. Over the last several years, the U.S. Congress and state and federal authorities have considered and debated several proposals intended to address climate change using different approaches, including a cap on carbon emissions with emitters allowed to trade unused emission allowances (cap-and-trade), a tax on carbon or greenhouse gas emissions, limits on the use of generated power in connection with cryptocurrency mining, incentives for the development of low-carbon technology and federal renewable portfolio standards. A number of federal court cases have been filed in recent years asserting damage claims related to greenhouse gas emissions, and the results in those proceedings could establish adverse precedent that might apply to companies (including us) that produce greenhouse gas emissions. We could be materially and adversely affected if new federal and/or state legislation or regulations are adopted to address global climate change or if we are subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.

Expenses, liabilities or injunctions resulting from the currently adjourned Article 78 litigation filed with the Supreme Court of the State of New York, Yates County, could adversely affect our business prospects, results of operations and financial condition.

On December 17, 2020, certain parties filed an Article 78 petition with the Supreme Court of the State of New York, Yates County, that challenges the Town of Torrey’s site plan review for the planned expansion of our bitcoin mining data center. We were joined in the petition as a necessary party. The petition asserts, among other things, a violation of the State of New York Environmental Quality Review Act for failing to identify all areas of environmental concern or appropriately review the potential environmental impacts of the planned expansion of our data center. This claim could result in litigation, may be time-consuming and costly, divert management resources, require us to change, postpone or halt the construction of our planned bitcoin mining data center expansion, or have other adverse effects on our business. Any of the foregoing could have a material adverse effect on our plan of operation, results of operations and business growth prospects. In addition, costly and time-consuming litigation could be necessary to enforce our approved building rights.

Risks Related to Our Subsidiary Support.com, Inc.

Support’s financial condition and results of operations may vary from quarter to quarter, which may cause the price of our common stock to decline.

Support’s quarterly results of operations have fluctuated in the past and could do so in the future. Because its results of operations are difficult to predict, you should not rely on quarterly comparisons of its results of operations as an indication of its future performance. Fluctuations in Support’s results of operations may be due to a number of factors, including, but not limited to, those listed below and those identified throughout this section:

•	The performance of its partners, including the success of its partners in attracting end users of its products, which can impact the amount of revenue it derives;

•	Change, or reduction in or discontinuance of its programs with clients and partners;

•	Cancellations, rescheduling or deferrals of significant customer products or service programs;

•	Its reliance on a small number of partners for a substantial majority of its revenue;

•	Its ability to successfully license and grow revenue related to its SUPERAntiSpyware® software, Guided Paths®, Support.com Cloud and its service offerings;

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The timing of its sales to its clients and its partners’ resale of its products to end users and its ability to enter into new sales with partners and renew existing programs with its clients and partners;

•	The availability and cost-effectiveness of advertising placements for its software products and services and its ability to respond to changes in the advertising markets in which it participates;

•	The efficiency and effectiveness of its technology specialists;

•	Its ability to effectively match staffing levels with service volumes on a cost-effective basis;

•	Its ability to manage contract labor;

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Its ability to hire, train, manage and retain its home-based customer support specialists and enhance the flexibility of its staffing model in a cost-effective fashion and in quantities sufficient to meet forecast requirements;

•	Its ability to manage costs under its self-funded health insurance program;

•	Usage rates on the subscriptions it offers;

•	Its ability to maintain a competitive cost structure for its organization;

•	The rate of expansion of its offerings and its investments therein;

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Changes in the markets for computers and other technology devices relating to unit volume, pricing and other factors, including changes driven by declines in sales of personal computers and the growing popularity of tablets, and other mobile devices and the introduction of new devices into the connected home;

•	Its ability to adapt to its clients’ needs in a market space defined by frequent technological change;

•	Severe financial hardship or bankruptcy of one or more of its major clients;

•	The amount and timing of operating costs and capital expenditures in its business;

•	Failure to protect its intellectual property;

•	Diversion of management’s attention from other business concerns, incurrence of costs and disruption of its ongoing business activities as a result of acquisitions or divestitures by Support;

•	Costs related to the defense and settlement of litigation, which can also have an additional adverse impact on it because of negative publicity, diversion of management resources and other factors;

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Costs related to the defense and settlement of government investigations, requests for information and audits, which can also have an additional adverse impact on it because of negative publicity, diversion of management resources and other factors, including, without limitation, those audits, requests for information and investigations described in Part II. Item 1. Legal Proceedings of its annual report on Form 10-K for the year ended December 31, 2020;

•	Public health or safety concerns, medical epidemics or pandemics, such as COVID-19, and other natural- or man-made disasters;

•	The effects of any acquisitions, divestitures or significant investments; and

•	Potential losses on investments, or other losses from financial instruments it may hold that are exposed to market risk.

Due to fluctuations in Support’s quarterly and annual results of operations and other factors, the price at which our common shares trades may be volatile. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In future periods, our stock price could decline if, amongst other factors, Support’s revenue or operating results are below its estimates or the estimates or expectations of securities analysts and investors.

A substantial portion of Support’s revenue is generated by a limited number of clients. The loss or reduction in business from any of these clients would adversely affect its business and results of operations.

Support receives a significant amount of its revenue from a limited number of customers. For the years ended December 31, 2020 and 2019, our largest customer accounted for 44% and 63% of our total revenue, respectively. For the years ended December 31, 2020 and 2019, our second largest customer accounted for 43% and 25% of our total revenue, respectively. There were no other customers that accounted for 10% or more of our total revenue in any of the periods presented.

In the past, sales to Support’s largest customers have fluctuated significantly from period to period and year to year and will likely continue to fluctuate in the future. The loss of these or other significant relationships, the change of the terms or terminations of its arrangements with any of these customers, the reduction or discontinuance of programs or billable hours with any of these customers, or the failure of any of these customers to achieve their targets has in the past adversely affected and could in the future adversely affect its business. For example, Support’s partners may decide to shorten its billable hours and use other vendors in the provision of their business and/or may periodically place these types of services out for bid. Support’s competitors, many of whom have significantly more resources than Support does, may offer more favorable bids for the same business compared to what it offers; and as a result, Support may lose, or face a decline in the business it does with these significant customers.

Support may engage in the acquisition of other companies, investments, joint ventures and strategic alliances outside of its current line of business, which may have an adverse material effect on its existing business.

Support may engage in the acquisition of other companies, investments, joint ventures and strategic alliances outside of its current line of business to design and develop new technologies and products, to strengthen competitiveness by scaling up and to expand its existing business line into new regions. Such transactions, especially in new lines of business, inherently involve risk due to the difficulties in integrating operations, technologies, products and personnel. Integration issues are complex, time-consuming and expensive and, without proper planning and implementation, may adversely affect its existing business. Furthermore, Support may incur significant acquisition, administrative and other costs in connection with these transactions, including costs related to integration or restructuring of acquired businesses. In addition, Support may make investments in companies outside its current line of business in an attempt to broaden its business opportunities. These investments may not provide a return or lead to an increase in Support’s operating results, and it may not obtain the benefits of these investments that it intends to recognize when making them. There can be no assurance that these transactions will be beneficial to Support’s business or financial condition. Even assuming these transactions are beneficial, there can be no assurance that Support will be able to successfully integrate the new business lines acquired or achieve all or any of the initial objectives of these transactions.

Support has a history of losses, it may incur losses in the future and may not sustain profitability in the near term; and as a result, it may need to alter its business plans or change its business strategy.

Although Support has recently been profitable in the last two fiscal years, its profitability declined in 2020 compared to 2019. Prior to becoming profitable in 2019, Support had a history of losses. Support’s accumulated deficit as of December 31, 2020 amounted to $208.8 million. Support may incur losses in the future and may not be able to sustain its profitability in the near term. As a result, Support may elect or may be required to alter its business plans or change its business strategy. Any change to Support’s business plans or strategy will present risks related to its ability to execute on these changes and may require it to make additional investments in its business, all of which could harm its operating results and cause our stock price to decline.

Support’s contracts generally do not contain minimum purchase requirements and can generally be terminated by its customers on short notice without penalty.

Support enters into written agreements with each client for its services, and it generally seeks multi-year terms for such agreements. However, these agreements generally permit Support’s clients to terminate for convenience on relatively short notice. Moreover, these agreements generally allow clients to procure similar services from other vendors, do not penalize its clients for early termination, and do not contain minimum purchase requirements or volume commitments. Accordingly, Support faces the risk that its clients may cancel or renegotiate contracts it has with them, which may adversely affect its results. If a principal client canceled or did not renew its contract with Support, its results would suffer. Clients can generally reduce the volume of services they outsource to Support without any penalties, which would have an adverse effect on its revenue, results of operations and overall financial condition.

Support’s business is based on a relatively new and evolving business model.

Support is executing a plan to grow its business by providing customer support services provided by experts who work from their homes, creating a robust, timely and innovative library of Guided Path® self-support tools, licensing its Support.com Cloud application, and providing end-user consumer software products. Support may not be able to offer these services and software products successfully. Support’s customer support experts are generally home-based, which requires a high degree of coordination and quality control of employees working from diverse and remote locations. Support expects to invest cash generated from its existing business to support its growth initiatives. Support’s investments, which typically are made in advance of revenue, may not yield increased revenue to offset these expenses. As a result of these factors, the future revenue and income potential of its business is uncertain. Any evaluation of Support’s business and its prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in its stage of development. Some of these risks and uncertainties relate to Support’s ability to do the following:

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Maintain its current relationships and service programs, and develop new relationships, with service partners, subscriptions, and licensees of its Support.com technical support offering on acceptable terms or at all;

•	Reach prospective customers for its software products in a cost-effective fashion;

•	Reduce its dependence on a limited number of partners for a substantial majority of its revenue;

•	Successfully license and grow revenue related to its consumer software, Support.com technical support subscriptions, Guided Paths® and its technology support service offerings;

•	Manage its employees and contract labor efficiently and effectively;

•	Maintain gross and operating margins;

•	Match staffing levels with demand for services and forecast requirements;

•	Obtain bonuses and avoid penalties in contractual arrangements;

•	Operate successfully in a time-based pricing model;

•	Operate effectively in the SMB market;

•	Successfully introduce new, and adapt its existing, services and products for consumers and businesses;

•	Respond effectively to changes in the market for customer support services;

•	Realize benefits of any acquisitions it makes;

•	Adapt to changes in the markets it serves;

•	Adapt to changes in its industry, including consolidation;

•	Adapt to changes in the market due to public health concerns, medical epidemics or pandemics, such as COVID-19, and other natural- or man-made disasters;

•	Respond to government regulations relating to its current and future business;

•	Manage and respond to present, threatened, and future litigation; and

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Manage and respond to present, threatened or future government investigations and audits, including, without limitation, those audits and investigations described in Part II. Item 1 Legal Proceedings of its annual report on Form 10-K for the year ended December 31, 2020.

If Support is unable to address these risks, its business, results of operations and prospects could suffer.

Changes in the market for computers and other consumer electronics and in the technology support services market could adversely affect Support’s business.

Reductions in unit volumes of sales for computers and other devices Support supports, or in the prices of such equipment, could adversely affect its business. Support offer both services that are attached to the sales of new computers and other devices, and services designed to fix existing computers and other devices. Declines in the unit volumes sold of these devices or declines in the pricing of such devices could adversely affect demand for its services or its revenue mix, either of which would harm its operating results. Further, Support does not support all types of computers and devices, meaning that it must select and focus on certain operating systems and technology standards for computers, tablets, smart phones, and other devices. Support may not be successful in supporting new devices in the connected home and “Internet of Things,” and consumers and SMBs may prefer equipment it does not support, which may decrease the market for its services and products if customers migrate away from platforms it supports. In addition, the structures and pricing models for programs in the technology support services market may change in ways that reduce Support’s revenues and its margins.

Support has been, is currently and may be in the future the subject of governmental investigations relating to past products and services.

Support has been, is currently and may in the future be the subject of governmental investigations relating to its past products and how those products were used by its third-party partners.

These governmental inquiries could harm Support’s reputation with customers and negatively impact its ability to sell to existing customers or attract new customers. In addition to the ongoing costs to respond to these inquiries, Support could be required to make additional payments to resolve these or other governmental proceedings that may be brought in the future. In some cases, Support may not be the subject of an investigation, but it may be required to expend resources, including time from its management team, to address information requests or to indemnify individual current or former employees who may become involved in governmental proceedings or also be requested to provide information. These historical proceedings, Support’s ongoing matters and any inquiries or proceedings that arise in the future could have a material adverse effect on its operations, financial results and our stock price.

Support is a party to a Consent Order with the Federal Trade Commission which imposes ongoing obligations.

On November 6, 2018, Support entered into a Stipulation to Entry of Order for Permanent Injunction and Monetary Judgment (the “Consent Order”), with the Federal Trade Commission (“FTC”), resolving a multi-year FTC investigation relating to PC Healthcheck, an obsolete software program that Support developed on behalf of a third party for their use with their customers. As part of the Consent Order, Support agreed to pay $10 million and to implement certain new procedures and enhance certain existing procedures. Any violation or alleged violation of the terms of the Consent Order could impose additional financial liability in the form of regulatory fines and/or legal fees, as well as harm Support’s reputation with customers or prospective customers and have a material adverse effect on its operations, financial results and our stock price.

Support has been named as a party to legal proceedings, including governmental proceedings, in the past and may be named in additional ones in the future, which could subject it to liability, require it to indemnify its customers or employees, require it to obtain or renew licenses, require it to stop selling its products, services and/or programs, or force it to redesign its products, services and/or programs.

Support has been named as a party to several lawsuits, government inquiries or investigations and other legal proceedings (referred to as “litigation”), and it may be named in additional ones in the future. Any potential litigation also could force Support to do one or more of the following:

•	stop selling, offering for sale, making, having made or exporting products, services and/or programs;

•	limit or restrict the type of work that employees involved in such litigation may perform for it;

•	pay substantial damages and/or license fees and/or royalties to the party bringing the claim that could adversely impact its liquidity or operating results; and

•	attempt to redesign those products, services and/or programs that contain the allegedly problematic component.

Under certain circumstances, Support has contractual and other legal obligations to indemnify and to incur legal expenses for current and former directors and officers and/or customers. If Support is required to make a significant payment under any of its indemnification obligations, including those to its customers and/or on behalf of its former or current employees, could have a material adverse effect on its business and the trading price for our securities. Litigation may be time consuming, expensive, and disruptive to normal business operations, and the outcome of litigation is difficult to predict. The ultimate outcome of litigation could have a material adverse effect on Support’s business and the trading price for our securities. Furthermore, litigation, regardless of the outcome, may result in significant expenditures, diversion of Support’s management’s time and attention from the operation of its business and damage to its reputation or relationship with third parties, which could materially and adversely affect its business, financial condition, results of operations, cash flows and our stock price.

Support may face intellectual property infringement claims that could be costly to defend and result in its loss of significant rights.

Support’s business relies on the use and licensing of technology. Other parties may assert intellectual property infringement claims against Support or its customers, and its products may infringe the intellectual property rights of third parties. For example, Support’s products may infringe patents issued to third parties. In addition, as is increasingly common in the technology sector, Support may be confronted with the aggressive enforcement of patents by companies whose primary business activity is to acquire patents for the purpose of offensively asserting them against other companies. From time to time, Support has received allegations or claims of intellectual property infringement, and it may receive more claims in the future. Support may also be required to pursue litigation to protect is intellectual property rights or defend against allegations of infringement. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from

Support’s business. The outcome of any litigation is uncertain and could significantly impact Support’s financial results. If there is a successful claim of infringement, Support may be required to develop non-infringing technology or enter into royalty or license agreements which may not be available on acceptable terms, if at all. Support’s failure to develop non-infringing technologies or license proprietary rights on a timely basis would harm its business.

If Support is unable to protect or enforce its intellectual property rights, or it loses its ability to utilize the intellectual property of others, its business could be adversely affected.

Support’s success depends, in part, upon its ability to obtain intellectual property protection for its proprietary processes, software and other solutions. Support relies upon confidentiality policies, nondisclosure and other contractual arrangements, and patent, trade secret, copyright and trademark laws to protect its intellectual property rights. These laws are subject to change at any time and could further limit Support’s ability to obtain or maintain intellectual property protection. There is uncertainty concerning the scope of patent and other intellectual property protection for software and business methods, which are fields in which Support relies on intellectual property laws to protect its rights. Even where Support obtains intellectual property protection, its intellectual property rights may not prevent or deter competitors, former employees, or other third parties from reverse engineering its solutions or software. Further, the steps Support takes in this regard might not be adequate to prevent or deter infringement or other misappropriation of its intellectual property by competitors, former employees or other third parties, and it may not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, its intellectual property rights. Enforcing Support’s rights might also require considerable time, money and oversight, and it may not be successful. Further, Support relies on third-party software in providing some of its services and solutions. If Support loses its ability to continue using any such software for any reason, including because it is found to infringe the rights of others, it will need to obtain substitute software or find alternative means of obtaining the technology necessary to continue to provide its solutions. Support’s inability to replace such software, or to replace such software in a timely or cost-effective manner, could materially adversely affect its results of operations.

Support may face class actions and similar claims that could be costly to defend or settle and result in negative publicity and diversion of management resources.

Support’s business involves direct sale and licensing of services and software to consumers and SMBs, and it typically includes customary indemnification provisions in favor of its partners in its agreements for the distribution of its services and software. As a result, Support can be subject to consumer litigation and legal proceedings related to its services and software, including putative class action claims and similar legal actions, including, but not limited to, consumer litigation and legal proceedings. Support can also be subject to employee litigation and legal proceedings related to its employment practices attempted on a class or representative basis. Such litigation can be expensive and time-consuming regardless of the merits of any action and could divert management’s attention from Support’s business. The cost of defense can be large as can any settlement or judgment in an action. The outcome of any litigation is uncertain and could significantly impact Support’s financial results. Regardless of outcome, litigation can have an adverse impact on Support because of defense costs, negative publicity, diversion of management resources and other factors.

Support must comply with a variety of existing and future laws and regulations that could impose substantial costs on it and may adversely impact its business.

Support is subject to a variety of laws and regulations, which may differ among jurisdictions, affecting its operations in areas including, but not limited to: intellectual property ownership and infringement; tax; anti-corruption such as the Foreign Corrupt Practices Act and the UK Bribery Act; foreign exchange controls and cash repatriation restrictions; data privacy requirements such as the European Economic Area Privacy Regulation, the General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”); competition; Consent Order terms (for example, the recent Consent Order Support entered into with the FTC); advertising; employment; product regulations; health and safety requirements; and consumer laws. If Support fails to continue to comply with these regulations, it may be unable to provide products or services to certain customers, or it may incur penalties or fines. Support is unable to predict the outcome or effects of any of these potential actions or any other legislative or regulatory proposals on its business. Any changes to the legal and regulatory framework applicable to Support’s businesses could have an adverse impact on the results of its operations. Although Support’s management systems are designed to maintain compliance, if it violates or fails to comply with any laws or regulations, applicable consent orders or decrees, a range of consequences could result, including fines, sales limitations, criminal and civil liabilities or other sanctions. The costs of complying with these laws (including the costs of any investigations, auditing and monitoring) could adversely affect Support’s current or future business.

Support’s product and service offerings are in their early stages and failure to market, sell and develop the offerings effectively and competitively could result in a lack of growth.

A number of competitive offerings exist in the market, providing various features that may overlap with Support’s Support.com offerings today or in the future. Some competitors in these markets far exceed its spending on sales and marketing activities and benefit from greater existing brand awareness, channel relationships and existing customer relationships. Support may not be able to reach the market effectively and adequately or convey its differentiation as needed to grow its customer base. To reach Support’s target market effectively, it may be required to continue to invest substantial resources in sales and marketing and engineering and IT activities, which could have a material adverse effect on its financial results. In addition, if Support fails to develop and maintain competitive features, deliver high-quality products and satisfy existing customers, its Support.com offerings could fail to grow. Disruptions in infrastructure operations could impair Support’s ability to deliver Support.com offerings to customers, thereby affecting its reputation with existing and prospective customers and possibly resulting in monetary penalties or financial losses.

Support’s end-user software revenues are dependent on online traffic patterns and the availability and cost of online advertising in certain key placements.

Some of Support’s consumer end-user software revenue stream is obtained through advertising placements in certain key online media placements. From time to time a trend or a change in a key advertising placement will impact Support, decreasing traffic or significantly increasing the cost or effectiveness of online advertising and therefore compromising its ability to purchase a desired volume and placement of advertisements at profitable rates. If such a change were to continue to occur, on several occasions in the past, Support may be unable to attract desired amounts of traffic, its costs for advertising may further increase beyond its forecasts and its software revenues may further decrease. As a result, Support’s operating results would be negatively impacted.

Support operates in a highly competitive industry, with intense price competition, which may intensify as its competitors expand their operations.

The industry in which Support operates is highly competitive and includes numerous small companies capable of competing effectively in it markets on a local basis, as well as several large companies that possess substantially greater financial resources than it does. Contracts are traditionally awarded on the basis of competitive bids or direct negotiations with customers.

The competitive factors in Support’s markets include, amongst others, are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for retaining highly skilled agents and price. The competitive environment has intensified as mergers among industry partners have reduced the number of available customers and mergers amongst Support’s competitors have created larger companies for it to compete against. Some of Support’s current and potential competitors have greater resources, longer histories, more customers, and/or greater brand recognition. They may secure better terms from vendors, adopt more aggressive pricing, and devote more resources to technology, infrastructure, fulfillment, and marketing.

Competition may intensify, including with the development of new business models and the entry of new and well-funded competitors, and as Support’s competitors enter into business combinations or alliances and established companies in other markets expand to become competitive with its business. Furthermore, Support cannot be sure that its competitors will not develop competing products, systems, services or technologies that gain market acceptance in advance of its products, systems, services or technologies, or that its competitors will not develop new products, systems, services or technologies that cause its existing products, systems, services or technologies to become non-competitive or obsolete, which may adversely affect Support’s results of operations through the potential reduction of sales and profits.

Support’s business is highly dependent upon its brand recognition and reputation, and the failure to maintain or enhance its brand recognition or reputation would likely have a material adverse effect on its business.

Support’s brand recognition and reputation are critical aspects of its business. Support believes that maintaining and further enhancing its brand as well as its reputation will be critical to retaining existing customers and attracting new customers. Support also believes that the importance of its brand recognition and reputation will continue to increase as competition in its markets continues to develop. Support’s success in this area will be dependent on a wide range of factors, some of which are out of its control, including the following:

•	the efficacy of its marketing efforts;

•	its ability to retain existing and obtain new customers and strategic partners;

•	the quality and perceived value of its services;

•	actions of its competitors, its strategic partners, and other third parties;

•	positive or negative publicity, including material on the Internet;

•	regulatory and other governmental related developments; and

•	litigation related developments.

If Support implements new marketing and advertising strategies, it may utilize marketing and advertising channels with significantly higher costs than its current channels, which in turn could adversely affect its operating results. Implementing new marketing and advertising strategies also would increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. Further, Support also may incur marketing and advertising expenses significantly in advance of the time it anticipates recognizing revenue associated with such expenses, and its marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if Support’s marketing and advertising expenses result in increased revenue, the increase might not offset its related expenditures. If Support is unable to maintain its marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more effective channels, its marketing and advertising expenses could increase substantially, its customer base could be adversely affected, and its business, operating results, financial condition, and reputation could suffer.

Furthermore, negative publicity, whether or not justified, relating to events or activities attributed to Support, its employees, its strategic partners, its affiliates, or others associated with any of these parties, may tarnish its reputation and reduce the value of its brands. Damage to Support’s reputation and loss of brand equity may reduce demand for its products and services and have an adverse effect on its business, operating results, and financial condition. Moreover, any attempts to rebuild Support’s reputation and restore the value of its brands may be costly and time consuming, and such efforts may not ultimately be successful.

Support’s success depends upon its ability to attract, develop and retain highly qualified employees while also controlling its labor costs in a competitive labor market.

Support’s customers expect a high level of customer support and product knowledge from its employees. To meet the needs and expectations of Support’s customers, it must attract, develop and retain a large number of highly qualified employees while at the same time control labor costs. Support’s ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs, as well as the impact of legislation or regulations governing labor relations, minimum wage, or healthcare benefits. An inability to provide wages and/or benefits that are competitive within the markets in which Support operates could adversely affect its ability to retain and attract employees. Likewise, changes in market compensation rates may adversely affect Support’s labor costs. In addition, Support competes with other retail businesses for many of its employees in hourly positions, and it invests significant resources in training and motivating them to maintain a high level of job satisfaction. These positions have historically had high turnover rates, which can lead to increased training and retention costs, particularly in a competitive labor market. Effective succession planning is also important to its long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees and executive management could hinder Support’s strategic planning and execution. There is no assurance that Support will be able to attract or retain highly qualified employees in the future. As such, Support’s ability to develop and deliver successful products and services may be adversely affected.

Support’s business would be adversely affected by the departure of existing members of its senior management team.

Support’s business would be adversely affected by the departure of existing members of its senior management team. Support’s success depends, in large part, on the continued contributions of its senior management team. Effective succession planning is also important for Support’s long-term success. Failure to ensure effective transfers of knowledge and smooth transitions involving senior management could hinder Support’s strategic planning and execution. Support does not currently maintain key person life insurance covering its senior management. The loss of any of Support’s senior management could harm its ability to implement its business strategy and respond to the rapidly changing market conditions in which it operates.

If Support fails to attract, train and manage its consumer support experts in a manner that meets forecast requirements and provides an adequate level of support for its customers, its reputation and financial performance could be harmed.

Support’s business depends in part on its ability to attract, manage and retain its customer support specialists and other support personnel. If Support is unable to attract, train and manage in a cost-effective manner adequate numbers of competent specialists and other support personnel to be available as service volumes vary, particularly as it seeks to expand the breadth and flexibility of its staffing model, its service levels could decline, which could harm its reputation, result in financial losses under contract terms, cause it to lose customers and partners, and otherwise adversely affect its financial performance. Support’s ability to meet its need for support personnel while controlling its labor costs is subject to numerous external factors, including the level of demand for its products and services, the availability of a sufficient number of qualified persons in the workforce, unemployment levels, prevailing wage rates, changing demographics, health and other insurance costs, including managing costs under its self-funded health insurance program which can vary substantially each reporting period, and the cost of compliance with labor and wage laws and regulations. In the case of programs with time-based pricing models, the impact of failing to attract, train and manage such personnel could directly and adversely affect its revenue and profitability. Although Support’s service delivery and communications infrastructure enables it to monitor and manage customer support specialists remotely, because they are typically home-based and geographically dispersed, it could experience difficulties meeting services levels and effectively managing the costs, performance and compliance of these customer support specialists and other support personnel. Any problems Support encounters in effectively attracting, managing and retaining its customer support specialists and other support personnel could seriously jeopardize its service delivery operations and its financial results.

Disruptions in Support’s information technology and service delivery infrastructure and operations could impair the delivery of its services and harm its business.

Support depends on the continuing operation of its information technology and communication systems and those of its third-party service providers. Any interruption or failure of its internal or external systems could prevent Support or its service providers from accepting orders and delivering services, or cause company and consumer data to be unintentionally lost, destroyed or disclosed. Support’s continuing efforts to upgrade and enhance the security and reliability of its information technology and communications infrastructure could be very costly, and it may have to expend significant resources to remedy problems such as a security breach or service interruption. Interruptions in its services resulting from labor disputes, telephone or Internet failures, power or service outages, natural disasters or other events, or a security breach could reduce its revenue, increase its costs, cause customers and partners and licensees to fail to renew or to terminate their use of its offerings, and harm its reputation and its ability to attract new customers.

Costs related to software defects or other errors in Support’s products could have a material adverse effect on it.

From time to time, Support may experience software defects, bugs and other errors associated with the introduction and/or use of its complex software products. Despite Support’s testing procedures, errors may occur in new products or releases after commencement of commercial deployments in the future. Such errors could result in:

•	Loss of or delay in market acceptance of its products;

•	Material recall and replacement costs;

•	Delay in revenue recognition or loss of revenue;

•	The diversion of the attention of its engineering personnel from product development efforts;

•	Support having to defend against litigation related to defective products; and

•	Damage to Support’s reputation in the industry that could adversely affect its relationships with its customers.

In addition, the process of identifying a software error in software products that have been widely distributed may be lengthy and require significant resources. Support may have difficulty identifying the end customers of the defective products in the field, which may cause it to incur significant replacement costs, contract damage claims from its customers and further reputational harm. Any of these problems could materially and adversely affect Support’s results of operations. Despite Support’s best efforts, security vulnerabilities may exist with respect to its products. Mitigation techniques designed to address such security vulnerabilities, including software and firmware updates or other preventative measures, may not operate as intended or effectively resolve such vulnerabilities. Software and firmware updates and/or other mitigation efforts may result in performance issues, system instability, data loss or corruption, unpredictable system behavior, or the theft of data by third parties, any of which could significantly harm Support’s business and reputation.

Support’s systems collect, access, use, and store personal customer information and enable customer transactions, which poses security risks, requires it to invest significant resources to prevent or correct problems that may be caused by security breaches, and may harm its business.

A fundamental requirement for online communications, transactions and support is the secure collection, storage and transmission of confidential information. Support’s systems collect and store confidential and personal information of its individual customers as well as its partners and their customers’ users, including personally identifiable information and payment card information, and its employees and contractors may access and use that information in the course of providing services. In addition, Support collects and retain personal information of its employees in the ordinary course of its business. Support and its third-party contractors use commercially available technologies to secure this information. Despite these measures, parties may attempt to breach the security of Support’s data or that of its customers. In addition, errors in the storage or transmission of data could breach the security of that information. Support may be liable to its customers for any breach in security and any breach could subject it to governmental or administrative proceedings or monetary penalties, damage its relationships with partners and harm its business and reputation. Also, computers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. Support may be required to expend significant capital and other resources to comply with mandatory privacy and security standards required by law, industry standard, or contract, and to further protect against security breaches or to correct problems caused by any security breach.

A breach of Support’s security systems may have a material adverse effect on its business.

Support’s security systems are designed to maintain the physical security of its facilities and protect its customers’ and employees’ confidential information, as well as its own proprietary information. However, Support is also dependent on a number of third-party cloud-based and other service providers of critical corporate infrastructure services relating to, among other things, human resources, electronic communication services and certain finance functions, and Support is, of necessity, dependent on the security systems of these providers. Accidental or willful security breaches or other unauthorized access by third parties or Support’s employees or contractors of its facilities, its information systems or the systems of its cloud-based or other service providers, or the existence of computer viruses or malware in its or their data or software could expose it to a risk of information loss and misappropriation of proprietary and confidential information, including information relating to its products or customers and the personal information of its employees. In addition, Support has, from time to time, also been subject to unauthorized network intrusions and malware on its own IT networks. Any theft or misuse of confidential, personal or proprietary information as a result of such activities could result in, among other things, unfavorable publicity, damage to Support’s reputation, loss of its trade secrets and other competitive information, difficulty in marketing its products, allegations by its customers that Support has not performed its contractual obligations, litigation by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of such information, as well as fines and other sanctions resulting from any related breaches of data privacy regulations, any of which could have a material adverse effect on its reputation, business, profitability and financial condition. Since the techniques used to obtain unauthorized access or to sabotage systems change frequently and are often not recognized until launched against a target, Support may be unable to anticipate these techniques or to implement adequate preventative measures.

Data privacy regulations are expanding and compliance with, and any violations of, these regulations may cause Support to incur significant expenses.

Privacy legislation, enforcement and policy activity in this area are expanding rapidly in many jurisdictions and creating a complex regulatory compliance environment. Costs to comply with and implement these privacy-related and data protection measures could be significant. In addition, even Support’s inadvertent failure to comply with federal, state or international privacy-related or data protection laws and regulations could result in proceedings against Support by governmental entities or others, and substantial fines and damages. The theft, loss or misuse of personal data collected, used, stored or transferred by Support to run Support’s business could result in significantly increased business and security costs or costs related to defending legal claims.

Support is exposed to risks associated with payment card and payment fraud and with payment card processing.

Certain of Support’s customers use payment cards to pay for its services and products. Support may suffer losses as a result of orders placed with fraudulent payment cards or other payment data. Support’s failure to detect or control payment fraud could have an adverse effect on its results of operations. Support is also subject to payment card association operating standards and requirements, as in effect from time to time. Compliance with those standards requires Support to invest in network and systems infrastructure and processes. Failure to comply with these rules or requirements may subject Support to fines, potential contractual liabilities, and other costs, resulting in harm to its business and results of operations.

Privacy concerns and laws or other domestic or foreign regulations may require Support to incur significant costs and may reduce the effectiveness of its solutions, and its failure to comply with those laws or regulations may harm its business and cause it to lose customers.

Support’s software and services contain features that allow its technology specialists and other personnel to access, control, monitor, and collect information from computers and other devices. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations restricting or otherwise regulating the collection, use and disclosure of personal information obtained from consumers and individuals. Those regulations could require costly compliance measures, could reduce the efficiency of its operations, or could require Support to modify or cease to provide its systems or services. Liability for violation of, costs of compliance with, and other burdens imposed by such laws and regulations may limit the use and adoption of Support’s services and reduce overall demand for them. Even the perception of privacy concerns, whether or not valid, may harm Support’s reputation and inhibit adoption of its solutions by current and future customers. In addition, Support may face claims about invasion of privacy or inappropriate disclosure, use, storage, or loss of information obtained from its customers. Any imposition of liability could harm Support’s reputation, cause it to lose customers and cause its operating results to suffer.

Support relies on third-party technologies in providing certain of its software and services. Support’s inability to use, retain or integrate third-party technologies could delay service or software development and could harm its business.

Support licenses technologies from third parties, which are integrated into its services, technology and end user software. Support’s use of commercial technologies licensed on a non-exclusive basis from third parties poses certain risks. Some of the third-party technologies Support licenses may be provided under “open source” licenses, which may have terms that require it to make generally available its modifications or derivative works based on such open source code. Support’s inability to obtain or integrate third-party technologies with its own technology could delay service development until equivalent compatible technology can be identified, licensed and integrated. These third-party technologies may not continue to be available to Support on commercially reasonable terms or at all. If Support’s relationship with third parties were to deteriorate, or if such third parties were unable to develop innovative and saleable products, or component features of its products, it could be forced to identify a new developer and its future revenue could suffer. Support may fail to successfully integrate any licensed technology into its services or software, or maintain it through its own development work, which would harm its business and operating results.

If Support’s services are used to commit fraud or other similar intentional or illegal acts, it may incur significant liabilities, its services may be perceived as not secure and customers may curtail or stop using its services.

Certain software and services Support provides, including its Support.com Cloud applications, enable remote access to and control of third-party computer systems and devices. Support generally is not able to control how such access may be used or misused by licensees of its software offerings or its employees. If Support’s software is used by its employees or others to commit fraud or other illegal acts, including, but not limited to, violating data privacy laws, proliferating computer files that contain a virus or other harmful elements, interfering or disrupting third-party networks, infringing any third party’s copyright, patent, trademark, trade secret or other rights, transmitting any unlawful, harassing, libelous, abusive, threatening, vulgar, obscene or otherwise objectionable material, or committing unauthorized access to computers, devices, or protected information, third parties may seek to hold Support legally liable. As a result, defending such claims could be expensive and time-consuming regardless of the merits, and Support could incur significant liability or be required to undertake expensive preventive or remedial actions. As a result, Support’s operating results may suffer and its reputation may be damaged.

Risks Related to the Ownership of Our Common Stock

Because we are a “controlled company” within the meaning of the Nasdaq listing rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of our directors is held by an individual, a group or another company, we will qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Atlas and its affiliates currently control 77% of the voting power of our outstanding capital stock. As a result, we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected or recommended for our board either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Because we are a “controlled company”, our stockholders may not have these corporate governance protections that are available to stockholders of companies that are not controlled companies.

Atlas and its affiliates may have their interest in us diluted as a result of future equity issuances or their own actions in selling shares of our common stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. We would then be required to comply with those provisions of the Nasdaq listing requirements.

The dual class structure of our common stock will have the effect of concentrating voting power with Atlas and its affiliates, which may depress the market value of the class A common stock and will limit a stockholder or a new investor’s ability to influence the outcome of important transactions, including a change in control.

While the economic rights of our common stock are the same, the class A common stock have one (1) vote per share, while class B common stock have ten (10) votes per share. As of                     , 2021, our class B common stockholders represent 99.0% of our voting power. Given the 10:1 voting ratio, even a significant issuance of class A common stock, and/or a transaction involving class A common stock as consideration, may not impact Atlas’ significant majority voting position in us.

We have enacted a dual class voting structure to ensure the continuity of voting control in us for the foreseeable future. As a result, for the foreseeable future, Atlas and its affiliates will be able to control matters submitted to stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions.

Atlas and its affiliates may have interests that differ from other stockholders and may vote their class B common stock in a way with which other stockholders may disagree or which may be adverse to such other stockholders’ interests. In addition, this concentrated control will have the effect of delaying, preventing or deterring a change in control of Greenidge, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Greenidge, and might have a negative effect on the market price of shares of our class A common stock.

The market price, trading volume and marketability of our class A common stock may be significantly affected by numerous factors beyond our control.

The market price and trading volume of our class A common stock may fluctuate and/or decline significantly. Many factors that are beyond our control may materially adversely affect the market price of our class A common stock, the marketability of our class A common stock and our ability to raise capital through equity financings. These factors include the following:

•	the underlying volatility in pricing of, and demand for, energy and/or bitcoin.

•	price and volume fluctuations in the stock markets generally which create highly variable and unpredictable pricing of equity securities;

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significant volatility in the market price and trading volume of securities of companies in the sectors in which our business operates, which may not be related to the operating performance of these companies and which may not reflect the performance of our businesses;

•	differences between our actual financial and operating results and those expected by investors;

•	fluctuations in quarterly operating results;

•	loss of a major funding source;

•	operating performance of companies comparable to us;

•	changes in regulations or tax law, including those affecting the holding, transferring or mining of cryptocurrency;

•	share transactions by principal stockholders;

•	recruitment or departure of key personnel;

•	general economic trends and other external factors including inflation and interest rates; and

•	investor perception of any of the foregoing.

We may need to raise additional capital to grow our business and may not be able to do so on favorable terms, if at all. Future issuances of equity or debt securities may adversely affect the value of our common stock. Until the registration statement of which this prospectus forms a part is declared effective by the SEC, our series A preferred stock will, and any of our future debt or equity securities could, receive dividends and rank senior to our common stock upon bankruptcy or liquidation.

We may need to raise additional capital in the future, including to expand our operations and pursue our growth strategies, to respond to competitive pressures or to meet capital needs in response to operating losses or unanticipated working capital requirements. We may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could impair our growth and adversely affect our existing operations.

If we conduct an equity offering to raise capital or to take advantage of strong capital markets, our stockholders may experience significant dilution of their ownership interests, and the per share value of our class A common stock could materially decline. Furthermore, if we engage in debt financing, the holders of debt likely would have priority over the holders of our common stock, including the class A common stock, with respect to order of payment. Upon a bankruptcy or liquidation, holders of any such debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of class A common stock.

Moreover, if we issue preferred stock in the future, the holders of such preferred stock could also be entitled to preferences over holders of class A common stock in respect of the payment of dividends and the payment of liquidating distributions. Further, such securities could require us to accept terms that restrict our ability to incur additional indebtedness, take other actions including terms that require us to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders.

We cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings.

Our obligations associated with being a public company requires significant resources and management attention. We will incur increased costs as a result of being a public company.

As a public company, we are subject to the reporting requirements of the Exchange Act, which requires that we timely file annual, quarterly and current reports with respect to our business and financial condition, and are subject to the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Public Company Accounting Oversight Board, and the listing requirements of Nasdaq, each of which imposes additional reporting and other obligations on public companies. As a public company, we face increased legal, accounting, administrative and other costs and expenses that we have not previously incurred as a private company, and we may need to hire additional financial and accounting personnel and other experienced staff with the expertise to address complex matters applicable to public companies. In addition, we are required to, among other things:

•	prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws, the Nasdaq listing rules and Delaware law;

•	expand the roles and duties of our board of directors and committees thereof and management;

•	institute more comprehensive financial reporting and disclosure compliance procedures;

•	involve and retain, to a greater degree, outside counsel and accountants to assist us with the activities listed above;

•	build and maintain an investor relations function; and

•	establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures.

These rules and regulations, and any future changes thereto, will increase—potentially materially—our legal and financial compliance costs compared to our prior operations and require significant time and attention from our management.

As a public company, it may also be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish an assessment by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until we are no longer a smaller reporting company or no longer an emerging growth company.

We are in the early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources (including the potential hiring of additional finance staff), engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will need to remediate any future material weaknesses and, if we are unable to do so, we may be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our business and the price of our common stock.

Our management team has limited experience managing a public company.

While certain members of our management team have some experience serving as board members of a public company and interacting with public company investors, these management team members have not previously served as management of a publicly traded company and may not have experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our immediate transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws as well as the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business and financial performance.

We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies or smaller reporting companies, and stockholders could receive less information than they might expect to receive from larger or more mature public companies.

We qualify to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) and a “smaller reporting company” (as defined in SEC rules) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	being permitted to include two, not three, years of audited financials in our Forms 10-K and other reduced financial disclosures;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period and so our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company or smaller reporting company. We can remain an emerging growth company for up to five years, although if the market value of our class A common stock that is held by non-affiliates exceeds $700 million or more as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31. We will qualify as a smaller reporting company until our public float, as of the last day of our second fiscal quarter, exceeds $250 million; because our common stock held by our directors, executive officers and Atlas and its affiliates are excluded from the calculation of public float, we anticipate qualifying as a smaller reporting company for the near future.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies or smaller reporting companies, stockholders could receive less information than they might expect to receive from more mature or larger public companies, and the class A common stock may experience less active trading or more price volatility as a result.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, and limit attempts by stockholders to replace or remove current management.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management, including provisions that:

•	establish a dual-class common stock structure with ten (10) votes per share for the class B common stock;

•	vest solely in our board the power to fix the board and fill any vacancies and newly created directorships;

•	provide that directors may only be removed by the majority in voting power of the shares of stock then outstanding and entitled to vote thereon;

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by our stockholders at annual stockholder meetings; and

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require, among other things, advance board approval or subsequent approval by the board and holders of 66 2/3% of the outstanding voting stock not owned by the interested stockholder for any business combination with an interested stockholder, which is defined as a person or entity owning 15% or more of our outstanding voting stock or an affiliate or associate of us that owned 15% or more of the voting power of the outstanding voting stock at any time within a period of three years prior to the date of such determination, subject to certain exceptions.

For more information, see “Description of Securities—Anti-Takeover Effects of Delaware Law and Charter Provisions.” These provisions may frustrate or prevent any attempts by our stockholders to effect a change in control, or to replace or remove our current management by making it more difficult for our stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Future sales of class A common stock may affect the market price of our class A common stock.

We may raise capital through equity offerings in the future. We cannot predict what effect, if any, actual or potential future sales of our class A common stock will have on the market price of our class A common stock. Sales of substantial amounts of our class A common stock in the public market, or the perception that such sales could occur, could materially adversely affect the market price of our class A common stock.

Our amended and restated certificate of incorporation designates the Delaware Court of Chancery as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provides that claims relating to causes of action under U.S. federal securities laws may only be brought in U.S. federal district courts, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us, our directors, officers or employees, if any, and could discourage lawsuits against us and our directors, officers and employees, if any.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the laws of the State of Delaware. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws. Support’s governing documents do not contain any exclusive forum provisions.

These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers, or employees, if any, which may discourage such lawsuits against us and our directors, officers, and employees, if any. Alternatively, if a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results.

We may use these proceeds in ways with which you may not agree.

We will not receive any proceeds from the sale of the class A common stock by the selling stockholders. However, we may receive up to $2,155,000 in proceeds payable by a selling stockholder upon exercise of a warrant. While we currently intend to use these proceeds for working capital and general corporate purposes, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on management’s judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our class A common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of class A common stock by the selling stockholders. We may, however, receive up to $2,155,000 from the exercise of a warrant held by a selling stockholder.

We have no specific plan for such proceeds except to generate funds for working capital and general corporate purposes. We will have broad discretion in the way that we use these proceeds. See “Risk Factors—Risks Related to the Ownership of Our Common Stock—we may use these proceeds in ways with which you may not agree.”

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. Our policy is to retain all earnings, if any, to provide funds for the operation and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. The declaration of dividends, if any, will be subject to the discretion of our board, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP and gives effect to the transaction between Greenidge and Support to be accounted for as a business combination, with Greenidge being deemed the acquiring company for accounting purposes.

We were determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Greenidge stockholders are expected to own approximately 90% of the fully-diluted Greenidge common stock immediately following the closing of the transaction; (ii) the largest individual stockholder of the combined entity is an existing stockholder of Greenidge; (iii) directors appointed by Greenidge will hold a majority of board seats of the combined company; and (iv) Greenidge’s senior management will be the senior management of Greenidge following consummation of the Merger.

The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and Support’s historical financial statements, as adjusted to give effect to our acquisition of Support and certain related transactions. The unaudited pro forma condensed combined statement of operations for the three and six months ended June 30, 2021 and the year ended December 31, 2020 gives effect to these transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to these transactions as if they had occurred on June 30, 2021.

Because we will be treated as the accounting acquirer, our assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma financial information will be those of Greenidge. Support’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Greenidge after the consummation of the transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon a purchase price allocation analysis, which includes valuation analysis and other studies that have yet to be completed, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in the fair value of Support’s common stock and changes in Support’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had we and Support been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in these pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual results realized.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands)

	Greenidge	Support	Pro Forma Adjustments	Note 4	Pro Forma Combined
Assets:
Current assets
Cash and cash equivalents	$37,890	$32,295	$—		$70,185
Short term investments	—	6,201	—		6,201
Digital assets	222	—	—		222
Accounts receivable	369	5,470	—		5,839
Fuel deposits	1,297	—	—		1,297
Miner equipment deposits	16,523	—	—		16,523
Emissions and carbon offset credits	1,665	—	—		1,665
Prepaid expense and other current assets	1,967	601	—		2,568

Total current assets	59,933	44,567	—		104,500
Property and equipment, net	67,346	1,043	—		68,389
Deposits and other assets	1,408	395	—		1,803
Intangible assets	—	—	16,810	(a)(b)	16,810
Goodwill	—	—	151,634	(b)	151,634

Total assets	$128,687	$46,005	$168,444		$343,136

Liabilities:
Current liabilities
Accounts payable	$1,650	$242	$—		$1,892
Natural gas payable	1,088	—	—		1,088
Accrued expenses	3,226	3,408	4,765	(h)	11,399
Accrued emissions expense—current	814	—	—		814
Deferred revenue	40	1,189	—		1,229
Notes payable—current portion	11,499	—	—		11,499
Finance lease, current portion	570	12	—		582
Income taxes payable	1,567	—	—		1,567

Total current liabilities	20,454	4,851	4,765		30,070
Deferred tax liability	482	—	4,623	(b)(c)	5,105
Notes payable—net of current portion	7,064	—	—		7,064
Finance lease obligation, net of current portion	409	—	—		409
Asset retirement obligations	2,345	—	—		2,345
Environmental trust liability	4,994	—	—		4,994
Other long-term liabilities	—	907	—		907

Total liabilities	35,748	5,758	9,388		50,894
Stockholders’ equity:
Common stock	—	3	(3)	(b)	—
Members’ capital	—	—	—	(d)	—
Common stock class A	—	—	—		—
Common stock class B	3	—	—		3
Series A preferred GGHI	1	—	—		1
Additional paid-in-capital	113,054	259,620	(259,620)	(b)	355,385
			204,068	(b)
			38,263	(e)
Treasury stock, at cost	—	(5,297)	5,297	(b)	—
Accumulated other comprehensive loss	—	(2,482)	2,482	(b)	—
Accumulated deficit	(20,119)	(211,597)	211,597	(b)	(63,147)
			(4,765)	(h)
			(38,263)	(e)

Total stockholders’ equity	92,939	40,247	159,056		292,242

Total liabilities and stockholders’ equity	$128,687	$46,005	$168,444		$343,136

Pro Forma Condensed Combined Statement of Operations—Three Months Ended June 30, 2021

(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Froma Adjustments	Note 4		Pro Froma Combined
Revenues	$16,176	$8,512	$—			$24,688
Cost of revenues (exclusive of depreciation and amortization shown below)	4,724	5,492	(20)	(k	)	10,196
Engineering and IT	—	555	(8)	(k	)	547
Selling, general and administrative	4,565	3,314	(57)	(k	)	7,822
Depreciation and amortization	1,603	—	85	(k	)	2,497
			809	(f	)

Income (loss) from operations	5,284	(849)	(809)			3,626
Interest income (expense) and other	(369)	75	—	(g	)	(294)

Income (loss) before income taxes	4,915	(774)	(809)			3,332
Income tax provision	(1,397)	(25)	223	(i	)	(1,199)

Net income (loss)	$3,518	$(799)	$(587)			$2,132

Net income (loss) per common share:
Basic	$0.10	($0.03)				$0.06
Diluted	$0.08	($0.03)				$0.06
Weighted average common shares outstanding
Basic	28,320	24,150	(24,150)	(b	)	38,360
			10,040	(l	)
Diluted	35,425	24,150	(24,150)	(b	)	38,360
			2,935	(l	)

Pro Forma Condensed Combined Statement of Operations—Six Months Ended June 30, 2021

(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Froma Adjustments	Note 4		Pro Froma Combined
Revenues	$27,239	$18,143	$—			$45,382
Cost of revenues (exclusive of depreciation and amortization shown below)	9,146	11,587	(70)	(k	)	20,663
Engineering and IT	—	1,479	(9)	(k	)	1,470
Selling, general and administrative	8,060	7,945	(112)	(k	)	15,893
Depreciation and amortization	2,864	—	191	(k	)	4,673
			1,618	(f	)

Income (loss) from operations	7,169	(2,868)	(1,618)			2,683
Interest income (expense) and other	(243)	117	22	(g	)	(104)

Income (loss) before income taxes	6,926	(2,751)	(1,596)			2,579
Income tax provision	(2,129)	(42)	439	(i	)	(1,732)

Net income (loss)	$4,797	$(2,793)	$(1,157)			$847

Net income (loss) per common share:
Basic	$0.15	($0.13)				$0.02
Diluted	$0.12	($0.13)				$0.02
Weighted average common shares outstanding
Basic	28,283	22,189	(22,189)	(b	)	38,360
			10,077	(l	)
Diluted	35,245	22,189	(22,189)	(b	)	38,360
			3,115	(l	)

Pro Forma Condensed Combined Statement of Operations—Year Ended December 31, 2020

(in thousands, except per share amounts)

	Greenidge	Reorganization Pro Forma Adjustments	Note 4		Pro Forma Greenidge Post Reorganization	Support	Merger Pro Forma Adjustments	Note 4		Pro Forma Combined
Revenues	$20,114	$—			$20,114	$43,864	—			$63,978
Cost of revenues (exclusive of depreciation and amortization shown below)	12,600	—			12,600	28,921	(247)	(k	)	41,274
Engineering and IT	—	—			—	3,655	(5)	(k	)	3,650
Selling, general and administrative	5,581	—			5,581	11,236	7,781	(h	)	62,794
							38,263	(e	)
							(67)	(k	)
Depreciation and amortization	4,564	—			4,564	—	319	(k	)	8,120
							3,237	(f	)

Income (loss) from operations	(2,631)	—			(2,631)	52	(49,281)			(51,860)
Interest income (expense) and other	(659)	—			(659)	496	573	(g	)	410

Income (loss) before income taxes	(3,290)	—			(3,290)	548	(48,708)			(51,450)
Income tax provision	—	(482)	(j	)	(482)	(102)	9,935	(i	)	9,351

Net income (loss)	$(3,290)	$(482)			$(3,772)	$446	$(38,773)			$(42,099)

Net income (loss) per common share:
Basic					($0.13)	$0.02				($1.11)

Diluted					($0.13)	$0.02				($1.11)

Weighted average common shares outstanding:
Basic					28,000	19,192	(19,192)	(b	)	38,040
							10,040	(l	)
Diluted					28,000	19,369	(19,369)	(b	)	38,040
							10,040	(l	)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Greenidge and Support.com, Inc. (“Support”).

For the purposes of the unaudited pro forma combined financial information, the accounting policies of Greenidge and Support are aligned with the exception of presentation of depreciation and amortization. Accordingly, there are adjustments to give effect for accounting policy alignment for depreciation and amortization in the pro forma adjustments described in Note 4, “Pro Forma Adjustments.”

Description of Transaction

On September                     , 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, (the “Merger Agreement”), by and among Greenidge, Support and GGH Merger Sub, Inc. (“Merger Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge (such transaction, the “Merger”).

Basis of Presentation

We are the successor entity for accounting purposes to Greenidge Generation Holdings LLC (“GGH LLC”) as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares of our common stock. Also, on January 29, 2021, in connection with the restructuring, the outstanding principal loan balance plus accrued but unpaid interest aggregating to $3.6 million due to Atlas and its affiliate was converted into shares of our common stock and deemed paid in full. As a result of this restructuring transaction, GGH LLC became a wholly owned subsidiary of Greenidge. The financial information presented herein is that of GGH LLC through January 29, 2021 and Greenidge thereafter.

On March 16, 2021, we amended our organizational documents whereby (i) we established our class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock. All share amounts presented have been restated to reflect this 4 for 1 split. In connection with this, the effective conversion rate for the Series A preferred stock issued in the Series A Private Placement, discussed further in Note 2, Financing transaction, was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale.

We have preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. We have not yet completed an external valuation analysis of the fair market value of Support’s assets to be acquired and liabilities to be assumed. Using the estimated total purchase consideration for the transaction, we have allocated the purchase price to assets and liabilities based upon preliminary estimates of fair values. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when we have determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include:

•	changes in allocations to intangible assets and bargain purchase gain or goodwill based on the results of certain valuations and other studies that have yet to be completed,

•	other changes to assets and liabilities, and

•	changes to the ultimate purchase consideration.

Note 2—Financing transactions

On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals and accredited investors, for an aggregate amount of $40.5 million, or $37.1 million net of expenses. After giving effect to a 4 for 1 stock split on March 16, 2021, each share of series A preferred stock is convertible into four shares of class B common stock.

In connection with the execution of the Merger Agreement, and as a condition to our willingness to enter into the Merger Agreement, on March 19, 2021, Support entered into the subscription agreement with 210 Capital, LLC. Pursuant to the subscription agreement, 210 Capital, LLC purchased an aggregate of 3,909,871 shares of Support’s common stock for a purchase price of $1.85 per share, or an aggregate purchase price of $7.2 million, representing approximately 16.6% of the outstanding shares of Support’s common stock.

Note 3—Preliminary purchase price allocation

We have performed a preliminary valuation analysis of the fair value of Support’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date based upon the market capitalization of Support.com (in thousands):

Cash and cash equivalents	$32,295
Short term investments	6,201
Accounts receivable	5,470
Prepaid expenses and other current assets	601
Property and equipment	1,043
Other assets	395
Accounts payable	(242)
Accrued Expenses and other current liabilities	(3,420)
Deferred revenue	(1,189)
Other liabilities	(907)
Intangible assets	16,810	(1)
Deferred tax liability	(4,623)	(2)
Goodwill	151,634	(3)

Total consideration	$204,068

(1)	To reflect the intangible assets, based upon a preliminary estimate of fair value and consists of customer contracts and trade name recognized as a result of the transaction.

(2)	The deferred tax liability resulting from the increase in basis of intangible assets, as applicable, for book purposes but not for tax purposes was calculated using a 27.5% effective tax rate.

(3)	To reflect the goodwill recognized as a result of the transaction.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Support based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the balance sheet.

Note 4—Pro forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects the intangible assets based upon preliminary estimates of fair value of customer contracts and tradename recognized as a result of the transaction.

(b)

Represents the elimination of the historical equity of Support and the initial allocation of the purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Total consideration	$204,068	(y	)
Common stock	(3)
Additional paid-in captial	(259,620)
Treasury stock	5,297
Accumulated other comprehensive loss	2,482
Accumulated deficit	211,597
Assets:
Intangible assets	(16,810)
Liabilities:
Deferred tax liability	4,623

Goodwill	$151,634

(y)

Consideration of $204.1 million assumes a price per share of Support common stock of $7.94 (which is the VWAP for the ten-day trading period ending on August 9, 2021) and that the fully diluted amount of Support common stock is 25,201,286. Note that this is an illustrative purchase price and the final purchase price will be determined at the date the transaction is consummated.

(c)

Adjusts the deferred tax liabilities resulting from the transaction. The estimated increase in deferred tax liabilities stems from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 27.5%.

(d)

Reflects the March 16, 2021 amendments to the organizational documents of Greenidge whereby (i) Greenidge established its class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock of Greenidge was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock of Greenidge. In connection with this, the effective conversion rate for the series A preferred stock issued in the Series A Private Placement was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale. These events eliminated the historical equity of GGH LLC and established class A common stock and class B common stock at a par value of $0.0001 per share.

(e)

Reflects an adjustment for the estimated value of the Investor Fee based upon the percent ownership and the estimated valuation of the combined company using the assumptions noted in (y) above. This cost will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(f)

Reflects an adjustment for amortization of intangible assets, consisting of customer contracts and the Support.com trade name, recognized as a result of the transaction. The estimated value for the customer contracts is $15.6 million, which was determined by the present value of expected cash flows from such contracts. The estimated value of the customer contracts is assumed to be amortized over five years on a straight line basis. The estimated value of the Support.com trade name is $1.3 million, which was based on the present value of discrete royalties avoided plus the present value of the tax amortization benefit. The estimated value of the trade name is assumed to be amortized over 10 years on a straight line basis.

(g)	Reflects the elimination of interest expense related to loans from Greenidge’s controlling shareholder that have been deemed fully satisfied.

(h)

Reflects an adjustment for estimated transaction costs for both Greenidge and Support, such as adviser fees, legal and accounting expenses not yet incurred as of June 30, 2021. These costs will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(i)

Adjusts the tax provision to reflect the impact on the income tax provision resulting from the proforma adjustments, while assuming that the consolidated entity is a taxable entity due to the reorganization from an LLC to a corporation as of January 1, 2020.

(j)

Reflects an adjustment for the proforma effect of the reorganization from an LLC to a corporation, as if the reorganization occurred on January 1, 2020, to recognize a deferred tax liability for the differences between the recorded values and tax bases of assets and liabilities.

(k)	Adjusts Support’s results to present depreciation and amortization as a separate line item, consistent with Greenidge’s presentation.

(l)

The unaudited pro forma condensed combined financial statements assume there will be 3,560,435 class A common stock shares outstanding, of which 2,998,261 shares will be issued to Support stockholders as consideration for the Merger and 562,174 shares will be issued to the Investor and 34,800,000 shares of class B common stock outstanding (inclusive of 320,000 shares issued during the first quarter of 2021 for the exercise of stock options and the purchase of miners) upon completion of the Merger and conversion of the series A preferred stock. The diluted shares included in the Greenidge financial statements include approximately 1.1 million shares related to options and restricted shares of Greenidge.

TRADING MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our class A common stock is listed on Nasdaq under the trading symbol “GREE”.

Number of Holders of Our Common Stock

As of August 31, 2021, there were approximately 11 stockholders of record of our common stock and 66 stockholders of record of our preferred stock.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, we did not have any equity compensation plans.

On February 21, 2021, our board adopted our 2021 Plan and on March 1, 2021, our stockholders approved our 2021 Plan. Pursuant to the 2021 Plan, we may grant restricted stock, stock options and other forms of incentive compensation to employees, consultants, and our directors and affiliates. The maximum number of shares of class A common stock that may be issued pursuant to awards granted under the 2021 Plan is 3,831,112 shares (after taking into account the 4-to-1 forward stock split that occurred on March 16, 2021). As of the date of this prospectus, 2,631,112 shares of class A common stock remain available for issuance under the 2021 Plan. See “Executive Compensation—Greenidge 2021 Equity Incentive Plan” for additional information regarding the 2021 Plan. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our Class A common stock issued or issuable under the 2021 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR GREENIDGE

The following discussion should be read together with the audited financial statements and the related notes thereto of Greenidge for the years ended December 31, 2020 and 2019 and the unaudited interim financial statements and related notes thereto of Greenidge for the three and six months ended June 30, 2021 and 2020 included elsewhere in this prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. For purposes of this section, “the Company,” “we,” “us” and “our” refer to Greenidge (i.e. Greenidge Generation Holdings Inc. together with its consolidated subsidiaries prior to the Merger). You should carefully read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Overview

Greenidge is the successor entity for accounting purposes to GGH LLC as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares (on a split-adjusted basis) of our common stock. As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge. The financial information presented herein are that of GGH LLC for the periods before January 29, 2021 and Greenidge thereafter. On March 16, 2021, we effectuated a forward stock split whereby each outstanding share of common stock was split into four new shares of common stock (and each outstanding share of series A preferred stock would be convertible into four times as many shares of common stock as it was previously convertible into).

We own a vertically integrated bitcoin mining and power generation facility in the Town of Torrey, New York with an environmentally-sound approximately 106 MW natural gas power generation facility that has undergone a remarkable transformation in recent years. We enjoy significant competitive advantages including low fixed costs, an efficient mining fleet, in-house operational expertise and low power costs due to our access to the Millennium Pipeline price hub, which provides relatively low market rates for natural gas. We are currently mining bitcoin and contributing to the security and transactability of the bitcoin ecosystem while concurrently meeting the power needs of homes and businesses in our region.

As of June 30, 2021, we powered approximately 32 MW of mining capacity, substantially all of which is dedicated to bitcoin mining. The bitcoin mining operations generate revenue through the exchange of bitcoins earned by ASICs as rewards and transaction fees for U.S. dollars and through revenue earned from third parties for hosting ASICs owned by third parties and providing operations, maintenance and other blockchain related services to third parties.

We also sell electricity generated by our power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. We opportunistically increase or decrease the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market.

Our primary business objective is to grow revenue by further leveraging our capability to own captive power resources and expand our bitcoin mining operations and blockchain services offerings. We currently internally generate all the power we require for bitcoin mining and do not purchase power from any third-party suppliers for either our mining or power generation operations. We believe that this behind-the-meter power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Our behind-the-meter power generation capability provides us with stable delivery due to the absence of any contract negotiation risk with third-party power suppliers, the absence of transmission and distribution cost risk and the firm delivery of gas via our captive pipeline. Notwithstanding the structural stability of our behind-the-meter capabilities, we do however procure natural gas through a third-party energy manager which schedules delivery of our natural gas needs from the wholesale market which is subject to price volatility. We procure the majority of our gas at spot prices and enter into fixed price forward contracts from time to time for the purchase of a portion of anticipated natural gas purchases based on prevailing market conditions to partially mitigate the financial impacts of natural gas price volatility. These forward contracts qualify for the normal purchases and sales exception under ASC 815, Derivatives and Hedging, as it is probable that these contracts will result in physical delivery.

Volatility in the natural gas market may impact our results of operations. While natural gas prices decreased in 2020, partially due to COVID-19 related demand reduction, prices have been on an upward trajectory since June of 2021 and are expected to continue rising into 2022 due to low inventory levels. Volatility in the natural gas market may be caused by disruption in the delivery of fuel, including disruptions as a result of weather, transportation difficulties, global demand and supply dynamics, labor relations, environmental regulations or the financial viability of fuel suppliers. We procure the majority of our natural gas supply from the Millennium Pipeline price hub, which provides relatively low market rates for natural gas.

Current gas prices are also consistent with Millennium East pool forward gas prices and we expect this trend to continue going forward. The most material factor that causes price volatility in our natural gas supply is cold weather related increases in demand during the winter months. We typically hedge a portion of the gas during this period in order to minimize the impact of weather-related gas price volatility on our operations by entering into physically settled natural gas forward contracts with our energy manager. Furthermore, we have procured firm natural gas transportation capacity at a fixed rate for a portion of our natural gas supply, thereby reducing our exposure to volatility in natural gas transportation costs. Gas transportation is procured through a long-term contract with an expiration date in September 2030. We believe there are no material renegotiation or counterparty risks for either gas forward contracts or firm transportation.

On July 2, 2021, we announced that we had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. See descriptions of this transaction in more detail below under “Certain Relationships and Related Party Transactions.”

Merger

On September     , 2021, we consummated the transactions contemplated by the Merger Agreement, by and among Greenidge, Support and Merger Sub. As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge.

Increase in Authorized Capital

On September 13, 2021, we filed an amendment to our certificate of incorporation to increase our authorized capital stock. Following the amendment, our authorized capital stock consists of 2,400,000,000 shares of class A common stock, par value $0.0001 per share, 600,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

Miner Fleet Growth

We began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at our power generation facility in the Town of Torrey, New York. We launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, we had approximately 6,900 miners deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 exahash per second (“EH/s”). Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to our peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or terahash per second (“TH/s”) and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of our fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.

During the first six months of 2021, we deployed approximately 4,700 additional miners comprised primarily of MicroBT M30 and M31 Whatsminers, bringing our estimated maximum hash rate to 0.83 EH/s consuming approximately 32 MW of the power plant’s total capacity of approximately 106 MW. As of June 30, 2021, in aggregate, we had approximately 11,700 miners deployed on our site capable of producing an estimated aggregate hash rate capacity of 0.83 EH/s and had entered into additional commitments to acquire 2,000 Bitmain S19 Units scheduled to be delivered and installed beginning in the third quarter of 2021 and 1,000 MicroBT M30 Whatsminers, 800 S19j Bitmain Antminers and 1,400 S19j Pro Bitmain Antminers scheduled for deployment in the third and fourth quarters of 2021. We also entered into commitments for an additional 4,600 S19j Pro Bitmain Antminers to be delivered and installed through 2022.

Between July 1, 2021 and July 31, 2021, we deployed approximately 1,200 of the previously committed S19 Pro Bitmain Antminers and approximately 1,500 M30 Whatsminers, of which 500 were previously committed.

With the full deployment of these new miners, our total fleet is expected to comprise approximately 22,500 total miners and is expected to consume approximately 66 MW of electricity. These new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than our existing miner fleet. With the deployment of the aforementioned miners in 2021, we expect to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of our miners contracted to be purchased, we expect to achieve a total hash rate capacity of approximately 1.9 EH/s.

Business Environment

The second quarter of 2021 saw a continuation of quarterly sequential revenue growth driven by cryptocurrency mining revenue due to the miner fleet growth. The higher hashrate capacity combined with a lower level of mining difficulty and a higher average bitcoin value during the second quarter of 2021 fueled the revenue growth as compared to the first quarter of 2021. Total revenue grew 46% sequentially, with cryptocurrency mining revenue growing 56% and power and capacity revenue growing 2%. The revenue growth drove a sequential 140% growth in income from operations.

Results of Operations

Comparison of Quarters Ended June 30, 2021 and 2020 (Amounts denoted in $000’s)

The following table sets forth key components of the results of operations of Greenidge during the quarters ended June 30, 2021 and 2020.

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Total revenue	$16,176	$4,672	$11,504	246.2%
Cost of revenue (exclusive of depreciation and amortization shown below)	4,724	2,582	2,142	83.0%
Selling, general and administrative expenses	4,565	1,189	3,376	283.9%
Depreciation and amortization	1,603	1,130	473	41.9%

Income (loss) from operations	5,284	(229)	5,513	N/A
Other income (expense):
Interest expense	(202)	—	(202)	N/A
Interest expense—related party	—	(273)	273	N/A
Loss on sale of digital assets	(154)	(44)	(110)	250.0%
Other expense, net	(13)	(25)	12	-48.0%

Total other expense, net	(369)	(342)	(27)	7.9%

Income (loss) before income taxes	4,915	(571)	5,486	N/A
Provision for income taxes	(1,397)	—	(1,397)	N/A

Net income (loss)	$3,518	$(571)	$4,089	N/A

Revenue

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$14,064	$3,341	$10,723	321.0%
Power and capacity	2,112	1,331	781	58.7%

Total revenue	$16,176	$4,672	$11,504	246.2%

Cryptocurrency mining revenue. For our cryptocurrency mining revenue, we generate electricity on-site from our power plant and use that electricity to power ASIC miners, generating bitcoin which we then exchange for U.S. dollars or hold in our wallet. Our cryptocurrency mining revenue increased by $10.7 million, or 321.0%, to $14.1 million for the quarter ended June 30, 2021 from $3.3 million for the quarter ended June 30, 2020. Such increase was attributable to our increased mining fleet from an average hash rate of approximately 0.37 EH/S for the quarter ended June 30, 2020 to an average of 0.64 EH/s for the quarter ended June 30, 2021. The increase in our cryptocurrency mining revenue from the quarter ended June 30, 2020 to the quarter ended June 30, 2021, is a function of increased average bitcoin selling price and growth in our hashrate capacity, offset by increased difficulty and the halving event. For the quarter ended June 30, 2021, we mined 315 bitcoins at an average price of approximately $42,781 as compared to 380 bitcoins at an average price of approximately $8,695 in the same period in 2020. The 392% increase in bitcoin price and our growth in hashrate were beneficial to bitcoin mining revenue, but were partially offset by other factors including the halving event, which occurred in May 2020 and reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, and a 47% average difficulty increase.

Power and capacity revenue. Power and capacity revenue is earned when we sell capacity and energy and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we earn revenue in three streams, including: (1) power revenue received based on the hourly price of power, (2) capacity revenue for committing to sell power to the NYISO when dispatched and (3) other ancillary service revenue received as compensation for the provision of operating reserves. Our power and capacity revenue increased by $0.8 million, or 58.7%, to $2.1 million for the quarter ended June 30, 2021 from $1.3 million for the quarter ended June 30, 2020. Power revenue was comparatively higher in the quarter ended June 30, 2021 due to warmer weather in the month of June of 2021 as compared to 2020 and lower power demand in general in 2020 due to the COVID-19 lockdowns. For the quarter ended June 30, 2021, 51% higher prices were partially offset by a 21% decline in volume. These increase in prices were driven by higher demand caused by more extreme weather during 2021 as compared to the period in 2020 that the plant was online and the New York stay-at-home regulations during 2020, which reduced the demand for power. As the COVID-19 regulations are lifted, we do not anticipate further COVID-19 impacts in the future unless further COVID-19 outbreaks require further statewide shutdowns.

The components of revenue, expressed as a percentage of total revenue were:

	Quarters Ended June 30,
	2021	2020
Cryptocurrency mining	86.9%	71.5%
Power and capacity	13.1%	28.5%

Total revenue	100.0%	100.0%

For the quarters ended June 30, 2021 and 2020, our power customer accounted for 13.1% and 28.5% of our total revenue, respectively. For cryptocurrency mining, we consider our mining pool operators to be our customers. We have historically used a limited number of pool operators and the individual contracts with pool operators have a one-day term, which allows us the option to change pool operators at any time. Revenues from our largest pool operator comprised approximately 75% and 61% of total revenues for the quarters ended June 30, 2021 and 2020, respectively. There are no revenues derived from assets outside the United States during the quarters ended June 30, 2021 and 2020.

Cost of revenue (exclusive of depreciation and amortization)

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$2,754	$1,362	$1,392	102.2%
Power and capacity	1,970	1,220	750	61.5%

Total cost of revenue	$4,724	$2,582	$2,142	83.0%

Cost of cryptocurrency mining. Cost of cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the cryptocurrency mining operation. Cost of sales excluding depreciation and amortization increased by $1.4 million, to $2.8 million for the quarter ended June 30, 2021 from $1.4 million for the quarter ended June 30, 2020. This increase was primarily due to the increases in our bitcoin mining fleet and hash rate.

Cost of power and capacity. Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by us and sold to the grid. Cost of power and capacity revenue increased by $0.8 million, to $2.0 million for the quarter ended June 30, 2021 from $1.2 million for the quarter ended June 30, 2020. This increase was due to increased power demand which requires a corresponding increase in input costs, especially gas for the quarter ended June 30, 2021. The gas cost per dekatherm for the quarter ended June 30, 2021 was $2.17 as compared to $1.56 per dekatherm for the quarter ended June 30, 2020.

Selling, general and administrative expenses

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Selling, general and administrative expenses	$4,565	$1,189	$3,376	283.9%

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees and insurance. Selling, general and administrative expenses for the quarter ended June 30, 2021 increased $3.4 million, or 283.9%, as compared to the same period in 2020, partially due to approximately $0.9 million of costs associated with the Merger and costs related to becoming a public company. Additionally, selling, general and administrative expenses increased due to costs related to the growth of corporate infrastructure to support our growth including non-cash stock compensation of $0.4 million (as compared to none for the same period ended 2020).

Depreciation and amortization

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Depreciation and amortization	$1,603	$1,130	$473	41.9%

Depreciation and amortization for the quarter ended June 30, 2021 increased $0.5 million to $1.6 million for the quarter ended June 30, 2021 from $1.1 million for the quarter ended June 30, 2020 due to the purchase and deployment of additional miners.

Income (Loss) from operations

Income (Loss) from operations. We reported income from operations of $5.3 million for the quarter ended June 30, 2021 as compared to a loss from operations of $0.2 million for the quarter ended June 30, 2020. The improvement is primarily attributable to an increase in bitcoin mining hash rate as well as operating leverage, as a substantial portion of selling, general and administrative expenses are fixed.

Other income (expense), net

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Interest expense	$(202)	$—	$(202)	N/A
Interest expense—related party	—	(273)	273	N/A
Loss on sale of digital assets	(154)	(44)	(110)	250.0%
Other expense, net	(13)	(25)	12	-48.0%

Total other expense, net	$(369)	$(342)	$(27)	7.9%

Interest expense. Represents interest on outstanding indebtedness during the quarter ended June 30, 2021. There was interest expense for the quarter ended June 30, 2021 related to the secured financing entered into in 2021 associated with the purchase of additional miners.

Interest expense- related party. Represents interest on outstanding related party indebtedness due to Atlas and its affiliates for the quarters ended June 30, 2021 and 2020. The indebtedness to Atlas was deemed satisfied in full in connection with the January 29, 2021 restructuring and is no longer outstanding.

Loss on the sale of digital assets. Represents a loss in connection with the sale of digital assets (bitcoin) during the quarters ended June 30, 2021 and 2020.

Provision for income taxes

	Quarters Ended June 30,
$ in thousands	2021	2020
Income (loss) before income taxes	$4,915	$(571)
Provision for income taxes	$(1,397)	$—
Effective Tax Rate	28.4%	0.0%

Provision for income taxes: Represents estimated provision for income taxes for the quarters ended June 30, 2021 and June 30, 2020. Prior to January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. The provision for income tax was $1.4 million for the quarter ended June 30, 2021, with an effective tax rate of 28.4%. The effective tax rate was higher than the Statutory federal rate primarily due to state income taxes.

Net Income (Loss)

Net income (loss). As a result of the factors described above, net income (loss) improved by $4.1 million to income of $3.5 million for the quarter ended June 30, 2021 from a loss of $0.6 million for the quarter ended June 30, 2020.

Comparison of Six Months Ended June 30, 2021 and 2020 (Amounts denoted in $000’s)

The following table sets forth key components of the results of operations of Greenidge during the six months ended June 30, 2021 and 2020.

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Total revenue	$27,239	$7,814	$19,425	248.6%
Cost of revenue (exclusive of depreciation and amortization shown below)	9,146	4,609	4,537	98.4%
Selling, general and administrative expenses	8,060	2,638	5,422	205.5%
Depreciation and amortization	2,864	2,163	701	32.4%

Income (loss) from operations	7,169	(1,596)	8,765	N/A
Other income (expense):
Interest expense	(368)	—	(368)	N/A
Interest expense—related party	(22)	(540)	518	-95.9%
Gain (loss) on sale of digital assets	141	(25)	166	N/A
Other income (expense), net	6	(16)	22	N/A

Total other expense, net	(243)	(581)	338	-58.2%

Income (loss) before income taxes	6,926	(2,177)	9,103	N/A
Provision for income taxes	(2,129)	—	(2,129)	N/A

Net income (loss)	$4,797	$(2,177)	$6,974	N/A

Revenue

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$23,061	$5,630	$17,431	309.6%
Power and capacity	4,178	2,184	1,994	91.3%

Total revenue	$27,239	$7,814	$19,425	248.6%

Cryptocurrency mining revenue. For our cryptocurrency mining revenue, we generate electricity on-site from our power plant and use that electricity to power ASIC miners, generating bitcoin which we then exchange for U.S. dollars or hold in our wallet. Our cryptocurrency mining revenue increased by $17.4 million, or 309.6%, to $23.1 million for the six months ended June 30, 2021 from $5.6 million for the six months ended June 30, 2020. Such increase was attributable to our increased mining fleet from an average hash rate of approximately 0.29 EH/s for the quarter ended June 30, 2020 to an average of 0.5139 EH/s for the six months ended June 30, 2021. The increase in our cryptocurrency mining revenue from the six months ended June 30, 2020 to the six months ended June 30, 2021, is a function of increased average bitcoin selling price and growth in our hashrate capacity, offset by increased difficulty and the halving event. For the six months ended June 30, 2021, we mined 528 bitcoins at an average price of approximately $41,297 and mined 673 bitcoins at an average price of approximately $8,311 in the same period in 2020. The 397% increase in bitcoin price and our growth in hashrate were beneficial to bitcoin mining revenue, but were partially offset by other factors including the halving event, which occurred in May 2020 and reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, and a 43% average difficulty increase.

Power and capacity revenue. Power and capacity revenue is earned when we sell capacity and energy and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we earn revenue in three streams, including: (1) power revenue received based on the hourly price of power, (2) capacity revenue for committing to sell power to the NYISO when dispatched and (3) other ancillary service revenue received as compensation for the provision of operating reserves. Our power and capacity revenue increased by $2.0 million, or 91.3%, to $4.2 million for the six months ended June 30, 2021 from $2.2 million for the six months ended June 30, 2020. The increase was mainly attributable to the fact that we took a planned outage to further build out our mining operation for a period during the first six months of 2020, while no such outage was taken in the first six months of 2021. Power revenue was also comparatively higher in the six months ended June 30, 2021 due to more extreme weather, which led to higher power demand during the period we were online.

For the six months ended June 30, 2021, 85% higher prices were partially offset by a 5% decrease in volume. These increases in prices were driven by higher demand caused by more extreme weather during 2021 as compared to the period in 2020 that the plant was online and the New York stay-at-home regulations during 2020, which reduced the demand for power. As the COVID-19 regulations are lifted, we do not anticipate further COVID-19 impacts in the future unless further COVID-19 outbreaks require further statewide shutdowns.

The components of revenue, expressed as a percentage of total revenue were:

	Six Months Ended June 30,
	2021	2020
Cryptocurrency mining	84.7%	72.1%
Power and capacity	15.3%	27.9%

Total revenue	100.0%	100.0%

For the six months ended June 30, 2021 and 2020, our power customer accounted for 15.3% and 27.9% of our total revenue, respectively. For cryptocurrency mining, we consider our mining pool operators to be our customers. We have historically used a limited number of pool operators and the individual contracts with pool operators have a one-day term, which allows us the option to change pool operators at any time. Revenue from our largest pool operator comprised approximately 73% and 65% of total revenue for the six months ended June 30, 2021 and 2020, respectively. There are no revenues derived from assets outside the United States during the six months ended June 30, 2021 and 2020.

Cost of revenue (exclusive of depreciation and amortization)

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$5,150	$1,939	$3,211	165.6%
Power and capacity	3,996	2,670	1,326	49.7%

Total cost of revenue	$9,146	$4,609	$4,537	98.4%

Cost of cryptocurrency mining. Cost of cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation. Cost of cryptocurrency mining revenue excluding depreciation and amortization increased by $3.2 million, to $5.2 million for the six months ended June 30, 2021 from $1.9 million for the six months ended June 30, 2020. This increase was primarily due to the increases in our bitcoin mining fleet and hash rate.

Cost of power and capacity. Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by us and sold to the grid. Cost of power and capacity revenue increased by $1.3 million, to $4.0 million for the six months ended June 30, 2021 from $2.7 million for the six months ended June 30, 2020. This increase was due to increased power demand which requires a corresponding increase in input costs, especially gas for the six months ended June 30, 2021. The gas cost per dekatherm for the six months ended June 30, 2021 was $2.38 as compared to $1.66 per dekatherm for the six months ended June 30, 2020.

Selling, general and administrative expenses

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Selling, general and administrative expenses	$8,060	$2,638	$5,422	205.5%

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees and insurance. Selling, general and administrative expenses for the six months ended June 30, 2021 increased $5.4 million, or 205.5%, as compared to the same period in 2020, partially due to approximately $1.2 million of costs associated with the Merger and costs related to becoming a public company. Additionally, selling, general and administrative expenses increased due to costs related to the growth of corporate infrastructure to support our growth including non-cash stock compensation of $1.1 million (as compared to none for the same period ended 2020).

Depreciation and amortization

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Depreciation and amortization	$2,864	$2,163	$701	32.4%

Depreciation and amortization for the six months ended June 30, 2021 increased $0.7 million to $2.9 million due to the purchase and deployment of additional miners.

Income (loss) from operations

Income (Loss) from operations. We reported income from operations of $7.2 million for the six months ended June 30, 2021 as compared to a loss from operations of $1.6 million for the six months ended June 30, 2020. The improvement is primarily attributable to an increase in bitcoin mining hash rate as well as operating leverage, as a substantial portion of selling, general and administrative expenses are fixed.

Other income (expense), net

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Interest expense	$(368)	$—	$(368)	N/A
Interest expense—related party	(22)	(540)	518	N/A
Gain (loss) on sale of digital assets	141	(25)	166	N/A
Other income (expense), net	6	(16)	22	N/A

Total other expense, net	$(243)	$(581)	$338	-58.2%

Interest expense. Represents interest on outstanding indebtedness during the six months ended June 30, 2021. There was interest expense for the six months ended June 30, 2020 related to the secured financing entered into in 2021 associated with the purchase of additional miners.

Interest expense- related party. Represents interest on outstanding related party indebtedness due to Atlas and its affiliates for the six months ended June 30, 2021 and 2020. The indebtedness to Atlas was deemed satisfied in full in connection with the January 29, 2021 restructuring and is no longer outstanding.

Gain (loss) on the sale of digital assets. Represents the change in value of digital assets (bitcoin) between the time the bitcoin is earned and liquidated during the six months ended June 30, 2021 and 2020.

Provision for income taxes

	Six Months Ended June 30,
$ in thousands	2021	2020
Income (loss) before income taxes	$6,926	$(2,177)
Provision for income taxes	$(2,129)	$—
Effective Tax Rate	30.7%	0.0%

Provision for income taxes. Represents estimated provision for income taxes for the six months ended June 30, 2021. Prior to January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. The provision for income taxes was $2.1 million for the six months ended June 30, 2021, with an effective tax rate of 30.7%. The effective tax rate was higher than the Statutory federal rate primarily due to state income taxes, as well as the recognition of a deferred tax liability associated with the reorganization from an LLC to a corporation.

Net Income (Loss)

Net income (loss). As a result of the factors described above, net income (loss) improved by $7.0 million to income of $4.8 million for the six months ended June 30, 2021 from a loss of $2.2 million for the six months ended June 30, 2020.

Key Metrics and Non-GAAP Financial Measures

In addition to results determined in accordance with GAAP, we believe the following key metrics and non-GAAP measures are useful in evaluating our operational performance. We use the following key metrics and non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing our operating performance. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

Bitcoins Mined

The number of bitcoins mined in the quarter ended June 30, 2021 was approximately 315 compared with approximately 403 bitcoins in the quarter ended June 30, 2020. Our mining fleet grew from an average hash rate of approximately 0.37 EH/s for the quarter ended June 30, 2020 to an average of 0.64 EH/s for the quarter ended June 30, 2021. Despite this growth in the number of miners, we saw a decrease in bitcoins mined quarter over quarter. Several factors impacted the rate at which bitcoin is mined, including an increase in overall network difficulty (a measure of how difficult it is to earn a block reward) of 47% on average during this period, as well as the halving event which occurred in May 2020. The halving event reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, effectively reducing the total bitcoins mined across the entire bitcoin network by half. This halving event, which occurs approximately every four years, paired with an increase in network difficulty led to a decline in the number of bitcoins mined by us for the quarter ended June 30, 2021 as compared with the quarter ended June 30, 2021.

The number of bitcoins mined in the six months ended June 30, 2021 was approximately 528 as compared to 685 during the six months ended June 30, 2020.

Network transaction fees are charged to users of the bitcoin network for moving bitcoin on the blockchain, and are paid to the miners along with the block reward when a miner solves a block. The percentage of transactions fees paid to miners as compared to total bitcoins mined for the periods presented fluctuate with network congestion, which happens in periods of high transaction volume as well as periods that experience sudden drops in network hashrate (slowing down transaction processing). Transaction fees as a percentage of block rewards are expected to continue to be volatile, and this percentage is expected to generally trend upward as block rewards halve and assuming adoption of bitcoin continues to increase transaction volume.

Power and Mining Capacity

As of June 30, 2021 and June 30, 2020, we had a power capacity (when not mining) of approximately 106MW and a mining capacity of approximately 32MW and 17MW, respectively. Our power capacity is the measure of total rated net MW output of our power plant and represents the maximum useful output of our power generation facilities, whereas mining capacity is the number of rated net MW output from our power generation facilities devoted to bitcoin mining activity.

Revenue and Cost of Revenue (exclusive of depreciation and amortization) per MWh

	Quarters Ended June 30,		Six Months Ended June 30,
$ in thousands	2021	2020	2021	2020
Revenue
Cryptocurrency mining	$14,064	$3,341	$23,061	$5,630
Power and capacity	$2,112	$1,331	$4,178	$2,184
Revenue per MWh
Cryptocurrency mining	$220	$106	$206	$115
Power and capacity	$51	$25	$51	$25
Cost of revenue (exclusive of depreciation and amortization)
Cryptocurrency mining	$2,754	$1,362	$5,150	$1,939
Power and capacity	$1,970	$1,220	$3,996	$2,670
Cost of revenue per MWh (exclusive of depreciation and amortization)
Cryptocurrency mining	$43	$43	$46	$40
Power and capacity	$47	$23	$49	$31
MWh
Cryptocurrency mining	63,803	31,595	112,089	48,786
Power and capacity	41,747	53,045	82,075	86,574

Cryptocurrency mining revenue per MWh and power and capacity revenue per MWh are used by management to consider the extent to which we will generate electricity to either mine cryptocurrency or sell power to the New York wholesale power market. Cost of revenue (excluding depreciation and amortization) per MWh represents a measure of the cost of natural gas, emissions credits, payroll and benefits and other direct production costs associated with the MWhs produced to generate the respective revenue category for each MWh utilized. Depreciation and amortization costs are excluded from the cost of revenue (exclusive of depreciation and amortization) per MWh metric; therefore, not all cost of revenues for cryptocurrency mining and power and capacity are fully reflected. To the extent any other bitcoin miners are public or may go public, the cost of revenue (exclusive of depreciation and amortization) per MWh metric may not be comparable because some competitors may include depreciation in their cost of revenue figures.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as earnings before interest, taxes, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management, including, but not limited to business development, fair value adjustments for certain financial liabilities (including asset retirement obligations), costs associated with debt and equity transactions, and impairment charges as they are not indicative of business operations. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Quarters Ended June 30,		Six Months Ended June 30,
$ in thousands	2021	2020	2021	2020
Net income (loss)	$3,518	$(571)	$4,797	$(2,177)
Provision for income taxes	1,397	—	2,129	—
Interest expense, net	202	273	390	540
Depreciation and amortization	1,603	1,130	2,864	2,163

EBITDA	6,720	832	10,180	526
Stock-based compensation	407	—	1,063	—
Merger and public company filing related costs (1)	938	—	1,248	—

Adjusted EBITDA	$8,065	$832	$12,491	$526

(1)	Merger and public company filing costs relate to costs associated with the Merger, the corporate reorganization from an LLC, public registration of shares and associated costs.

Liquidity and Capital Resources

On June 30, 2021, we had cash and cash equivalents of $37.9 million and an accumulated deficit of $20.1 million. To date, we have primarily relied on debt and equity financing to fund our operations and to meet ongoing working capital needs and to execute on the initial stages of our business plan. On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals and investors for an aggregate amount of $40.5 million. Even with the successful closing of the private placement offering and the anticipated cash and cash equivalents available from the Merger, we may seek to raise capital through alternative sources, such as a public offering, an additional private placement of our equity or debt securities or traditional or non-traditional credit type facilities. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our class A common stock could decline. Furthermore, if we engage in debt financing, the debt holders would likely have priority over our stockholders, on order of payment preference.

While we held a relatively small amount of digital assets for an extended period as of June 30, 2021, our current business strategy is to sell digital assets within a short period after earning such assets. We may choose to change this strategy in the future. The average period between receipt of bitcoin and the subsequent conversion to cash is less than one day because at least 95% of the bitcoin mined each day is liquidated the same day it is mined. Our liquidity is subject to volatility in both number of bitcoins mined and the underlying price of bitcoin.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments (in thousands) as of June 30, 2021, (the latest practicable date prior to filing of this registration statement) and the years in which these obligations are due:

	Total	Less than 1 Year	1 - 3 Years
Notes payable (1)	$43,791	$20,798	$22,993
Equipment lease (2)	$680	$544	$136
Natural gas commitments (3)	$1,718	$1,718	$—
Purchase commitments (4)	$22,471	$22,471	$—

(1)	The Notes payable amounts presented in the above table include financed principal obligations plus estimated contractual future interest and risk premium payments.

(2)	Equipment finance lease obligations include fixed monthly rental payments and exclude estimated revenue sharing payments.

(3)	Represents off balance sheet arrangements to purchase gas through March 1, 2022.

(4)	Represents miner purchase commitments as of June 30, 2021

The Notes payable are associated with equipment finance and security agreements that financed the purchase of miners that have been delivered. These notes carry an annual interest rate of between 15%—17%, and are repaid by way of blended payments of interest and principal, as well as an additional risk premium payment, with the final payment due 18 months from delivery date.

In March 2021, we entered into an equipment lease agreement for certain mining units. In conjunction with the lease agreement, we recorded a finance lease obligation of $1.2 million and a right-of-use asset of $1.4 million. The lease includes obligations for a monthly fixed payment of less than $0.1 million and a revenue sharing obligation of 10% of the revenue attributable to the miners purchased. The lease ends in August 2022, at which point the equipment transfers to us.

As of June 30, 2021 we had outstanding commitments to purchase an additional 6,300 miners with a remaining cash commitment of $22.5 million, which has been included in the table above. We have $23.5 million of committed financing associated with these miners that will be funded upon delivery. These purchase commitments are cancellable only by us; however, if we were to cancel, we would forfeit the equipment deposits paid.

The $23.5 million of committed financing for the miner purchase commitments are generally for a term of 18 months from delivery date with interest rates between 15% to 17% and require an additional risk premium payment.

Since the end of the second quarter through August 25, 2021, we had purchased and deployed approximately 1,000 M30 Whatsminers and entered into an agreement to purchase an additional 1.500 S19j Pro Bitmain Antminers. The aggregate amount of these additional purchases was approximately $13.3 million.

In the next twelve months, we expect that our operations and committed financing arrangements will provide sufficient cash for our operating expenses, purchase commitments, capital expenditures, interest payments and debt repayments. This is predicated on us achieving our forecast which could be negatively impacted by items outside of our control, in particular, significant decreases in the price of Bitcoin, regulatory changes concerning cryptocurrency or other macroeconomic conditions including if further COVID-19 outbreaks require further statewide shutdowns.

Summary of Cash Flow

The following table provides information about our net cash flow (in thousands) for the six months ended June 30, 2021 and 2020.

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$9,402	$695
Net cash used in investing activities	(29,581)	(8,913)
Net cash provided by financing activities	53,017	—

Net change in cash and cash equivalents	32,838	(8,218)
Cash and cash equivalents at beginning of year	5,052	11,750

Cash and cash equivalents at end of period	$37,890	$3,532

Net cash provided by operating activities was $9.4 million for the six months ended June 30, 2021, as compared to $0.7 million for the six months ended June 30, 2020. The increase in the operating cash flow during the first six months of 2021 as compared to 2020 was driven primarily by the cash generated from net income (which is the net income adjusted for depreciation, deferred taxes, accretion of asset retirement obligations, (gain) loss on sale of digital assets, stock-based compensation and loss on environmental liability), which improved by approximately $9.1 million.

Net cash used in investing activities was $29.6 million for the six months ended June 30, 2021, as compared to $8.9 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, the net cash used in investing activities significantly increased as compared to the prior year due to our expansion of our miner fleet for cryptocurrency mining.

Net cash provided by financing activities was $53.0 million for the six months ended June 30, 2021, as compared to $0.0 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, the net cash provided by financing activities consisted of $37.1 million in proceeds from issuance of preferred stock, $17.1 million from notes payable and capital lease obligations and $1.0 million from stock options exercised, offset by repayments on notes payable and finance lease obligations related to equipment finance agreements of $2.2 million.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Critical Accounting Policies and Estimates

We believe the following accounting policies are most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Accounts Receivable

We provide credit in the normal course of business to our power customer, the NYISO. We perform periodic credit evaluations of our customer’s financial condition and generally do not require collateral. The NYISO makes payments, depending on the type of revenue, within seven days of usage or seven days of month end. There are currently no accounts receivable associated with cryptocurrency mining revenues.

Digital Assets

Digital assets are included in current assets in the accompanying consolidated balance sheets. Digital assets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, and are accounted for in connection with our revenue recognition policy disclosed below. Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Events or circumstances that may trigger an impairment assessment other than annually include but are not limited to material changes in the regulatory environment, potential technological changes in digital currencies, and prolonged or material changes in the price of bitcoin below the carrying cost of the asset. Upon determining an impairment exists, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If we conclude otherwise, we are required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. We have assessed these digital assets and determined no impairment existed as of June 30, 2021. As of June 30, 2021, our digital assets consisted of approximately 29.2 bitcoins compared to 26.1 bitcoins as of December 31, 2020.

Digital assets awarded to us through our mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. We account for our gains or losses in accordance with the last in, first out (“LIFO”) method of accounting. Gains and losses from the sales of digital assets are recorded in other income (expense) in the accompanying consolidated statements of operations.

While management uses available information to evaluate and recognize impairment losses on digital assets, further reductions in the carrying amounts may be necessary based on the changes in the underlying value of bitcoin.

Emissions Expense and Credits

We generate carbon dioxide emissions in conjunction with our energy producing activities. As a result, we incur emissions expense and are required to purchase emission credits, which are valued at cost, to offset the liability. We participate in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that we remit credits to offset 50% of our annual emission expense in the following year, for each of the years in the three-year control period (January 1, 2021 to December 31, 2023) with final settlement required subsequent to the three-year control period. We recognize expense on a per ton basis, where one ton is equal to one RGGI credit. After the control period ends, we will remit credits to extinguish the remaining emission expense liability. We recognize expense on a per ton basis, where one ton is equal to one RGGI credit.

The RGGI credits are recorded on a first in, first out basis.

Asset Retirement Obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate and are recorded in the period in which the liability is incurred. These liabilities recognized by us relate to our landfill and the decommissioning costs of a coal ash pond that is currently only used for water discharge.

We own and operate a landfill located on our property in the Town of Torrey, NY. As required by the NYSDEC, landfills are required to fund a trust or provide an equivalent financial commitment to cover expenses for approximately 30 years of estimated expenses to maintain the landfill after a landfill has ceased operations. As of June 30, 2021, the landfill owned by us is a fully permitted, operational landfill and acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars. In lieu of a trust, we have negotiated with our largest equity member to maintain a letter of credit guaranteeing the payment of the liability. In accordance with ASC 410-20, Asset Retirement Obligations, we have recorded an environmental liability of $5.0 million and $4.9 million as of June 30, 2021 and December 31, 2020, respectively. The letter of credit related to this liability was for $5.0 million at June 30, 2021.

We have an obligation associated with coal combustion residuals associated with the closure of a coal ash pond located on our property in the Town of Torrey, NY as coal combustion residuals are subject to Federal and State regulations. In accordance with Federal law and ASC 410-20, Asset Retirement Obligations, we recorded an asset retirement obligation of $2.3 million as of both June 30, 2021 and December 31, 2020. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the first six months of 2021. Estimates are based on various assumptions including, but not limited to, closure and post-closure cost estimates, timing of expenditures, escalation factors, discount rates and methods for complying with coal combustion residuals regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Cryptocurrency Mining Revenue

We have entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and our enforceable right to compensation only begins when we provide computing power to the mining pool operator. In exchange for providing computing power, we are entitled to a theoretical fractional share of the cryptocurrency award the mining pool operator receives less digital asset transaction fees to the mining pool operator. Revenue is measured as the value of the fractional share of the cryptocurrency award received from the pool operator, which has been reduced by the transaction fee retained by the pool operator, for our pro rata contribution of computing power to the mining pool operator for the successful solution of the current algorithm.

Providing computing power in digital asset transaction verification services is an output of our ordinary activities. The provision of providing such computing power is the only performance obligation in our contracts with mining pool operators. The transaction consideration we receive, if any, is noncash consideration, which we measure at fair value on the date received, which is not materially different than the fair value at the contract inception or the time we have earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and we receive confirmation of the consideration we will receive, at which time revenue is recognized.

Pool fees paid by miners to pooling operators are based on a fixed percentage of the theoretical bitcoin block reward and network transaction fees received by miners. Pooling fees are netted against daily bitcoin payouts. We do not expect any material future changes in pool fee percentages paid to pooling operators, however as pools become more competitive, these fees may trend lower over time.

Fair value of the cryptocurrency award received is determined using the quoted price on our primary exchange of the related cryptocurrency at the time of receipt.

There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, we may be required to change our policies, which could have an effect on our consolidated financial position and results of operations.

Power and capacity revenue

We recognize power revenue at a point in time, when the electricity is delivered to the NYISO and our performance obligation is met. We recognize revenue on capacity agreements over the life of the contract as our series of performance obligations are met as capacity to provide power is maintained.

Sales tax, value-added tax, and other taxes we collect concurrent with revenue-producing activities are excluded from revenue. Incidental contract costs that are not material in the context of the delivery of goods and services are recognized as expense. There is no significant financing component in these transactions.

Off-Balance Sheet Arrangements

As of June 30, 2021, we had 685,000 mmbtu of natural gas purchased through March 1, 2022 at an average cost of $2.51 / mmbtu, which represents an aggregate commitment of $1.7 million.

BUSINESS

Overview

We own a vertically integrated bitcoin mining and power generation facility located in the Town of Torrey, New York. Our historical operations comprise two primary revenue sources:

•

Bitcoin-Mining. Our approximately 106 megawatt (“MW”) natural gas power generation facility powered approximately 41 MW of bitcoin mining capacity as of July 31, 2021. Our bitcoin mining capacity generates revenue in the form of bitcoin by earning bitcoin as rewards and transaction fees for supporting the global bitcoin network with application-specific integrated circuit computers (“ASICs” or “miners”) owned by us. We currently convert most of our earned bitcoin into U.S. dollars. We also generate revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. We intend to rapidly increase our bitcoin mining capacity of owned ASICs to increase our revenue.

•

Independent Electric Generation. We sell surplus electricity generated by our power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. We increase or decrease the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market. In addition, we receive revenues from the sale of our capacity and ancillary services in the NYISO wholesale market.

We also acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary. Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “Business—Support.com, Inc.” for additional information regarding Support.

The ASIC miners require a significant amount of power to operate, thus, access to low-cost electricity is important to profitably mine bitcoin on a large scale. Unlike most other bitcoin mining companies, we own our power generation assets and operates our own data center and miners. This allows us to operate without relying on highly variable third-party power purchase agreements or hosting agreements that are subject to renegotiation, counter-party risk or other cost volatility. Our bitcoin mining operations are powered by electricity generated directly by our power plant, which is referred to as “behind-the-meter” power because it is not subject to transmission and distribution charges from local utilities. Our owned bitcoin miners had, as of July 31, 2021, the capacity to consume approximately 41 MW of electricity.

We believe that this behind-the-meter power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Our primary business objective is to grow revenue by (i) executing our plan to increase bitcoin mining capacity at our current plant to approximately 85 MW and (ii) acquiring additional captive power resources, at other locations, to expand our bitcoin mining operations and our provision of related blockchain services.

We are exploring potential new locations where we intend to replicate our vertically integrated bitcoin mining and power generation business model. Additionally, we are evaluating partnership with owners of low-cost energy sources, with a particular focus on renewable sources, as a potential avenue to grow our bitcoin mining operations. On July 2, 2021, we announced that we had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. We intend to use our significant power plant and bitcoin mining technical know-how to achieve at least 500 MW of mining capacity by 2025.

To achieve scale, bitcoin mining requires access to large amounts of low-cost electricity, making our owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, we benefit from (i) what we believe to be the only public company in the United States with a bitcoin mining operation of this scale in the United States currently using power generated from its own power plant, (ii) our low power costs, (iii) potential upside from an increase in the price of bitcoin, (iv) the ability to optimize operations to maximize revenue between power production and bitcoin mining, (v) our lack of reliance on third-party power producers, (vi) stability with respect to the energy regulatory landscape, (vii) the experience of our management team and vendor partnerships, and (viii) the backing of Atlas, our controlling stockholder.

Corporate History and Structure

New York State Electric and Gas Corporation (“NYSEG”) commenced our current plant operations in 1938 when the first coal-fired generator at our facility went into service. Three additions in 1942, 1950, and 1953 were also commissioned by NYSEG that brought the plant to approximately 200 MW of power generation capacity. In December, 2011, the former ultimate owner of the plant, AES Eastern Energy, LP, and six of its subsidiaries including AES Greenidge LLC, filed for bankruptcy protection in Delaware. At the time of the filings, AES Eastern Energy, LP, cited liquidity constraints as being a primary cause for the bankruptcy. The plant was idled in 2011 and remained idled until it restarted as a gas plant in 2017.

In 2014, Atlas and its affiliates formed GGH LLC and purchased all of equity interests in Greenidge Generation, which owned the idled power plant at that time.

Following the purchase, Greenidge Generation began the process of converting the power plant from coal to natural gas. This required procuring and installing new equipment to convert its coal boiler to a natural gas and building an approximately 4.6 mile natural gas pipeline. In addition, restarting the power plant and building the natural gas pipeline, required a series of approvals and permits from various New York State and federal government agencies. This permit application, review, and eventual approval process took approximately 2.5 years to complete.

In May 2017, the transformed power plant commenced operations with a total generation capacity of approximately 106 MW.

In 2018, our management began exploring additional opportunities to utilize the unique attributes of our asset base to strengthen the company and to create a more valuable economic driver for the region. Because of its location in a relatively cool climate, its access to low-cost power, its large property relative to the size it the power generation capacity and its highly flexible and technical workforce, our management concluded our plant site was ideally suited for mining bitcoin.

In May 2019, after identifying bitcoin mining as a potential business opportunity, we constructed a pilot data center and began operating approximately 1 MW of bitcoin mining capacity.

After the success of its pilot project, we constructed, within the existing plant, a larger scale data center and commenced mining operations in January 2020. As of December 31, 2020, we had approximately 6,900 miners installed on our plant site in the Town of Torrey, NY capable of producing an estimated aggregate hash rate capacity of approximately 0.4 EH/s.

In January 2021, GGH LLC completed a corporate restructuring. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, we entered into an asset contribution and exchange agreement with the owners of GGH LLC, pursuant to which we acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of our common stock. As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge.

On September     , 2021, we acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary.

Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “Business—Support.com, Inc.” for additional information regarding Support.

Set forth below is a summary outline of the historical development:

February 2014:	GGH LLC acquired Greenidge Generation as an idled coal-fired facility.

October 2016:	Greenidge Generation received all required permits to restart the power plant as a natural gas facility after 2.5 years.

October 2016:	Commenced construction on an approximately 4.6 mile natural gas pipeline and coal-to-gas boiler conversion.

March 2017:	Commenced commercial operations as a wholesale power generator.

April 2018:	Began test mining bitcoin.

May 2019:	Completed construction on an approximately 1 MW bitcoin mining pilot program.

July 2019:	Ordered 5,000 next-generation ASIC miners.

January 2020:	Commenced commercial bitcoin mining operations.

July 2020:	Launched full-service data center for blockchain services and added approximately 5 MW of customer-owned hosted mining.

November 2020:	Ordered and financed 6,000 additional next-generation ASIC miners.

March/April 2021:	Purchased and deployed approximately 745 miners and placed orders for an additional 4,200 miners to be deployed over the course of 2021 and 2022.

May 2021:	Ordered an additional 2,100 miners to be deployed over the course of 2021 and 2022 and committed to operate an entirely carbon neutral mining operation through the purchase of voluntary carbon offsets.

July 2021:	Purchased and deployed an additional 950 miners.

July 2021:	Greenidge signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location.

September 2021:	Acquisition of Support.com and public listing of our class A Common Stock.

All of our business operations are conducted through its several operating subsidiaries with its core operational and business activities being directed through Greenidge Generation. The chart below presents our corporate structure as of the date of this prospectus. All entities identified on the chart have been organized under Delaware as either corporations or limited liability companies, as indicated on the chart.

Vertically Integrated Business Model

Our vertically integrated business model provides low-cost power for our bitcoin mining operations and allows us to sell surplus electricity, enabling us to optimize our revenue producing activities.

Bitcoin Revenue

We generate electricity on-site from our vertically integrated power plant and use the electricity to power our ASIC miners, generating bitcoin which we then exchange for U.S. dollars. Revenue generated by the mining of bitcoin measured on a dollar per MWh basis, is variable and depends on several factors including but not limited to the price of bitcoin, our proportion of global hash rate processing, transaction volume and the prevailing bitcoin rewards per new block added to the bitcoin blockchain. For the month of July 2021, based on our existing fleet, we generated bitcoin revenue (excluding hosting) at an average rate of approximately $320/MWh.

We have historically converted between 95% and 100% of mined bitcoin to cash on a daily basis using a third-party platform and are subject to the platform’s User Agreement. For security purposes, we utilize a proprietary auto-liquidation script to convert bitcoin to fiat currency automatically upon receiving bitcoin rewards into our wallet, and to transfer the cash received to our operating bank account daily. We utilize hardware wallet verification for account log-in, as well as a feature to white-list our bank accounts. This process limits the amount of time bitcoin and fiat currency are stored on the third party platform and is designed to limit our potential loss. Fees incurred to convert bitcoin into fiat currency are subject to standard rates charged by the third party’s published tiered pricing table and, as of July 31, 2021, represent 0.18% of each transaction. Additionally, we hold a nominal amount of bitcoin on our balance sheet, the majority of which is held in “cold storage” custody with a third-party custodian

Wholesale Power Revenue

We sell capacity, energy, and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we generate revenue in three streams.

•	Capacity revenue: We receive capacity revenue for committing to sell power to the NYISO when dispatched.

•	Energy revenue: When dispatched by the NYISO, we receive energy revenue based on the hourly price of power.

•	Ancillary services revenue: When selected by the NYISO, we receive compensation for the provision of operating reserves.

Revenue generated from the wholesale power market is variable and depends on several factors including but not limited to the supply and demand for electricity and generation capacity in the market and the prevailing price of natural gas.

The Bitcoin Mining and Power Generation Markets

Bitcoin Mining Overview

Introduction to Bitcoin, the Bitcoin Network and Bitcoin Mining

Bitcoin is a digital asset that is created and transmitted through the operations of a peer-to-peer network of computers, known as the bitcoin network. The bitcoin network is decentralized, meaning that no single entity owns or operates the bitcoin network, and that no governmental authority, financial institution, or financial intermediary is required to create, transmit or determine the value of bitcoin. Instead, the infrastructure of the bitcoin network is owned and maintained by a decentralized user base. The bitcoin network allows people to exchange digital tokens of value, called bitcoins, which are recorded on a publicly distributed transaction ledger known as a blockchain. The bitcoin blockchain is a digital, publicly distributed bookkeeping ledger that holds the record of every bitcoin transaction.

The bitcoin blockchain is a ledger that holds a record of every bitcoin transaction since the inception of bitcoin, with each block containing information relating to a group of bitcoin transactions. Bitcoin is created and allocated by the bitcoin network protocol through a process referred to as “mining” and the persons or machines that create new bitcoin are called “miners.” Miners earn bitcoin by validating and verifying bitcoin transactions, securing transaction blocks and adding those transaction blocks to the bitcoin blockchain using computer processing power to solve complex algorithms based on cryptographic protocols. Each unique block can be solved and added to the bitcoin blockchain by only one miner. Once the first miner solves the block, the rest of the miners in the network verify the solution and confirm the block to the blockchain.

As an incentive to incur the time and computational costs of mining, the miner who correctly solves the algorithm resulting in a block being added to the bitcoin blockchain is awarded new bitcoin (known as block rewards) and may also receive transaction fees paid by transferors whose transactions are recorded in the block. An infinite amount of blocks can be solved; however, the amount of block rewards paid to miners is on a fixed distribution schedule, resulting in the last block reward payout to occur in approximately 120 years, at which time miners will be incentivized to maintain the network solely based on transaction fees.

The bitcoin network is designed in such a way that the reward for adding new blocks to the blockchain decreases over time. The number of bitcoin awarded for solving a new block is automatically halved after every 210,000 blocks. Each block takes approximately 10 minutes to be solved and as a result, rewards are halved approximately every four years. Currently, the fixed reward for solving a new block is 6.25 bitcoin per block and this number is expected to decrease by half to become 3.125 bitcoin sometime in mid-2024.

Performance Metrics—Network Hash Rate and Difficulty

In bitcoin mining, the processing speed of a bitcoin miner is measured by its “hash rate” or “hashes per second”. “Hash rate” is the speed at which a miner can take any set of information and process it via the algorithm used on the bitcoin network, also known as a “hash.” Therefore, a miner’s hash rate refers to how many algorithmic computations the miner can perform per second on the bitcoin network. The aggregate hash rate of the entire bitcoin network is estimated to be approximately 100 EH/s as of July 31, 2021, or 100 x 1018 hashes per second.

An individual mining company like us has a hash rate measured across the total number of the miners it deploys in its bitcoin mining operations. Generally, an individual miner’s expected success rate in solving blocks and realizing bitcoin rewards over time is correlated with its proportion of the total network hash rate over the same period.

“Difficulty” is a measure of the relative complexity of the algorithmic solution required to create a block and receive a bitcoin award. The bitcoin network protocol adjusts the network difficulty periodically based on the aggregate amount of hashing power deployed by the network with a goal of it requiring 10 minutes, on average, to create a new bitcoin block. At each interval of 2,016 blocks (which takes roughly two weeks), the network re-analyzes the interval and revises the difficulty index, if needed. If the block formation time for the preceding 2,016 blocks exceeds the 10-minute average goal, the network automatically reduces the degree of difficulty and vice versa.

Mining Pools

Since the inception of the bitcoin network, more and more miners have entered the market competing for the limited number of blocks that are regularly added to the bitcoin blockchain. The resulting tremendous increase network hash rate has resulted in increasing levels of “difficulty” being implemented by the bitcoin network over time. As a result, an individual miner’s chances of adding a new block to the blockchain in a given period of time has decreased, creating volatility in a miner’s revenue stream. To address this challenge, bitcoin mining operators began to combine their mining resources into “mining pools” to better compete and reduce volatility in bitcoin mining revenue.

In a typical bitcoin mining pool, groups of miners combine their resources, or hash rate, and earn bitcoin together. The bitcoin earned by a pool is allocated to each miner based upon the pro rata “hashing” capacity such miner contributes to the pool. The mining pool operator is paid a fee for maintaining the pool. As discussed below, we participate in mining pools as an integral part of our business.

Bitcoin Mining Power Requirements

When the bitcoin network was created, initially, individuals interested in bitcoin mining were able to do so using personal computers. However, as bitcoin’s value and popularity have increased over time, so too has the aggregate hashing power deployed in the bitcoin network. The bitcoin network has grown to the point where it is generally no longer economical to mine bitcoin without ASIC computers with strong computing abilities and energy efficiency. Operating a fleet of ASIC bitcoin miners currently requires an immense amount of electricity and keeping electricity costs low is an important driver of bitcoin mining profitability and sustainability.

The amount of electricity required is dependent on the number and types of miners online and the energy demand for each type of miner, as each type of miner has a specific electricity demand and hash rate output.

Bitcoin Mining Economics

With the current 6.25 bitcoin reward for each block puzzle solved, and one bitcoin block validated and attached to the bitcoin blockchain approximately every 10 minutes, that equates to approximately 900 bitcoin generated every day or approximately 328,500 Bitcoins generated each year, until mid-2024 when that rate is expected to be reduced to 3.125 bitcoin per block. For a mining operation that participates in a typical mining pool, each participating miner will receive its pro rata share of the revenues from the pool based on its proportionate hash rate in the pool, less fees payable to the pool. As the pool is designed to achieve its proportionate share of the overall network rewards, a miner in a pool should earn, over time, an amount of bitcoin equal to its proportionate share of the bitcoin network hash rate. As can be seen in the following bitcoin profitability formula, the greatest variability to mining profitability is the market price of bitcoin, which can fluctuate widely and the cost of electricity and difficulty.

As miners consume electricity to compete for rewards, the economics of bitcoin mining largely depend on:

•	the cost of electricity;

•	the efficiency of mining equipment;

•	fluctuations in the price of bitcoin; and

•	a miner’s proportionate share of the global hash rate.

To achieve scale both economically and efficiently, mining requires access to large amounts of low-cost electricity.

The diagram below shows an overview of our bitcoin mining process.

The Power Generation Industry in New York State

Wholesale markets for energy, capacity and ancillary services in New York State are administered by the NYISO. With respect to wholesale sales of electricity, generators bid into the market the quantity of electricity that they are prepared to produce for each hour of the following day and the corresponding price. Generators’ bids are subject to bid caps and mitigation rules administered by the NYISO, both of which are designed to ensure that the total bid submitted to the NYISO properly reflects market conditions. Distribution utilities and other load serving entities decide how much electricity they wish to purchase for each hour of the following day and how much they are willing to pay for that electricity. The NYISO then selects the proper mix of generators to supply the hourly demand at the least cost while meeting applicable requirements to maintain a reliable electric system. Prices for capacity and ancillary services are also set by the interplay between supply and demand in bid-based markets administered by the NYISO, except in the case of certain ancillary services for which the NYISO’s Market Administration and Control Area Services Tariff establishes cost-based rates.

Products and Services

Bitcoin Mining Operations

We began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at our power generation facility in the Town of Torrey, NY. We launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, we had approximately 6,900 miners (including 5 Antminer S19 Pros, 5 Antminer S19s, approximately 6,600 Antminer S17s, approximately 250 Whatsminer M30s and approximately 50 Antminer T17s) deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 EH/s. Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to our peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or TH/s and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of our fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.

As of July 31, 2021, we had approximately 14,300 miners (including approximately 1,200 Antminer S19 Pros, approximately 4,000 Antminer S19s, approximately 6,600 Antminer S17s, approximately 2,000 Whatsminer M30s, approximately 430 Whatsminer M31s, 10 Avalon A-166s, and approximately 50 Antminer T17s) deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 1.1 EH/s. Additionally, we had outstanding orders pending for approximately 800 Antminer S19 Pros, 6,000 Antminer S19J Pros, 800 Antminer S19Js and 500 Whatsminer M30s. As of July 31, 2021, approximately 500 of the committed miners are manufactured and hosted on-site. It is possible that supply side constraints may impact the ability of our suppliers to timely fulfill our open orders.

With the full deployment of these new miners, our total fleet is expected to comprise approximately 22,500 total miners and is expected to utilize approximately 66 MW of electricity. The new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than our existing miner fleet. With the deployment of the aforementioned miners in 2021, we expect to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of our miners contracted to be purchased, we expect to achieve a total hash rate capacity of approximately 1.9 EH/s. While there is a possibility supply side constraints impact the ability of our suppliers to timely fulfill our open orders, we do not anticipate any supply side constraints to impact the ability of suppliers to deliver on the remaining miners not yet manufactured.

Bitcoin mining equipment installed within the Town of Torrey, NY mining facility.

Hash rate

Our inventory of approximately 14,300 miners, as of July 31, 2021, produced a combined estimated hash rate (based on manufacturer ratings) of approximately 1.1 EH/s. With the additional 3,500 next generation miners expected to be delivered and installed over the course of 2021, we expect our future fleet to produce a combined estimated hash rate of approximately 1.4 EH/s by year end 2021. This increase in total hash rate is expected to enable us to significantly increase our future bitcoin mining revenues. The above information regarding approximate maximum hash rates is an estimation only and the actual outputs of these miners may differ from our estimates due to several factors.

Electricity Cost Structure

Our power plant is strategically located in the Town of Torrey, New York and is connected to the Empire Pipeline. The Empire Pipeline provides our power plant with ready access to the Millennium Pipeline price hub which provides relatively low market rates for natural gas. As a result of our strategic geographic location, we have access to a regular supply of low-cost natural gas to power our electricity generation. We entered into a contract for firm gas transportation on the Empire Pipeline, ensuring we have uninterrupted access to fuel. Further, the Millennium Pipeline price hub is a liquid market that allows us to hedge our purchases of this natural gas fuel opportunistically, mitigating the risk to our business from price fluctuations.

Future Expansion Plans

In addition to our existing purchases, we have plans at the Town of Torrey facility (subject to obtaining the necessary financing which we cannot be assured of at this time and further subject to the availability of state of the art mining computers in the market and the necessary regulatory approvals) to build additional data center facilities and purchase and install approximately 8,000 additional miners, which would bring our installed mining capacity up to approximately 85 MW, or approximately 2.6 EH/s.

We have an active development pipeline of potential new locations where we intend to replicate our vertically integrated bitcoin mining and power generation business model. Additionally, we are evaluating partnerships with owners of low-cost energy sources, with a particular focus on renewable energy sources, as a potential avenue to grow our bitcoin mining operations. We intend to use our significant power plant and bitcoin technical know-how to achieve at least 500 MW of mining capacity by 2025. We expect our existing facility in the Town of Torrey, New York to achieve up to 85MW, and the remaining capacity is intended to be achieved at new facility locations, primarily in North America. On July 2, 2021, we announced that we had signed a letter of intent with LSC Communications MCL, LLC, a portfolio company of Atlas, to execute a 10-year lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. The facility, a retired printing plant, previously drew approximately 80MW of power and has expansion potential beyond that capacity. Based on difficulty and the existing technological hash rate of Bitmain S19 miners as of the date of this prospectus, we estimate that approximately 130,000 additional miners would be required to achieve 500 MW of mining capacity, however, we anticipate that technological improvement in future generations of miners will reduce the number of miners required to achieve 500 MW of mining capacity.

Mining Pool Participation

As part of our mining operations, we currently contribute our hash rate to certain pools, subject to their terms of service. Such participation is generally terminable at any time by either party and our risk is limited by our ability to switch pools at any time or simply not to participate in any pools and mine independently. In exchange for providing computing power, we receive a share of the theoretical global mining rewards based on our percent contribution to the bitcoin mining network less fees payable to the pool. The mining pools in which we currently participate allocate their bitcoin to us on a daily basis. This bitcoin revenue is delivered to us electronically and we either liquidate it into U.S. dollars or store the bitcoin at a third-party custody provider using cold storage, that is, in electronic storage not connected to the internet.

Blockchain Services for Third Parties

We are hosting approximately 1.7 MW of mining capacity for third-party bitcoin miners as of July 31, 2021. Pursuant to one-year hosting contracts, customers pay us to provide hosting space for their mining computers at our facility (2020 revenue of approximately $1.0 million). All of our hosting contracts expire in 2021 and we do not intend to pursue third party hosting beyond the contract expirations unless hosting economics become significantly more favorable. From time to time, we also sell our hash rate pursuant to contracts. Through these contracts, we sell a certain amount of our mining capacity to customers who pre-pay a predetermined cash fee on a monthly basis. Customers who pay under these hash rate contracts receive a portion of the daily bitcoin revenue that we generate through our mining operations based on the amount of hash rate purchased (2020 revenue of approximately $0.7 million). We do not expect that hash contracts will be a significant component of our business model on a go forward basis.

Wholesale Power Operations

We sell capacity, energy and ancillary services from our approximately 106 MW power generation facility and sell power that we generate, at wholesale, to the NYISO when dispatched, based on the NYISO’s daily supply and demand needs. We began our energy sales in 2017 when our power generation facility came back online after converting from a coal-fired to a natural gas-fired facility. We had, as of July 31, 2021, approximately 63 MW of capacity available for sale into the NYISO system (although we would expect that such available MW will be reduced as we add additional bitcoin mining capacity as described above).

We purchase the natural gas to run our power plant through a third-party gas provider and we contract directly with Empire Pipeline Inc. for the delivery of the gas that we purchase. The natural gas is transported to our captive pipeline through which this gas is transported 4.6 miles to our power plant.

We have a contract with Empire Pipeline Inc. which provides for the transportation to our pipeline of up to 15,000 dekatherms of natural gas per day. We also have contracts with Emera Energy covering both the purchase of natural gas and the bidding and sale of electricity through the NYISO.

All of the energy produced by us that is not utilized onsite for bitcoin mining activities is sold through the NYISO. These sales accounted for 35% and 90% of our total revenue for the years ended December 31, 2020 and 2019, respectively.

Competition

Competition in the Bitcoin Mining Business

Operators of bitcoin miners can range from individual enthusiasts to professional mining operations with dedicated data centers. Miners may organize themselves in mining pools. We compete or may in the future compete with other companies that focus all or a portion of their activities on owning or operating bitcoin exchanges, developing programming for the blockchain, and bitcoin mining activities. At present, the information concerning the activities of these enterprises is not readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info”; however, the reliability of that information and its continued availability cannot be assured.

Several public companies (traded in the U.S. and internationally), such as the following, may be considered to compete with us, although we believe there is no company, including the following, which engages in the same scope of activities as we do:

•	Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd.);

•	DMG Blockchain Solutions Inc.;

•	Digihost International, Inc.;

•	Hive Blockchain Technologies Inc.;

•	Hut 8 Mining Corp.;

•	HashChain Technology, Inc.;

•	MGT Capital Investments, Inc.;

•	Layer1 Technologies, LLC;

•	Marathon Patent Group, Inc.;

•	Northern Data AG;

•	Riot BlockChain, Inc.; and

•	Cipher Mining / Good Works Acquisition Corp.

The cryptocurrency industry is a highly competitive and evolving industry and new competitors or emerging technologies could enter the market and affect our competitiveness in the future. While there is limited available information regarding our non-public competitors, as of July 31, 2021, our fleet of ASIC mining equipment has a hash rate of approximately 1.1 EH/s. We believe that with our recent acquisition and future deployment of additional ASIC mining equipment, our aggregate hash rate will be approximately 1.4 EH/s by year end 2021.

Competition in the Power Generation and Sales Business in New York

The NYISO operates bid-based wholesale markets for electric energy, capacity and other generation-related services such as reactive power support and frequency control. We are authorized to participate in all of these markets, where our bids are evaluated along with bids from numerous other generating facilities in or near New York State. In each of these markets, the NYISO sets the market price, which is paid to all bidders, based on the highest priced bid accepted to meet demand.

We compete against all other NYISO generation resources, which as of Summer 2020 included approximately 38,000 MW of installed capacity consisting of gas and oil-fired thermal generation, as well as nuclear, hydro, wind, and other renewable generation. Renewable generation typically bids into the energy market as a price-taker, which leaves energy prices to be set by thermal generation resources such as ours. Our competitiveness is based on our variable cost compared to the marginal price in the energy markets as set by the bid of the highest-price resource required to satisfy load requirements. The primary determinants of our variable cost are its efficiency (e.g. how much gas is required to produce a given unit of power) and fuel cost.

Our variable cost relative to the marginal energy price also determines how much power we sell, because it is only called upon by the NYISO when it is economical. The marginal energy price increases as demand for power increases and as more expensive generation resources are required to satisfy load requirements. We benefit from retirements of less expensive generation resources in the NYISO and conversely, becomes less competitive as renewable resources and more efficient gas-fired generation is added.

A similar dynamic exists in the capacity markets where we are a price-taker. An administratively-determined sloping demand curve ensures that the price paid to suppliers of capacity declines as capacity exceeds reliability requirements. Thus, as other generation capacity retires, we will benefit from higher prices and conversely, as other generation capacity is added, we will realize lower capacity revenues. The capacity market is designed to incentivize generation additions when reserve margins (excess capacity relative to peak demand) are low and to reduce capacity payments made to generators when reserve margins are high and there is excess capacity.

Competitive Advantages

To achieve scale, bitcoin mining requires access to large amounts of low-cost electricity, making our owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, we benefit from the following additional competitive advantages:

•

No direct competitor currently owns and operates its own power plant for the purpose of Bitcoin mining. We believe that there is no other public company in the United States with a bitcoin mining operation of this scale in the United States currently using power generated from its own power plant.

•

Low power costs. Through access to the Millennium Pipeline price hub which provides relatively low market rates for natural gas and the relatively cool climate where our power plant is located, we are able to produce our energy at competitive rates and largely avoid the extra cost of active cooling of the bitcoin mining operations.

•	Bitcoin market upside. Profitability is highly levered to bitcoin price, difficulty, global network hash rate, and transaction volume.

•	Power market upside. Being online 24/7 allows us to optimize between power and bitcoin mining revenue.

•

Self-reliance. 100% of the power that we use in our bitcoin mining operations is provided by behind-the-meter generation with no reliance on third-party power purchase agreements that can be modified or revoked at any time.

•

Stable regulatory environment. Our mining operation and power generation facility located in New York State are regulated in accordance with U.S. and New York State laws which are more stable, for example, than the laws of the People’s Republic of China and certain other low-cost power environments.

•

Cryptocurrency experience. We employ a first-class power generation and mining team and partnerships with premier manufacturers for the procurement of reliable and low-cost ASIC mining computers of proven performance.

•

Blue-chip backing. Our controlling stockholder, Atlas, is affiliated with an investment firm with more than $6.8 billion of assets under management and prior experience owning and operating more than 1,000 MW of power generation assets.

Support.com, Inc.

On September     , 2021, we acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary.

Support provides customer and technical support solutions delivered by homebased employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement.

•

Customer Support Solutions. Support provides outsourced customer support and cloud-based technology platforms to companies in multiple industry verticals. Support serves clients in verticals such as media and communication, healthcare, retail, and technology with omnichannel programs that include voice, chat, and self-service. Support meets clients’ needs through its network of homebased employees and cloud-based platforms.

•

Technical Support Programs. Support offers technical support programs to its enterprise clients that are sold to the clients’ end customers. These tailored programs can be bundled with complementary services or offered on a stand-alone basis as a subscription or one-time purchase. Support also offers a subscription-based tech support service direct-to-consumers and small businesses that helps users solve a wide-range of technology problems with all computers, smartphones, and other connected devices, including device setup, troubleshooting, connectivity or interoperability problems, and malware and virus removal.

•

End-User Software. Support’s SUPERAntiSpyware® software is a malware protection and removal software product available for the Windows OS on personal computers and tablets. The software is licensed on an annual basis, and is sold direct to consumers and businesses, or through re-sellers.

Properties

We own the approximately 106 MW power plant which is located on our 162-acre property in the Town of Torrey. This property is subject to a lease/leaseback relationship with the Yates County Industrial Development Agency. In consideration for certain incentives provided by the Yates County Industrial Development Agency, Greenidge Generation committed to certain investment and job creation obligations all of which have been fulfilled. The primary obligations are the continuation of employment, including the Yates County Industrial Development Agency as an additional insured on various insurance policies and the completion of annual reporting forms. The payment in lieu of taxes agreement executed by the Yates County Industrial Development Agency and Greenidge Generation provides predictability with respect to the increase in the annual real property tax burden on the power plant.

We also own an additional 143 acres of land located in the Town of Torrey. Approximately 29 acres are occupied by a landfill used to dispose of coal ash by the power plant’s former owners.

We own the 4.6 mile long natural gas pipeline that runs from our power plant facility, to the connector pipeline in Milo, Yates County, New York. We also hold a series of easements and right of way agreements with landowners through which land the pipeline runs.

On July 2, 2021, we announced that we had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral.

Intellectual Property

We own the internet domain name www.greenidge.com. The information contained in our website is not incorporated by reference into this prospectus.

Our subsidiary Support owns the trademarks SUPPORT.COM®, GUIDED PATHS®, PERSONAL TECHNOLOGY EXPERTS, BUSINESS TECHNOLOGY EXPERTS and NEXUS® in the United States for specified support services and software, and Support has registrations and common law rights for several related trademarks in the U.S. and certain other countries. Support owns the domain name Support.com and additional other domain names. Support has a pending trademark registration for HomesourcingTM. Support also retains exclusive rights to our proprietary services technology, and its end user software products. In addition, Support holds non-exclusive rights to sell and distribute certain other software products.

Support owns two U.S. patents related to its business and has a number of pending patent applications covering certain advanced technology. Its issued patents include U.S. Patent No. 8,020,190 (“Enhanced Browser

Security”) and U.S. Patent No. 6,754,707 (“Secure Computer Support System”). However, we do not know if Support’s current patent applications or any future patent application will result in a patent being issued with the scope of the claims it seeks, if at all. Also, we do not know whether any patents Support has or may receive will be challenged or invalidated. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect its proprietary rights as fully as they do in the United States, and Support’s competitors may develop technology that competes with its but nevertheless does not infringe its intellectual property rights.

Support relies on a combination of copyright, trade secret, trademark and contractual protection to establish and protect its proprietary rights that are not protected by patents. Support also enters into confidentiality agreements with its employees and consultants involved in product development. Support generally requires its employees, customers and potential business partners to enter into confidentiality agreements before it will disclose any sensitive aspects of its business. Also, Support generally requires employees and contractors to agree to assign and surrender to Support any proprietary information, inventions or other intellectual property they generate while working for Support in the scope of employment. These precautions, and Support’s efforts to register and protect its intellectual property, may not prevent misappropriation or infringement of its intellectual property.

Employees

As of August 31, 2021, we employed 43 full-time employees.

Department/Function	Employees
Management	8
Accounting/Finance	2
Administration	5
Operations	28

TOTALS	43

None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

As of August 31, 2021, Support employed 701 employees, of whom 663 were full-time employees and 38 were part-time employees.

Government Regulation

Greenidge Generation holds a Certificate of Public Convenience and Necessity issued by the NYS Public Service Commission (the “PSC”) under section 68 of the Public Service Law. In addition, it has been granted Market Based Rate Authority by the Federal Energy Regulatory Commission authorizing it to enter into sales of power in interstate commerce at market-based rates. It is connected to the NYSEG transmission system by virtue of the Large Generation Interconnection Agreement among Greenidge Generation, the NYSEG and the NYISO. All environmental permits are set forth below.

We are a Public Utility Holding Company under the Public Utility Holding Company Act of 2005, or PUHCA, and has applied for and received exemption from the record keeping and records inspection regulations of PUHCA.

One of our subsidiaries, Greenidge Pipeline LLC (“Greenidge Pipeline”), operates pursuant to a Certificate of Environmental Compatibility and Public Need issued by the PSC under Article VII of the Public Service Law. It is exempt from regulation by the Federal Energy Regulatory Commission (the “FERC”), under the National Gas Act (“NGA”) pursuant to NGA section 1(c), due to the fact that all of the gas transmitted through the pipeline is delivered within the State of New York and the rates for delivery are regulated by the PSC. There are no environmental permits associated with the operation of the pipeline.

Below is a summary of the material regulations that currently apply to our business. Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to our businesses, or when they will be effective. As the regulatory and legal environment evolves, we may become subject to new laws, further regulation by the SEC, and other federal or state agencies, which may affect our bitcoin mining, power generation and other related activities. For additional discussion regarding about the potential risks existing and future regulation pose to our business, see “Risk Factors—Risks Related to Our Business” herein.

Regulations Applicable to Bitcoin Mining Business

Government regulation of blockchain and bitcoin is being actively considered by the State of New York and the United States federal government via a number of agencies and regulatory bodies, as well as similar entities in other countries. Additional state government regulations also may apply to our bitcoin mining activities and other related activities in which we participate or may participate in the future. Certain regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain or bitcoin business.

Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to our businesses, or when they will be effective. As the regulatory and legal environment evolves, we may become subject to new laws, further regulation by the SEC and other federal or state agencies, which may affect our bitcoin mining and other related activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see “Risk Factors” herein.

Regulations Applicable to Power Generation Business

We operate our electricity generating business subject to the following regulatory regimes:

The New York State Public Service Commission

Greenidge, GGH LLC and Greenidge Generation are each defined as “electric corporations” subject to regulation by the PSC under New York’s Public Service Law. The PSC regulates both the issuance by electric corporations of “stocks, bonds and other evidence of indebtedness” and the purchase and sale of either the assets of or the ownership interests in electric corporations.

Greenidge Pipeline and Greenidge Pipeline Properties operate their approximately 4.6 mile gas pipeline under the terms of a certificate of environmental compatibility and public need issued by the PSC. The terms of that certificate govern the safe operation of the facility and minimization of the impacts of that facility on the environment.

Greenidge Generation currently has permission from the PSC to issue up to $50 million in “indebtedness,” which may include non-voting stock. To the extent that Greenidge Generation seeks to issue more than $50 million in such instruments (net of the amount of any instruments already issued), approval must be obtained from the PSC. Issuances of any such instruments by Greenidge Generation do not require the PSC’s prior approval, as long as the assets held by Greenidge Generation are not pledged as security under those instruments.

The PSC has established a rebuttable presumption that a third party that is not itself an electric or gas corporation may purchase up to 10% of the ownership interests in an electric corporation without: (1) requiring PSC approval; or (2) becoming an electric corporation itself. This presumption may be rebutted if the facts demonstrate that an entity holding less than 10% of the ownership interests in an electric corporation is nonetheless controlling the day-to-day operations of that electric corporation. Acquisition of more than 50% of the ownership interests in an electric corporation will require PSC approval and will make the acquiring entity an electric corporation itself. Acquisitions between 10% and 50% are reviewed by the PSC on a case-by-case basis.

One exception to these requirements is that an electric corporation that is under common ownership with one or more other entities may be merged with such other entities without requiring PSC approval, provided that such transaction does not result in any change in the ultimate ownership of the public utility in question.

Greenidge’s Pipeline Properties are defined by the PSC as “gas corporations” subject to PSC regulation. The PSC’s regulation of gas corporations is substantially identical to its regulation of electric corporations discussed above.

The Federal Energy Regulatory Commission

Greenidge Generation is a public utility subject to regulation by the FERC under the Federal Power Act (the “FPA”). Like the PSC, FERC regulates both the issuance of securities and the purchase and sale of assets and ownership interests in public utilities. First, the FPA generally limits public utilities from selling, leasing or otherwise disposing of facilities with a value in excess of $10 million and used for wholesale sales of electric energy or electric transmission (“Jurisdictional Facilities”) without the prior authorization of FERC, and dispositions resulting in a direct or indirect change of control over a public utility generally require prior FERC authorization. Second, the FPA also generally prohibits a public utility from merging or consolidating Jurisdictional Facilities with any other public utility’s Jurisdictional Facilities with a value in excess of $10 million, without prior FERC authorization. Third, the FPA generally requires FERC authorization before a public utility may acquire any security with a value in excess of $10 million of any other public utility. Fourth, the FPA generally requires FERC authorization before a public utility may acquire or lease a generation facility with a value in excess of $10 million. Fifth, the FPA generally requires FERC approval before a holding company in a system which includes an electric transmission or generation company may acquire any security with a value in excess of $10 million of an electric transmission or generation company or a holding company with a value in excess of $10 million. Sixth, the FPA generally requires FERC authorization before a holding company in a system which includes an electric transmission or generation company may merge or consolidate with an electric transmission or generation company or a holding company with a value in excess of $10 million. The FPA also requires reporting of certain asset sales which do not otherwise require FERC authorization. FERC approval would also be required in advance of a disposition or change of control over Greenidge through the sale of shares.

The FERC has granted Greenidge Generation blanket authorization to issue securities and assume obligations or liabilities as guarantor, endorser, surety, or otherwise in respect of any security of another person; provided that such issue or assumption is for some lawful object within the corporate purposes of Greenidge Generation, compatible with the public interest, and reasonably necessary or appropriate for such purposes. The FERC also administers the Public Utility Holding Company Act of 2005, which imposes certain record keeping and records access requirements on public utility holding companies. We are a public utility holding company but have received an exemption from these record keeping and records access requirements. Any entity acquiring more than 10% of the voting securities of either us or Greenidge Generation is likely to be regarded by FERC as a public utility holding company. Such entities can obtain an exemption from these record keeping and records access requirements if they are able to demonstrate that they are not affiliated with any jurisdictional utility that has captive customers, and that they do not own commission-jurisdictional transmission facilities or provide commission-jurisdictional transmission services and that they are not affiliated with persons that own such facilities or provide such services.

Although the gas pipeline owned and operated by Greenidge Pipeline transports gas supplies flowing in interstate commerce, it is regulated by the PSC rather than by FERC because all of the pipeline’s facilities are located in, and all of the gas it delivers is consumed in, New York State and its rates are regulated by the PSC. Accordingly, no FERC approvals are required for any financing or transfers of ownership interests in Greenidge Pipeline.

Because Greenidge Pipeline operates exclusively as a provider of delivery services for gas supplies owned by others, it is not a “gas utility company” under the Public Utility Holding Company Act of 2005 which expands the authority of FERC to oversee transactions and other financial activities of public utility holding companies through grants of access to those companies’ books and records. As a result, purchasers directly or indirectly acquiring more 10% or more of the voting securities of Greenidge Pipeline would not become subject to the FERC records keeping and records access requirements of that law. Any such acquisition should be reviewed under FPA section 203 and the NYPSL section 70 to determine if an authorization is needed in advance of the transaction.

In addition, we, GGH LLC, and Atlas and certain of its affiliates are all holding companies under the PUHCA, which is also administered by FERC. Each of these entities has filed a Notice with FERC of their exemption from the books and record-keeping requirements of PUHCA 2005 and are therefore not subject to those requirements.

A failure to comply with FERC regulatory requirements can result in penalties and in extreme cases, action to unwind a transaction or to impose criminal sanctions.

The New York State Independent System Operator

So long as Greenidge Generation remains the owner of the Town of Torrey power plant facility, no approvals from the NYISO should be required for any restructuring of the ownership of us or Greenidge Generation. In the event of a transfer of ownership of its facility to a new owner, the interconnection agreement with the NYISO and New York State Electric & Gas Corporation currently held by Greenidge Generation can be assigned to the new owner, so long as the assignee in such a transaction directly assumes in writing all rights, duties and obligations arising under that agreement and agrees to comply with all of the NYISO’s applicable market rules.

Yates County Industrial Development Agency

Both Greenidge Generation and Greenidge Pipeline have lease/leaseback relationships in place with the Yates County Industrial Development Agency, which relationships also include a payment in lieu of tax agreement. Consent of the Yates County Industrial Development Agency would be required for both Greenidge Generation and Greenidge Pipeline for any type of merger, consolidation or change of control, which consent must be obtained prior to completion of such transaction.

The New York State Department of Environmental Conservation

The operation of both Greenidge Generation and the landfill owned by another subsidiary of Greenidge, Lockwood Hills LLC (“Lockwood Hills”), are subject to numerous New York State Department of Environmental Conservation (“NYSDEC”) and EPA regulations and requirements. Most of the EPA requirements that Greenidge Generation and Lockwood Hills are subject to are delegated to the NYSDEC and are regulated through permits issued by NYSDEC. Future laws or regulations may require the addition of environmental controls or impose restrictions on Greenidge Generation and Lockwood Hills operations, which could affect our operations. Complying with environmental laws often involves significant capital and operating expenses.

Permits

Greenidge Generation’s operations are subject to the following NYSDEC-issued permits: Clean Air Act Title IV and Title V permits, Clean Water Act State Pollution Discharge System Elimination System (“SPDES”), and New York State Water Withdrawal Permit. Greenidge Generation also holds a Petroleum Bulk Storage registration issued by NYSDEC, which includes requirements applicable to the petroleum storage tanks located at the facility. Lockwood Hills landfill’s operations are subject to the following NYSDEC-issued permits: SPDES Permit and Part 360 Solid Waste Management Permit. Greenidge Generation and Lockwood Hills are currently in compliance with these permits and approvals.

Air

The Clean Air Act Title IV and Title V permits authorize Greenidge Generation to fire natural gas (with up to 19% biomass co-firing) to produce electricity in accordance with the requirements of these permits. These permits regulate air emissions associated with our operations and include all applicable Clean Air Act and New York State requirements. Greenidge Generation is also subject to the Regional Greenhouse Gas Initiative, or

RGGI, which is a multi-state cap and trade program for carbon dioxide emissions that requires Greenidge Generation to purchase one RGGI allowance for every ton of CO2 emitted from the facility. RGGI allowances are offered in quarterly auctions and are available from third parties. In 2019, New York State passed the Climate Leadership and Community Protection Act (“CLCPA”), which requires the NYSDEC and PSC to promulgate regulations and programs for the state to meet greenhouse gas emission reduction requirements and targets. NYSDEC and PSC have not fully implemented the CLCPA.

Water

The Greenidge Generation facility is subject to SPDES and Water Withdrawal permits issued by NYSDEC for five-year time terms, which include State and Federal requirements applicable to the cooling water intake structure and discharges from the facility to the Keuka Lake Outlet and Seneca Lake. These permits require that the Best Technology Available for cooling water intake structures to be installed by October 2022. These permits also require monthly and yearly monitoring and reporting associated with the water withdrawals and the discharges.

The Lockwood Hills landfill, which is located approximately 0.4 miles from the Greenidge Generation facility, discharges stormwater and treated leachate to the Keuka Lake Outlet subject to a SPDES permit issued by NYSDEC. A SPDES permit renewal application was recently submitted to NYSDEC, and NYSDEC is currently processing this permit application. The permit requires monthly and yearly monitoring and reporting associated with the water discharges.

Waste

The Lockwood Hills landfill is also subject to a Part 360 Solid Waste Management Facility permit issued by NYSDEC. An application to renew and modify the Part 360 permit was recently submitted to NYSDEC, and NYSDEC is currently processing the application. Due to the operations of the previous owners of the Lockwood Hills landfill, in 2015 NYSDEC alleged that the then-existing Leachate Pond was causing exceedances of New York State groundwater standards. Lockwood Hills entered into a Consent Order with the NYSDEC in 2015, which required remediation of the leachate pond, and installation of a liner and treatment system. The work required by the Consent Order was completed in 2019 as required, and NYSDEC approved of the construction report on July 6, 2020. Applications for modification of the SPDES and Part 360 permits to reflect the implementation of the consent order, which are the final requirements of the consent order, were timely submitted to NYSDEC. Lockwood Hills is subject to EPA’s Coal Combustion Residuals Rule (the “CCR Rule”), as a CCR landfill. In accordance with the requirements of the CCR Rule, Lockwood has drafted required plans and documents and hosts a publicly available website that makes certain documents available to the public.

Greenidge Generation is also subject to the CCR Rule, which requires that the onsite CCR Surface Impoundment associated with previous coal-fired operation of the facility, be closed. Greenidge Generation has also drafted the CCR Rule documents associated with closure, and has a publicly available website that makes certain documents available to the public as required by the rule. We have evaluated the impact of the CCR Rule on our consolidated financial position, results of operations, or cash flows and has accrued our environmental and asset retirement obligations under the rule based on current estimates.

Environmental Liability

Lockwood Hills LLC owns and manages a landfill and leachate management facility (the “Landfill”). As required by the New York State Department of Environmental Conservation (the “NYSDEC”), landfills are required to establish and maintain financial assurance mechanism to cover closure, post-closure care, and related expenses. The purpose of the financial assurance mechanism is to ensure the amount of funds assured is sufficient to cover the costs of Landfill closure, post-closure care, custodial care, and, if necessary, corrective measures for known releases when needed. The financial assurance amount is based on written estimates, in current dollars, of the cost of hiring a third party to perform the work. The NYSDEC has allowed Atlas and its affiliates to satisfy this financial assurance obligation by maintaining a letter of credit guaranteeing the payment of the Landfill liability. As of June 30, 2021, the letter of credit amount is approximately $5.0 million.

Coal combustion residuals (“CCR”) are subject to Federal and State regulations. Most of our obligations associated with CCR are for the closure of a coal ash pond. The Landfill is in compliance with the CCR requirements applicable to CCR landfills and is not required to close. With regards to our coal ash pond, in accordance with Federal law and ASC 410-20, Asset Retirement Obligations, we recorded an asset retirement obligation of $2.3 million as of June 30, 2021. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the first six months of 2021. Estimates are based on various assumptions including, but not limited to, closure and post-closure cost estimates, timing of expenditures, escalation factors, discount rates and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these, or other matters, may arise and harm our business. Other than discussed below, we are currently not aware of any such legal proceedings or claims that we believe will have an adverse effect on our business, financial condition or operating results.

On December 17, 2020, certain parties filed an Article 78 petition with the Supreme Court of the State of New York, Yates County, that challenges the Town of Torrey’s site plan review for the planned expansion of our bitcoin mining data center. We were joined in the petition as a necessary party. The petition asserts two errors, by the Town of Torrey namely (1) a violation of General Municipal Law 239-m for failure to make the necessary referral to the County or Torrey Planning Committee prior to the Town’s approval of the site plan; and (2) a violation of the State of New York Environmental Quality Review Act for, among other things, failing to identify all areas of environmental concern or scrutinizing the potential environmental impacts of the planned expansion of our data center. The matter was adjourned, during which time the General Municipal Law referral issue was rectified, leaving only the SEQRA matter. We have successfully defended similar SEQRA claims brought by the same petitioners in past litigation. Nevertheless, we cannot predict the outcome of this litigation. On April 19, 2021, the Town of Torrey Planning Board once again declared that the site plan application created no significant negative environmental impacts and again approved the proposed site plan. In light of the recent Town action, the petitioners have amended their pleadings against the Town of Torrey and requested that the Court set a new return date to have their claims fully addressed. We believe that the petitioners’ claims against the Town of Torrey have no merit.

Since the announcement of the Merger, six complaints have been filed by alleged individual stockholders of Support against Support, the individual directors of Support and, in two of the cases, Greenidge and Merger Sub in various U.S. federal district courts. Of these six complaints, two have been filed in the United States District Court for the District of Delaware: Stein v. Support.com, Inc. et al, Case No. 1:21-cv-00650-UNA, filed on May 5, 2021, and Bell v. Support.com, Inc. et al, Case No. 1:21-cv-00672-UNA, filed on May 7, 2021. Three of the other lawsuits have been filed in the United States District Court for the Southern District of New York, namely: Broder v. Support.com, Inc. et al, Case No. 1:21-cv-04262-UNA, filed on May 12, 2021; Salerno v. Support.com, Inc. et al, Case No. 1:21-cv-04584, filed on May 21, 2021; and, Bowen v. Support.com, Inc. et al, Case No. 1:21-cv-04797, filed on May 28, 2021. The remaining lawsuit was filed in the United States District Court for the Eastern District of New York: Steinmetz v. Support.com, Inc. et al, Case No. 1:21-cv-02647-UNA, filed on May 11, 2021. Support and individual members of the Support board are named as defendants in the Stein, Steinmetz, Broder, and Bowen complaints, and Support, individual members of the Support board, Greenidge and Merger Sub are named as defendants in the Bell and Salerno complaints. The lawsuits generally allege that the Form S-4 Registration Statement filed with the U.S. Securities and Exchange Commission in connection with the Merger on May 4, 2021 is misleading and/or omits certain material information. In addition, one of the lawsuits (Salerno) also alleges that the members of the Support board breached their fiduciary duties in negotiating and approving the Merger Agreement and that Greenidge and Merger Sub aided and abetted the Support directors’ alleged breaches of fiduciary duty. All six lawsuits seek, among other things, to enjoin the Merger, or in the event that an injunction is not entered and the Merger closes, rescission of the Merger and unspecified money damages, costs and attorneys’ and experts’ fees. Support and, as applicable, Greenidge and Merger Sub believe these lawsuits are meritless and intend to defend against them vigorously.

On August 2, 2021, lawyers representing a seventh putative stockholder of Support sent a demand letter seeking additional disclosures regarding the proposed transaction and reserving their purported right to seek to enjoin the transaction.

On August 4, 2021, counsel for Bowen indicated orally to counsel for Support that he anticipates dismissing his lawsuit as moot in light of Support’s supplemental disclosures and seeking a mootness fee.

On August 9, 2021, counsel for plaintiff Steinmetz voluntarily dismissed the Steinmetz action, and counsel for plaintiffs Stein and Bell indicated in a status report to the court that they expect to dismiss the Stein and Bell actions as moot following the stockholder vote on the proposed transaction. Support expects that these three plaintiffs likewise will seek mootness fees.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Jeffrey Kirt	48	Chief Executive Officer and Director
Dale Irwin	50	President
Timothy Rainey	35	Chief Financial Officer
Timothy Fazio	48	Chairman
Ted Rogers	51	Vice Chairman
Andrew Bursky	64	Director
David Filippelli	48	Director
Jerome Lay	32	Director
Timothy Lowe	62	Director
Michael Neuscheler	60	Director
Daniel Rothaupt	69	Director

Jeffrey Kirt. Mr. Kirt has served as our Chief Executive Officer and a member of our board of directors since March 2021. Before joining Greenidge, Mr. Kirt served as Managing Partner of Fifth Lake Management, LLC where he oversaw day-to-day aspects of the private investment company from 2017 through March 2021. Prior to that, Mr. Kirt served as Partner of Pamplona Capital Management, LLC, where he oversaw private investments from 2014 through 2017 and Oak Hill Advisors, L.P. where he oversaw private and public investments from 2002 to 2014. He has served on several public company boards of directors and is currently the Vice Chairman Verso Corporation. Mr. Kirt received a B.A. in Economics, with distinction, from Yale University.

Dale Irwin. Mr. Irwin has served as our President since Greenidge was acquired by Atlas and its affiliates in February 2014 and began serving solely as President, overseeing day-to-day operations, in March of 2021. He previously also served as our Chief Executive Officer from 2014 until March 2021. Mr. Irwin has more than 20 years of diverse international experience in leading teams and managing projects from idea to execution. In his 18+ years of experience in the energy sector, Mr. Irwin has managed numerous large and small-scale capital projects, including the conversion of Greenidge from a 1930s era coal-fired power plant to a modern, 21st century natural gas-powered plant and, ultimately, a fully compliant power plant-bitcoin mining company. He provides expertise in powerplant compliance, construction management, outage management, fossil fuel operations and maintenance training. Mr. Irwin holds a Bachelor’s degree in Organizational Management from Keuka College.

Timothy Rainey. Mr. Rainey has served as our Chief Financial Officer since 2017. Mr. Rainey is a licensed CPA with more than 10 years of diverse accounting and finance experience, including at a top 40 accounting firm. For two years, from 2015 through 2017, Mr. Rainey served as Senior Accountant at Bonadio & Co. LLP. As CFO of Greenidge, Mr. Rainey continuously weighs opportunities and risks in both the cryptocurrency and energy markets to make winning decisions for both institutional investors and mining customers. He is frequently quoted by top-tier trade publications for his unique insights into cryptocurrency and energy markets, as well as the areas in which they intersect. Mr. Rainey holds an M.B.A. in Accounting from the State University of New York College at Oswego.

Timothy Fazio. Mr. Fazio has served as the Chairman of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. Mr. Fazio co-founded Atlas FRM LLC d/b/a Atlas Holdings LLC, or Atlas Holdings, in 2002 and serves as its Co-Managing Partner. Since then, Atlas Holdings and its affiliated private investment funds have grown into a global family of manufacturing and distribution businesses. Prior to that, Mr. Fazio was Principal and Vice President at Pegasus Capital Advisors, L.P., a private investment partnership with approximately $2 billion of capital under management focusing on control investments in middle-market companies at points of stress or significant change, from June 1999 to January 2002. Mr. Fazio is a 1996 graduate of the University of Pennsylvania, where he earned a B.A. in International Relations from the College of Arts and Sciences and a B.S. in Economics with a concentration in Finance from the Wharton School. He is a Fellow of the 2017 Class of the Aspen Institute’s Finance Leadership Fellowship and a member of the Aspen Global Leadership Network. He serves on the Board of Advisors for the Center for High Impact Philanthropy at the University of Pennsylvania.

Ted Rogers. Mr. Rogers has served as Vice Chairman of our board of directors since March 2021. Before joining Greenidge, Mr. Rogers managed operations and conducted business development for Xapo, Inc., a bitcoin platform for over five years, from 2014 through 2019. While at Xapo, Inc., Mr. Rogers served on the board of directors and was a member of the Compliance Committee. He also served as President of Xapo Inc., oversaw the finance unit for four years and acted as a primary contact for auditors, during which period the company grew from inception to an approximately $80 million in revenue, GAAP-audited firm. Since 2019, Mr. Rogers has worked to manage his portfolio of investment assets. Mr. Rogers brings years of experience in the cryptocurrency industry and an understanding of bitcoin to Greenidge’s operations.

Andrew Bursky. Mr. Bursky has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. Mr. Bursky co-founded Atlas Holdings in 2002 and serves as its Co-Managing Partner. Since then, it has grown into a global family of manufacturing and distribution businesses. Prior to that, he was a Co-Managing Partner of Pegasus Capital Advisors, L.P., a private investment partnership with approximately $2 billion of capital under management, from June 1999 to April 2002. He also co-founded Interlaken Capital in 1980, where he served as Managing Director until 1999, and was responsible for investment and business development activities, with a primary focus on industrial manufacturing, business and financial services, and distribution. Mr. Bursky is a 1978 graduate of Washington University in St. Louis, where he received a B.A. in economics and a B.S. and M.S. in chemical engineering. He also received an M.B.A. from Harvard in 1980. He serves as a Trustee and on the Executive Committee of the Board of Washington University, as a Director of the Washington University Investment Management Company and on the Executive Board of No Labels, an American centrist political organization composed of Republicans, Democrats, and independents whose mission is to combat partisan dysfunction in politics.

David Filippelli. Mr. Filippelli has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. He joined Atlas Holdings in 2014 and serves as a Partner and part of the investment team. Mr. Filippelli brings nearly two decades of policy and advocacy experience to his work supporting both Atlas Holdings’ existing businesses and due diligence efforts, having held senior roles in both the public and private sectors. Prior to joining Atlas Holdings, Mr. Filippelli served as Chair of the governmental affairs practice of Gibbons P.C., a regional law firm headquartered in New Jersey. In this role, he led a team of lawyers and served as the primary public affairs advisor to several large companies, trade associations and nonprofit entities. Before entering the private sector, Mr. Filippelli served as legislative and communications director to a Member of Congress. Mr. Filippelli is a graduate of Fairfield University and American University’s Washington College of Law.

Jerome Lay. Mr. Lay has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. He joined Atlas Holdings in 2009 and has served as a Partner since 2018, where he is responsible for investment and business development activities. Mr. Lay has participated in the formation, financing and oversight of several Atlas Holdings portfolio companies and has led the evaluation and analysis of numerous opportunities. He focuses on investments in merchant power generation and was part of the team at Atlas Holdings that acquired the power plant assets of Greenidge. Mr. Lay also serves on the board of directors for NPX One Holdings LLC, where he is a member of the Audit Committee, and Granite Shore Power LLC, where he is a member of the Audit and Compensation Committee. Mr. Lay is a 2009 graduate of Washington University in St. Louis with a B.S. in mechanical engineering.

Timothy Lowe. Mr. Lowe has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. He has decades of experience in the pulp and paper industry, having previously served as the Chief Executive Officer of Twin Rivers Paper from June 2013 to June 2016 and prior to that, having served as the Chief Executive Officer of Finch Paper and of Northern Pulp until its sale in 2011. He previously worked at Domtar Industries Inc. for nearly 30 years in progressively senior roles, including General Manager of the Domtar Pulp Mill in Woodland, Maine. Mr. Lowe has serviced as a director of Twin Rivers since June 2016 and currently serves as the Chairman of the Advisory Board of Twin Rivers. Mr. Lowe also serves as a member of the Board of Managers of Finch Paper and has done so since June 2014 and the Board of Managers New Wood Resources since 2019.

Michael Neuscheler. Mr. Neuscheler has served as a member of our board of directors and the Chairman of the Audit Committee since March 2021. Prior to joining Greenidge, Mr. Neuscheler founded and served as a director and Chief Executive Officer of IvyRehab Holdings, Inc., a private equity sponsored healthcare provider, from 2003 through 2017. He spent twelve years as an auditor at E&Y, a public accounting firm, and is a CPA. He also served as Chief Financial Officer of Professional Sports Care Management, International Telecommunications Data Systems and i3 Mobile, all three of which are publicly traded companies and two of which involved IPOs. Mr. Neuscheler has significant experience with private equity sponsored entities and experience with numerous mergers and acquisitions.

Daniel Rothaupt. Mr. Rothaupt has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. Mr. Rothaupt also serves as the Operating Partner of Atlas Holdings and has advised Atlas Holdings regarding various business matters since 2014. He has more than 30 years of experience in operations, maintenance and new project development in the power generation industry. He previously worked for AES Corporation, a global energy company, serving as Plant Manager and Vice President of Operations for Eastern North America. He is a graduate of the U.S. Coast Guard Academy with a degree in Engineering. Mr. Rothaupt serves as an advisor to Atlas Holdings in the power generation industry.

Directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Executive officers serve at the pleasure of the board of directors and may be removed with or without cause at any time, subject to contractual obligations between the executive officer and us, if any.

Family Relationships

A nephew of Greenidge’s President, Dale Irwin, is employed by Greenidge as an operations and maintenance technician.

Involvement in Certain Legal Proceedings

To the best of our knowledge none of the directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

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had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

We have adopted corporate governance policies and committees in a manner that we believe will closely align our interests with those of our stockholders. Notable features of this corporate governance include:

•

independent director representation on our audit, compensation and nominating and corporate governance committees, when we can no longer or choose not to take advantage of the “controlled company” exemption outlined below, and regular “executive session” meetings of our independent directors without the presence of our corporate officers or non-independent directors;

•	qualification of at least one of our directors as an “audit committee financial expert” as defined by the SEC; and

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adoption of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding” and implementation a robust director education program.

Role of the Board of Directors in Risk Oversight

The board of directors will have extensive involvement in the oversight of risk management related to us and our business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of our business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.

Controlled Company Exemption

Private investment funds managed by Atlas beneficially own a majority of the voting power of all outstanding shares of our common stock. As a result, we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors and (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Merger, we may utilize these exemptions and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition period.

Committees of the Board of Directors

Our board has established an Audit Committee and a Compensation Committee, each with its own charter. These committees aim to strengthen and support our corporate governance structure.

Audit Committee

Our Audit Committee consists of at least three directors determined by the Board of Directors to meet the independence, financial literacy and other requirements of Nasdaq and applicable federal law, including Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. All directors must be “Non-Employee Directors” as defined by Rule 16b-3 under the Exchange Act. The members of the Audit Committee are appointed by our board and may be removed by the board of directors in its discretion. The Audit Committee is entitled to delegate any of its responsibilities to subcommittees as the Audit Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.

Currently, our Audit Committee consists of Michael Neuscheler, Timothy Lowe and Daniel Rothaupt. Michael Neuscheler serves as the Chairman of our Audit Committee.

We are required to provide the Audit Committee with the appropriate funding for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Greenidge, (ii) compensation to any Advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee will hold meetings as often as required, but no less than two (2) times per year. Minutes of each meeting of the Audit Committee will be prepared by the Secretary of Greenidge or his or her designee and approved by the Committee. Such minutes will be filed with the Secretary of Greenidge and retained in the minute book of the Greenidge board.

The Audit Committee assists our board in its oversight of: (1) the integrity of our financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements not specifically delegated to our other committees. In particular, the Audit Committee has the following duties:

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appointing, compensating, retaining and oversighting the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Greenidge, and each such registered public accounting firm must report directly to the Audit Committee;

•	selection and oversight of the Internal Auditor;

•	reviewing and approving the appointment and replacement of the head of the internal auditing department;

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advising the head of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto;

•	recommending and approving the compensation plan for the head of internal audit in consultation with management;

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advising management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices and significant internal audit controls and procedures;

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reviewing and approving the annual audit plan and audit fee submitted by the independent auditors and discussing with the independent auditors the overall approach to and scope of the audit examination with particular attention focused on those areas where either the Audit Committee, the Greenidge board, management or the independent auditors believe special emphasis is desirable;

•

reviewing and discussing with the independent auditors and management the audited financial statements, the results of the audit and the independent auditors’ report or opinion on matters related to the performance of such audit;

•

reviewing any other financial statements or reports, as requested by management or determined by the Audit Committee, which are required to be filed with any federal, state or local regulatory agency prior to filing with the appropriate regulatory body;

•	reviewing and reassessing the adequacy of the Audit Committee charter on an annual basis, and make recommendations as to changed thereto as may be necessary or appropriate; and

•	reporting its activities to the full Greenidge board on a regular basis, making such recommendations the Audit Committee deems necessary or appropriate.

Compensation Committee

The Compensation Committee consists of at least two members of our board, each of whom, following the time at which we are no longer a “controlled company” as defined under the Nasdaq rules, shall qualify as “independent” under the Nasdaq independence rules and shall also be “Non-Employee Directors” as defined by Rule 16b-3 under the Exchange Act. The members of our Compensation Committee shall elect a Chairperson to preside at all meetings of the Compensation Committee. The Compensation Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.

Currently, our Compensation Committee consists of Timothy Fazio and Jerome Lay. Timothy Fazio serves as the Chairman of our Compensation Committee.

The Compensation Committee will hold meetings as often as required. Minutes of each meeting of the Compensation Committee are to be prepared by the Secretary of Greenidge or his or her designee and approved by the Compensation Committee. Such minutes shall be filed with the Secretary of Greenidge and retained in the minute book of our board.

The Compensation Committee is established to discharge certain of our board’s responsibilities relating to compensation of our executive officers and directors. In particular, the Compensation Committee has the following duties:

•	Making and approving all option grants and other issuances of our equity securities to our chief executive officer and other executive officers;

•	Approving all other option grants and issuances of our equity securities as compensation, and recommending that our full board make and approve such grants and issuances;

•

Establishing corporate and individual goals and objectives relevant to compensation of our chief executive officer and other executive officers, and evaluating each such officer’s performance in light of those goals and objectives and certifying achievement of such goals and objectives;

•	Determining the compensation of our chief executive officer;

•	Determining the compensation of the Chairman of our board and reviewing and making recommendations to our board regarding director compensation;

•	Recommending the compensation of our executive officers (other than the chief executive officer) to our board for determination;

•	Administering our cash and equity incentive plans;

•

Preparing an annual compensation discussion and analysis for inclusion in our annual proxy statement in accordance with applicable SEC rules and regulations, which shall be prepared following discussion of thereof with our management;

•	Reviewing and evaluating, at least annually, the Compensation Committee charter and the adequacy of the Compensation Committee charter, as well as the performance of the Compensation Committee; and

•	Performing any other duties or responsibilities expressly delegated to the Compensation Committee by our board from time to time.

Code of Business Conduct

We have adopted a new code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website. Our code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that our website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of business conduct on our website.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during the year 2020, or at any other time, one of our officers or employees. We are party to certain transactions described in “Certain Relationships and Related Party Transactions”. None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board or member of our Compensation Committee.

Director Independence

Nasdaq’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board currently consists of nine (9) directors, five (5) of whom are not independent within the meaning of the Nasdaq’s rules. We have entered into independent director agreements with Michael Neuscheler, Ted Rogers, Daniel Rothaupt and Timothy Lowe, pursuant to which they have been appointed to serve as independent directors as of March 2021. Our board has determined that each of Messrs. Neuscheler, Rogers, Rothaupt and Lowe are independent.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. Our board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Neuscheler, Rogers, Rothaupt and Lowe. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). A stockholder that wishes to nominate a director for election to our board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Dale Irwin and Timothy Rainey, our named executive officers (“Named Executive Officers” or “NEOs”), for services rendered in all capacities for the year ended December 31, 2020. We had no other executive officers during the 2020 fiscal year. Jeffrey Kirt was hired as our Chief Executive Officer in January 2021 and thus was not a NEO as of December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)
Dale Irwin, President	2020	180,000	58,451	2,807	241,258
Timothy Rainey, Chief Financial Officer	2020	135,000	43,418	13,199	191,617

(1)	Reflects performance bonus payouts to the named executive officers.

(2)	Includes the cost of health insurance premiums paid by us for Mr. Irwin, and health insurance and phone stipends and 401(k) matching contributions for Mr. Rainey.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program.

Employee Benefit Programs

In 2020, we did not maintain any defined benefit or nonqualified deferred compensation plans for our NEOs or other employees. We maintain a health and welfare plan in which all of our eligible employees, including our NEOs, may participate. Mr. Rainey receives a health insurance stipend in lieu of participating in our health and welfare plan.

Greenidge Generation sponsors a 401(k) plan covering substantially all Greenidge Generation employees, including the NEOs. Employees become eligible to participate in the plan upon the attainment of age twenty-one. Eligible employees may elect to make either pre-tax or Roth contributions to the plan, subject to limitations set forth by the plan and the Code. Greenidge Generation makes safe harbor matching contributions equal to 100% of the first 3% of employees’ eligible earnings and an additional 50% on the next 2% of employees’ eligible earnings. Greenidge Generation may also make a non-elective contribution at its discretion.

Employment Agreements

All of our NEOs are employees at-will and do not have employment agreements with us.

2020 Bonuses

With respect to 2020, our NEOS were eligible to receive performance bonuses based on our safety, environ-mental, and financial performance, as well as a discretionary annual cash bonus, the amounts and payments of which are generally determined in the sole discretion of our board.

Outstanding Equity Awards at Fiscal Year-End

None of our NEOs held any outstanding equity awards as of December 31, 2020.

Outstanding Equity Awards as of August 31, 2021

The following table provides information regarding outstanding equity awards held by the NEOs and Mr. Kirt as of August 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)
Jeffrey Kirt (3)	3/8/2021	—	—	—	—	—	344,800	2,155,000
Dale Irwin	—	—	—	—	—	—	—	—
Timothy Rainey (4)	2/21/2021	257,484	128,740	—	5.80	2/21/2031	—	—

(1)	The share numbers and option exercise price shown in this table reflect the 4-to-1 forward stock split that occurred on March 16, 2021.

(2)	For purposes of this table, the market value of unvested restricted stock units is determined by multiplying the number of unvested restricted stock units by the assumed price of $6.25 per share.

(3)	Mr. Kirt’s restricted stock units vest ratably over three years on an annual basis, subject to Mr. Kirt’s continued service on each applicable vesting date.

(4)

The stock options granted to Mr. Rainey vest as follows: (i) 257,484 options vested on the grant date and (ii) the remaining options vest on the first anniversary of the grant date, subject to Mr. Rainey’s continued service on the applicable vesting date.

Greenidge 2021 Equity Incentive Plan

The following summary briefly describes the principal features of our 2021 Plan and is qualified in its entirety by reference to the full text of the 2021 Plan.

On February 21, 2021, our board adopted the 2021 Plan and on March 1, 2021 our stockholders approved the 2021 Plan. Pursuant to the 2021 Plan, our board or the Compensation Committee of our board (references to our board will include the Compensation Committee) may grant restricted stock, stock options and other forms of incentive compensation to employees, consultants, and directors of Greenidge and its affiliates. On March 25, 2021, our board adopted and our stockholders approved an amended 2021 plan. References herein to the 2021 Plan will be to the 2021 Plan as amended.

The maximum number of shares of class A common stock that may be issued pursuant to awards granted under the 2021 Plan is 3,831,112 shares (after taking into account the 4-to-1 forward stock split that occurred on March 16, 2021). As of the date of prospectus, 2,631,112 shares of class A common stock remain available for issuance under the 2021 Plan.

Awards that may be granted include: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted awards (which include restricted stock and restricted stock units), (e) performance share awards, and (f) performance compensation awards.

Purposes: The purposes of the 2021 Plan are to attract and retain employees, consultants and directors for us and our subsidiaries; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further align their interests with those of stockholders through compensation that is based on our class A common stock.

Administration: The 2021 Plan is currently administered by the Compensation Committee (the “Administrator”). Among other things, the Administrator has the authority to construe and interpret the 2021 Plan, to select persons who will receive awards, to determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The Administrator has the authority to establish, amend, and rescind rules and regulations relating to the 2021 Plan and awards granted under the 2021 Plan; provided, that if any such amendment materially and adversely affects the right of any 2021 Plan participant, award holder, or beneficiary, then any such amendment will not be effective without the prior written consent of the 2021 Plan participant, award holder, or beneficiary.

Eligible Recipients: Persons eligible to receive awards under the 2021 Plan will be those employees, consultants, and directors of Greenidge and its affiliates who are selected by the Administrator.

Shares Available: The maximum number of shares of class A common stock that may be delivered to participants under the 2021 Plan is 3,831,112 shares, after taking into account the 4-to-1 forward stock split that occurred on March 16, 2021, and as may be further adjusted for certain corporate changes affecting the shares, such as stock splits. Any shares of class A common stock granted in connection with stock options and stock appreciation rights will be counted against the limit as one share for every one stock option and stock appreciation right awarded. Any shares of class A common stock granted in connection with awards other than stock options and stock appreciation rights will be counted against the limit as two shares of class A common stock for every one share of class A common stock granted in connection with such award. Cancelled, forfeited, or expired awards may again become available for grant under the 2021 Plan. Shares subject to an award under the 2021 Plan will not again be made available for issuance or delivery under the 2021 Plan if such shares are (a) shares tendered in payment of a stock option, (b) shares delivered or withheld by us to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award.

Stock Options:

General. Subject to the provisions of the 2021 Plan, the Administrator has the authority to determine all grants of stock options. That determination will include: (a) the number of shares subject to any stock option; (b) the exercise price per share; (c) the expiration date of the stock option; (d) the manner, time, and date of permitted exercise; (e) other restrictions, if any, on the stock option or the shares underlying the stock option; and (f) any other terms and conditions as the Administrator may determine. Only employees of Greenidge or its subsidiaries are eligible to be granted incentive stock options.

Option Price. The exercise price for stock options will be determined at the time of grant. The exercise price will not be less than the fair market value on the date of grant. The exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any employee owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. A stock option may be exercised only in accordance with the terms and conditions for the stock option agreement as established by the Administrator at the time of the grant. The stock option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the Administrator, (a) by delivery to us of other class A common stock, duly endorsed for transfer to us, with a fair market value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the participant identifies for delivery specific shares of class A common stock that have an aggregate fair market value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of class A common stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of class A common stock; (b) a “cashless” exercise program established with a broker; (c) by reduction in the number of shares of class A common stock otherwise deliverable upon exercise of such stock option with a fair market value equal to the aggregate exercise price at the time of exercise; (d) any combination of the foregoing methods; or (e) in any other form of legal consideration that may be acceptable to the Administrator.

Expiration or Termination. Stock options, if not previously exercised, will expire on the expiration date established by the Administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Except as otherwise set forth in the applicable award agreement, stock options will terminate before their expiration date if the holder’s service with Greenidge or a subsidiary terminates before the expiration date. The stock option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death or disability, with the precise period during which the option may be exercised to be established by the Administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. Stock options give the option holder the right to acquire a designated number of shares of class A common stock at a purchase price that is fixed upon the grant of the stock option (the “exercise price”). The exercise price will not be less than the market price of the class A common stock on the date of grant. Stock options granted may be either tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options.

As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years (or five years in the case of employees owning more than 10% of our voting stock). In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights: Stock appreciation rights (“SARs”), may be granted alone or in tandem with stock options. A SAR is a right to receive a payment in class A common stock or cash (as determined by the board) equal in value to the excess of the fair market value of one share of class A common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share of class A common stock subject to a SAR may not be less than fair market value at the time of grant.

Restricted Awards: Restricted awards are awards of class A common stock or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of class A common stock. Restricted awards are forfeitable and non-transferable until the awards vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. Restricted stock holders generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The board may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Restricted stock unit holders will have no voting rights with respect to any restricted stock units. Restricted stock units may also be granted with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in the award agreement. The board may provide that the restricted stock units will be credited with cash and stock dividends paid by us in respect of one share of class A common stock (“Dividend Equivalents”). Dividend Equivalents will be deferred until the expiration of the applicable restriction period.

Performance Compensation Awards: The 2021 Plan also provides for performance compensation awards, representing the right to receive a payment, which may be in the form of cash, share of class A common stock, or a combination, based on the attainment of pre-established goals set forth in the applicable award agreement. Performance compensation awards that become vested following the achievement of the performance goals will be paid to participants as soon as administratively practicable following completion of the certification of the achievement of the performance goals by the Administrator but in no event later than 2 1/2 months following the end of the fiscal year during which the performance period is completed.

Performance Criteria: Under the 2021 Plan, one or more performance criteria will be used by the Administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure our performance, as the Administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Administrator deems appropriate. In determining the actual size of an individual performance compensation award, the Administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The Administrator will not have the discretion to grant or provide payment in respect of performance compensation awards if the performance goals have not been attained.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the Administrator. In the event of various changes to our capitalization, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the Administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The Administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of Greenidge, including acceleration of vesting or cancellation of any outstanding awards (upon at least 10 days’ advance notice) in exchange for a payment to the award holder the value of such awards in cash, stock, or a combination thereof. Except as otherwise determined by the Administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. As provided by the terms of the applicable award agreement and subject to the discretion of the Administrator, the applicable tax withholding obligation relating to the exercise or acquisition of class A common stock under an award by any or a combination of the following means: (a) tendering a cash payment; (b) authorizing us to withhold shares of class A common stock from the shares of class A common stock otherwise issuable to the award holder as a result of the exercise or acquisition of class A common stock under the award, provided, however, that no shares of class A common stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to us previously owned and unencumbered shares of class A common stock. The Administrator also has the authority, at any time, to discontinue the granting of awards. The Administrator also has the authority to alter or amend the 2021 Plan or any outstanding award or may terminate the 2021 Plan as to further grants, provided that no amendment will, without the approval of stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2021 Plan, change the persons eligible for awards under the 2021 Plan, extend the time within which awards may be made, or amend the provisions of the 2021 Plan related to amendments. The 2021 Plan will terminate automatically on February 21, 2031. No amendment that would adversely affect any outstanding award made under the 2021 Plan can be made without the consent of the holder of such award.

Director Compensation

The following table provides information concerning the compensation of each non-employee director who served on our board in 2020. Daniel Rothaupt was the only non-employee director who received any compensation in 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Timothy Fazio	—					—	—
Andrew M. Bursky	—					—	—
Timothy Lowe	—					—	—
Daniel Rothaupt	53,108.41					—	53,108.41
David Filippelli	—					—	—
Jerome Lay	—					—	—

(1)	Reflects fees paid for director duties provided by Mr. Rothaupt as part of an arrangement between Atlas and/or its affiliates and us.

Our compensation committee determines the annual compensation to be paid to the members of the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a brief summary of certain material arrangements, agreements and transactions since January 1, 2019, or any currently proposed transaction, in which we were or are to be a participant and in which any person who serves as an executive officer or director has or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above).

Notes Payable

We entered into a promissory note agreement during the year ended December 31, 2019 with Atlas and certain of its affiliates. Within the agreement, there were three separate loans with varying loan amounts and maturity dates. The notes bore interest at 8% per annum calculated on a 360-day year, and interest accrued and compounded on a quarterly basis. On July 2, 2020, we entered into a contribution and exchange agreement with Atlas and its affiliates, and the three notes payable and related accrued interest was converted into equity in the form of Senior Priority Units – Tranche 1. We incurred interest expense of $0.6 million and $0.7 million under the terms of this promissory note agreement for the years ended December 31, 2020 and 2019, respectively.

We entered into a promissory note agreement during 2020 with Atlas and certain of its affiliates. Within the agreement, there are two separate loans with varying loan amounts and maturity dates. The notes bear interest at 8% per annum calculated on a 360-day year, and interest accrues and compounds on a quarterly basis. All accrued but unpaid interest under the notes is due and payable upon the corresponding note maturity date. For the year ended December 31, 2020, we incurred interest expense of less than $0.1 million under the terms of this promissory note agreement.

In January 2021, all outstanding promissory notes converted into shares of our capital stock.

Letters of Credit

Atlas and certain of its affiliates obtained a letter of credit from a financial institution in the amount of $4.9 million at December 31, 2020 and 2019, payable to the NYSDEC. This letter of credit guarantees the current value of our environmental trust liability. Atlas Capital Resources LP and Atlas Capital Resources (P) LP also obtained a letter of credit from a financial institution in the amount of $3.6 million at December 31, 2020 and 2019, payable to Empire Pipeline Incorporated (“Empire”) in the event we should not make contracted payments for costs related to a pipeline interconnection project we have entered into with Empire. We paid Atlas and certain of its affiliates $0.2 million for each of the years ended December 31, 2020 and 2019, respectively.

On March 18, 2021, we and Atlas and its affiliates entered into an arrangement pursuant to which we agreed, upon request, to direct our bank to issue new letters of credit to replace all or a portion of the letters of credit provided by Atlas and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or our equity or debt securities, which results in net proceeds to us of at least $10.0 million.

Guarantee

An affiliate of Atlas has guaranteed the payment obligations of Greenidge Generation LLC in favor of Emera Energy Services, Inc. under an Energy Management Agreement and an ISDA Master Agreement under which Greenidge Generation LLC may enter into various transactions involving the purchase and sale of gas, electricity and other commodities with Emera Energy Services, Inc. This guaranty is limited to $1.0 million.

Spartanburg Facility

On July 2, 2021, we announced that we had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina owned by LSC Communications MCL, LLC, an affiliate of Atlas, at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. Atlas owns more than 90% of the beneficial ownership and voting control of LSC Communications MCL, LLC. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached.

Registration Compliance Agreement

On September 1, 2021, we entered into an agreement (each, a “Registration Compliance Agreement”) with Atlas Capital Resources (A9) LP, Atlas Capital Resources (A9-Parallel) LP, Atlas Capital Resources (P) LP (collectively, the “Atlas Entities”) and the directors and executive officers that have shares of class A common stock included in the registration statement of which this prospectus is a part, pursuant to which we agreed to register for sale pursuant to this registration statement, only during certain sale windows approved by Greenidge from time to time, some of the shares of our Class A common stock held by the Atlas Entities and each such director and officer, subject to the terms and conditions set forth in the Registration Compliance Agreement. In each case, the aggregate value of the shares sold pursuant to this prospectus will be determined by market prices and may exceed $120,000. The Atlas Entities and each such officer and director is entitled to certain indemnification rights under the Registration Compliance Agreement. Each Registration Compliance Agreement terminates on the earliest to occur of (i) the failure to close the Merger on or before January 1, 2022, (ii) the date such person has sold all of the shares eligible to be sold pursuant to this prospectus or (iii) the date that is ten (10) months after the effective date of the registration statement of which this prospectus is a part.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Related Party Transactions Policy

Our board of directors has adopted a written statement of policy regarding transactions with related persons (the “Related Person Policy”). Our Related Person Policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to (i) our chief compliance officer, or (ii) in the event that there is no chief compliance officer, our general counsel or (iii) in the event that there is no chief compliance officer or general counsel, our chief executive officer (in each case, the “Designated Officer”), any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Designated Officer will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 31, 2021 for:

•	each of our directors and named executive officers;

•	all directors and named executive officers as a group; and

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock.

The table below assumes each outstanding share of series A preferred stock will convert into four shares of class B common stock and assumes the Merger has closed.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, including the percentage of voting stock, all common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of August 31, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each person is c/o Greenidge Generation Holdings Inc. 590 Plant Road, Dresden, NY 14441.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent Ownership(1)	Percent Voting Power(2)
	Class A Common Stock	Class B Common Stock
Atlas Capital Resources (A9) LP	0	19,202,652	50.06%	54.62%
Atlas Capital Resources (A9-Parallel) LP	0	6,895,120	17.97%	19.61%
Atlas Capital Resources (P) LP	0	702,528	1.83%	2.00%
Jeffrey Kirt, Chief Executive Officer(3)	0	8,000	*	*
Dale Irwin, President	0	772,444	2.01%	2.20%
Timothy Rainey, Chief Financial Officer(4)	257,484	0	*	*
Timothy Fazio, Chairman(5)	0	26,800,300	69.86%	76.23%
Ted Rogers, Vice Chairman	0	160,000	*	*
Andrew M. Bursky, Director(5)	0	26,800,300	69.86%	76.23%
Jerome Lay, Director	0	0	*	*
Timothy Lowe, Director	0	71,208	*	*
Michael Neuscheler, Director	0	0	*	*
Daniel Rothaupt, Director	0	142,420	*	*
David Filippelli, Director	0	0	*	*
All officers and directors as a group (11 persons named above)	257,484	27,954,372	73.54%	79.59%

*	Less than 1%

(1)

Based on 3,560,435 shares of class A common stock outstanding after the Merger plus 34,800,000 shares of class B common stock outstanding after the Merger (which assumes the conversion of 1,620,000 shares of series A preferred stock into 6,480,000 shares of class B common stock).

(2)

Based on 3,560,435 shares of class A common stock outstanding after the Merger plus 34,800,000 shares of class B common stock outstanding after the Merger (which assumes the conversion of 1,620,000 shares of series A preferred stock into 6,480,000 shares of class B common stock). Each share of Class A common stock is entitled to one vote per share and each share of class B common stock is entitled to ten votes per share.

(3)

Consists of 8,000 shares of class A common stock held by Kirt Family 2021 Irrevocable Trust (which assumes the conversion of 2,000 shares of series A preferred stock into 8,000 shares of Class A common stock). Scott Elsberry is the trustee of the trust and has sole voting and investment power over the securities held by the trust. Mr. Elsberry disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for the trust is c/o Brody Wilkinson PC 2507 Post Road, Southport, CT 06890.

(4)	Consists of 257,484 shares of class A common stock which Mr. Rainey has the right to acquire within 60 days through the exercise of vested options.

(5)

Consists of 19,202,652 shares of class B common stock held by Atlas Capital Resources (A9) LP, 6,895,120 shares of class B common stock held by Atlas Capital Resources (A9-Parallel) LP, 702,528 shares of class B common stock held by Atlas Capital Resources (P) LP. Timothy Fazio and Andrew Bursky, through their executive capacities in each of these entities, have shared voting and investment power over the securities held by these entities. Mr. Fazio and Mr. Bursky each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Messrs. Fazio and Bursky is c/o Atlas Holdings LLC, 100 Northfield Street, Greenwich, CT 06830.

SELLING STOCKHOLDERS

The following table was prepared based on information provided to us by the selling stockholders. It sets forth the name and address of the selling stockholders, the aggregate number of shares of common stock that the selling stockholders may offer pursuant to this prospectus, and the beneficial ownership of the selling stockholders both before and after the offering.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Unless otherwise indicated in the footnotes below, based on the information provided to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

For purposes of computing percentage ownership after this offering, we have assumed that all series A preferred stock and class B common stock held by the selling stockholders will be converted to class A common stock and sold in this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed to be outstanding all common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of August 31, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. See descriptions of our securities in more detail below under “Description of Securities.”

Unless otherwise indicated, the address of each person listed in the table below is c/o Greenidge, 590 Plant Road, Dresden, NY 14441.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to this Offering					Number of Class A Common Stock Being Offered	Class A Common Stock Beneficially Owned After this Offering
	Class A Common Stock		Class B Common Stock		Percent Total Voting Stock(1)		Shares	Percent(1)
Atlas Capital Resources (A9) LP(2)	0	*	19,202,652	66.1%	64.1%	2,000,000	17,202,652	44.8%
Atlas Capital Resources (A9-Parallel) LP(2)	0	*	6,895,120	23.7%	23.0%	720,000	6,175,120	16.1%
Atlas Capital Resources (P) LP(2)	0	*	702,528	2.4%	2.3%	73,000	629,528	1.6%
Dale Irwin, President(3)	0	*	772,444	2.7%	2.6%	80,000	692,444	1.8%
Ted Rogers, Vice Chairman(4)	0	*	160,000	*	*	16,000	144,000	*
Rothaupt Grantor Retained Annuity Trust 2021(5)	0	*	80,000	*	*	8,000	72,000	*
Daniel Rothaupt, Director(6)	0	*	62,420	*	*	7,000	55,420	*
Timothy Lowe, Director(7)	0	*	71,208	*	*	7,500	63,708	*
Foundry Digital LLC(8)	0	*	160,000	*	*	160,000	0	*
B. Riley Securities, Inc.(9)	344,800	3.6%	0	*	*	344,800	0	*
BRF Investments, LLC(10)(11)	800,000	8.6%	0	*	*	800,000	0	*
210 Capital, LLC(12)	562,174	6.0%	720,000	2.5%	2.6%	1,282,174	0	*
Whitefort Capital Master Fund, LP(10)(13)	520,000	5.6%	0	*	*	520,000	0	*
Kershner Trading Americas, LLC(10)(14)	416,000	4.5%	0	*	*	416,000	0	*

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to this Offering						Number of Class A Common Stock Being Offered	Class A Common Stock Beneficially Owned After this Offering
	Class A Common Stock		Class B Common Stock		Percent Total Voting Stock(1)			Shares	Percent(1)
Nokomis Capital Master Fund, LP(10)(15)	320,000	3.4%	0	*		*	320,000	0		*
Voss Value Master Fund, LP(10)(16)	320,000	3.4%	0	*		*	320,000	0		*
Knott Partners LP(10)(17)	304,000	3.3%	0	*		*	304,000	0		*
Ardsley Partners Renewable Energy Fund, L.P.(10)(18)	240,000	2.6%	0	*		*	240,000	0		*
Bakay Capital Management, LLC(10)(19)	196,000	2.1%	0	*		*	196,000	0		*
Bakay Capital Fund, LP(10)(20)	196,000	2.1%	0	*		*	196,000	0		*
Pacific Capital Management LLC (10)(21)	148,000	1.6%	0	*		*	148,000	0		*
John B. Berding(10)(22)	128,000	1.4%	0	*		*	128,000	0		*
John B. Berding Irrevocable Children’s Trust(10)(23)	128,000	1.4%	0	*		*	128,000	0		*
Denman Street, LLC(10)(24)	120,000	1.3%	0	*		*	120,000	0		*
Valley High Limited Partnership(10)(25)	120,000	1.3%	0	*		*	120,000	0		*
David. A. Durkin(10)(26)	120,000	1.3%	0	*		*	120,000	0		*
Ohsang Kwon(10)(27)	120,000	1.3%	0	*		*	120,000	0		*
Patrice McNicoll(10)(28)	98,400	1.1%	0	*		*	98,400	0		*
Redcap Investments, LP(10)(29)	80,000	*	0	*		*	80,000	0		*
David S. Hunt(10)(30)	80,000	*	0	*		*	80,000	0		*
Placid Ventures, L.P.(10)(31)	80,000	*	0	*		*	80,000	0		*
Kingdom Investments, Limited(10)(32)	80,000	*	0	*		*	80,000	0		*
Columbia Hill Power Opportunities LLC(10)(33)	80,000	*	0	*		*	80,000	0		*
Lyda Hunt-Herbert Trusts-David Shelton Hunt(10)(34)	72,000	*	0	*		*	72,000	0		*
Joseph Robert Nardini(10)(35)	56,000	*	0	*		*	56,000	0		*
LM Kraken LLC(10)(36)	53,336	*	0	*		*	53,336	0		*
D&D Partners LLC(10)(37)	53,332	*	0	*		*	53,332	0		*
OraLey Enterprises LLC(10)(38)	53,332	*	0	*		*	53,332	0		*
Boardman Bay Master, Ltd. (10)(39)	52,000	*	0	*		*	52,000	0		*
Investment Hunter, LLC(10)(40)	52,000	*	0	*		*	52,000	0		*
Lion Gate Capital Inc. (10)(41)	48,000	*	0	*		*	48,000	0		*
MACABA Holdings, LLC(10)(42)	40,000	*	0	*		*	40,000	0		*
Lyda Hunt-Herbert Trusts-Bruce William Hunt(10)(43)	40,000	*	0	*		*	40,000	0		*

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to this Offering						Number of Class A Common Stock Being Offered	Class A Common Stock Beneficially Owned After this Offering
	Class A Common Stock		Class B Common Stock		Percent Total Voting Stock(1)			Shares	Percent(1)
Ardsley Ridgecrest Partners Fund, L.P.(10)(44)	40,000	*	0	*		*	40,000	0		*
Bansbach Capital Group, LLC(10)(45)	40,000	*	0	*		*	40,000	0		*
Richard J. Reisman(10)(46)	40,000	*	0	*		*	40,000	0		*
Bond E Oman(10)(47)	40,000	*	0	*		*	40,000	0		*
1 Main Capital Partners LP(10)(48)	32,000	*	0	*		*	32,000	0		*
Christopher Desmarais(10)(49)	32,000	*	0	*		*	32,000	0		*
Daniel Shribman(10)(50)	32,000	*	0	*		*	32,000	0		*
Percy Rockdale LLC(10)(51)	32,000	*	0	*		*	32,000	0		*
Joseph Berding(10)(52)	24,000	*	0	*		*	24,000	0		*
Kitty Hawk Capital II, LLC(10)(53)	20,000	*	0	*		*	20,000	0		*
Peter A. Cohen Revocable Trust(10)(54)	16,000	*	0	*		*	16,000	0		*
Mark C. Koontz(10)(55)	16,000	*	0	*		*	16,000	0		*
Jeffrey P Paradise(10)(56)	16,000	*	0	*		*	16,000	0		*
Michael McManus(10)(57)	16,000	*	0	*		*	16,000	0		*
Dugong LLC(10)(58)	14,400	*	0	*		*	14,400	0		*
Brian Smoluch(10)(59)	14,000	*	0	*		*	14,000	0		*
Jimmy Baker(10)(60)	12,000	*	0	*		*	12,000	0		*
Daniel M Miller(10)(61)	12,000	*	0	*		*	12,000	0		*
Daniel Ondeck(10)(62)	11,200	*	0	*		*	11,200	0		*
Mike Cavanagh(10)(63)	11,200	*	0	*		*	11,200	0		*
Eric Rajewski(10)(64)	9,600	*	0	*		*	9,600	0		*
Austin D. Hunt(10)(65)	8,000	*	0	*		*	8,000	0		*
Frederick Baily Dent III(10)(66)	8,000	*	0	*		*	8,000	0		*
Kirt Family 2021 Irrevocable Trust(10)(67)	8,000	*	0	*		*	8,000	0		*
2006 Spain Family Trust(10)(68)	6,400	*	0	*		*	6,400	0		*
Kingsley Management LLC(10)(69)	6,400	*	0	*		*	6,400	0		*
Harsha Rajamani(10)(70)	6,000	*	0	*		*	6,000	0		*
Robert M. Williston III(10)(71)	4,000	*	0	*		*	4,000	0		*
John R. Harris III(72)	4,000	*	0	*		*	4,000	0		*
Daniel T. Eubanks(10)(73)	4,000	*	0	*		*	4,000	0		*
Thomas McGlynn(10)(74)	4,000	*	0	*		*	4,000	0		*
Bradley Silver(10)(75)	3,200	*	0	*		*	3,200	0		*
Michael VanHefty(10)(76)	3,200	*	0	*		*	3,200	0		*

*	Less than 1%

(1)	Applicable percentage ownership prior to this offering is based on 3,560,435 shares of class A common stock and 34,800,000 shares of class B common stock deemed to be outstanding as of August 31, 2021

(which assumes the conversion of 1,620,000 shares of series A preferred stock into 6,480,000 shares of class B common stock). As noted above, for purposes of computing percentage ownership after this offering, we have assumed that all series A preferred stock and class B common stock held by the selling stockholders will be converted to class A common stock and sold in this offering. Therefore, the applicable percentage ownership after this offering is based on 38,360,435 shares of class A common stock outstanding after the offering. Each share of class A common stock is entitled to one vote per share and each share of class B common stock is entitled to ten votes per share.

(2)

Consists of 19,202,652 shares of class B common stock held by Atlas Capital Resources (A9) LP, 6,895,120 shares of class B common stock held by Atlas Capital Resources (A9-Parallel) LP and 702,528 shares of class B common stock held by Atlas Capital Resources (P) LP. Timothy Fazio and Andrew Bursky, through their executive capacities in each of these entities, have shared voting and investment power over the securities held by these entities. Mr. Fazio and Mr. Bursky each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Messrs. Fazio and Bursky is c/o Atlas Holdings LLC, 100 Northfield Street, Greenwich, CT 06830.

(3)	Consists of 772,444 shares of class B common stock which are entitled to convert into 772,444 shares of class A common stock The address for Mr. Irwin is 2672 Cemetery Road Reading Center, NY 14876.

(4)	Consists of 160,000 shares of class B common stock which are entitled to convert into 160,000 shares of class A common stock The address for Mr. Rogers is 6499 Walnutdale Ln, The Plains, VA 20198.

(5)

Consists of 80,000 shares of class B common stock which are entitled to convert into 80,000 shares of class A common stock. Daniel J. Rothaupt has voting and investment power over the securities as trustee of the Rothaupt Grantor Retained Annuity Trust 2021. The address for Rothaupt Grantor Retained Annuity Trust 2021 is 25 Alexander Dr, East Lyme, CT 06333.

(6)	Consists of 62,420 shares of class B common stock which are entitled to convert into 62,420 shares of class A common stock. The address for Mr. Rothaupt is 25 Alexander Dr, East Lyme, CT 06333.

(7)

Consists of 71,208 shares of class B common stock which are entitled to convert into 71,208 shares of class A common stock The address for Mr. Lowe is PO Box 487, 195 Mill Street, Princeton, Maine 04668.

(8)

Consists of 160,000 shares of class B common stock which are entitled to convert into 160,000 shares of class A common stock. John Michael Colyer has voting and investment power over the securities as CEO of Foundry Digital LLC. Mr. Colyer disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Foundry Digital LLC is 110 Pittsford Victor Road, Pittsford, NY 14534.

(9)

Consists of 344,800 shares of class A common stock upon exercise of a warrant issued in connection with the Merger. The address of B. Riley Securities, Inc. is 11100 Santa Monica Blvd, Suite 800 Los Angeles, CA 90025.

(10)	Stockholder has made a voluntary election to convert each share of series A preferred stock into class A common stock prior to resale pursuant to this prospectus.

(11)	The address of BRF Investments, LLC is 11100 Santa Monica Blvd, Suite 800 Los Angeles, CA 90025.

(12)

Consists of (i) 562,174 shares of class A common stock issued as an advisory fee in connection with the Merger and (ii) 720,000 shares of class B common stock underlying series A preferred stock, which are entitled to convert into 720,000 shares of class A common stock only in accordance with a conversion cap limit in an agreement with Greenidge that provides such class B common stock may not be converted into class A common stock if, after such conversion, the stockholder, together with its affiliates and any other person acting together with it and its affiliates, would beneficially own, as determined in accordance with Section 13(d) of the Exchange Act, more than 4.99% or 9.99%, as applicable, of Greenidge’s then issued and outstanding shares of class A common stock. The holder may increase or decrease its beneficial ownership limitation upon giving notice to Greenidge, which such increase or decrease will not be effective until the

61st day after the notice is delivered to Greenidge. As members of 210 Capital, LLC, each of Covenant RHA Partners, L.P. and CCW/LAW Holdings, LLC may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital, LLC. As sole member of CCW/LAW Holdings, C. Clark Webb may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital, LLC. As general partner of Covenant RHA Partners, RHA Investments, Inc. may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital. As president and sole shareholder of RHA Investments, Robert Alpert may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital, LLC. None of Covenant RHA Partners, CCW/LAW Holdings, RHA Investments, Mr. Alpert or Mr. Webb owns any shares of Greenidge common stock directly, and each has disclaimed beneficial ownership of any shares of Greenidge common stock beneficially owned by 210 Capital, LLC. The address of 210 Capital, LLC is 4514 Cole Avenue, Suite 1600, Dallas, TX 75205.

(13)

Consists of 520,000 shares of class B common stock which are entitled to convert into 520,000 shares of class A common stock. Whitefort Capital Management, LP acts as the investment manager of the Whitefort Capital Master Fund, LP. Each of David Salanic and Joseph Kaplan is a Co-Managing Partner of Whitefort Capital Management, LP. By virtue of these relationships, each of Whitefort Capital Management, LP, David Salanic and Joseph Kaplan may be deemed to have voting and dispositive power with respect to the common shares owned by Whitefort Capital Master Fund, LP. The mailing address of Whitefort Capital Master Fund, LP and Whitefort Capital Management, LP is 12 E. 49th Street, 40th Floor, New York, NY, 10017.

(14)

Consists of 416,000 shares of class B common stock which are entitled to convert into 416,000 shares of class A common stock. Andrew Scot Kershner has voting and investment power over the securities as manager of Kershner Trading Americas, LLC. The address of Kershner Trading Americas, LLC is 1825B Kramer Ln, Suite 200, Austin, TX 78758.

(15)

Consists of 320,000 shares of class B common stock which are entitled to convert into 320,000 shares of class A common stock. Brett Hendrickson has voting and investment power over the securities as portfolio manager of Nokomis Capital Master Fund, LP. Mr. Hendrickson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Nokomis Capital Master Fund, LP is 4347 W Northwest Hwy, Ste 130 PO Box 155 Dallas, TX 75220.

(16)

Consists of 320,000 shares of class B common stock which are entitled to convert into 320,000 shares of class A common stock. Travis Cocke is the sole owner of Voss Capital, the investment manager to Voss Value Master Fund, LP and is the sole owner of Voss Advisors, the general partner of Voss Value Master Fund, LP. Mr. Cocke disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Voss Value Master Fund, LP is 3773 Richmond Ave, Suite 500 Houston, TX 77046.

(17)

Consists of 304,000 shares of class B common stock which are entitled to convert into 304,000 shares of class A common stock. David M. Knott Jr. has voting and investment power over the securities as managing member of Knott Partners LP. Mr. Knott disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Knott Partners LP is 485 Underhill Blvd Suite 205 Syosset, New York 11791.

(18)

Consists of 240,000 shares of class B common stock which are entitled to convert into 240,000 shares of class A common stock. Spencer Hempleman has voting and investment power over the securities as portfolio manager of Ardsley Partners Renewable Energy Fund, LP. Mr. Hempleman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Ardsley Partners Renewable Energy Fund, L.P. is c/o Ardsley Partners 262 Harbor Drive 4th Fl Stamford, CT 06902.

(19)

Consists of 196,000 shares of class B common stock which are entitled to convert into 196,000 shares of class A common stock. Berke Bakay has voting and investment power over the securities as manager of

Bakay Capital Management, LLC. Mr. Bakay disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Bakay Capital Management, LLC is 888 Prospect Street Suite 200 La Jolla, CA 92037.

(20)

Consists of 196,000 shares of class B common stock which are entitled to convert into 196,000 shares of class A common stock. Berke Bakay has voting and investment power over the securities as manager of Bakay Capital Fund, LP. Mr. Bakay disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Bakay Capital Fund, LP is 888 Prospect Street Suite 200 La Jolla, CA 92037.

(21)

Consists of 148,000 shares of class B common stock which are entitled to convert into 148,000 shares of class A common stock. The address of Pacific Capital Management LLC is 11601 Wilshire Blvd, Suite 1925 Los Angeles CA 90025.

(22)

Consists of 128,000 shares of class B common stock which are entitled to convert into 128,000 shares of class A common stock. The address of John B. Berding is 4705 Burley Hills Drive Cincinnati, OH 45243.

(23)

Consists of 128,000 shares of class B common stock which are entitled to convert into 128,000 shares of class A common stock. Susan M. Berding and John B. Berding have shared voting and investment power over the securities as trustee and manager, respectively, of the John B. Berding Irrevocable Children’s Trust. Ms. Berding and Mr. Berding disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of John B. Berding Irrevocable Children’s Trust is 4705 Burley Hills Drive Cincinnati, OH 45243.

(24)

Consists of 120,000 shares of class B common stock which are entitled to convert into 120,000 shares of class A common stock. John B. Berding has voting and investment power over the securities as manager of Denman Street, LLC. Mr. Berding disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Denman Street, LLC is 4705 Burley Hills Drive Cincinnati, OH 45243.

(25)

Consists of 120,000 shares of class B common stock which are entitled to convert into 120,000 shares of class A common stock. Malcolm Fairbairn has voting and investment power over the securities as chief investment officer of Valley High Limited Partnership. Mr. Fairbairn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Valley High Limited Partnership is 10 Orinda View Rd. Orinda, CA 94563.

(26)

Consists of 120,000 shares of class B common stock which are entitled to convert into 120,000 shares of class A common stock. The address of David. A. Durkin is 156 Pear Tree Point Road Darien, CT 06820.

(27)	Consists of 120,000 shares of class B common stock which are entitled to convert into 120,000 shares of class A common stock. The address of Ohsang Kwon is 38 Warren Street Apt 5C, New York, NY 10007.

(28)	Consists of 98,400 shares of class B common stock which are entitled to convert into 98,400 shares of class A common stock. The address of Patrice McNicoll is 9037 Vista Anacapa, Moorpark, CA 93021.

(29)

Consists of 80,000 shares of class B common stock which are entitled to convert into 80,000 shares of class A common stock. Herbert Hunt Allred has voting and investment power over the securities held by Redcap Investments, LP as President of its general partner, Redcap Investments Management, LLC. Mr. Allred disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Redcap Investments, LP and Redcap Investments Management, LLC is 8235 Douglas Avenue, Suite 1300 Dallas, TX 75225.

(30)

Consists of 80,000 shares of class B common stock which are entitled to convert into 80,000 shares of class A common stock. The address of David S. Hunt is 2101 Cedar Springs Road, Suite 600 Dallas, TX 75201.

(31)

Consists of 80,000 shares of class B common stock which are entitled to convert into 80,000 shares of class A common stock. David S. Hunt has voting and investment power over the securities held by Placid

Ventures, L.P. as President of its general partner, Propel Corp. Mr. Hunt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Placid Ventures, L.P. is 2101 Cedar Springs Road, Suite 600 Dallas, TX 75201.

(32)

Consists of 80,000 shares of class B common stock which are entitled to convert into 80,000 shares of class A common stock. Gage A. Prichard, Sr. has voting and investment power over the securities held by Kingdom Investments, Limited as Trustee of its general partner, the William Herbert Hunt Trust Estate. Mr. Prichard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Kingdom Investments, Limited is 2101 Cedar Springs Road, Suite 600 Dallas, TX 75201.

(33)

Consists of 80,000 shares of class B common stock which are entitled to convert into 80,000 shares of class A common stock. John W. Russell has sole and exclusive voting and investment power over the securities as Trustee of the John W Russell Jr Revocable Trust, which is managing member of Columbia Hill Power Opportunities LLC. Mr. Russell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Columbia Hill Power Opportunities LLC is 10 East Delaware Place, 32E, Chicago, IL 60611.

(34)

Consists of 72,000 shares of class B common stock which are entitled to convert into 72,000 shares of class A common stock. Walter P. Roach and J.M. Mason have voting and investment powers over the securities as Trustees of Lyda Hunt—Herbert Trusts—David Shelton Hunt. Mr. Roach and Mr. Mason disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Lyda Hunt—Herbert Trusts—David Shelton Hunt is 2101 Cedar Springs Road, Suite 600 Dallas, TX 75201.

(35)

Consists of 56,000 shares of class B common stock which are entitled to convert into 56,000 shares of class A common stock. The address of Joseph Robert Nardini is 1545 22nd Street North Arlington VA 22209.

(36)

Consists of 53,336 shares of class B common stock which are entitled to convert into 53,336 shares of class A common stock. Robert Barnard as CEO of Black Maple Capital Corporation has voting and investment power over the securities as the Investment Manager of LM Kraken LLC. Mr. Barnard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of LM Kraken LLC is 250 E. Wisconsin Ave Ste 860 Milwaukee WI 53202.

(37)

Consists of 53,332 shares of class B common stock which are entitled to convert into 53,332 shares of class A common stock. Robert Barnard as CEO of Black Maple Capital Corporation has voting and investment power over the securities as the Investment Manager of D&D Partners LLC. Mr. Barnard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of D&D Partners LLC is 250 E. Wisconsin Ave Ste 860 Milwaukee WI 53202.

(38)

Consists of 53,332 shares of class B common stock which are entitled to convert into 53,332 shares of class A common stock. Robert Barnard as CEO of Black Maple Capital Corporation has voting and investment power over the securities as the Investment Manager of OraLey Enterprises LLC. Mr. Barnard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of OraLey Enterprises LLC is 250 E. Wisconsin Ave Ste 860 Milwaukee WI 53202.

(39)

Consists of 52,000 shares of class B common stock which are entitled to convert into 52,000 shares of class A common stock. William Graves has voting and investment power over the securities as director of Boardman Bay Master, Ltd. Mr. Graves disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Boardman Bay Master, Ltd. is 1120 Avenue of the Americas FL 4 New York, NY 10036.

(40)

Consists of 52,000 shares of class B common stock which are entitled to convert into 52,000 shares of class A common stock. Gary C. Evans has voting and investment power over the securities as manager of Investment Hunter, LLC. Mr. Evans disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Investment Hunter, LLC is P.O. Box 540308 Dallas, TX 75354.

(41)

Consists of 48,000 shares of class B common stock which are entitled to convert into 48,000 shares of class A common stock. Ken Rickel has voting and investment power over the securities as president of Lion Gate Capital Inc. Mr. Rickel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Lion Gate Capital Inc.is 1900 Ave of the Stars Ste 625 Los Angeles, CA 90067.

(42)

Consists of 40,000 shares of class B common stock which are entitled to convert into 40,000 shares of class A common stock. Carter W. Hunt has voting and investment power over the securities as Vice President of MACABA Holdings, LLC. Mr. Hunt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of MACABA Holdings, LLC is 2101 Cedar Springs Road, Suite 600 Dallas, TX 75201.

(43)

Consists of 40,000 shares of class B common stock which are entitled to convert into 40,000 shares of class A common stock. Walter P. Roach and Ronald D. Hurst have voting and investment power over the securities as Trustees of Lyda Hunt—Herbert Trusts—Bruce William Hunt. Mr. Roach and Mr. Hurst disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Lyda Hunt—Herbert Trusts—Bruce William Hunt is 2101 Cedar Springs Road, Suite 600 Dallas, TX 75201.

(44)

Consists of 40,000 shares of class B common stock which are entitled to convert into 40,000 shares of class A common stock. Sanford B. Prater has voting and investment power over the securities as portfolio manager of Ardsley Ridgecrest Partners Fund, LP. Mr. Prater disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Ardsley Ridgecrest Partners Fund, L.P. is c/o Ardsley Partners 262 Harbor Drive 4th Fl Stamford, CT 06902.

(45)

Consists of 40,000 shares of class B common stock which are entitled to convert into 40,000 shares of class A common stock. Louis Philip Bansbach has voting and investment power over the securities as manager of Bansbach Capital Group, LLC. Mr. Bansbach disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Bansbach Capital Group, LLC is 650 S Cherry St, Suite 1005 Glendale, CO 80246.

(46)

Consists of 40,000 shares of class B common stock which are entitled to convert into 40,000 shares of class A common stock. The address of Richard J. Reisman is 155 Madison Street Suite 201 Denver, CO 80206

(47)	Consists of 40,000 shares of class B common stock which are entitled to convert into 40,000 shares of class A common stock. The address of Bond E Oman is 6119 Hillsboro Pike Nashville TN 37215.

(48)

Consists of 32,000 shares of class B common stock which are entitled to convert into 32,000 shares of class A common stock. Yaron Naymark has voting and investment power over the securities as managing member of 1 Main Capital Partners LP. Mr. Naymark disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of 1 Main Capital Partners LP is 220 North 10th Street, Apt 4d, Brooklyn, NY 11211.

(49)

Consists of 32,000 shares of class B common stock which are entitled to convert into 32,000 shares of class A common stock. The address of Christopher Desmarais is 39 Boulder Hill Rd. Ridgefield, CT 06877.

(50)	Consists of 32,000 shares of class B common stock which are entitled to convert into 32,000 shares of class A common stock. The address of Daniel Shribman is 299 Park Ave, New York, NY 10171.

(51)

Consists of 32,000 shares of class B common stock which are entitled to convert into 32,000 shares of class A common stock. Michael Gorzyniski has voting and investment power over the securities as manager of Percy Rockdale LLC. Mr. Gorzyniski disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Percy Rockdale LLC is 595 Madison Avenue 29th floor New York, NY 10022.

(52)	Consists of 24,000 shares of class B common stock which are entitled to convert into 24,000 shares of class A common stock. The address of Joseph Berding is 4000 Shadow Oak Ln Austin, TX 78746.

(53)

Consists of 20,000 shares of class B common stock which are entitled to convert into 20,000 shares of class A common stock. Andrew Cohen and Peter Cohen have voting and investment power over the securities as members of Kitty Hawk Capital II, LLC. Andrew Cohen and Peter Cohen disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Kitty Hawk Capital II, LLC is c/o Peter Cohen LLC 40 West 57th Street, Suite 2020 New York NY 10019.

(54)

Consists of 16,000 shares of class B common stock which are entitled to convert into 16,000 shares of class A common stock. Peter A. Cohen has voting and investment power over the securities as trustee of Peter A. Cohen Revocable Trust. Mr. Cohen disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Peter A. Cohen Revocable Trust is c/o Peter Cohen LLC 40 West 57 Street, Suite 2020 New York, NY 10019.

(55)

Consists of 16,000 shares of class B common stock which are entitled to convert into 16,000 shares of class A common stock. The address of Mark C. Koontz is 1975 Old Ballard Farm Ln. Charlottesville, VA 22901.

(56)	Consists of 16,000 shares of class B common stock which are entitled to convert into 16,000 shares of class A common stock. The address of Jeffrey P Paradise is 2433 Curtis St, Denver, CO 80205.

(57)	Consists of 16,000 shares of class B common stock which are entitled to convert into 16,000 shares of class A common stock. The address of Michael McManus 265 Coconut Palm Vero Beach, FL 32963.

(58)

Consists of 14,400 shares of class B common stock which are entitled to convert into 14,400 shares of class A common stock. James Carlo Cannell has voting and investment power over the securities as managing member of Dugong LLC. Mr. Cannell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Dugong LLC is 245 Meriwether Circle Alta, WY 83414.

(59)

Consists of 14,000 shares of class B common stock which are entitled to convert into 14,000 shares of class A common stock. The address of Brian Smoluch is 2 Water Club Way, #501 North Palm Beach FL 33408.

(60)	Consists of 12,000 shares of class B common stock which are entitled to convert into 12,000 shares of class A common stock. The address of Jimmy Baker is 5608 33rd St N, Arlington VA 22207.

(61)	Consists of 12,000 shares of class B common stock which are entitled to convert into 12,000 shares of class A common stock. The address of Daniel M Miller is 70 Forest Street, 15A Stamford, CT 06901.

(62)	Consists of 11,200 shares of class B common stock which are entitled to convert into 11,200 shares of class A common stock. The address of Daniel Ondeck is 13301 Beall Creek Ct Potomac, MD 20854.

(63)	Consists of 11,200 shares of class B common stock which are entitled to convert into 11,200 shares of class A common stock. The address of Mike Cavanagh is 1311 Baker Crest Ct.

(64)	Consists of 9,600 shares of class B common stock which are entitled to convert into 9,600 shares of class A common stock. The address of Eric Rajewski is 62 Rancheria Road, Kentfield CA 94904.

(65)

Consists of 8,000 shares of class B common stock which are entitled to convert into 8,000 shares of class A common stock. The address of Austin D. Hunt is 2101 Cedar Springs Road, Suite 600 Dallas, TX 75201.

(66)	Consists of 8,000 shares of class B common stock which are entitled to convert into 8,000 shares of class A common stock. The address of Frederick Baily Dent III is 12 Bond St. Boston, MA 02118.

(67)

Consists of 8,000 shares of class A common stock held by Kirt Family 2021 Irrevocable Trust (which assumes the conversion of 2,000 shares of series A preferred stock into 8,000 shares of Class A common stock). Scott Elsberry is the trustee of the trust and has sole voting and investment power over the securities held by the trust. Mr. Elsberry disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for the trust is c/o Brody Wilkinson PC 2507 Post Road, Southport, CT 06890.

(68)

Consists of 6,400 shares of class B common stock which are entitled to convert into 6,400 shares of class A common stock. Matthew Spain has voting and investment power over the securities as trustee of 2006 Spain Family Trust. Mr. Spain disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of 2006 Spain Family Trust is 77 Centennial Trail, Bozeman MT 59715.

(69)

Consists of 6,400 shares of class B common stock which are entitled to convert into 6,400 shares of class A common stock. Seth Appel and Rose-Ellen Appel have voting and investment power over the securities as members of Kingsley Management LLC. Seth Appel and Rose-Ellen Appel disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Kingsley Management LLC is 9071 N Hidden Hill Loop Park City, UT 84098.

(70)	Consists of 6,000 shares of class B common stock which are entitled to convert into 6,000 shares of class A common stock. The address of Harsha Rajamani is 12 Berkeley Pl Brooklyn NY 11217.

(71)	Consists of 4,000 shares of class B common stock which are entitled to convert into 4,000 shares of class A common stock. The address of Robert M. Williston III is 59 Orchard Dr. Redding, CT 06896.

(72)	Consists of 4,000 shares of class B common stock which are entitled to convert into 4,000 shares of class A common stock. The address of John R. Harris III is 3535 Gillespie St #604 Dallas, TX 75219.

(73)	Consists of 4,000 shares of class B common stock which are entitled to convert into 4,000 shares of class A common stock. The address of Daniel T. Eubanks is 50 Meeker Hill Rd Redding, CT 06896.

(74)

Consists of 4,000 shares of class B common stock which are entitled to convert into 4,000 shares of class A common stock. The address of Thomas McGlynn is 166 East 82nd Street, Apt 3A New York, NY 10028.

(75)	Consists of 3,200 shares of class B common stock which are entitled to convert into 3,200 shares of class A common stock. The address of Bradley Silver is 282 Vineyard Rd Huntington, NY 11743.

(76)	Consists of 3,200 shares of class B common stock which are entitled to convert into 3,200 shares of class A common stock. The address of Michael VanHefty is 110 Theodore Fremd Avenue Rye, NY 10580.

We do not currently have any arrangements which, if consummated, may result in a change of control of Greenidge.

DESCRIPTION OF SECURITIES

The following is a summary of the terms of our securities. This summary does not purport to be complete, nor does it represent all information which you might find to be important for understanding our capital stock. This summary is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

On September 13, 2021, we filed an amendment to our certificate of incorporation to increase our authorized capital stock. Following the amendment, our authorized capital stock consists of 2,400,000,000 shares of class A common stock, par value $0.0001 per share, 600,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

The number of authorized shares of our common or preferred stock may be increased or decreased by the affirmative vote of the holders of shares of our capital stock representing a majority of the votes represented by all outstanding shares of such capital stock entitled to vote on such matter, irrespective of the provisions of Section 242(b)(2) of General Corporation Law of the State of Delaware (the “DGCL”), in addition to any vote of the holders of one or more series of our preferred stock that may be required by the terms of such preferred stock. However, the number of authorized shares of common or preferred stock to be decreased may not be decreased below the number of shares thereof then outstanding or, in the case of class A common stock, the number of such shares reserved for issuance upon conversion into shares of class A common stock of the then-outstanding shares of class B common stock.

Common Stock

As of                     , 2021, there were              shares of class A common stock and              shares of class B common stock issued and outstanding. All shares of our common stock now outstanding are duly authorized, fully paid and non-assessable. Shares of class B common stock that have been acquired by us, whether by repurchase, upon conversion or otherwise, are retired and not issuable again as shares of class B common stock. Below is a summary of the rights of the common stock.

Voting Rights. The holders of class A common stock are entitled to one (1) vote per share, and the holders of class B common stock are entitled to ten (10) votes per share at all stockholder meetings and on all matters submitted to our stockholders generally. The holders of class A common stock and class B common stock vote together as a single class, unless specifically provided in the amended and restated certificate of incorporation or otherwise required by law. The DGCL could require holders of class A common stock or class B common stock, as the case may be, to vote separately as a single class if we were to seek to amend our amended and restated certificate of incorporation either (i) to increase or decrease the par value of a class of stock, or (ii) in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely.

Holders of class A common stock and class B common stock are not allowed to vote on any amendment of our amended and restated certificate of incorporation that relates only to the terms of a series of outstanding preferred stock for which the holders of such affected preferred stock have the right to vote under the certificate of incorporation or the DGCL.

Stockholders do not have the ability to cumulate votes for the election of directors.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that the board of directors may determine. If a dividend is paid in the form of shares of class A common stock or class B common stock, then the holders of class A common stock shall be entitled to receive shares of class A common stock, and holders of class B common stock shall be entitled to receive shares of class B common stock, with holders of shares of class A common stock and class B common stock receiving, on a per share basis, an identical number of shares of class A common stock or class B common stock, as applicable. The foregoing sentence also applies should the dividend be paid in rights to acquire, or securities convertible into or exchangeable for, class A and class B common stock. However, upon the approval by the affirmative vote of the holders of a majority of the outstanding shares of class A common stock and class B common stock, each voting separately as a class, our board may pay or make a disparate dividend per share of class A common stock or class B common stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise).

Right to Receive Liquidation Distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion. Each share of class B common stock is convertible into one (1) share of class A common stock at the option of the holder thereof at any time upon written notice to us. In addition, each share of class B common stock shall automatically convert into one (1) share of class A common stock (i) upon any transfer, other than certain transfers to controlled entities or, in the case of individuals, to trusts for estate planning purposes, as more fully described in our certificate of incorporation, of such series B common stock; (ii) upon the date specified by the holders of at least a majority of the then outstanding shares of class B common stock, voting as a separate class; or (iii) on the date that is five (5) years after the date the class A common stock is first registered under Section 12(b) or 12(g) of the Exchange Act.

Other Dual Class Provisions. In general, the class A common stock and class B common stock are to be treated the same as the other and ratably, on a per share basis, in the case of distributions or payments in respect of the common stock, consolidations or mergers of Greenidge, or consideration to be received in a tender or exchange offer. However, in such transactions, the class A and class B common stock are permitted to receive different or disproportionate consideration or distributions (as the case may be) if the per share consideration or distribution in the form of securities issuable to a share of class B common stock has ten (10) times the voting power of securities issuable to a share of class A common stock or if the different or disproportionate consideration or distribution is approved by the affirmative vote of the holders of a majority of the class A common stock and class B common stock, each voting separately as a class.

No Preemptive or Similar Rights. The common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

No Ownership Limitations or Transfer Restrictions. The common stock is not subject to any limitation on the amount of securities that may be held by holders, and except for the conversion feature of the class B common stock, the common stock is not by its terms subject to any transfer restrictions.

Conversion Cap with 210 Capital. 210 Capital, LLC (“210 Capital”) is party to an investor agreement with Greenidge, dated as of September 9, 2021 with a conversion cap that provides that the class B common stock issued upon conversion of the shares of series A preferred stock held by 210 Capital may not be converted into class A common stock if, after such conversion, 210 Capital, together with its affiliates and any other person acting together with it and its affiliates, would beneficially own, as determined in accordance with Section 13(d) of the Exchange Act, more than 4.99% or 9.99%, as applicable, of the number of shares of class A common stock then issued and outstanding. 210 Capital may increase or decrease its beneficial ownership limitation upon giving notice to Greenidge, which such increase or decrease will not be effective until the 61st day after the notice is delivered to Greenidge.

Preferred Stock

On the date that this prospectus was declared effective, each outstanding share of our series A preferred stock converted into four shares of our class B common stock. Such converted shares of series A preferred stock were automatically retired and cancelled upon such conversion and may not be reissued as series A preferred stock.

Under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 20,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the completion of this offering, no shares of preferred stock will be outstanding. We have no present plan to issue any shares of preferred stock.

Warrants

As of                     , 2021, we had outstanding warrants to purchase 344,800 shares of our class A common stock at an exercise price of $6.25 per share.

Anti-takeover Effects of Delaware Law and Charter Provisions

We have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination, except under certain circumstances, with an interested stockholder.

Our amended and restated certificate of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of Greenidge or changing its board of directors and management.

First, our amended and restated certificate of incorporation provides that at any time when the class A common stock is registered under Section 12(b) or 12(g) of the Exchange Act, we cannot engage in a business combination (as described below) with an interested stockholder (as described below) for a period of three years from the time that the stockholder becomes an interested stockholder. This limitation does not apply if (i) our board has first approved the business combination or transaction by which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction by which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our then outstanding voting stock, excluding shares owned by persons who are directors and also officers and certain employee stock plans; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting of stockholders (not written consent).

An “interested stockholder” is any person, other than Greenidge or a direct or indirect majority-owned Greenidge subsidiary, that owns 15% or more of our outstanding voting stock or is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time in the three years prior to the date on which the determination is sought, and the affiliates and associates of such person. An interested stockholder does not include any stockholder whose ownership exceeds the 15% limitation as the result of an action taken solely by us (but only to the extent that such stockholder does not acquire additional voting stock), nor Atlas Capital Resources L.P., its direct transferees, or their respective affiliates, associates or member of a group under

Rule 13d-5 of the Exchange Act. Business combinations prohibited by this provision include (i) a merger or consolidation of Greenidge or any direct or indirect majority-owned s Greenidge subsidiary with the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of Greenidge, to or with an interested stockholder (in one or a series of transactions) of assets of Greenidge or any direct or indirect majority-owned Greenidge subsidiary, which assets have an aggregate market value of 10% or more of either the aggregate market value of all our assets on a consolidated basis or of all of our outstanding stock, (iii) any transaction resulting in the issuance or transfer of our stock or subsidiary stock by Greenidge or a direct or indirect wholly-owned subsidiary to the interested stockholder, subject to certain exceptions including exercises or conversion of convertible securities, a merger, or transactions generally with all holders that do not increase the interested stockholder’s proportionate share ownership, (iv) any transaction involving us or any direct or indirect wholly-owned subsidiary with the direct or indirect effect of increasing the interested stockholder’s proportionate share of our stock or convertible securities or any subsidiary (on a non-immaterial basis), or (v) the interested stockholder’s receipt of the benefit of any loan, advance, guarantee, pledge or other financial benefit (other than those expressly permitted) provided by or through us or a director or indirect wholly-owned subsidiary.

Further, our amended and restated certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of class A common stock.

Our amended and restated certificate of incorporation vests solely in the board of directors the authority to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of the board of directors and gaining control of the board of directors by filling the resulting vacancies with its own nominees. In addition, our amended and restated certificate of incorporation provide that no member of the board of directors may be removed from office by stockholders without the affirmative vote of the majority in voting power of all of outstanding stock then entitled to vote thereon.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record who is entitled to vote at the meeting and who has given timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Furthermore, neither the holders of common stock nor the holders of preferred stock have cumulative voting rights in the election of directors. The combination of the present ownership by a few stockholders of a significant portion of the issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the board of directors or for a third party to obtain control of us by replacing our board of directors.

Charter Exclusive Forum Provisions

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the laws of the State of Delaware. The Delaware exclusive forum provision described in the foregoing sentence does not apply to actions arising under the Exchange Act or the Securities Act. In this regard, it is noted that Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations promulgated thereunder and, further, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is further noted that our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws. Although our amended and restated certificate of incorporation contains the federal exclusive forum provision described in the foregoing sentence, it is uncertain whether this provision would apply to actions arising under the Securities Act as it is possible that a court could rule that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, particularly in light of Section 22 of the Securities Act, which creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. Support’s governing documents do not contain any exclusive forum provisions.

Transfer Agent

We have appointed Computershare Trust Company, N.A. as the transfer agent for our class A common stock. Its address is 462 South 4th Street, Suite 1600, Louisville, KY 40202, and its telephone number is +1 (781) 575 3120 or toll free 800 962 4284.

Listing

Our class A common stock is listed on Nasdaq under the trading symbol “GREE.”

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our class A common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our class A common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our class A common stock then outstanding; or

•	the average weekly reported trading volume of our class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our class A common stock issued or issuable under the 2021 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that Internal Revenue Service (the “IRS”) will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the purchase, ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•

a Non-U.S. Holder that is a financial institution, insurance company, regulated investment company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

•	a Non-U.S. Holder holding common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	a Non-U.S. Holder whose functional currency is not the U.S. dollar;

•	a Non-U.S. Holder that holds or receives common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States are generally exempt from the 30% withholding tax if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of our common stock, and thereafter will be treated as capital gain from a disposition of common stock subject to the tax treatment described below in “ —Dispositions of Our Common Stock.”

The foregoing discussion is subject to the discussions below under “ —Backup Withholding and Information Reporting” and “ —FATCA Withholding.”

Dispositions of Our Common Stock

We believe that we may be a “United States real property holding corporation.” Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Notwithstanding our potential status as a “United States real property holding corporation,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

if we were a “United States real property holding corporation,” the Non-U.S. Holder actually or constructively owns more than five percent of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, provided that our common stock is “regularly traded on an established securities market,” within the meaning of Section 897 of the Code and applicable Treasury Regulations, during the calendar year in which the sale or other disposition occurs.

The foregoing discussion is subject to the discussions below under “ —Backup Withholding and Information Reporting” and “ —FATCA Withholding.”

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Generally, distributions in respect of our common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax may apply to distributions in respect of our common stock to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.

Payments of the proceeds of the sale or other disposition of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a United States person, and the broker has no actual knowledge or reason to know to the contrary or

(ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.

Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any); provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

FATCA Withholding

Non-U.S. Holders should be aware that, under Sections 1471 through 1474 of the Code (“FATCA”), a 30% withholding tax will be imposed on certain payments (which could include distributions in respect of our common stock) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity or a related entity register with the IRS and identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. Foreign entities that hold our common stock generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.

Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our class A common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing of options on the shares;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our class A common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of our class A common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our class A common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of class A common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

LEGAL MATTERS

The validity of the class A common stock covered by this prospectus will be passed upon by Shearman & Sterling LLP. An investment vehicle comprised of certain partners of Shearman & Sterling LLP, members of their families and other related persons has an interest in us representing less than 0.25% of our aggregate capital stock.

EXPERTS

The consolidated financial statements of Support included in this prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our consolidated financial statements included in this prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by Armanino LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1(800) SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We also anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

FINANCIAL STATEMENTS

GREENIDGE GENERATION HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021 AND 2020

GREENIDGE GENERATION HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars Amounts in thousands, except share and member unit data)

	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,890	$5,052
Digital assets	222	254
Accounts receivable	369	390
Fuel deposits	1,297	808
Prepaid expenses	1,967	155
Emissions credits	981	1,923
Carbon offset credits	684
Miner equipment deposits	16,523	5,959

Total current assets	59,933	14,541
LONG-TERM ASSETS:
Property and equipment, net	67,346	50,686
Right-of-use assets	1,310	—
Other long-term assets	98	148

Total assets	$128,687	$65,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,650	$1,745
Natural gas payable	1,088	935
Accrued emissions expense	814	2,082
Income taxes payable	1,567	—
Accrued expenses	3,226	547
Accrued interest expense —related party	—	20
Deferred revenue	40	272
Notes payable, current portion	11,499	3,273
Notes payable—related party	—	3,573
Finance lease obligation, current portion	570	—

Total current liabilities	20,454	12,447
LONG-TERM LIABILITIES:
Deferred tax liability	482	—
Notes payable, net of current portion	7,064	1,364
Finance lease obligation, net of current portion	409	—
Asset retirement obligations	2,345	2,277
Environmental trust liability	4,994	4,927

Total liabilities	35,748	21,015

COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001, 20,000,000 and 0 shares authorized, 1,620,000 and 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	—
Common stock, par value $0.0001, 500,000,000 and 0 shares authorized, 28,320,000 and 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3	—
Additional paid-in capital	113,054	—
Members’ capital, 0 and 49,978 units outstanding as of June 30, 2021 and December 31, 2020, respectively	—	69,276
Accumulated deficit	(20,119)	(24,916)

Total stockholders’ equity	92,939	44,360

Total liabilities and stockholders’ equity	$128,687	$65,375

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(in thousands, per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUE:
Cryptocurrency mining	$14,064	$3,341	$23,061	$5,630
Power and capacity	2,112	1,331	4,178	2,184

Total revenue	16,176	4,672	27,239	7,814
OPERATING COSTS AND EXPENSES
Cost of revenue—cryptocurrency mining (exclusive of depreciation and amortization shown below)	2,754	1,362	5,150	1,939
Cost of revenue—power and capacity (exclusive of depreciaiton and amortization shown below)	1,970	1,220	3,996	2,670
Selling, general and administrative	4,565	1,189	8,060	2,638
Depreciation and amortization	1,603	1,130	2,864	2,163

Total operating costs and expenses	10,892	4,901	20,070	9,410

Income (loss) from operations	5,284	(229)	7,169	(1,596)
OTHER INCOME (EXPENSE), NET:
Interest expense	(202)	—	(368)	—
Interest expense—related party	—	(273)	(22)	(540)
Loss (gain) on sale of digital assets	(154)	(44)	141	(25)
Other (expense) income, net	(13)	(25)	6	(16)

Total other expense, net	(369)	(342)	(243)	(581)

INCOME (LOSS) BEFORE INCOME TAXES	4,915	(571)	6,926	(2,177)
Provision for income taxes	(1,397)	—	(2,129)	—

NET INCOME (LOSS) AND TOTAL COMPREHENSIVE INCOME (LOSS)	$3,518	$(571)	$4,797	$(2,177)

Earnings per share:
Basic	$0.10		$0.15
Diluted	$0.08		$0.12

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(in thousands, except share and member unit data)

					Additional Paid—In Capital	Common Units		Preferred Units		Senior Priority Units		Total Members’ Capital	Accumulated Deficit	Total
	Preferred Stock		Common Stock			Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	—	$—	$—	750	$—	39,228	$39,074	10,000	$30,202	$69,276	$(24,916)	$44,360
Contribution of Preferred Units, Senior Priority Units, and notes payable to related party for GGHI Common Stock	—	—	26,800,300	3	72,888	—	—	(39,228)	(39,074)	(10,000)	(30,202)	(69,276)	—	3,615
Contribution of GGH Common Units for GGHI Common Stock	—	—	1,199,700	—	—	(750)	—	—	—	—	—	—	—	—
Proceeds from issuance of preferred stock, net of stock issuance costs of $3,387	1,620,000	1	—	—	37,112	—	—	—	—	—	—	—	—	37,112
Stock-based compensation expense	—	—	—	—	656	—	—	—	—	—	—	—	—	656
Proceeds from stock options exercised	—	—	160,000	—	1,000	—	—	—	—	—	—	—	—	1,000
Stock issued to purchase miners	—	—	160,000	—	991	—	—	—	—	—	—	—	—	991
Net income	—	—	—	—	—	—	—	—	—	—	—	—	1,279	1,279

Balance at March 31, 2021	1,620,000	$1	28,320,000	$3	$112,647	—	$—	—	$—	—	$—	$—	$(23,637)	$89,014
Stock-based compensation expense	—	—	—	—	407	—	—	—	—	—	—	—	—	407
Net income	—	—	—	—	—	—	—	—	—	—	—	—	3,518	3,518

Balance at June 30, 2021	1,620,000	$1	28,320,000	$3	$113,054	—	$—	—	$—	—	$—	$—	$(20,119)	$92,939

					Additional Paid—In Capital	Common Units		Preferred Units		Senior Priority Units		Total Members’ Capital	Accumulated Deficit	Total
	Preferred Stock		Common Stock			Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(20,350)	$33,724
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,606)	(1,606)

Balance at March 31, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(21,956)	$32,118
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(571)	(571)

Balance at June 30, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(22,527)	$31,547

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$4,797	$(2,177)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	2,864	2,163
Deferred income taxes	482	—
Accretion of asset retirement obligations	68	74
(Loss) gain on sale of digital assets	(141)	25
Stock-based compensation expense	1,063	—
Loss on environmental trust liability	67	—
Changes in operating assets and liabilities:
Accounts receivable	21	10
Emissions credits/carbon offsets	258	3
Prepaids and other assets	(2,129)	(1,458)
Accounts payable	(870)	(190)
Income taxes payable	1,567	—
Accrued emissions	(1,268)	473
Accrued expenses	2,623	1,772

Net cash flow provided by operating activities	9,402	695

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(19,068)	(9,340)
Deposits on miner equipment	(10,564)	—
Project deposit	51	427

Net cash flow used in investing activities	(29,581)	(8,913)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock, net of issuance costs	37,112	—
Proceeds from stock options exercised	1,000	—
Proceeds from notes payable	15,686	—
Principal payments on notes payable	(1,760)	—
Proceeds from finance lease obligations	1,404	—
Repayments of capital lease obligations	(425)	—

Net cash flow provided by financing activities	53,017	—

CHANGE IN CASH AND CASH EQUIVALENTS	32,838	(8,218)
CASH AND CASH EQUIVALENTS—beginning of year	5,052	11,750

CASH AND CASH EQUIVALENTS—end of period	$37,890	$3,532

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Greenidge Generation Holdings Inc. (“Greenidge”) and Subsidiaries (collectively, the “Company”) owns and operates a vertically integrated bitcoin mining and power facility located in Dresden, New York. The Company’s bitcoin mining capacity generates revenue in the form of bitcoin and U.S. dollars by earning bitcoin with application-specific integrated circuit computers (“ASICs” or “miners”) that are owned by the Company as rewards and transaction fees for supporting the global bitcoin network. Additionally, the Company generates revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. The Company also sells surplus electricity generated by its power plant, and not consumed in bitcoin mining operations, to the New York Independent System Operator (“NYISO”) power grid at prices set on a daily basis through the NYISO wholesale market. In addition, the Company receives revenues from the sale of its capacity and ancillary services in the NYISO wholesale market. The consolidated financial statements include the accounts of the following entities:

•	Greenidge (a Delaware corporation). Greenidge was formed in 2021 to oversee and manage the following entities:

•	Greenidge Generation Blocker Inc. (“GGB”), a Delaware corporation and a wholly owned subsidiary of Greenidge

•	Greenidge Generation Holdings LLC (“GGH”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Generation, LLC (“GG”), a New York limited liability company and a wholly owned subsidiary of Greenidge

•	Lockwood Hills, LLC (“LH”), a New York limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Solar, LLC (“GS”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Pipeline, LLC (“GP”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Pipeline Properties Corporation (“GPP”), a New York Corporation and a wholly owned subsidiary of Greenidge

•	Greenidge Markets and Trading, LLC (“GMT”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Secured Lending, LLC (“SL”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Blocker Corp. (“Blocker”), a Delaware corporation and a consolidated variable interest entity

•	Greenidge Coin, LLC (“GC”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge. In January 2021, GC merged into GG and GC was subsequently dissolved.

Variable Interest Entities

The Company evaluates its interests in variable interest entities (“VIE”) and will consolidate any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

Consolidation of a Variable Interest Entity

On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000. Blocker was formed for the sole purpose of making a capital investment into GC so that GC could then provide a loan to GGH. The purpose of the loan from GC to GGH was to fund the development of infrastructure necessary for the Company to commence its Bitcoin mining operations.

Accordingly, Blocker is deemed a VIE because Blocker’s operations consist of its investment in GC and consequently, Blocker relies on the operations of the Company to sustain future operating expenses. The Company is deemed the primary beneficiary of the VIE because it is the sole provider of financial support. Accordingly, as of October 2, 2019, the Company consolidated Blocker’s balance sheet and results of operations. On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

Plan of Merger

On March 19, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Support.com, Inc., a Delaware corporation (NASDAQ: SPRT).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited condensed interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjusting, considered necessary for a fair presentation of such interim results.

Greenidge is the successor entity for accounting purposes to GGH as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with the owners of GGH, pursuant to which Greenidge acquired all of the ownership interests in GGH in exchange for 7,000,000 shares of Greenidge’s common stock (28,000,000 shares of GGHI Class B Common Stock after the 4-for-1 split in March 2021). As a result of this transaction, GGH became a wholly-owned subsidiary of Greenidge. The financial information presented herein are that of GGH for the periods before January 29, 2021 and Greenidge for the period after January 29, 2021.

The results for the unaudited condensed interim consolidated statements of operations are not necessarily indicative of results to be expected for the year ending December 31, 2021 or for any future interim period. The unaudited condensed interim consolidated financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2020 and notes thereto.

The consolidated financial statements include the accounts of the Company and its subsidiaries as described in Note 1. All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and notes thereto. Actual results could differ from those estimates.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies, see the Company’s December 31, 2020 consolidated financial statements.

Emissions Expense and Credits

The Company generates carbon dioxide emissions. As a result, the Company incurs emissions expense and is required to purchase emission credits, which are valued at cost, to offset the liability. The Company participates in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that the Company remit credits to offset 50% of the Company’s annual emission expense in the following year, for each of the years in the three year control period (January 1, 2018 to December 31, 2020). In February 2021, the Company settled the emissions allowance for the control period. The Company continues to remit credits in accordance with RGGI. The Company recognizes expense on a per ton basis, where one ton is equal to one RGGI credit.

The RGGI credits are recorded on a first in, first out (“FIFO”) basis. The Company incurred emissions expense of $402 and $815 for the three and six months ended June 30, 2021, respectively, and $309 and $473 for the three and six months ended June 30, 2020, respectively, which is included in power and capacity cost of revenue in the accompanying condensed consolidated statements of operations.

Carbon Offset Credits

The Company announced that effective June 1, 2021, it will operate an entirely carbon neutral bitcoin mining operation at its facility in Dresden, New York. The Company plans to purchase voluntary carbon offsets from a portfolio of U.S. greenhouse gas reduction projects as one method to achieve this carbon neutrality. During the second quarter of 2021, the Company purchased $684 of voluntary carbon offset credits. The voluntary carbon offset credits will be expensed to cost of revenues on a specific identification basis when the Company applies it to its net zero goals, which is when the credits are surrendered to the applicable agency.

Asset Retirement Obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate, and are recorded in the period in which the liability is incurred. The liabilities recognized relate to the decommissioning of a coal ash pond for coal combustion residuals (“CCR”), which are subject to Federal and State regulations.

In accordance with Federal law and Accounting Standards Codification (“ASC”) 410-20, Asset Retirement Obligations, the Company recorded an asset retirement obligation of $2,345 and $2,277 at June 30, 2021 and December 31, 2020, respectively. The company expensed $35 and $32 to other income (expense), net during the three months ended June 30, 2021 and 2020, respectively for the accretion of interest for the liability and $68 and $74 during the six months ended June 30, 2021 and 2020, respectively. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the three and six months ended June 30, 2021 or 2020. Estimates are based on various assumptions including, but not limited to, closure cost estimates, timing of expenditures, escalation factors, discount rate of 5.00% and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Environmental Trust Liability

The Company owns and operates a landfill. As required by the New York State Department of Environmental Conservation (“NYSDEC”), landfills are required to fund a trust to cover closure costs and expenses after the landfill has stopped operating.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies (Continued)

The trust is designed to provide funds for 30 years of expenses to maintain a landfill once it is full and has no further source of revenue or in case the owner is defunct and the NYSDEC has to operate the landfill. The landfill is a fully permitted, operational landfill and also acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars using a discount rate of 4.50%. In lieu of a trust, the Company has negotiated with its largest equity member to maintain a letter of credit guaranteeing the payment of the liability (see Note 6). In accordance with ASC 410-20, the Company has recorded an environmental liability of $4,994 and $4,927 at June 30, 2021 and December 31, 2020, respectively. The letter of credit related to this liability was for $4,994 at June 30, 2021 (see Note 6).

Leases

On January 1, 2021, the Company adopted Accounting Standards Codification (“ASC”) 842, Leases. No lease arrangements were in place as of January 1, 2021. Following guidance in ASC 842, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the condensed consolidated balance sheet. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. The ROU asset is amortized over the lease term. Variable lease expenses, if any, are recorded when incurred.

In calculating the ROU asset and related lease liability, the Company elected to combine lease and non-lease components. The Company excluded short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term. Refer to Note 5 for the additional disclosures required by ASC 842.

Cryptocurrency Mining Cost of Revenue

Cost of revenue—cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation. Cost of revenue—cryptocurrency mining does not include depreciation and amortization.

Power and Capacity Cost of Revenue

Cost of revenue—power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by Greenidge and sold to the grid. Cost of revenue—power and capacity does not include depreciation and amortization.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees, and insurance.

Stock-Based Compensation

The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award. Stock options issued under the Company’s equity incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of the grants. These options generally vest on the grant date or over a three year period.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies (Continued)

The Company estimates the fair value of the stock options grants using the Black-Scholes-Merton option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement.

Expected Term—The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility—The Company computes stock price volatility over expected terms based on reasonable estimates and comparable public companies as the Company had no trading history of its own common stock.

Risk-Free Interest Rate—The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

Expected Dividend—The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Income Taxes

Prior to the formation of Greenidge on January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. Pursuant to this election, the profit or loss of the Company is reported in the individual income tax returns of the members. Therefore, no provision for Federal or State taxes has been made for the year ended December 31, 2020.

Subsequent to the conversion of GGH to Greenidge, the Company calculates the provision for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”). The current provision for income taxes represents actual or estimated amounts payable or refundable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. A valuation allowance may be provided to the extent management deems it is more likely than not that deferred tax assets will not be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income, in the appropriate taxing jurisdictions, during the periods in which temporary differences, net operating losses and tax credits become realizable. Management believes that it is more likely than not that the Company will realize the benefits of these temporary differences and operating loss and tax credit carryforwards, net of valuation allowances. The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded as incurred in interest expense and other expenses, respectively.

Earnings Per Share

Basic net income per common share attributable to common shareholders is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share attributable to common shareholders is calculated by dividing net income attributable to common shareholders by the diluted weighted average number of common shares outstanding for the period. Basic and diluted income per common share is not provided for the three and six months ended June 30, 2020 as the Company was organized as an LLC during that period. The Company used the weighted average method in determining earnings per share in consideration of the conversion of participating securities to common shares due to the reorganization in January 2021.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements Not Yet Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles.

in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. As an emerging growth company, the Company has elected to adopt this pronouncement following the effective date for private companies beginning with periods beginning after December 15, 2021. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Recent Accounting Pronouncements, Adopted

In February 2016, the FASB issued Accounting Standards Update ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU”) asset and a lease liability for all leases with terms greater than 12 months and also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”. On January 1, 2021, the Company adopted ASC 842. The Company had no leasing arrangements at the beginning of the period of adoption. As a result, no cumulative impact of adopting ASC 842 was recorded. The Company also elected to exclude leases with a term of 12 months or less in the recognized ROU assets and lease liabilities, when the likelihood of renewal is not probable. Refer to Note 5 for additional disclosures required by ASC 842. The Company determines if an arrangement is a lease at inception. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease terms used to calculate the ROU asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

3.	PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following at June 30, 2021 and December 31, 2020:

	Estimated Useful Lives	June 30, 2021	December 31, 2020
Plant infrastructure	15 – 39 years	$34,216	$33,944
Miners	5 years	24,146	10,236
Miner facility infrastructure	15 years	13,804	8,791
Land	N/A	300	300
Equipment	5 years	211	211
Software	3 years	186	66
Coal ash impoundment	4 years	2,135	2,135
Construction in process	N/A	4,104	3,989

		79,102	59,672
Less: Accumulated depreciation		(11,756)	(8,986)

		$67,346	$50,686

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.	PROPERTY AND EQUIPMENT (Continued)

Total depreciation expense was $1,603 and $2,864 for the three and six months ended June 30, 2021 and was $1,130 and $2,163 for the three and six months ended June 30, 2020, respectively.

4.	NOTES PAYABLE

The Company has entered into equipment finance agreements that are secured by the purchased miner equipment. These agreements generally require monthly payments of principal, interest and a risk premium fee. The following table provides information on the equipment financing agreements:

			Interest Rate	Initial Financing	Balance as of:
Note	Loan Date	Maturity Date			June 30, 2021	December 31, 2020
A	December 2020	June 2022	17.0%	$4,482	$2,739	$4,233
B	December 2020	June 2022	17.0%	428	261	404
C	March 2021	November 2022	17.0%	2,229	2,105	—
D	April 2021	December 2022	17.0%	4,012	4,012	—
E – H	May 2021	October 2023	15.0%	9,446	9,446	—

					18,563	4,637
Less: Current portion					(11,499)	(3,273)

					$7,064	$1,364

The Company incurred interest expense of $202 and $368 during the three and six months ended June 30, 2021, respectively, under the terms of these notes payable.

5.	FINANCE LEASE

ASC 842 requires the Company to recognize an ROU asset and a lease liability for all leases with terms greater than 12 months. Refer to Note 2 for discussion on the adoption of ASC 842. The Company entered into a finance lease to finance the purchase of equipment on March 11, 2021. The Company recorded an ROU asset of $1,404 at the lease commencement date and a finance lease obligation of $1,207. The lease for this equipment ends August 31, 2022.

6.	RELATED PARTY TRANSACTIONS

Notes Payable

The Company entered into a promissory note agreement during 2020 with its largest equity members, Atlas Capital Resources LP and Atlas Capital Resources (P) LP (collectively referred to herein as “Atlas”). Within the agreement, there were two separate loans. One of these related party loans had a June 2021 maturity and a balance of $2,382 at December 31, 2020, and the other loan had a May 2021 maturity with a balance of $1,191 at December 31, 2020. The promissory notes bore interest at 8% per annum calculated on a 360-day year, and interest accrued and compounded on a quarterly basis. All accrued but unpaid interest under the notes was due and payable upon the corresponding note maturity date. Under this promissory note agreement, the Company incurred interest expense of $0 and $22 for the three and six months ended June 30, 2021, respectively. During the three and six months ended June 30, 2020, the company incurred interest expense on related party loans of $273 and $540, respectively, associated with loans that were converted into senior priority units in July 2020.

Notes payable to related party consisted of the following:

	June 30, 2021	December 31, 2020
Note payable to a related party due June 2021	$—	$2,382
Note payable to a related party due May 2021	—	1,191

	$—	$3,573
Less: Current Portion	$—	$(3,573)

	$—	$—

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6.	RELATED PARTY TRANSACTIONS (Continued)

Notes Payable (Continued)

The related party loans in the table above were converted into Greenidge common stock in January 2021 (See Note 7).

Letters of Credit

On March 19, 2021, the Company and Atlas and its affiliates entered into an arrangement pursuant to which Greenidge agreed, upon request, to direct its bank to issue new letters of credit to replace all or a portion of the letters of credit provided by Atlas and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or equity or debt securities of the Company, which results in net proceeds to the Company of at least $10,000,000.

Atlas obtained a letter of credit from a financial institution in the amount of $4,994 at June 30, 2021, payable to the NYSDEC. This letter of credit guarantees the current value of the Company’s environmental trust liability as discussed in Note 2.

Atlas also obtained a letter of credit from a financial institution in the amount of $3,630 at June 30, 2021, payable to Empire Pipeline Incorporated (“Empire”) in the event the Company should not make contracted payments for costs related to a pipeline interconnection project the Company has entered into with Empire (See Note 11).

Guarantee

An affiliate of Atlas has guaranteed the payment obligations of Greenidge Generation LLC in favor of Emera Energy Services, Inc. under an Energy Management Agreement and an ISDA Master Agreement under which Greenidge Generation LLC may enter into various transactions involving the purchase and sale of gas, electricity and other commodities with Emera Energy Services, Inc. This guaranty is limited to $1.0 million.

Greenidge Coin, LLC Equity Transactions

On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000.

On July 1, 2020, Atlas purchased the preferred units of Blocker for $16,277, the amount of the aggregate liquidation preference, and contributed its membership interest in Blocker to GGH in exchange for Senior Priority Units—Tranche 2 (See Note 7) on July 2, 2020.

On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

7.	STOCKHOLDERS’ EQUITY

Authorized Shares

Greenidge has the authority to issue 520,000,000 shares of capital stock, consisting of 400,000,000 shares of Class A common stock, $0.0001 par value per share, 100,000,000 shares of Class B common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

Contribution and Exchange Agreement

In January 2021, GGH LLC completed a corporate restructuring. Pursuant to this restructuring, Greenidge was formed and incorporated in the State of Delaware on January 27, 2021. On January 29, 2021, Greenidge entered into an asset contribution and exchange agreement with the owners of GGH, in which the GGH owners’ equity interests and outstanding notes payable to related parties and all accrued but unpaid interest were contributed into GGHI in

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7.	STOCKHOLDERS’ EQUITY (Continued)

Contribution and Exchange Agreement (Continued)

exchange for 7,000,000 shares of Greenidge Class B common stock (28,000,000 shares following the 4-for-1 stock split noted below) (see Note 6). As a result of this transaction, GGH became a wholly-owned subsidiary of GGHI.

Private Placement Offering

In January 2021, Greenidge completed a private placement offering in which 1,620,000 shares of series A redeemable convertible preferred stock was sold at $25 per share. Total net proceeds from the private placement offering were $37,113.

Common Stock

The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock are entitled to ten votes per share. Class A and Class B shares issued and outstanding as of June 30, 2021 are 0 and 28,320,000, respectively.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder upon written notice to the Company. Shares of Class B Common Stock will automatically convert to shares of Class A Common Stock upon a mandatory conversion event as defined in the amended and restated certificate of incorporation dated March 26, 2021.

Preferred Stock

The holders of Preferred Stock are not entitled to voting rights.

If dividends are declared and paid to the holders of common stock, the holders of preferred stock are entitled to a dividend equivalent as if the preferred stock were converted to common stock. Preferred stockholders are also entitled to a paid-kind-dividend of additional shares of preferred stock (capped at 12% of stated value) upon certain events occurring as defined in the amended and restated certificate of incorporation dated March 26, 2021. Such events included failure to file, effectiveness failure, and mandatory redemption failure.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Greenidge or any deemed liquidation event in which Greenidge is a constituent party, before any payment to the holders of common stock, the holders of preferred stock then outstanding shall be paid out of the funds and assets available for distribution to stockholders an amount per share equal to the stated value for such share, plus an amount per share equal to the stated value of any shares issuable as the result of any accrued, but unpaid, paid-in-kind dividends. If Greenidge’s funds and assets are insufficient to pay such liquidation preference in full, the funds and assets available for distribution shall be distributed ratably to the holders of the shares of preferred stock.

Each share of preferred stock will be automatically converted to four shares of Class B common stock when the Company’s registration statement to register such shares for resale is declared effective by the Securities and Exchange Commission, or, if the Company is not listed within 18 months of the issue date, the shares of preferred stock will convert to common shares based on an initial conversion price of $25 per share of preferred stock.

Liquidation value as of June 30, 2021 is $25 per share.

Common Units

In October 2018, GGH adopted an equity incentive plan and allocated 1,250 common units to the plan. In 2018, GGH awarded 750 restricted units to certain board members, subject to various vesting provisions. At December 31, 2020, there were 730 and 20 vested and unvested, respectively, restricted units. In the event of a change in control of the Company, 100% of the awarded units would vest immediately. Common unit holders are entitled to one vote per common unit, except for such votes or consents that are reserved solely for the holders of preferred units. The

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7.	STOCKHOLDERS’ EQUITY (Continued)

Common Units (Continued)

Company concluded that the value of the units granted in 2018 was insignificant given historical performance of the Company, no public market, and lack of liquidity. As such, the Company did not recognize any expense related to the common restricted units during the three and six months ended June 30, 2021 and 2020. There were 750 common units issued and outstanding at December 31, 2020. In January 2021, in conjunction with the Private Placement Offering, the 750 GGH common units were converted to shares of Class B Greenidge common stock.

Preferred Units

Preferred unit holders were entitled to one vote per preferred unit. In the event of liquidation or dissolution of GGH, the holders of preferred units were entitled to receive distributions, prior to and in preference to the holders of common units. At December 31, 2020, all preferred units were issued and outstanding. All preferred units were converted to shares of Class B Greenidge common stock in connection with the contribution and exchange agreement.

Senior Priority Units

There were two tranches of Senior Priority Units: Tranche 1 was equal to $13,926 and Tranche 2 was equal to $16,276. Tranche 1 Senior Priority Units were issued to Atlas in July 2020 in exchange for the conversion of certain notes payable due to Atlas and all accrued but unpaid interest thereon. Tranche 2 Senior Priority Units were issued to Atlas in conjunction with Atlas contributing its equity interest in Blocker to GGH. Senior Priority Units had no voting rights.

At December 31, 2020, all senior priority units were issued and outstanding. All senior priority units were converted to shares of Class B Greenidge common stock in connection with the contribution and exchange agreement.

8.	EQUITY BASED COMPENSATION

In February 2021, Greenidge adopted an equity incentive plan and reserved 3,831,112 shares of common stock for issuance under the plan (the “2021 Equity Plan”).

Restricted Common Stock Unit Awards

During the three and six months ended June 30, 2021, the Company awarded 0 and 616,920 restricted common stock units (“RSUs”), respectively, under the 2021 Equity Plan to directors, which are generally eligible to vest over a three-year period.

The Company’s unvested restricted common stock unit awards activity for the six months ended June 30, 2021 is summarized below:

	RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2020	—	$—
Granted	616,920	6.25

Unvested at June 30, 2021	616,920	6.25

The value of RSU grants is measured based on their fair market value on the date of grant and amortized over their requisite service periods. During the six months ended June 30, 2021, the fair market value of the awards granted totaled $3,856 and as of June 30, 2021, there was approximately $3,427 of total unrecognized compensation cost related to unvested restricted stock rights, which is expected to be recognized over a remaining weighted-average vesting period of approximately 3 years.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.	EQUITY BASED COMPENSATION (Continued)

Common Stock Options

The Company’s stock options activity for the six months ended June 30, 2021 is summarized below:

	Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2020	—	$—	—
Granted	716,968	6.01	10.00
Exercised	(160,000)	6.25	0.10
Forfeited	(6,000)	6.25	9.70

Outstanding at June 30, 2021	550,968	6.01	9.68
Options vested and expected to vest as of June 30, 2021	550,968	6.01	9.68
Options vested and exercisable as of June 30, 2021	257,484	$5.80	9.64

The value of common stock option grants is measured based on their fair market value on the date of grant and amortized over their requisite service periods. During the six months ended June 30, 2021, the fair market value of the awards granted totaled $1,151 and as of June 30, 2021, there was approximately $438 of total unrecognized compensation cost related to unvested options, which is expected to be recognized over a remaining weighted-average vesting period of approximately 1.2 years.

The intrinsic value of options exercised during the six months ended June 30, 2021 was immaterial.

The weighted average assumptions relating to the valuation of stock options granted for the six months ended June 30, 2021 were as follows:

Weighted Average fair value of grants	$1.60
Expected volatility	35%
Expected term (years)	4.5
Risk-free interest rate	0.4%
Expected dividend yield	0.0%

Stock-based Compensation

The Company recognized stock-based compensation expense of $406 and $1,062 within selling, general and administrative expenses during the three and six months ended June 30, 2021. No stock-based compensation expense was recognized during the three and six months ended June 30, 2020.

Stock-based compensation expense is included in selling, general and administrative expenses in the accompanying unaudited condensed interim consolidated statements of operations.

9.	INCOME TAXES

The income tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the estimate of the annual effective tax rate is updated, and if the estimated effective tax rate changes, a cumulative adjustment is made.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.	EARNINGS PER SHARE

The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings and diluted per share of common stock. Basic earnings per share is applicable only for the period from January 29, 2021 through June 30, 2021, which is the period following the reorganization GGH into Greenidge (as described in Note 2) and presents the period that the Company had outstanding common stock.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Numerator
Net income	$3,518	$4,797
Less: Net income attributable to the member units before the reorganization	(648)	(648)

Net income attributable to Greenidge	$2,870	$4,149

Denominator
Basic weighted average shares outstanding	28,320	28,283
Dilutive effect of equity awards	625	482
Dilutive effect of convertible preferred stock	6,480	6,480

Diluted weighted average shares outstanding	35,425	35,245

Earnings per share
Basic	$0.10	$0.15
Diluted	$0.08	$0.12

Prior to the reorganization, there were no shares of common stock outstanding, and the LLC structure of GGH consisted of member units. The Company analyzed the calculation of earnings per unit for periods prior to the reorganization and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per share information has not been presented for the periods during 2020.

For the three and six months ended June 30, 2021 there were no shares excluded from the calculation of diluted earnings per share.

11.	COMMITMENTS AND CONTINGENCIES

From time-to-time, the Company is involved in legal proceedings arising in the ordinary course of business. As of August 31, 2021, the Company is not aware of litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations, or cash flows.

As of June 30, 2021, the Company had entered into agreements to purchase miner equipment totaling $38,361 that required deposits of $15,889. The Company entered into agreements for committed secured financing on this equipment totaling $23,526 that will be funded upon delivery of the miners.

The Company entered into a contract with Empire in September 2020 which provides for the transportation to its pipeline of 15,000 decatherms of natural gas per day, approximately $158 per month. The contract ends in September 2030 and may be terminated by either party with 12 months notice after the initial 10-year period.

12.	CONCENTRATIONS

The Company has one major power customer, NYISO, that accounted for 13% and 15% of its revenue for the three and six months ended June 30, 2021, respectively, and 27% for the three and six months ended June 30, 2020. 100% of accounts receivable were due from this customer at June 30, 2021 and December 31, 2020.

For cryptocurrency mining, Greenidge considers its mining pool operators to be its customers. Greenidge has historically used a limited number of pool operators that have operated under contracts with a one-day term, which

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12.	CONCENTRATIONS (Continued)

allows Greenidge the option to change pool operators at any time. Revenue from the Company’s largest pool operator customer accounted for approximately 75% and 73% of total revenue for the three and six months ended June 30, 2021, respectively, and approximately 61% and 65% of total revenue for the three and six months ended June 30, 2020, respectively.

The Company has one major power vendor that accounted for approximately 56% and 59% of cost of revenue for the three and six months ended June 30, 2021, respectively, and approximately 52% and 59% of cost of revenue for the three and six months ended June 30, 2020, respectively.

13.	OTHER RISKS AND CONSIDERATIONS

The United States is presently in the midst of a national health emergency related to a virus, commonly known as Novel Coronavirus (“COVID-19”). The overall consequences of COVID-19 on a national, regional and local level are unknown, but it has the potential to result in a significant economic impact. COVID-19 did not have a material impact on the Company’s operations during the three and six months periods ended June 30, 2021 and 2020, respectively. The future impact of this situation on the Company and its results and financial position is not presently determinable.

14.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through August 31, 2021, the date at which the condensed consolidated financial statements were available to be issued, and the Company has concluded that no such events or transactions took place that would require disclosure herein except as stated directly above.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members

Greenidge Generation Holdings LLC and Subsidiaries

Dresden, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Greenidge Generation Holdings LLC and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Armanino LLP

Dallas, Texas

August 6, 2021

We have served as the Company’s auditor since 2021.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,052	$11,750
Digital assets	254	269
Accounts receivable	390	10
Fuel deposits	808	164
Prepaid expenses	155	96
Emissions credits	1,923	559
Miner equipment deposits	5,959	6,337

Total current assets	14,541	19,185
LONG-TERM ASSETS:
Property and equipment, net of accumulated depreciation of $8,986 and $4,422 at December 31, 2020 and 2019, respectively	50,686	37,064
Project deposit	74	510
Other assets	74	85

Total assets	$65,375	$56,844

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,745	$2,339
Natural gas payable	935	18
Accrued emissions expense, current portion	2,082	105
Accrued expenses	547	150
Accrued interest expense—related party, current portion	20	396
Deferred revenue	272	—
Note payable, current portion	3,273	—
Notes payable—related party, current portion	3,573	5,000

Total current liabilities	12,447	8,008
COMMITMENTS AND CONTINGENCIES (NOTE 8)
LONG-TERM LIABILITIES:
Accrued emissions expense, net of current portion	—	302
Accrued interest expense—related party, net of current portion	—	278
Notes payable, net of current portion	1,364	—
Notes payable—related party, net of current portion	—	7,700
Asset retirement obligations	2,277	2,135
Environmental trust liability	4,927	4,697

Total liabilities	21,015	23,120

MEMBERS’ EQUITY:
Members’ capital 49,978 units and 39,978 units at December 31, 2020 and December 31, 2019, respectively	69,276	54,074
Accumulated deficit	(24,916)	(20,350)

Total members’ equity	44,360	33,724

Total liabilities and members’ equity	$65,375	$56,844

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

	2020	2019
REVENUE:
Cryptocurrency mining	$13,016	$410
Power and capacity	7,098	4,029

Total revenue	20,114	4,439
OPERATING COSTS AND EXPENSES
Cost of revenue-cryptocurrency mining (exclusive of depreciation and amortization shown below)	4,465	94
Cost of revenue-power and capacity (exclusive of depreciation and amortization shown below)	8,135	4,806
Selling, general, and administrative expenses	5,581	5,833
Depreciation and amortization	4,564	1,679

Loss from operations	(2,631)	(7,973)

OTHER INCOME (EXPENSE), NET:
Impairment loss on digital assets	—	(100)
Interest expense	(91)	—
Interest expense - related party	(573)	(673)
Gain on sale of digital assets	123	—
Gain (loss) on environmental trust liability	(230)	241
Other income and expense	112	30

Total other expense, net	(659)	(502)

NET LOSS	$(3,290)	$(8,475)

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

	Common Units		Preferred Units		Senior Priority Units		Total Members’ Capital
	Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital		Accumulated Deficit	Total
Balance at January 1, 2019	750	$—	39,228	$39,074	—	$—	$39,074	$(11,875)	$27,199
Proceeds from sale of Greenidge Coin, LLC preferred units	—	—	15,000	15,000	—	—	15,000	—	15,000
Net loss	—	—	—	—	—	—	—	(8,475)	(8,475)

Balance at December 31, 2019	750	—	54,228	54,074	—	—	54,074	(20,350)	33,724
Conversion of notes payable to senior priority units—tranche 1	—	—	—	—	10,000	13,926	13,926	—	13,926
Deemed distribution of Greenidge Coin, LLC preferred units	—	—	—	1,276	—	—	1,276	(1,276)	—
Purchase and contribution of Greenidge Coin, LLC preferred units	—	—	(15,000)	(16,276)	—	16,276	—	—	—
Net loss	—	—	—	—	—	—	—	(3,290)	(3,290)

Balance at December 31, 2020	750	$—	39,228	$39,074	10,000	$30,202	$69,276	$(24,916)	$44,360

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,290)	$(8,475)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	4,564	1,679
Accretion of asset retirement obligation	142	—
Loss (gain) on environmental trust liability	230	(241)
Gain on sale of digital assets	(123)	—
Impairment loss on digital assets	—	100
Changes in:
Digital assets	(649)	(369)
Accounts receivable	(380)	4
Fuel deposits	(644)	128
Prepaid expenses	(59)	38
Emissions credits	(1,364)	(560)
Other assets	11	(10)
Accounts payable	(1,714)	(164)
Natural gas payable	917	7
Accrued emissions	1,675	407
Accrued expenses	397	(118)
Accrued interest expense—related party	572	673
Deferred revenue	272	—

Net cash flow from operating activities	557	(6,901)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,596)	(3,458)
Deposits on miner equipment	(5,959)	(6,337)
Project deposit	—	41

Net cash flow from investing activities	(10,555)	(9,754)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from sale of Greenidge Coin, LLC preferred units	—	15,000
Repayments on notes payable	(273)	—
Borrowings on notes payable—related party	3,573	12,700

Net cash flow from financing activities	3,300	27,700

CHANGE IN CASH AND CASH EQUIVALENTS	(6,698)	11,045
CASH AND CASH EQUIVALENTS—beginning of year	11,750	705

CASH AND CASH EQUIVALENTS—end of year	$5,052	$11,750

SUPPLEMENTAL DISCLOSURES: CASH PAID FOR INTEREST	$85	$—

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Miner deposits moved into property and equipment	$6,337	$—

Project deposits moved into property and equipment	$436	$—

Property and equipment purchases financed with note payable	$4,910	$—

Property and equipment purchases in accounts payable	$1,120	$1,539

Property and equipment purchased with digital assets	$787	$—

Initial recognition of asset retirement obligations	$—	$2,135

Notes payable principal converted to members’ equity	$12,700	$—

Notes payable accrued interest converted to members’ equity	$1,226	$—

Deemed distribution of Greenidge Coin, LLC preferred units	$1,276	$—

Contribution of Greenidge Coin, LLC preferred units	$15,000	$—

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Greenidge Generation Holdings LLC and Subsidiaries (collectively, the “Company”) owns and operates a vertically integrated bitcoin mining and power generation facility located in Upstate, New York. The Company’s bitcoin mining capacity generates revenue in the form of bitcoin and U.S. dollars by earning bitcoin with application-specific integrated circuit computers (“ASICs” or “miners”) that are owned by the Company as rewards and transaction fees for supporting the global bitcoin network. Additionally, the Company generates revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. The Company also sells surplus electricity generated by its power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. In addition, Greenidge receives revenues from the sale of its capacity and ancillary services in the NYISO wholesale market. The consolidated financial statements include the accounts of the following entities:

•	Greenidge Generation Holdings LLC (“GGH”, a Delaware limited liability company). GGH was formed in 2014 to oversee and manage the following entities:

•	Greenidge Generation LLC (“GG”, a New York limited liability company, wholly-owned subsidiary of GGH);

•	Lockwood Hills LLC (“LH”, a New York limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Solar LLC (“GS”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Pipeline LLC (“GP”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Pipeline Properties Corporation (“GPP”, a New York Corporation, wholly-owned subsidiary of GGH);

•	Greenidge Markets and Trading LLC (“GMT”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Secured Lending LLC (“SL”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Blocker Corp. (“Blocker”, a Delaware corporation, consolidated variable interest entity); and

•	Greenidge Coin, LLC (“GC”, a Delaware limited liability company, wholly-owned subsidiary of GGH).

Variable Interest Entities

The Company evaluates its interests in variable interest entities (“VIE”) and will consolidate any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both of the characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.

Consolidation of a Variable Interest Entity

On October 2, 2019, Greenidge Blocker Corp. (“Blocker”), a related entity through common ownership, purchased 15,000 preferred units of Greenidge Coin (“GC”) for $15,000. Blocker was formed for the sole purpose of making a capital investment into GC so that GC could then provide a loan to GGH. The purpose of the loan from GC to GGH was to fund the development of infrastructure necessary for the Company to commence its Bitcoin mining operations.

Accordingly, Blocker is deemed a VIE because Blocker’s operations consist of its investment in GC and consequently, Blocker relies on the operations of the Company to sustain future operating expenses. The Company is

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

Consolidation of a Variable Interest Entity (Continued)

deemed the primary beneficiary of the VIE because it is the sole provider of financial support. Accordingly, as of October 2, 2019 the Company consolidated Blocker’s balance sheet and results of operations. On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and notes thereto. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries as described in Note 1. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposit accounts and other short-term investments which mature within three months from the date of purchase. The Company maintains its cash in bank deposit accounts which may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.

Accounts Receivable

The Company provides credit in the normal course of business to its power customer, NYISO. The Company performs periodic credit evaluations of its customer’s financial condition and generally does not require collateral. NYISO makes payments, depending on the type of revenue, within seven days of usage or seven days of month end. Based on the reliability of customer payments, the Company has determined that an allowance for doubtful accounts was not required at December 31, 2020 or 2019. Accounts are written off when collection efforts have been exhausted. No accounts were written off as uncollectible during the years ended December 31, 2020 or 2019.

Digital Assets

Digital assets are included in current assets in the accompanying consolidated balance sheets. Digital assets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, and are accounted for in connection with the Company’s revenue recognition policy disclosed below. When events or circumstance indicate that digital assets may be impaired, they are tested for impairment. Impairment, if any, is recognized for the difference between the fair value of the underlying digital assets and the carrying amount of the digital asset. The Company assessed these digital assets and determined no impairment existed at December 31, 2020. At December 31, 2019, the Company determined that impairment existed and as such, the Company recorded an impairment loss of $100 to reduce the carrying cost of the digital assets at December 31, 2019. At December 31, 2020 and 2019, the Company’s digital assets consisted of approximately 26.1 and 38.9 Bitcoins, respectively.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Digital Assets (Continued)

Digital assets awarded to the Company through its mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. The Company accounts for its gains or losses in accordance with the last in, first out (“LIFO”) method of accounting. Gains and losses from the sales of digital assets are recorded in other income (expense) in the accompanying consolidated statements of operations.

While management uses available information to evaluate and recognize impairment losses on digital assets, further reductions in the carrying amounts may be necessary based on the changes in the underlying value of Bitcoin.

Fuel Deposits

The Company is required to maintain a cash deposit ($100 minimum) with a third-party broker for gas purchases and collection of revenues on the Company’s behalf.

Project Deposit

The Company has a contract to connect its power generation facility with the New York State Transmission System, which requires the Company to make a deposit for work to commence. The balance of the deposit was $74 and $510 as of December 31, 2020 and 2019, respectively. The project was substantially completed in 2020 with the remaining deposit balance expected to be refunded in 2021.

Emissions Expense and Credits

The Company generates carbon dioxide emissions. As a result, the Company incurs emissions expense and is required to purchase emission credits, which are valued at cost, to offset the liability. The Company participates in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that the Company remit credits to offset 50% of the Company’s annual emission expense in the following year, for each of the years in the three year control period (January 1, 2018 to December 31, 2020). After the control period ends, the Company will remit credits to extinguish the remaining emission expense liability. The Company recognizes expense on a per ton basis, where one ton is equal to one RGGI credit.

The RGGI credits are recorded on a first in, first out (“FIFO”) basis. The Company incurred emissions expense of $1,738 and $206 for the years ended December 31, 2020 and 2019, respectively, which is included in power and capacity cost of revenue in the accompanying consolidated statements of operations.

Miner Equipment Deposits

The Company enters into agreements to purchase miner equipment, computer hardware designed for use in the cryptocurrency mining process that often require deposits before the equipment is received and placed into service.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which generally range from three to thirty-nine years.

Major additions and betterments are capitalized, while repairs and maintenance are charged to operations as incurred. Upon retirement or sale of an asset, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is included within other income (expense) in the accompanying consolidated statements of operations.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

The Company assesses its long-lived assets for impairment whenever events or circumstances indicate the carrying amounts of long-lived assets may not be recoverable by comparing the expected undiscounted future cash flows of the assets with the respective carrying amounts as of the date of assessment. Should aggregate expected future cash flows be less than the carrying value, an impairment would be recognized, measured as the difference between the carrying value and the fair value of the asset. During the years ended December 31, 2020 and 2019, the Company did not record any impairment charges.

Natural Gas Payable

The Company purchases natural gas through a third-party broker on a daily basis. This amount represents the unpaid balance due to the broker at December 31, 2020 and 2019.

Asset Retirement Obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate, and are recorded in the period in which the liability is incurred. The liabilities recognized relate to the decommissioning of a coal ash pond.

The following table reflects the details of the asset retirement obligations included in the consolidated balance sheets at December 31, 2020 and 2019:

Coal Ash Pond
Balance at January 1, 2019	$—
Initial recognition	2,135

Balance at December 31, 2019	2,135
Accretion	142

Balance at December 31, 2020	$2,277

Coal Combustion Residuals

Coal combustion residuals (“CCR”) are subject to Federal and State regulations. Our obligations associated with CCR are for the closure of a coal ash pond. With regards to its coal ash pond, in accordance with Federal law and ASC 410-20, Asset Retirement Obligations, the Company recorded an asset retirement obligation of $2,277 and $2,135 at December 31, 2020 and 2019, respectively. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during 2020. Estimates are based on various assumptions including, but not limited to, closure cost estimates, timing of expenditures, escalation factors, discount rate of 5.00% and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Environmental Trust Liability

The Company owns and operates a landfill. As required by the New York State Department of Environmental Conservation (“NYSDEC”), landfills are required to fund a trust to cover closure costs and expenses after the landfill has stopped operating. The trust is designed to provide funds for 30 years of expenses to maintain a landfill once it is full and has no further source of revenue or in case the owner is defunct and the NYSDEC has to operate the landfill. At December 31, 2020, the landfill is a fully permitted, operational landfill and also acts as a leachate treatment

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Environmental Trust Liability (Continued)

facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars using a discount rate of 4.50%. In lieu of a trust, the Company has negotiated with its largest equity member to maintain a letter of credit guaranteeing the payment of the liability (see Note 5). In accordance with ASC 410-20, Asset Retirement Obligations, the Company has recorded an environmental liability of $4,927 and $4,697 at December 31, 2020 and 2019, respectively. The letter of credit related to this liability was for $4,938 at December 31, 2020 and 2019 (see Note 5).

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled to in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract, or contracts, with the customer;

•	Step 2: Identify the performance obligations in the contract;

•	Step 3: Determine the transaction price;

•	Step 4: Allocate the transaction price to the performance obligations in the contract; and

•	Step 5: Recognize revenue when, or as, the Company satisfies a performance obligation.

In order to identify the performance obligations in a contract with a customer, the Company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•	Variable consideration;

•	Constraining estimates of variable consideration;

•	The existence of a significant financing component in the contract;

•	Noncash consideration; and

•	Consideration payable to a customer.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Cryptocurrency mining and related activities revenue

The Company has entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a theoretical fractional share of the cryptocurrency award the mining pool operator receives (less pool fees to the mining pool operator which are recorded as a reduction of revenue) for successfully adding a block to the blockchain. The Company’s fractional share is based on their share of the theoretical global mining rewards based on its percentage contribution to the bitcoin mining network.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at the contract inception or the time the Company has earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized.

Fair value of the cryptocurrency award received is determined using the quoted price on the Company’s primary exchange of the related cryptocurrency at the time of receipt.

There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results of operations.

Hosting revenue

The Company provides energized space and operating and maintenance services to third-party mining companies who locate their mining hardware at its power plant facility. The Company accounts for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by daily successful operation of the mining hardware. As such, the Company recognizes revenue over the life of the contract as its series of performance obligations are met. Hosting contracts typically require payment in advance of the service delivery. The Company recognizes such payments as deferred revenue until its performance obligations are met, at which time the Company recognizes the revenue. The Company does not have any significant warranty obligations. Hosting revenue is included in cryptocurrency mining and related activities revenue in the consolidated statements of operations.

Hashrate revenue

From time to time, the Company sells its computing power at a fixed price over a period of time ranging from 30 to 180 days. The Company accounts for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by daily delivery of the computing power. As such, the Company recognizes revenue over the life of the contract as its series of performance obligations are met. The Company does not have any significant warranty obligations. Hashrate revenue is included in cryptocurrency mining and related activities revenue in the consolidated statements of operations.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Power and capacity revenue

The Company recognizes power revenue at a point in time, when the electricity is delivered to the NYISO and its performance obligation is met. The Company recognizes revenue on capacity agreements over the life of the contract as its series of performance obligations are met as capacity to provide power is maintained.

Sales tax, value-added tax, and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Incidental contract costs that are not material in the context of the delivery of goods and services are recognized as expense. There is no significant financing component in these transactions.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. Pursuant to this election, the profit or loss of the Company is reported in the individual income tax returns of the members. Therefore, no provision for Federal or State taxes has been made for the years ended December 31, 2020 or 2019.

The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assess the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded as incurred in interest expense and other expenses, respectively.

Advertising and Promotion Costs

Advertising and promotional costs are expensed as incurred and totaled $117 for the year ended December 31, 2020. The Company did not incur any advertising and promotional costs for the year ended December 31, 2019.

Recent Accounting Pronouncements Not Yet Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Recent Accounting Pronouncements, Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), a new accounting standard related to revenue recognition. The new standard supersedes nearly all U.S. GAAP on revenue recognition and eliminated industry-specific guidance. The underlying principle of the new standard is to recognize revenue when a customer obtains control of promised goods or services at an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On January 1, 2019, the Company adopted Topic 606 using the modified retrospective method. ASC 606 provides a five-step model for analyzing contracts and transactions to determine when, how, and if revenue is recognized. Revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements, Adopted (Continued)

expects to be entitled in exchange for those goods or services. Revenue recognition under the new standard did not have a material impact on the consolidated balance sheets, consolidated statements of operations, or consolidated statements of cash flows.

3.	PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following at December 31:

	Estimated Useful Lives	2020	2019
Plant infrastructure	15 – 39 years	$33,944	$31,387
Miners	5 years	$10,236	—
Miner Facility	15 years	8,791	—
Land	N/A	300	300
Equipment	5 years	211	206
Software	3 years	66	66
Coal ash impoundment	4 years	2,135	2,135
Construction in process	N/A	3,989	7,392

		59,672	41,486
Less: Accumulated depreciation		(8,986)	(4,422)

		$50,686	$37,064

Total depreciation expense was $4,564 and $1,679 for the years ended December 31, 2020 and 2019, respectively.

4.	NOTES PAYABLE

The Company entered into an equipment finance agreement during December 2020 to finance miner equipment purchases totaling $4,482 with a third-party (“Miner equipment note A”). The terms of the financing agreement require interest at 17% per annum, including a risk premium fee of $482. The note requires principal payments of $222, risk premium payments of $27, and variable amounts of interest, every 30 days through the maturity date in July 2022. The note is secured by the purchased equipment.

The Company entered into an equipment finance agreement during December 2020 to finance miner equipment purchases totaling $428 with a third-party (“Miner equipment note B”). The terms of the financing agreement require interest at 17% per annum and principal payments of $24, plus variable amounts of interest, every 30 days through the maturity date in June 2022. The note is secured by the purchased equipment.

The Company entered into three other equipment finance agreements with similar terms in December 2020 that have not yet taken effect as of December 31, 2020. The agreements are expected to take effect when the equipment is delivered to the Company, which is expected in the second quarter of 2021. The aggregate amount of equipment and principal borrowings under the three agreements is $10,698.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

4.	NOTES PAYABLE (Continued)

As of December 31, 2019, there were no notes payable outstanding. Notes payable consisted of the following at December 31, 2020:

Miner equipment note A	$4,233
Miner equipment note B	404

4,637
Less: Current portion	(3,273)

$1,364

Future maturities of notes payable are as follows for the years ending December 31:

2021	$3,273
2022	1,364

$4,637

The Company incurred interest expense of $91 during the year ended December 31, 2020 under the terms of these notes payable.

5.	RELATED PARTY TRANSACTIONS

Notes Payable

The Company entered into a promissory note agreement during the year ended December 31, 2019 with its largest equity members, Atlas Capital Resources (A9) LP and Atlas Capital Resources (P) LP (together referred to as “Atlas”). Within the agreement, there were three separate loans with varying loan amounts and maturity dates. The notes bore interest at 8% per annum calculated on a 360-day year, and interest accrued and compounded on a quarterly basis. On July 2, 2020, the Company entered into a contribution and exchange agreement with Atlas, and the three notes payable and related accrued interest was converted into equity in the form of Senior Priority Units – Tranche 1. The Company incurred interest expense of $553 and $673 under the terms of this promissory note agreement for the years ended December 31, 2020 and 2019, respectively.

The Company entered into a promissory note agreement during 2020 with its largest equity members, Atlas. Within the agreement, there are two separate loans with varying loan and maturity dates as described in the table below. The notes bear interest at 8% per annum calculated on a 360-day year, and interest accrues and compounds on a quarterly basis. All accrued but unpaid interest under the notes is due and payable upon the corresponding note maturity date. For the year ended December 31, 2020, the Company incurred interest expense of $20 under the terms of this promissory note agreement.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

5.	RELATED PARTY TRANSACTIONS (Continued)

Notes Payable (Continued)

Notes payable to related party consisted of the following at December 31:

	2020	2019
Note payable to a related party with interest at 8% per annum. All outstanding principal and accrued but unpaid interest is due June 2021.	$2,382	$—
Note payable to a related party with interest at 8% per annum. All outstanding principal and accrued but unpaid interest is due May 2021.	1,191	—
Notes payable converted into Senior Priority Units—Tranche 1 (see Note 6).	—	12,700

	3,573	12,700
Less: Current portion	(3,573)	(5,000)

	$—	$7,700

Letters of Credit

The largest equity members of the Company, Atlas Capital Resources LP and Atlas Capital Resources (P) LP, obtained a letter of credit from a financial institution in the amount of $4,938 at December 31, 2020 and 2019, payable to the NYSDEC. This letter of credit guarantees the current value of the Company’s environmental trust liability as discussed in Note 2.

Atlas Capital Resources LP and Atlas Capital Resources (P) LP also obtained a letter of credit from a financial institution in the amount of $3,630 at December 31, 2020 and 2019, payable to Empire Pipeline Incorporated (“Empire”) in the event the Company should not make contracted payments for costs related to a pipeline interconnection project the Company has entered into with Empire.

The Company paid Atlas Capital Resources LP and Atlas Capital Resources (P) LP $184 and $206 for letter of credit fees during the years ended December 31, 2020 and 2019, respectively.

Greenidge Coin, LLC Equity Transactions

On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000.

On July 1, 2020, Atlas purchased the preferred units of Blocker for $16,277, the amount of the aggregate liquidation preference, and contributed its membership interest in Blocker to GGH in exchange for Senior Priority Units—Tranche 2 (See Note 6) on July 2, 2020.

On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

6.	MEMBERS’ EQUITY

Authorized Units

On July 2, 2020, GGH amended and restated its LLC agreement. The Company is authorized to issue 1,250 common units, 39,228 preferred units, and 10,000 senior priority units.

Common Units

In October 2018, GGH adopted an equity incentive plan and allocated 1,250 common units to the plan. In 2018, GGH awarded 750 restricted units to certain board members, subject to various vesting provisions. At December 31,

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

6.	MEMBERS’ EQUITY (Continued)

Common Units (Continued)

2020, there were 730 and 20 vested and unvested, respectively, restricted units. At December 31, 2019, there were 600 and 150 vested and unvested, respectively, restricted units. In the event of a change in control of the Company, 100% of the awarded units shall vest immediately. Common unit holders are entitled to one vote per common unit, except for such votes or consents that are reserved solely for the holders of preferred units. The Company concluded that the value of the units granted in 2018 was insignificant given historical performance of the Company, no public market, and lack of liquidity. As such, the Company has not recognized any expense related to the restricted units during the years ended December 31, 2020 or 2019. There were 750 common units issued and outstanding at both December 31, 2020 and 2019.

Preferred Units

Preferred unit holders are entitled to one vote per preferred unit. In the event of liquidation or dissolution of GGH, the holders of preferred units are entitled to receive distributions, prior to and in preference to the holders of common units. At December 31, 2020 and 2019, all preferred units were issued and outstanding.

In the event of liquidation or dissolution of GGH, the holders of preferred units are entitled to receive distributions, prior to and in preference to the holders of common units, in an amount equal to $1 per preferred unit.

Senior Priority Units

There are two tranches of Senior Priority Units: Tranche 1 is equal to $13,926 and Tranche 2 is equal to $16,276. Tranche 1 Senior Priority Units were issued to Atlas Capital Resources LP and Atlas Capital Resources (P) LP in the same historical ownership percentages in conjunction with Atlas converting the 2019 notes payable and accrued interest (see Note 5). Tranche 2 Senior Priority Units were issued to Atlas Capital Resources LP and Atlas Capital Resources (P) LP in the same historical ownership percentages in conjunction with Atlas contributing its equity interest in Blocker (see Note 5). Senior Priority Units have no voting rights.

In the event of liquidation or dissolution of GGH, the holders of senior priority units are entitled to receive distributions, prior to and in preference to the holders of common and preferred units. The holders of senior priority units are entitled to a cumulatively accrued rate of return on the investment of 8% in addition to the initial output of $13,926. The aggregate liquidation preference on GGH’s senior priority units was $14,498 at December 31, 2020.

At December 31, 2020, all senior priority units were issued and outstanding.

7.	EMPLOYEE BENEFIT PLAN

GG sponsors a 401(k) plan (the Plan) covering substantially all GG employees. Employees become eligible to participate in the Plan upon the attainment of age twenty-one. Eligible employees may elect to make either pre-tax or Roth contributions to the Plan, subject to limitations set forth by the Plan and the Internal Revenue Code. The Company makes safe harbor matching contributions equal to 100% of the first 3% of employees’ eligible earnings which they elect to contribute and an additional 50% on the next 2% of employees’ eligible earnings which they elect to contribute. The Company may also make a non-elective contribution, at its discretion. Matching contributions totaled $19 and $48 for the years ended December 31, 2020 and 2019, respectively. The Company made no non-elective contributions to the Plan for the years ended December 31, 2020 or 2019.

8.	COMMITMENTS AND CONTINGENCIES

From time-to-time, the Company is involved in legal proceedings arising in the ordinary course of business. As of the date of the audit report, the Company is not aware of litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations, or cash flows.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

8.	COMMITMENTS AND CONTINGENCIES (Continued)

At December 31, 2020, the Company entered into an agreement to purchase miner equipment totaling $11,910 that required deposits of $5,959. At December 31, 2019, the Company entered into an agreement to purchase miner equipment totaling $7,860 that required deposits of $6,337.

The Company entered into a contract with Empire Pipeline Inc. in September 2020 which provides for the transportation to its pipeline of 15,000 decatherms of natural gas per day, approximately $158 per month. The contract ends in September 2030 and may be terminated by either party with 12 months notice after the initial 10-year period.

9.	CONCENTRATIONS

The Company has one major power customer, the NYISO, that accounts for 35.7% and 90.8% of its revenue for the years ended December 31, 2020 and 2019, respectively. All amounts receivable were due from this customer at December 31, 2020 and 2019.

The Company has one major power vendor that accounted for approximately 56.8% and 55.6% of cost of revenue for the years ended December 31, 2020 and 2019, respectively.

Revenues from Greenidge’s largest pool operator customer comprised approximately 57% of total revenue for the year ended December 31, 2020.

10.	OTHER RISKS AND CONSIDERATIONS

The United States is presently in the midst of a national health emergency related to a virus, commonly known as Novel Coronavirus (“COVID-19”). The overall consequences of COVID-19 on a national, regional and local level are unknown, but it has the potential to result in a significant economic impact. COVID-19 did not have a material impact on the Company’s operations during the year ended December 31, 2020. The future impact of this situation on the Company and its results and financial position is not presently determinable.

11.	SUBSEQUENT EVENTS

In January 2021, GC merged into GG and GC was subsequently dissolved.

In January 2021, Greenidge Generation Holdings Inc. (“GGHI”) was formed in the state of Delaware. GGHI has the authority to issue 200,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

After the formation of GGHI, the equity holders of GGH entered into an asset contribution and exchange agreement in which the holders’ equity interests and outstanding notes payable balances were contributed into GGHI in exchange for 7,000,000 shares of GGHI common stock (28,000,000 shares of GGHI Class B Common Stock after a 4-for-1 stock split that occurred in March 2021).

In January 2021, GGHI completed a private placement offering in which 1,620,000 shares of series A redeemable convertible preferred stock was sold at $25 per share. Total net proceeds from the private placement offering were $37,590.

In February 2021, GGHI adopted an equity incentive plan and reserved 957,778 shares of common stock (3,831,112 shares of Class A Common Stock after a 4-for-1 stock split that occurred in March 2021) for issuance under the plan.

On March 19, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Support.com, Inc., a Delaware corporation (NASDAQ: SPRT).

On March 19, 2021, the Company and the its largest equity member and its affiliates entered into an arrangement pursuant to which Greenidge agreed, upon request, to direct its bank to issue new letters of credit to replace all or a

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

11.	SUBSEQUENT EVENTS (Continued)

portion of the letters of credit provided by the largest equity member and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or equity or debt securities of the Company, which results in net proceeds to the Company of at least $10,000,000.

In May 2021, the Company entered into equipment financing agreements to finance miner equipment purchases totaling $13,947 with a third-party. The terms of the financing agreements require interest at 15% per annum. The notes require variable amounts of interest only payments for the first six to eight months of each agreement and variable payments of monthly principal and interest through the maturity date in October 2023. The notes are secured by the purchased equipment.

Subsequent events have been evaluated through August 6, 2021, the date at which the consolidated financial statements were available to be issued, and the Company has concluded that no such events or transactions took place that would require disclosure herein except as stated directly above.

SUPPORT.COM, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021 AND 2020

SUPPORT.COM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(Unaudited)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,295	$13,526
Short-term investments	6,201	16,441
Accounts receivable, net	5,470	6,975
Prepaid expenses and other current assets	601	670

Total current assets	44,567	37,612
Property and equipment, net	1,043	1,115
Right-of-use assets, net	12	61
Other assets	383	478

Total assets	$46,005	$39,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242	$366
Accrued compensation	2,192	1,735
Other accrued liabilities	1,216	879
Short-term lease liability	12	58
Short-term deferred revenue	1,189	881

Total current liabilities	4,851	3,919
Other long-term liabilities	907	911

Total liabilities	5,758	4,830

Stockholders’ equity:
Common stock; par value $0.0001, 50,000 shares authorized; 24,572 issued and 24,220 outstanding at June 30, 2021 and 19,973 issued and 19,490 outstanding at December 31, 2020	3	2
Additional paid-in capital	259,620	250,954
Treasury stock, at cost (483 shares at March 31, 2021 and December 31, 2020)	(5,297)	(5,297)
Accumulated other comprehensive loss	(2,482)	(2,419)
Accumulated deficit	(211,597)	(208,804)

Total stockholders’ equity	40,247	34,436

Total liabilities and stockholders’ equity	$46,005	$39,266

See accompanying notes.

SUPPORT.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Services	$7,979	$10,606	$17,117	$22,117
Software and other	533	428	1,026	866

Total revenue	8,512	11,034	18,143	22,983
Cost of revenues:
Cost of services	5,401	7,136	11,406	14,821
Cost of software and other	91	36	181	65

Total cost of revenue	5,492	7,172	11,587	14,886

Gross profit	3,020	3,862	6,556	8,097

Operating expenses:
Engineering and IT	555	968	1,479	2,008
Sales and marketing	334	517	759	1,330
General and administrative	2,980	1,904	7,186	3,957

Total operating expenses	3,869	3,389	9,424	7,295
Income (loss) from operations	(849)	473	(2,868)	802
Interest income and other, net	75	173	117	257

Income (loss) before income taxes	(774)	646	(2,751)	1,059
Income tax provision	25	29	42	78

Net income (loss)	$(799)	$617	$(2,793)	$981

Net income (loss) per share—basic and diluted	$(0.03)	$0.03	$(0.13)	$0.05

Weighted average common shares outstanding—basic	24,150	19,054	22,189	19,060
Weighted average common shares outstanding—diluted	24,150	19,352	22,189	19,336

See accompanying notes.

SUPPORT.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(799)	$617	$(2,793)	$981
Other comprehensive income (loss):
Change in foreign currency translation adjustment	(59)	(11)	(60)	(222)
Change in net unrealized gain (loss) on investments	1	38	(3)	37

Other comprehensive income (loss)	(58)	27	(63)	(185)

Comprehensive income (loss)	$(857)	$644	$(2,856)	$796

See accompanying notes.

SUPPORT.COM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Shares
Balances at March 31, 2020	19,054	$2	$250,206	$(5,297)	$(2,592)	$(208,886)	$33,433

Net income	—	—	—	—	—	617	617
Other comprehensive income	—	—	—	—	27	—	27
Issuance of common stock upon exercise of stock options for cash	1	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	24	—	17	—	—	—	17
Stock-based compensation expense	—	—	118	—	—	—	118

Balances at June 30, 2020	19,079	$2	$250,341	$(5,297)	$(2,565)	$(208,269)	$34,212

Balances at March 31, 2021	24,089	$3	$259,401	$(5,297)	$(2,424)	$(210,798)	$40,885

Net loss	—	—	—	—	—	(799)	(799)
Other comprehensive loss	—	—	—	—	(58)	—	(58)
Issuance of common stock upon exercise of stock options & RSU releases & employee share purchases	131	—	66	—	—	—	66
Stock-based compensation expense	—	—	153		0	0	153

Balances at June 30, 2021	24,220	$3	$259,620	$(5,297)	$(2,482)	$(211,597)	$40,247

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Shares
Balances at December 31, 2019	19,054	$2	$250,092	$(5,297)	$(2,380)	$(209,250)	$33,167

Net income	—	—	—	—	—	981	981
Other comprehensive loss	—	—	—	—	(185)	—	(185)
Issuance of common stock upon exercise of stock options for cash	1	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	24	—	17	—	—	—	17
Stock-based compensation expense	—	—	232	—	—	—	232

Balances at June 30, 2020	19,079	$2	$250,341	$(5,297)	$(2,565)	$(208,269)	$34,212

Balances at December 31, 2020	19,490	$2	$250,954	$(5,297)	$(2,419)	$(208,804)	$34,436

Net loss	—	—	—	—	—	(2,793)	(2,793)
Other comprehensive loss	—	—	—	—	(63)	—	(63)
Issuance of common stock upon exercise of stock options & RSU releases & employee share purchases	820	—	1,063	—	—	—	1,063
Issuance of common stock per Greenidge Merger Agreement	3,910	1	7,233	—	—	—	7,234
Stock-based compensation expense	—	—	370	—	—	—	370

Balances at June 30, 2021	24,220	$3	$259,620	$(5,297)	$(2,482)	$(211,597)	$40,247

See accompanying notes.

SUPPORT.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating Activities:
Net income (loss)	$(2,793)	$981
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	187	145
Amortization of premiums and discounts on investments	(45)	34
Stock-based compensation	370	232
Changes in assets and liabilities:
Accounts receivable, net	1,505	2,149
Prepaid expenses and other current assets	61	129
Other long-term assets	139	(163)
Accounts payable	(128)	41
Accrued compensation	428	961
Other accrued liabilities	275	(188)
Other long-term liabilities	(16)	(82)
Deferred revenue	309	(167)

Net cash provided by operating activities	292	4,072

Investing Activities:
Purchases of property and equipment	(115)	(830)
Purchases of investments	(400)	—
Maturities of investments	10,687	7,869

Net cash provided by investing activities	10,172	7,039

Financing Activities:
Proceeds from employee stock purchase plan	15	17
Proceeds from exercise of stock options	1,048	—
Proceeds from Greenidge transaction stock issuance	7,234	—

Net cash provided by financing activities	8,297	17
Effect of exchange rate changes on cash and cash equivalents	8	18

Net increase in cash and cash equivalents	18,769	11,146
Cash and cash equivalents at beginning of period	13,526	10,087

Cash and cash equivalents at end of period	$32,295	$21,233

Supplemental disclosure of cash flow information:
Income taxes paid	$41	$2

See accompanying notes.

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Support.com, Inc. (the “Company,” “Support.com,” “We” or “Our”) and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated. The condensed consolidated balance sheet as of June 30, 2021, the statement of stockholders’ equity for the three and six months ended June 30, 2021 and 2020, the condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2021 and 2020, and the consolidated statements of cash flows for the six months ended June 30, 2021 and 2020 are unaudited. In the opinion of management, these unaudited interim condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the results for, and as of, the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The condensed consolidated balance sheet information as of December 31, 2020 is derived from audited financial statements as of that date. These financial statements have been prepared based upon Securities and Exchange Commission (“SEC”) rules that permit reduced disclosure for interim periods. For a more complete discussion of significant accounting policies and certain other information, these unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021, as amended by the Amendment No. 1 on Form 10-K/A filed on April 30, 2021, the Amendment No. 2 on Form 10-K/A filed on July 16, 2021 and the Amendment No. 3 on Form 10-K/A filed on August 5, 2021.

Merger Agreement

As previously disclosed, on March 19, 2021, the Company, Greenidge Generation Holdings, Inc. (“Greenidge”) and GGH Merger Sub, Inc., a wholly-owned subsidiary of Greenidge (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Greenidge (such transaction, the “Merger”).

The Merger is subject to certain closing conditions, including the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the Merger at a special meeting (the “Stockholder Approval”). A special meeting of stockholders of the Company has been scheduled for September 10, 2021 for the purpose of obtaining the Stockholder Approval. Only holders of record of the Company’s common stock as of the close of business on July 26, 2021 are entitled to vote at the special meeting. The Company expects the Merger to be completed during the third quarter of 2021.

Under the Merger Agreement, the aggregate consideration payable to holders of shares of common stock of the Company and holders of restricted stock units (“Support Awards”) and options to purchase shares of the Company’s common stock (“Support Options”) consists of 2,998,261 shares of class A common stock, par value $0.0001 per share, of Greenidge (“Greenidge Class A Common Stock”) (the “Merger Consideration”). If the Merger is completed, at the effective time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, except for shares held in treasury by the Company, each outstanding share of the Company’s common stock and each outstanding Support Award and Support Option will be cancelled and converted into the right to receive a number of shares of Greenidge Class A Common Stock based upon an exchange ratio as calculated in accordance with the Merger Agreement (the “Exchange Ratio”). Assuming the Merger were to be completed as of the date of filing of this quarterly report, the Merger Consideration would represent approximately 7.7% of the outstanding shares of capital stock of Greenidge, and the current stockholders of Greenidge would own approximately 90.0% of the outstanding shares of capital stock of Greenidge, after giving effect to the shares underlying the Greenidge Issuances (as defined below). “Greenidge Issuances” means the issuance of (i) from and after consummation of the Merger, 562,174 shares of Greenidge Class A Common Stock to 210 Capital LLC (“210 Capital”) as a consulting fee in connection with the transactions contemplated by the Merger Agreement, (ii) from and after consummation of the Merger, options or warrants to purchase 344,800 shares of Greenidge Class A

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Presentation (Continued)

Common Stock at an exercise price of $6.25 per share of Greenidge Class A Common Stock to B. Riley Securities, Inc., (iii) 160,000 shares of class B common stock, par value $0.0001 per share, of Greenidge (“Greenidge Class B Common Stock”, and together with Greenidge Class A Common Stock, “Greenidge Common Stock”) issued as consideration for bitcoin mining equipment, and (iv) all of the shares of Greenidge Common Stock underlying outstanding vested options reserved under Greenidge’s 2021 Equity Incentive Plan.

If the Merger Agreement is terminated under certain circumstances, the Company would be required to pay a termination fee.

In connection with and as a condition to Greenidge’s willingness to enter into the Merger Agreement, on March 19, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with 210 Capital, pursuant to which 210 Capital subscribed for and purchased, and the Company issued and sold, an aggregate of 3,909,871 shares of the Company’s Common Stock for a purchase price of $1.85 per share, for aggregate gross proceeds to the Company of approximately $7.2 million. Pursuant to and subject to the terms and conditions set forth in the Subscription Agreement, among other things, and only upon any termination of the Merger Agreement, the Company has agreed that, not later than the earlier of (i) thirty (30) days following the date of such termination and (ii) December 31, 2021 (such earlier date, the “Post-Termination Date”), it will increase the size of the Board in order to appoint two individuals designated by 210 Capital (each, a “Designee”) to the Board for a term expiring at the next succeeding annual meeting of the Company’s stockholders. At such annual meeting of the Company’s stockholders, the Company has agreed to nominate each Designee for election as a director with a term expiring at the subsequent annual meeting of the Company’s stockholders, subject to certain terms and conditions provided in the Subscription Agreement. On and after the Post-Termination Date, (1) so long as 210 Capital beneficially owns at least 10% of the Company’s common stock on an as-converted basis, 210 Capital will have the right to designate two Designees as nominees for election to the Board, and (2) so long as 210 Capital beneficially owns between 5% and 10% of the Company’s common stock on an as-converted basis, 210 Capital will have the right to designate one Designee as a nominee for election to the Board.

Impact of Disease Outbreak

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic.” First identified in late 2019 and known now as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. As of the date of issuance of the financial statements, our operations have not been significantly impacted; however, we continue to monitor the situation. No impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of June 30, 2021; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while our results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult, and subjective judgments include accounting for revenue recognition, assumptions used to estimate self-insurance accruals, the valuation and recognition of investments, the valuation and recognition of stock-based compensation and the recognition and measurement of current and deferred income tax assets and liabilities. Actual results could differ materially from these estimates.

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Disaggregation of Revenue

We generate revenue from the sale of services and sale of software fees for end-user software products provided through direct customer downloads and through the sale of these end-user software products via partners. Revenue is disaggregated by type as presented in the condensed consolidated statements of operations and is consistent with how we evaluate our financial performance.

Services Revenue

Services revenue is primarily comprised of fees for customer support and technology support services. Our service programs are designed for enterprise clients, business and professional services clients, as well as the consumer, and include customer service, sales support, and technical support, including computer and mobile device set-up, security and support, virus and malware removal, wireless network set-up, and automation system onboarding and support.

We offer customer support, technical support, and technology services to large corporations, business and professional services organizations and consumers, directly and through our partners (which include communications providers, retailers, technology companies and others) and, to a lesser degree, directly through our website at www.support.com. We transact with customers via reseller programs, referral programs and direct transactions. In reseller programs, the partner generally executes the financial transactions with the customer and pays a fee to us which we recognize as revenue when the service is delivered. In referral programs, we transact with the customer directly and pay a referral fee to the referring party. In direct transactions, we sell directly to the customer at the retail price.

The services described above include four types of offerings:

•

Time-Based Services—In connection with the provisions of certain services programs, fees are calculated based on contracted time-based rates with partners. For these programs, we recognize revenue as services are performed, based on billable time of work delivered by our technology specialists. These services programs also include performance standards, which may result in incentives or penalties, which are recognized as earned or incurred.

•

Tier-Based Services—In connection with the provisions of certain services programs, fees are calculated on partner subscription tiers based on number of subscribers. For these programs, we recognize revenue as services are performed, and are billed based on the tier level of number of subscribers supported by our experts.

•

Subscriptions—Customers purchase subscriptions or “service plans” under which certain services are provided over a fixed subscription period. Revenues for subscriptions are recognized ratably over the respective subscription periods.

•

Incident-Based Services—Customers purchase a discrete, one-time service. Revenue recognition occurs at the time of service delivery. Fees paid for services sold but not yet delivered are recorded as deferred revenue and recognized at the time of service delivery.

The following represents deferred revenue activity for the six months ended June 30, 2021 and 2020 (in thousands):

Balance at December 31, 2020	$881
Deferred revenue	495
Recognition of unearned revenue	(187)

Balance at June 30, 2021	$1,189
Balance at December 31, 2019	$1,193
Deferred revenue	1,452
Recognition of unearned revenue	(1,619)

Balance at June 30, 2020	$1,026

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Partners and corporate customers are generally invoiced monthly. Fees from customers via referral programs and direct transactions are generally paid with a credit card at the time of sale. Revenue is recognized net of any applicable sales tax.

Services revenue also includes fees from licensing of Support.com cloud-based software. In such arrangements, customers receive a right to use our Support.com Cloud applications in their own support organizations. We license our cloud-based software using a software-as-a-service (“SaaS”) model under which customers cannot take possession of the technology and pay us on a per-user or usage basis during the term of the arrangement. In addition, services revenue includes fees from implementation services of our cloud-based software. Currently, revenues from implementation services are recognized ratably over the customer life, which is estimated as the term of the arrangement once the Support.com Cloud services are made available to customers. We generally charge for these services on a time and material basis. As of June 30, 2021, revenues from implementation services are not material.

Software and Other Revenue

Software and other revenue is comprised primarily of fees for end-user software products provided through direct customer downloads and through the sale of these end-user software products via partners. Our software is sold to customers primarily on an annual subscription with automatic renewal. We provide regular, significant upgrades over the subscription period and therefore recognize revenue for these products ratably over the subscription period. Management has determined that these upgrades are not distinct, as the upgrades are an input into a combined output. In addition, management has determined that the frequency and timing of the software upgrades are unpredictable and therefore we recognize revenue consistent with the sale of the subscription. We generally control fulfillment, pricing, product requirements, and collection risk and therefore we record the gross amount of revenue. We provide a 30-day money back guarantee for the majority of our end-user software products.

We provide a limited amount of free technical support to customers. Since the cost of providing this free technical support is insignificant and free product enhancements are minimal and infrequent, we do not defer the recognition of revenue associated with sales of these products.

Other revenue consists primarily of revenue generated through partners advertising to our customer base in various forms, including toolbar advertising, email marketing, and free trial offers. We recognize other revenue in the period in which control transfers to our partners.

Cash, Cash Equivalents, and Investments

All liquid instruments with an original maturity, at the date of purchase, of 90 days or less are classified as cash equivalents. Cash equivalents and short-term investments consist primarily of money market funds, certificates of deposit, commercial paper, corporate notes and bonds, and U.S. government agency securities. Our interest income on cash, cash equivalents and investments is included in interest income and other, net in the condensed consolidated statements of operations.

Cash equivalents and short-term investments are reported at fair value with unrealized gains/losses included in accumulated other comprehensive loss within stockholders’ equity on the condensed consolidated balance sheets and in the condensed consolidated statements of comprehensive income (loss). We view this investment portfolio as available for use in our current operations, and therefore, we present marketable securities as short-term assets.

We monitor our investments for impairment on a quarterly basis to determine whether a decline in fair value is other-than-temporary by considering factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below our carrying value, our intent to sell the security and our belief that it will not be required to sell the security before the recovery of its amortized cost. If an investment’s decline in fair value is deemed to be other-than-temporary, we reduce its carrying value to the

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Cash Equivalents, and Investments (Continued)

estimated fair value, as determined based on quoted market prices or liquidation values. Declines in value judged to be other-than-temporary, if any, are recorded in operations as incurred. At June 30, 2021, we evaluated unrealized losses on marketable securities and determined them to be temporary. We currently do not intend to sell securities with unrealized losses and concluded that we will not be required to sell these securities before the recovery of their amortized cost basis. At June 30, 2021 and December 31, 2020, the fair value of cash, cash equivalents and investments was $38 million and $30 million, respectively.

The following is a summary of cash, cash equivalents and investments at June 30, 2021 and December 31, 2020 (in thousands):

As of June 30, 2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash	$8,347	$—	$—	$8,347
Money market funds	23,948	—	—	23,948
Certificates of deposit	507	—	—	507
Commercial paper	775	—	—	775
Corporate notes and bonds	4,419	—	1	4,420
U.S. government treasury	500	—	—	500

Total	$38,496	$—	$1	$38,497

Classified as:
Cash and cash equivalents	32,295	—	—	32,295
Short-term investments	6,200	—	1	6,201

Total	$38,495	$—	$1	$38,496

As of December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash	$10,918	$—	$—	$10,918
Money market funds	1,258	—	—	1,258
Certificates of deposit	492	—	—	492
Commercial paper	3,274	—	(1)	3,273
Corporate notes and bonds	9,423	4	—	9,427
U.S. government treasury	4,599	—	—	4,599

Total	$29,964	$4	$(1)	$29,967

Classified as:
Cash and cash equivalents	13,526	—	—	13,526
Short-term investments	16,438	4	(1)	16,441

Total	$29,964	$4	$(1)	$29,967

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Cash Equivalents, and Investments (Continued)

The following table summarizes the estimated fair value of our marketable securities classified by the stated maturity date of the security (in thousands):

	June 30, 2021	December 31, 2020
Due within one year	$5,701	$13,248
Due within two years	500	3,193

	$6,201	$16,441

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value according to ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1—Quoted prices for identical instruments in active markets.

•

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In accordance with ASC 820, financial assets (cash equivalents and investments) are measured at fair value on a recurring basis. Money market funds, which are cash equivalents, are measured at fair value using level 1 inputs. Certificates of deposit, commercial paper, corporate notes and bonds, and U.S. government agency securities, which are short-term investments, are measured at fair value using level 2 inputs.

For short-term investments, we review trading activity and pricing as of the measurement date. When sufficient quoted pricing for identical securities is not available, we use market pricing and other observable market inputs for similar securities obtained from various third-party data providers. These inputs either represent quoted prices for similar assets in active markets or have been derived from observable market data. Our policy is to recognize the transfer of financial instruments between levels at the end of our quarterly reporting period.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents, investments and trade accounts receivable. Our investment portfolio consists of investment grade securities. Except for obligations of the United States government and securities issued by agencies of the United States government, we diversify our investments by limiting holdings with any individual issuer. We are exposed to credit risks in the event of default by the issuers to the extent of the amount recorded on the condensed consolidated balance sheets.

For the three months ended June 30, 2021 and 2020, our largest customer accounted for 55% and 42% of our total revenue, respectively. For the three months ended June 30, 2021 and 2020, our second largest customer accounted for

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk (Continued)

26% and 46% of our total revenue, respectively. For the six months ended June 30, 2021 and 2020, our largest customer accounted for 53% and 39% for our total revenue, respectively. For the six months ended June 30, 2021 and 2020, our second largest customer accounted for 29% and 48% of our total revenue, respectively. There were no other customers that accounted for 10% or more of total revenue for the three months ended June 30, 2021 and 2020.

The credit risk in trade accounts receivable is substantially mitigated by reasonably short payment terms and an evaluation of the customers’ financial conditions when we enter into business with them. As of June 30, 2021, our two largest customers accounted for 60% and 27% of total accounts receivable, respectively. As of December 31, 2020, our two largest customers accounted for 50% and 39% of total accounts receivable, respectively. There were no other customers that accounted for 10% or more of our total accounts receivable as of June 30, 2021 and December 31, 2020.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount. We perform evaluations of our customers’ financial condition and generally do not require collateral. We make judgments as to our ability to collect outstanding receivables and provide allowances for a portion of receivables when collection becomes doubtful. Reserves are made based on a specific review of all significant outstanding invoices. For those invoices not specifically provided for, reserves are recorded at differing rates, based on the age of the receivable. In determining these rates, we analyze our historical collection experience and current payment trends. The determination of past-due accounts is based on contractual terms. As of June 30, 2021, and December 31, 2020, allowance for doubtful accounts was $4,000.

Self-Funded Health Insurance

Prior to January 1, 2021, we maintained a self-funded health insurance program with a stop-loss umbrella policy with a third-party insurer to limit the maximum potential liability for medical claims. The program was terminated at December 31, 2020. However, previously incurred-but-not-reported claims and related expenses were incurred during the current quarter. With respect to this program, we considered historical and projected medical utilization data when estimating the health insurance program liability and related expense. As of June 30, 2021, $0.1 million was in reserve for the self-funded health insurance program. As of December 31, 2020, $0.2 million was in reserve for the self-funded health insurance program. The reserve is included in other accrued liabilities on the condensed consolidated balance sheets.

We continue to analyze our reserves for incurred-but-not-reported claims and for reported-but-not-paid claims related to the self-funded insurance program. We believe our reserves are adequate. However, significant judgment is involved in assessing these reserves such as assessing historical paid claims, average lags between the claims’ incurred date, reported dates and paid dates, and the frequency and severity of claims. There may be differences between actual settlement amounts and recorded reserves and any resulting adjustments are included in expense once a probable amount is known.

Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive loss relate primarily to accumulated foreign currency translation losses associated with our foreign subsidiaries and unrealized losses on investments.

Realized gains/losses on investments reclassified from accumulated other comprehensive loss are reported as interest income and other, net in the condensed consolidated statements of operations.

The amounts noted in the condensed consolidated statements of comprehensive income (loss) are shown before taking into account the related income tax impact. The income tax effect allocated to each component of other comprehensive loss for each of the periods presented is not significant.

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

We apply the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards, including grants of restricted stock units (“RSUs”) and options to purchase stock, made to employees and directors based on estimated fair values.

In accordance with ASC 718, Compensation—Stock Compensation, we recognize stock-based compensation by measuring the cost of services to be rendered based on the grant date fair value of the equity award. We recognize stock-based compensation over the period an employee is required to provide service in exchange for the award, generally referred to as the requisite service period. For awards with market-based performance conditions, the cost of the awards is recognized as the requisite service is rendered by employees, regardless of when, if ever, the market-based performance conditions are satisfied.

The Black-Scholes option pricing model is used to estimate the fair value of service-based stock options and shares purchased under our Employee Stock Purchase Plan (“ESPP”). The determination of the fair value of options is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We use historical data for estimating the expected volatility and expected life of stock options required in the Black-Scholes model. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of the stock options.

The Monte-Carlo simulation model is used to estimate fair value of market-based performance stock options. The Monte-Carlo simulation model calculates multiple potential outcomes for an award and establishes a fair value based on the most likely outcome. Key assumptions for the Monte-Carlo simulation model include the risk-free rate, expected volatility, expected dividends and the correlation coefficient.

The fair value of restricted stock grants is based on the closing market price of our stock on the date of grant less the expected dividend yield.

Earnings Per Share

Basic earnings per share is computed using net income and the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed using net income and the weighted-average number of common shares outstanding, including the effect of the potential issuance of common stock such as stock issuable pursuant to the exercise of stock options and warrants and vesting of RSUs using the treasury stock method when dilutive.

The following table sets forth the computation of basic and diluted earnings per share for the three and six months ended June 30, 2021 and 2020 (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(799)	$617	$(2,793)	$981

Earnings per share—basic and diluted	$(0.03)	$0.03	$(0.13)	$0.05

Weighted-average shares of common stock outstanding—basic	24,150	19,054	22,189	19,060
Weighted-average shares of common stock outstanding—diluted	24,150	19,352	22,189	19,336

Warranties and Indemnifications

We generally provide a refund period on direct-to-consumer sales, during which refunds may be granted to consumers under certain circumstances, including the inability to resolve certain support issues. For channel sales of

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranties and Indemnifications (Continued)

our direct-to-consumer offering, the refund period varies by partner, but is generally between 5-14 days. For referral programs and direct transactions, the refund period is generally 5 days. For the majority of end-user software products, we provide a 30-day money back guarantee. For all channels, we recognize revenue net of refunds and cancellations during the period. Refunds and cancellations have not been material to date.

We generally agree to indemnify customers against legal claims that end-user software products infringe certain third-party intellectual property rights. As of June 30, 2021, we have not been required to make any payment resulting from infringement claims asserted against customers and have not recorded any related accruals.

Leases

We account for leases in accordance with ASC 842. We recognize operating and finance lease liabilities and corresponding right-of-use (“ROU”) assets on the condensed consolidated balance sheets and provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets and short- and long-term lease liabilities in our condensed consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our condensed consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The implicit rate is used when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We account for the lease and non-lease components as a single lease component.

We have entered into various non-cancelable operating lease agreements for certain offices and certain equipment. No leases have been entered in to and no leases have been renewed in the current quarter. The Louisville, Colorado office lease expired on April 30, 2021.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In August 2018, the FASB issued Accounting Standard Update (“ASU”) No. 2018-13, Changes to Disclosure Requirements for Fair Value Measurements (Topic 820) (ASU 2018-13), which improved the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements. We adopted the new standard effective January 1, 2020 and the standard did not have an impact on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. We adopted the new standard effective January 1, 2021. The adoption had an immaterial impact on the Company’s consolidated financial statements.

New Accounting Standards to be adopted in Future Periods

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard’s main goal is to improve financial reporting by requiring

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

earlier recognition of credit losses on financing receivables and other financial assets in scope. The effective date for smaller reporting companies is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect the new standard to have a material impact on the consolidated financial statements.

The Company reviewed all other recently issued, but not yet effective, accounting pronouncements and does not expect the future adoption of any such pronouncements will have a material impact on the consolidated financial statements.

NOTE 2. INCOME TAXES

We recorded an income tax provision of $25,000 and $42,000 for the three and six months ended June 30, 2021. The income tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the estimate of the annual effective tax rate is updated, and if the estimated effective tax rate changes, a cumulative adjustment is made. There is a potential for volatility of the effective tax rate due to several factors, including changes in the mix of the pre-tax income and the jurisdictions to which it relates, changes in tax laws and settlements with taxing authorities and foreign currency fluctuations.

As of June 30, 2021, deferred tax assets are fully offset by a valuation allowance, except in those jurisdictions where it is determined that a valuation allowance is not required.

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes historical operating performance, reported cumulative net losses since inception and difficulty in accurately forecasting our future results, we provided a full valuation allowance against net U.S. deferred tax assets and a partial valuation allowance against foreign deferred tax assets. We reassess the need for a valuation allowance on a quarterly basis. If it is later determined that a portion or all of the valuation allowance is not required, it generally will be a benefit to the income tax provision in the period such determination is made.

We do not anticipate a material change in the total amount or composition of our unrecognized tax benefits as of June 30, 2021.

NOTE 3. COMMITMENTS AND CONTINGENCIES

Contingencies

We account for contingent liabilities in accordance with ASC 450, Contingencies. This guidance requires management to assess potential contingent liabilities that may exist as of the date of the financial statements to determine the probability and amount of loss that may have occurred, which inherently involves an exercise of judgment. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. For loss contingencies considered remote, no accrual or disclosures are generally made.

Legal matters

Federal Trade Commission Consent Order. As previously disclosed, on December 20, 2016 the Federal Trade Commission (“FTC”) issued a confidential Civil Investigative Demand, or CID, requiring us to produce certain

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

documents and materials and to answer certain interrogatories relating to PC Healthcheck, an obsolete software program that we developed on behalf of a third party for their use with their customers. The investigation relates to us providing software like PC Healthcheck to third parties for their use prior to December 31, 2016, when we were under management of the previous Board and executive team. Since issuing the CID, the FTC has sought additional written and testimonial evidence. We have cooperated fully with the FTC’s investigation and provided all requested information. In addition, we have not used PC Healthcheck nor provided it to any customers since December 2016.

On March 9, 2018, the FTC notified us that it was willing to engage in settlement discussions. On November 6, 2018, Support.com and the FTC entered into a proposed Stipulation to Entry of Order for Permanent Injunction and Monetary Judgment (the “Consent Order”). The Consent Order was approved by the Commission on March 26, 2019 and entered by the U.S. District Court for the Southern District of Florida on March 29, 2019. Entry of the Consent Order by the Court resolved the FTC’s multi-year investigation of Support.com.

Pursuant to the Consent Order, under which we neither admitted nor denied the FTC’s allegations (except as to the Court having jurisdiction over the matter), the FTC agreed to accept a payment of $10 million in settlement of the matter, subject to the factual accuracy of the information we provided as part of our financial representations. The $10 million payment was made on April 1, 2019 and was recognized in operating expenses within our consolidated statements of operations for the year ended December 31, 2018.

Additionally, pursuant to the Consent Order, we agreed to implement certain new procedures and enhance certain existing procedures. For example, the Consent Order necessitates that we cooperate with representatives of the Commission on associated investigations if needed; imposes requirements on Support.com regarding obtaining acknowledgements of the Consent Order and compliance certification, including record creation and maintenance; and prohibits us from making misrepresentations and misleading claims or providing the means for others to make such claims regarding, among other things, detection of security or performance issues on consumer’s Electronic Devices. Electronic Devices include, but are not limited to, cell phones, tablets and computers. We continue to monitor the impact of the Consent Order regularly. If we are unable to comply with the Consent Order, then this could result in a material and adverse impact to the results of operations and financial condition.

Verizon Media. As previously disclosed, On March 22, 2010, the Company and AOL Fulfillment Services, who now does business as Verizon Media (“Verizon Media”), entered into a Fulfillment Services Promotion and Marketing Agreement (“Agreement”). The Agreement related to the development and sale of certain products and services. The Company sold software products to Verizon Media pursuant to the terms of the Agreement under two programs – SUPERAntiSpyware and Computer Check-Up. Verizon Media offered these software products to its end-customers. On May 24, 2019, the Company received a letter from Verizon Media providing notice that it wished to terminate the Agreement and work with the Company to wind-down all remaining subscriptions for both programs. The Company has wound-down all services under the Computer Check-Up program and the SUPERAntiSpyware program. In connection with the termination of the Computer Check-Up program, Verizon Media requested that the Company fund rebates to its end-customers who elect to accept a refund offer from Verizon Media. Although the Company, to date, has not agreed with this request, Verizon Media commenced its rebate program.

On November 15, 2019, the Company received a letter from Verizon Media informing the Company that, to date, Verizon Media has issued rebates totaling $2.6 million and requesting reimbursement of this amount from the Company (the “Dispute”). Subsequently, the parties entered into negotiations toward a settlement of any potential claims, which culminated in the execution of a Confidential Settlement and Release Agreement dated September 29, 2020, pursuant to which the Company issued a one-time payment to Verizon Media in exchange for a full and complete release from any claims related to or arising out of the Dispute. The Company admitted no liability and incurred no financial impact from the settlement, as the payment was funded by the Company’s insurance carrier.

Merger-Related Litigation. Since the announcement of the Merger Agreement, six lawsuits have been filed by alleged individual stockholders of the Company against the Company, the individual members of its Board of Directors and, in two of the cases, Greenidge and Merger Sub, in various U.S. federal district courts. A complete copy of each complaint has been filed as an exhibit to this quarterly report on Form 10-Q and is incorporated herein

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

by reference. Of these six complaints, two have been filed in the United States District Court for the District of Delaware: Stein v. Support.com, Inc. et al, Case No. 1:21-cv-00650-UNA, filed on May 5, 2021, and Bell v. Support.com, Inc. et al, Case No. 1:21-cv-00672-UNA, filed on May 7, 2021. Three of the other lawsuits have been filed in the United States District Court for the Southern District of New York: Broder v. Support.com, Inc. et al, Case No. 1:21-cv-04262-UNA, filed on May 12, 2021; Salerno v. Support.com, Inc. et al, Case No. 1:21-cv-04584, filed on May 21, 2021; and, Bowen v. Support.com, Inc. et al, Case No. 1:21-cv-04797, filed on May 28, 2021. The remaining lawsuit was filed in the United States District Court for the Eastern District of New York: Steinmetz v. Support.com, Inc. et al, Case No. 1:21-cv-02647-UNA, filed on May 11, 2021. The Company and the individual members of its board of directors are named as defendants in the Stein, Steinmetz, Broder, and Bowen complaints, and the Company, the individual members of its board of directors, Greenidge and Merger Sub are named as defendants in the Bell and Salerno complaints.

The lawsuits generally allege that the Form S-4 Registration Statement of Greenidge filed with the U.S. Securities and Exchange Commission in connection with the Merger on May 4, 2021 is misleading and/or omits certain material information. In addition, one of the lawsuits (Salerno) also alleges that the members of the Company’s board breached their fiduciary duties in negotiating and approving the Merger Agreement and that Greenidge and Merger Sub aided and abetted the Company directors’ alleged breaches of fiduciary duty. All six lawsuits seek, among other things, to enjoin the Merger, or, in the event that an injunction is not entered and the Merger closes, rescission of the Merger and unspecified money damages, costs and attorneys’ and experts’ fees. The Company believes each of these lawsuits is meritless and intends to defend against them vigorously.

On August 2, 2021, lawyers representing a seventh putative stockholder of the Company sent a demand letter seeking additional disclosures regarding the Merger and reserving their purported right to seek to enjoin the Merger.

On August 4, 2021, counsel for the plaintiff in the Bowen action indicated orally to counsel for the Company that he anticipates dismissing his lawsuit as moot, in light of the Company’s supplemental disclosures, and seeking a mootness fee.

On August 9, 2021, counsel for plaintiff Steinmetz voluntarily dismissed the Steinmetz action, and counsel for plaintiffs Stein and Bell indicated in a status report to the court that they expect to dismiss the Stein and Bell actions as moot following the stockholder vote on the Merger. The Company expects that these three plaintiffs likewise will seek mootness fees.

Other Matters

We have received and may in the future receive additional requests for information, including subpoenas, from other governmental agencies relating to the subject matter of the Consent Order and the Civil Investigative Demands described above. We intend to cooperate with these information requests and is not aware of any other legal proceedings against us by governmental authorities at this time.

We are also subject to other routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of business, potentially including assertions that we may be infringing patents or other intellectual property rights of others. We currently do not believe that the ultimate amount of liability, if any, for any pending claims of any type (alone or combined) will materially affect our financial position, results of operations or cash flows. The ultimate outcome of any litigation is uncertain; however, any unfavorable outcomes could have a material negative impact on our financial condition and operating results. Regardless of outcome, litigation can have an adverse impact on us because of defense costs, negative publicity, diversion of management resources and other factors.

Guarantees

We have identified guarantees in accordance with ASC 450, Contingencies. This guidance stipulates that an entity must recognize an initial liability for the fair value, or market value, of the obligation it assumes under the guarantee

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

at the time it issues such a guarantee and must disclose that information in our interim and annual financial statements. We have entered into various service level agreements with our partners, in which we may guarantee the maintenance of certain service level thresholds. Under some circumstances, if these thresholds are not met, we may be liable for certain financial costs. We evaluate costs for such guarantees under the provisions of ASC 450. We consider such factors as the degree of probability that we would be required to satisfy the liability associated with the guarantee and the ability to make a reasonable estimate of the resulting cost. During the three months ended June 30, 2021 and 2020, we did not incur any costs as a result of such obligations. We have not accrued any liabilities related to such obligations in the condensed consolidated financial statements as of June 30, 2021 and December 31, 2020.

NOTE 4. STOCKHOLDER’S EQUITY

During the six months ended June 30, 2021, 0.7 million shares of common stock were issued as a result of the exercise of stock options. During the six months ended June 30, 2020, 654 shares of common stock were issued as a result of the exercise of stock options.

During the six months ended June 30, 2021, 0.1 million shares of common stock were issued as a result of RSU releases. During the six months ended June 30, 2020, no shares of common stock were issued as a result of RSU releases.

During the six months ended June 30, 2021 and 2020, 0.1 million shares of common stock were issued under the ESPP.

During the six months ended June 30, 2021, in connection with the Merger Agreement (as defined above), the Company issued and sold approximately 3.9 million shares of the Company’s common stock to 210 Capital, LLC (“210 Capital”), pursuant to a stock subscription agreement with 210 Capital. Refer to Note 1 and Item 2 for additional transaction details regarding the Merger with Greenidge.

Stock Repurchase Program

On April 27, 2005, our Board of Directors (“Board”) authorized the repurchase of up to 666,666 outstanding shares of our common stock. As of June 30, 2021, the maximum number of shares remaining that can be repurchased under this program was 602,467. No shares were repurchased during the three months and six months ended June 30, 2021 and 2020, respectively. We do not intend to repurchase shares without further approval from the Board.

NOTE 5. STOCK-BASED COMPENSATION

Equity Compensation Plan

We adopted the 2010 Equity and Performance Incentive Plan (the “2010 Plan”), effective as of May 19, 2010. Under the 2010 Plan, the number of shares of Common Stock that may be issued will not exceed in the aggregate 1,666,666 shares of Common Stock plus the number of shares of common stock relating to prior awards under the 2000 Omnibus Equity Incentive Plan that expire, are forfeited or are cancelled after the adoption of the 2010 Plan, subject to adjustment as provided in the 2010 Plan. Pursuant to approval from our shareholders, the number of shares of common stock that may be issued under the 2010 Plan was increased by 750,000 shares of common stock in May 2013 and 333,333 shares in June 2016. No grants will be made under the 2010 Plan after the tenth anniversary of its effective date. At the 2020 Annual Meeting of Stockholders, our stockholders approved the amendment and restatement of the Second Amended and Restated 2010 Stock Plan (such plan, after the amendment and restatement is now the Third Amended and Restated 2010 Equity and Performance Incentive Plan, referred to herein as the “Restated Plan”). The purpose of amending the 2010 Stock Plan was (i) to increase the number of shares of common stock available for issuance under the Restated Plan by 2,000,000 shares, (ii) to extend the term of the 2010 Stock Plan, which otherwise expires on May 19, 2020, so that the Restated Plan will continue until terminated by the Board in its discretion, and (iii) to eliminate obsolete provisions while adding other provisions consistent with certain

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5. STOCK-BASED COMPENSATION (Continued)

compensation and governance best practices. As of June 30, 2021, approximately 4.0 million shares remain available for grant under the Restated Plan.

We adopted the 2014 Inducement Award Plan (the “Inducement Plan”), effective as of May 13, 2014. Under the Inducement Plan, the number of shares of common stock that may be issued will not exceed in the aggregate 666,666 shares of common stock. As of June 30, 2021, approximately 0.2 million shares remain available for grant under the Inducement Plan.

Employee Stock Purchase Plan

Effective May 15, 2011, our Board and stockholders approved an ESPP and reserved 333,333 shares of our common stock for issuance. The ESPP was established to advance our interests and our stockholders’ interests by providing an incentive to attract, retain and reward eligible employees and by motivating such persons to contribute to our growth and profitability. At the 2020 Annual Meeting of Stockholders, our stockholders approved a proposal amending and restating the 2011 ESPP to (i) increase the maximum number of shares of common stock available for future issuance under the ESPP by 1,000,000 shares, (ii) extend the term, which otherwise would have expired on May 15, 2021, so that the ESPP will continue until terminated by the Board in its discretion, and (iii) make certain other administrative changes.

The ESPP consists of six-month offering periods during which employees may enroll in the plan. Shares of common stock may be purchased under the ESPP at a price established by the Compensation Committee of the Board of Directors, provided that the price may not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of a share of stock on the offering date of the offering period or (b) the fair market value of a share of stock on the purchase date. As of June 30, 2021, approximately 1.1 million shares remain available for issuance under the ESPP.

Stock-Based Compensation

In accordance with accounting guidance for stock-based compensation, payments in equity instruments for goods or services are accounted for by the fair value method. For the three and six months ended June 30, 2021 stock-based compensation expense was $0.2 million and $0.4 million, respectively. For the three and six months ended June 30, 2020 stock-based compensation expense was $0.1 million and $0.2 million, respectively.

As of June 30, 2021, $0.7 million of unrecognized compensation cost related to existing options was outstanding, which is expected to be recognized over a weighted average period of 2.43 years. As of June 30, 2021, $0.1 million of unrecognized compensation cost related to RSUs was outstanding, which is expected to be recognized within one year.

Stock Options

The following table represents the stock option activity for the six months ended June 30, 2021:

	Number of Shares (in thousands)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	2,629	$1.64	8.79	$1,605
Granted	40	2.39	—
Exercised	(633)	1.68	—
Forfeited	(336)	1.71	—

Outstanding at June 30, 2021	1,700	$1.62	8.65	$3,821

Exercisable at June 30, 2021	327	$1.61	6.83	790

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5. STOCK-BASED COMPENSATION (Continued)

Restricted Stock Units

The following table represents RSU activity for the three months ended June 30, 2021:

	Number of Shares (in thousands)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	131	$2.05	0.7	$287
Granted	100	2.15
Released	(100)	$2.15
Forfeited	—	—

Outstanding at June 30, 2021	131	2.05	0.2	$504

Exercisable at June 30, 2021	—	—		—

SUPPORT.COM, INC. AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Support.com, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Support.com, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter—Subsequent Event

As discussed in Note 9 to the financial statements, on March 19, 2021 the Company and Greenidge Generation Holdings, Inc. (Greenidge) entered into an agreement and plan of merger which will result in Greenidge acquiring the Company.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated to the audit committee and that (1) relates to accounts of disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communication the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Income Taxes—Refer to Notes 1 and 7 to the financial statements

The Company’s net deferred tax liability and uncertain tax position liability were $443,000 and $111,000, respectively, as of December 31, 2020 and the related total income tax expense was $102,000 for the year ended December 31, 2020. Deferred tax assets and liabilities are recognized for the future expected tax consequences of temporary differences between income tax and financial reporting and principally relate to differences in the tax basis of assets and liabilities and their reported amounts, using enacted tax rates in effect for the year in which differences are expected to reverse. Filing positions in all of the federal, state and foreign jurisdictions where the Company is required to file income tax returns are analyzed by the Company, as well as all open tax years in these jurisdictions, to determine whether the positions will be more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year.

We identified income taxes and uncertain tax positions as a critical audit matter due to the multiple jurisdictions in which the Company operates including foreign jurisdictions and the complexity of tax laws and regulations. Performing audit procedures and evaluating audit evidence obtained related to these considerations required a high degree of judgement and effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures performed to address this critical audit matter included the following, among others:

•	We obtained an understanding of management’s process to identify and evaluate tax obligations and uncertain tax positions and evaluated the design of key controls used by management therein.

•	We evaluated the completeness and accuracy of deferred income taxes and the income tax provision by agreement to material tax filings.

•

We assessed the reasonableness of the key judgements and estimates inherent in management’s assessment of their tax obligation and uncertain tax positions, including analysis over forecasts and tax elections.

•

We involved our tax specialists with our evaluation of management’s judgements related to recognition of current and deferred income taxes and identified uncertain tax positions by analyzing the related tax law, statutes, and regulations and their application to the company’s positions.

•	We evaluated the adequacy of the Company’s disclosure in Notes 1 and 7 in relation to the income taxes.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2017.

Denver, Colorado

March 30, 2021, except for the revision to the segment information disclosure in Note 1 as to which the date is July 16, 2021.

SUPPORT.COM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except per share amount)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$13,526	$10,087
Short-term investments	16,441	16,327
Accounts receivable, net	6,975	9,398
Prepaid expenses and other current assets	670	728

Total current assets	37,612	36,540
Property and equipment, net	1,115	533
Intangible assets	—	250
Right of use assets, net	61	68
Other assets	478	649

TOTAL ASSETS	$39,266	$38,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$366	$277
Accrued compensation	1,735	1,610
Other accrued liabilities	879	940
Short-term lease liability	58	61
Short-term deferred revenue	881	1,193

Total current liabilities	3,919	4,081
Other long-term liabilities	911	792

Total liabilities	4,830	4,873

Commitments and contingencies (Note 3)
Stockholders’ equity:
Common stock; par value $0.0001, 50,000 shares authorized; 19,973 issued and 19,490 outstanding at December 31, 2020 and 19,537 issued and 19,054 outstanding at December 31, 2019	2	2
Additional paid-in capital	250,954	250,092
Treasury stock, at cost (483 shares at December 31, 2020 and 2019)	(5,297)	(5,297)
Accumulated other comprehensive loss	(2,419)	(2,380)
Accumulated deficit	(208,804)	(209,250)

Total stockholders’ equity	34,436	33,167

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,266	$38,040

See accompanying notes.

SUPPORT.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	Years Ended December 31,
	2020	2019
Revenue:
Services	$42,079	$59,545
Software and other	1,785	3,788

Total revenue	43,864	63,333
Cost of revenue:
Cost of services	28,697	46,714
Cost of software and other	224	151

Total cost of revenue	28,921	46,865

Gross profit	14,943	16,468
Operating expenses:
Engineering and IT	3,655	4,078
Sales and marketing	2,362	1,760
General and administrative	8,874	7,679

Total operating expenses	14,891	13,517
Income from operations	52	2,951
Interest income and other, net	496	1,049

Income before income taxes	548	4,000
Income tax provision	102	154

Net income	$446	$3,846

Net income per share—basic and diluted	$0.02	$0.20
Weighted average common shares outstanding—basic	19,192	18,977
Weighted average common shares outstanding—diluted	19,369	19,026

See accompanying notes.

SUPPORT.COM, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2020	2019
Net income	$446	$3,846
Other comprehensive income (loss):
Foreign currency translation adjustment	(44)	49
Net unrealized gain on investments	5	78

Other comprehensive income (loss)	(39)	127

Comprehensive income	$407	$3,973

See accompanying notes.

SUPPORT.COM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2018	18,955	$2	$268,794	$(5,297)	$(2,507)	$(213,096)	$47,896

Net income	—	—	—	—	—	3,846	3,846
Dividend payout	—	—	(19,054)	—	—	—	(19,054)
Other comprehensive loss	—	—	—	—	127	—	127
Issuance of common stock upon exercise of stock options & RSU releases	73	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	26	—	48	—	—	—	48
Stock-based compensation expense	—	—	304	—	—	—	304

Balances at December 31, 2019	19,054	$2	$250,092	$(5,297)	$(2,380)	$(209,250)	$33,167

Net income	—	—	—	—	—	446	446
Other comprehensive loss	—	—	—	—	(39)	—	(39)
Issuance of common stock upon exercise of stock options & RSU releases	392	—	191	—	—	—	191
Issuance of common stock under employee stock purchase plan	44	—	37	—	—	—	37
Stock-based compensation expense	—	—	634	—	—	—	634

Balances at December 31, 2020	19,490	$2	$250,954	$(5,297)	$(2,419)	$(208,804)	$34,436

See accompanying notes.

SUPPORT.COM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020	2019
Operating Activities:
Net income	$446	$3,846
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	314	294
Amortization of premiums and discounts on investments	65	83
Stock-based compensation	634	304
Impairment of intangible asset	250	—
Changes in assets and liabilities:
Accounts receivable, net	2,423	2,893
Prepaid expenses and other current assets	41	282
Other long-term assets	142	40
Accounts payable	87	(92)
Accrued compensation	120	(1,804)
Accrued legal settlement	—	(10,000)
Other accrued liabilities	(46)	26
Other long-term liabilities	104	18
Deferred revenue	(312)	58

Net cash provided by (used in) operating activities	4,268	(4,052)
Investing Activities:
Purchases of property and equipment	(896)	(124)
Disposal of property and equipment	—	3
Purchase of investments	(13,375)	(34,898)
Proceeds from sale of investments	—	9,766
Maturities of investments	13,200	33,267

Net cash provided by (used in) investing activities	(1,071)	8,014
Financing Activities:
Payment of dividend	—	(19,054)
Proceeds from exercise of stock options	191	—
Proceeds from employee stock purchase plan	37	48

Net cash provided by (used in) financing activities	228	(19,006)
Effect of exchange rate changes on cash and cash equivalents	14	(51)

Net increase (decrease) in cash and cash equivalents	3,439	(15,095)
Cash and cash equivalents at beginning of year	10,087	25,182

Cash and cash equivalents at end of year	$13,526	$10,087

Supplemental disclosure of cash flow information:
Cash paid for income tax	$135	$98

See accompanying notes.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies

Nature of Operations

Support.com, Inc. (“Support.com,” “the Company,” “We” or “Our”) was incorporated in the state of Delaware on December 3, 1997. Our common stock trades on the Nasdaq Capital Market under the symbol “SPRT.”

We provide customer and technical support solutions delivered by home-based employees. Our homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work and optimized for security, recruiting, training, delivery and employee engagement.

We provide outsourced customer care and cloud-based technology platforms to companies in multiple industry verticals, helping them strengthen customer relationships and brand loyalty, increase revenue, and reduce costs. We serve clients in verticals such as healthcare, retail, communication services, and technology with omnichannel programs that include voice, chat, and self-service. We meet client needs through our scalable, global network of home-based employees and secure, proprietary, cloud-based platforms. With our fully distributed team, we are able to flex staffing levels and skill sets to address client requirements, offering business process continuity. We custom-profile customer care professionals (called “experts”) who meet the requirements for the work-from-home environment and for specific client criteria related to industry experience, skill set, etc.

We offer fully-managed premium technical support programs to our enterprise clients that are upsold to the clients’ end customers. These tailored programs can be bundled with complementary services or offered on a stand-alone basis as a subscription or one-time purchase. These tech support programs help clients drive incremental revenue, reduce costs, and increase customer satisfaction.

Basis of Presentation

The consolidated financial statements include the accounts of Support.com and its wholly-owned foreign subsidiaries. All intercompany transactions and balances have been eliminated.

Re-issuance of Financial Statements

The financial statements have been reissued to revise the segment information disclosure in Note 1, to identify and breakout the significant customers and respective percentages of revenue.

Impact of Disease Outbreak

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic.” First identified in late 2019 and known now as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. During 2020 and as of the financial statement date of issuance, our operations have not been significantly impacted; however, we continue to monitor the situation. With respect to the pandemic, no impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of December 31, 2020; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while our results of operations, cash flows and financial condition have not been significantly impacted to date, they could be negatively impacted in the future. The extent of the impact, if any, cannot be reasonably estimated at this time.

Foreign Currency Translation

The functional currency of our foreign subsidiaries is generally the local currency. Assets and liabilities of our wholly owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. Any material resulting translation adjustments are reflected as a separate component of stockholders’ equity in accumulated other comprehensive income. Realized foreign currency transaction gains (losses) were not material during the years ended December 31, 2020 and 2019.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult and subjective judgments include accounting for revenue recognition, assumptions used to estimate self-insurance accruals, the valuation and recognition of investments, the assessment of recoverability of intangible assets and their estimated useful lives, the valuations and recognition of stock-based compensation and the recognition and measurement of current and deferred income tax assets and liabilities. Actual results could differ materially from these estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents, investments and trade accounts receivable. Periodically throughout the year, we have maintained balances in various operating accounts in excess of federally insured limits. Our investment portfolio consists of investment grade securities. Except for obligations of the United States government and securities issued by agencies of the United States government, we diversify our investments by limiting our holdings with any individual issuer. We are exposed to credit risks in the event of default by the issuers to the extent of the amount recorded on the consolidated balance sheets. The credit risk in our trade accounts receivable is substantially mitigated by our evaluation of the customers’ financial conditions at the time we enter into business and reasonably short payment terms.

Cash, Cash Equivalents and Investments

All liquid instruments with an original maturity at the date of purchase of 90 days or less are classified as cash equivalents. Cash equivalents and short-term investments consist primarily of money market funds, certificates of deposit, commercial paper, corporate and municipal bonds. Our interest income on cash, cash equivalents and investments is recorded monthly and reported as interest income and other in our consolidated statements of operations.

Our cash equivalents and short-term investments are classified as investments and are reported at fair value with unrealized gains/losses included in accumulated other comprehensive loss within stockholders’ equity on the consolidated balance sheets and in the consolidated statements of comprehensive income. We view this investment portfolio as available for use in our current operations, and therefore we present our marketable securities as short-term assets.

We monitor our investments for impairment on a quarterly basis and determine whether a decline in fair value is other-than-temporary by considering factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below our carrying value, our intent to sell the security and our belief that we will not be required to sell the security before the recovery of its amortized cost. If an investment’s decline in fair value is deemed to be other-than-temporary, we reduce its carrying value to its estimated fair value, as determined based on quoted market prices or liquidation values. Declines in value judged to be other-than-temporary, if any, are recorded in operations as incurred. At December 31, 2020, we evaluated unrealized losses on security investments and determined them to be temporary. We currently do not intend to sell securities with unrealized losses, and we concluded that we will not be required to sell these securities before the recovery of their amortized cost basis.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Cash, Cash Equivalents and Investments (Continued)

At December 31, 2020 and 2019, the estimated fair value of cash, cash equivalents and investments was $30.0 million and $26.4 million, respectively. At December 31, 2020 and 2019, the amount of our foreign subsidiary cash, cash equivalents and investments was $4.3 million and $4.2 million, respectively. The following is a summary of cash, cash equivalents and investments at December 31, 2020 and 2019 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2020
Cash	$10,918	$—	$—	$10,918
Money market funds	1,258	—	—	1,258
Certificates of deposit	492	—	—	492
Commercial paper	3,274	—	(1)	3,273
Corporate notes and bonds	9,423	4	—	9,427
U.S. government treasury	4,599	—	—	4,599

	$29,964	$4	$(1)	$29,967

Classified as:
Cash and cash equivalents	$13,526	$—	$—	$13,526
Short-term investments	16,438	4	(1)	16,441

	$29,964	$4	$(1)	$29,967

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2019
Cash	$7,814	$—	$—	$7,814
Money market funds	1,137	—	—	1,137
Certificates of deposit	475	—	—	475
Commercial paper	6,912	—	(1)	6,911
Corporate notes and bonds	7,922	15	(4)	7,933
U.S. government agency securities	2,145	—	(1)	2,144

	$26,405	$15	$(6)	$26,414

Classified as:
Cash and cash equivalents	$10,087	$—	$—	$10,087
Short-term investments	16,318	15	(6)	16,327

	$26,405	$15	$(6)	$26,414

The following table summarizes the estimated fair value of our marketable securities classified by the stated maturity date of the security (in thousands):

	December 31,
	2020	2019
Due within one year	$13,248	$12,754
Due within two years	3,193	3,573

	$16,441	$16,327

We determined that the gross unrealized losses on our security investments as of December 31, 2020 are temporary in nature. The fair value of our security investments at December 31, 2020 and 2019 reflects net unrealized gains of $3,000 and $9,000, respectively. There were net realized gains of $1,000 and $2,000 on security investments in the years ended December 31, 2020 and 2019, respectively. The cost of securities sold is based on the specific identification method.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Cash, Cash Equivalents and Investments (Continued)

The following table sets forth the unrealized gains/losses for security investments as of December 31, 2020 and 2019 (in thousands):

As of December 31, 2020	In Gain Position Less Than 12 Months		In Loss Position More Than 12 Months		Total in Gain Position
Description	Fair Value	Unrealized Gain	Fair Value	Unrealized Loss	Fair Value	Unrealized Gain
Certificates of deposit	$492	$—	$—	$—	$492	$—
Corporate notes and bonds	9,502	5	3,195	(2)	12,697	3
U.S. government agency securities	4,599	—	—	—	4,599	—

Total	$14,593	$6	$3,195	$(2)	$17,788	$3

As of December 31, 2019	In Gain Position Less Than 12 Months		In Loss Position More Than 12 Months		Total in Gain Position
Description	Fair Value	Unrealized Gain	Fair Value	Unrealized Loss	Fair Value	Unrealized Gain
Certificates of deposit	$475	$—	$—	$—	$475	$—
Corporate notes and bonds	10,120	15	4,714	(5)	14,834	10
U.S. government agency securities	2,145	(1)	—	—	2,145	(1)

Total	$12,740	$14	$4,714	$(5)	$17,454	$9

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount. We perform evaluations of our customers’ financial condition and generally do not require collateral. We make judgments as to our ability to collect outstanding receivables and provide allowances for a portion of receivables when collection becomes doubtful. Our allowances are made based on a specific review of all significant outstanding invoices. For those invoices not specifically provided for, allowances are recorded at differing rates, based on the age of the receivable. In determining these rates, we analyze our historical collection experience and current payment trends. The determination of past-due accounts is based on contractual terms.

The following table summarizes the allowance for doubtful accounts as of December 31, 2020 and 2019 (in thousands):

Amount
Balance, December 31, 2018	$13
Provision for doubtful accounts	40
Accounts written off	(25)

Balance, December 31, 2019	28

Provision for doubtful accounts	37
Accounts written off	(61)

Balance, December 31, 2020	$4

As of December 31, 2020 and 2019, our two largest customers accounted for approximately 90% and 92% of our total accounts receivable, respectively. No other customers accounted for 10% or more of our total accounts receivable as of December 31, 2020 and 2019.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization which is determined using the straight-line method over the estimated useful lives of two to five years for computer equipment and software, three years for furniture and fixtures, and the shorter of the estimated useful lives or the lease term for leasehold improvements. Repairs and maintenance costs are expensed as they are incurred.

Intangible Assets

In December 2006, we acquired the use of a toll-free telephone number for cash consideration of $250,000. This asset had an indefinite useful life. The intangible asset is tested for impairment annually or more often if events or changes in circumstances indicate that the carrying value may not be recoverable. During the year ended December 31, 2020, we determined this indefinite-lived intangible asset was fully impaired, and we recognized a non-cash impairment loss as an operating expense in our consolidated statement of operations.

Long-Lived Assets

We assess long-lived assets, which includes property and equipment and identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. If our estimates regarding future cash flows derived from such assets were to change, we may record an impairment charge to the value of these assets. Such impairment loss would be measured as the difference between the carrying amount of the asset and its fair value.

Leases

We account for leases in accordance with Accounting Standards Codification (“ASC”) 842. We recognize operating and finance lease liabilities and corresponding right-of-use (“ROU”) assets on the consolidated balance sheets and provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets and short- and long-term lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The implicit rate is used when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We account for the lease and non-lease components as a single lease component.

We have entered into various non-cancelable operating lease agreements for certain offices and certain equipment. The Louisville, Colorado and Sunnyvale, California office leases were both renewed during the year ended December 31, 2020, and will expire on April 30, 2021 and March 31, 2021, respectively.

Revenue Recognition

Disaggregation of Revenue

We generate revenue from the sale of services and sale of software fees for end-user software products provided through direct customer downloads and through the sale of these end-user software products via partners. Revenue is

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

disaggregated by type as presented in the consolidated statements of operations and is consistent with how we evaluate our financial performance.

Under ASC 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, we satisfy a performance obligation.

Services Revenue

Services revenue is primarily comprised of fees for customer support and technology support services. Our service programs are designed for enterprise clients, as well as the consumer and small and medium business (“SMB”) markets, and include customer service, sales support, and technical support, including computer and mobile device set-up, security and support, virus and malware removal, wireless network set-up, and automation system onboarding and support.

We offer customer support, technical support, and technology services to large corporations, consumers and SMBs, directly and through our partners (which include communications providers, retailers, technology companies and others) and, to a lesser degree, directly through our website at www.support.com. We transact with customers via reseller programs, referral programs and direct transactions. In reseller programs, the partner generally executes the financial transactions with the customer and pays a fee to us which we recognize as revenue when the service is delivered. In referral programs, we transact with the customer directly and pay a referral fee to the referring party. In direct transactions, we sell directly to the customer at the retail price.

The services described above include four types of offerings:

•

Hourly-Based Services—In connection with the provisions of certain services programs, fees are calculated based on contracted hourly rates with partners. For these programs, we recognize revenue as services are performed, based on billable hours of work delivered by our technology experts. These service programs also include performance standards, which may result in incentives or penalties, which are recognized as earned or incurred.

•

Tier-Based Services—In connection with the provisions of certain services programs, fees are calculated on partner subscription tiers based on number of subscribers. For these programs, we recognize revenue as services are performed, and are billed based on the tier level of number of subscribers supported by our experts.

•

Subscriptions—Customers purchase subscriptions or “service plans” under which certain services are provided over a fixed subscription period. Revenues for subscriptions are recognized ratably over the respective subscription periods.

•

Incident-Based Services—Customers purchase a discrete, one-time service. Revenue recognition occurs at the time of service delivery. Fees paid for services sold but not yet delivered are recorded as deferred revenue and recognized at the time of service delivery.

In certain cases, we are paid for services that are sold but not yet delivered. We initially record such balances as deferred revenue, and recognize revenue when the service has been provided or, on the non-subscription portion of

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

these balances, when the likelihood of the service being redeemed by the customer is remote (“services breakage”). Based on our historical redemption patterns for these relationships, we believe that the likelihood of a service being delivered more than 90 days after sale is remote. We therefore recognize non-subscription deferred revenue balances older than 90 days as services revenue. For the years ended December 31, 2020 and 2019, services breakage revenue accounted for less than 1% of total services revenue.

The following table represents deferred revenue activity for the years ended December 31, 2020 and 2019 (in thousands):

Amount
Balance, December 31, 2018	$1,135
Deferred revenue	1,887
Recognition of unearned revenue	(1,829)

Balance, December 31, 2019	1,193

Deferred revenue	1,243
Recognition of unearned revenue	(1,555)

Balance, December 31, 2020	$881

Partners are generally invoiced monthly. Fees from customers via referral programs and direct transactions are generally paid with a credit card at the time of sale. Revenue is recognized net of any applicable sales tax.

Services revenue also includes fees from licensing of Support.com cloud-based software. In such arrangements, customers receive a right to use our Support.com Cloud applications in their own support organizations. We license our cloud-based software using a software-as-a-service (“SaaS”) model under which customers cannot take possession of the technology and pay us on a per-user or usage basis during the term of the arrangement. In addition, services revenue includes fees from implementation services of our cloud-based software. Currently, revenues from implementation services are recognized ratably over the customer life, which is estimated as the term of the arrangement once the Support.com Cloud services are made available to customers. We generally charge for these services on a time and material basis. For the years ended December 31, 2020 and 2019, revenue from implementation services was not material.

Software and Other Revenue

Software and other revenue is comprised primarily of fees for end-user software products provided through direct customer downloads and through the sale of these end-user software products via partners. Our software is sold to customers primarily on an annual subscription with automatic renewal. We provide regular, significant upgrades over the subscription period and therefore recognize revenue for these products ratably over the subscription period. Management has determined that these upgrades are not distinct, as the upgrades are an input into a combined output. In addition, management has determined that the frequency and timing of the software upgrades are unpredictable and therefore we recognize revenue consistent with the sale of the subscription. We generally control fulfillment, pricing, product requirements, and collection risk and therefore we record the gross amount of revenue. We provide a 30-day money back guarantee for the majority of our end-user software products.

We provide a limited amount of free technical support to customers. Since the cost of providing this free technical support is insignificant and free product enhancements are minimal and infrequent, we do not defer the recognition of revenue associated with sales of these products.

Other revenue consists primarily of revenue generated through partners advertising to our customer base in various forms, including toolbar advertising, email marketing, and free trial offers. We recognize other revenue in the period in which control transfers to our partners.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Engineering and IT Costs

Engineering and IT expenditures are charged to operations as they are incurred.

Software Development Costs

We expense software development costs before technological feasibility is reached. Based on our product development process, technological feasibility is established on the completion of a working model. We determined that technological feasibility is reached shortly before the product is ready for general release and therefore capitalized development costs incurred are immaterial during the periods presented.

Purchased Technology for Internal Use

We capitalize costs related to software that we license and incorporate into our product and service offerings or develop for internal use.

Advertising Costs

Advertising costs are recorded as sales and marketing expense in the period in which they are incurred. Advertising expense was $0.2 million and $24,000 for the years ended December 31, 2020 and 2019, respectively.

Earnings Per Share

Basic earnings per share is computed using our net income and the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed using our net income and the weighted average number of common shares outstanding, including the effect of the potential issuance of common stock such as stock issuable pursuant to the exercise of stock options and warrants and vesting of RSUs using the treasury stock method when dilutive.

The following table sets forth the computation of basic and diluted net earnings per share (in thousands, except per share amounts):

	Years Ended December 31,
	2020	2019
Net income	$446	$3,846

Basic:
Weighted-average common shares outstanding	19,192	18,977

Basic earnings per share	$0.02	$0.20

Diluted
Weighted-average common shares outstanding	19,192	18,977
Effect of dilutive securities:
Stock options and restricted stock units	177	49

Diluted weighted-average commons shares outstanding	19,369	19,026

Diluted earnings per share	$0.02	$0.20

Accumulated Other Comprehensive Income

The components of accumulated other comprehensive loss relate entirely to accumulated foreign currency translation gain (losses) associated with our foreign subsidiaries and unrealized gains (losses) on investments.

Realized gains/losses on investments reclassified from accumulated other comprehensive loss are reported as interest income and other, net in our consolidated statements of operations.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Accumulated Other Comprehensive Income (Continued)

The amounts noted in the consolidated statements of comprehensive income are shown before taking into account the related income tax impact. The income tax effect allocated to each component of other comprehensive income for each of the periods presented is not material.

Stock-Based Compensation

We apply the provisions of Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards, including grants of restricted stock units (“RSUs”) and options to purchase stock, made to employees and directors based on estimated fair values.

In accordance with ASC 718, Compensation – Stock Compensation, we recognize stock-based compensation by measuring the cost of services to be rendered based on the grant date fair value of the equity award. We recognize stock-based compensation over the period an employee is required to provide service in exchange for the award, generally referred to as the requisite service period. For awards with market-based performance conditions, the cost of the awards is recognized as the requisite service is rendered by employees, regardless of when, if ever, the market-based performance conditions are satisfied.

The Black-Scholes option pricing model is used to estimate the fair value of service-based stock options and shares purchased under our Employee Stock Purchase Plan (“ESPP”). The determination of the fair value of options is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We use historical data for estimating the expected volatility. For certain stock options awards, we use historical data for estimating the expected life of stock options and for others, we use the simplified method for estimating the expected life. The simplified method was used during 2020 for “plain vanilla” (as defined by the SEC) stock option awards. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of the stock options.

The Monte-Carlo simulation model is used to estimate fair value of market-based performance stock options. The Monte-Carlo simulation model calculates multiple potential outcomes for an award and establishes a fair value based on the most likely outcome. Key assumptions for the Monte-Carlo simulation model include the risk-free rate, expected volatility, expected dividends and the correlation coefficient.

The fair value of restricted stock grants is based on the closing market price of our stock on the date of grant less the expected dividend yield.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets, if it is more likely than not, that such assets will not be realized. Our deferred tax asset and related valuation allowance decreased by $2.6 million to $43 million. As the deferred tax asset is fully allowed for, this change had no impact on our financial position or results of operations.

Warranties and Indemnifications

We generally provide a refund period on sales, during which refunds may be granted to consumers under certain circumstances. During the years ended December 31, 2020 and 2019, any refunds granted to consumers were immaterial to the financial statements.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value according to ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table represents our fair value hierarchy for our financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of December 31, 2020 and 2019 (in thousands):

	Level 1	Level 2	Level 3	Total
As of December 31, 2020
Money market funds	$1,258	$—	$—	$1,258
Certificates of deposit	—	492	—	492
Commercial paper	—	3,273	—	3,273
Corporate notes and bonds	—	9,427	—	9,427
U.S. government agency securities	—	4,599	—	4,599

Total	$1,258	$17,791	$—	$19,049

	Level 1	Level 2	Level 3	Total
As of December 31, 2019
Money market funds	$1,137	$—	$—	$1,137
Certificates of deposit	—	475	—	475
Commercial paper	—	6,911	—	6,911
Corporate notes and bonds	—	7,933	—	7,933
U.S. government agency securities	—	2,144	—	2,144

Total	$1,137	$17,463	$—	$18,600

For short-term investments, measured at fair value using Level 2 inputs, we review trading activity and pricing for these investments as of the measurement date. When sufficient quoted pricing for identical securities is not available, we use market pricing and other observable market inputs for similar securities obtained from various third-party data providers. These inputs either represent quoted prices for similar assets in active markets or have been derived from observable market data. Our policy is that the end of our quarterly reporting period determines when transfers of financial instruments between levels are recognized. No transfers were made between level 1, level 2 and level 3 for the years ended December 31, 2020 and 2019.

Segment Information

We report our operations as a single operating segment and has a single reporting unit. Our Chief Operating Decision Maker (“CODM”), our Chief Executive Officer, manages our operations on a consolidated basis for purposes of

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Segment Information (Continued)

allocating resources. When evaluating performance and allocating resources, the CODM reviews financial information presented on a consolidated basis.

Revenue from customers located outside the United States was immaterial for the years ended December 31, 2020 and 2019.

For the years ended December 31, 2020 and 2019, our largest customer accounted for 44% and 63% of our total revenue, respectively. For the years ended December 31, 2020 and 2019, our second largest customer accounted for 43% and 25% of our total revenue, respectively. There were no other customers that accounted for 10% or more of our total revenue in any of the periods presented.

Long-lived assets are attributed to the geographic location in which they are located. We include in long-lived assets all tangible assets. Long-lived assets by geographic areas are as follows (in thousands):

	December 31,
	2020	2019
United States	$1,110	$532
Philippines	4	1
India	1	—

Total	$1,115	$533

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In August 2018, the FASB issued Accounting Standard Update (“ASU”) No. 2018-13, Changes to Disclosure Requirements for Fair Value Measurements (Topic 820) (ASU 2018-13), which improved the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements. We adopted the new standard effective January 1, 2020 and the standard did not have an impact on the consolidated financial statements.

New Accounting Standards to be adopted in Future Periods

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance will be effective in the first quarter of 2021 on a prospective basis, and early adoption is permitted. We do not expect the new standard to have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard’s main goal is to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope. The effective date for all public companies, except smaller reporting companies, is fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The effective date for all other entities is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect the new standard to have a material impact on the consolidated financial statements.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, and consist of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Computer equipment and software	$8,114	$7,233
Furniture and office equipment	140	142
Leasehold improvements	348	348
Construction in progress	50	32
Accumulated depreciation	(7,537)	(7,222)

Total property and equipment, net	$1,115	$533

Depreciation expense was $0.3 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively.

Note 3. Commitments and Contingencies

Legal contingencies

Federal Trade Commission Consent Order. As previously disclosed, on December 20, 2016 the Federal Trade Commission (“FTC”) issued a confidential Civil Investigative Demand, or CID, requiring us to produce certain documents and materials and to answer certain interrogatories relating to PC Healthcheck, an obsolete software program that we developed on behalf of a third party for their use with their customers. The investigation relates to us providing software like PC Healthcheck to third parties for their use prior to December 31, 2016, when we were under management of the previous board and executive team. Since issuing the CID, the FTC has sought additional written and testimonial evidence. We have cooperated fully with the FTC’s investigation and provided all requested information. In addition, we have not used PC Healthcheck nor provided it to any customers since December 2016.

On March 9, 2018, the FTC notified us that it was willing to engage in settlement discussions. On November 6, 2018, Support.com and the FTC entered into a proposed Stipulation to Entry of Order for Permanent Injunction and Monetary Judgment (the “Consent Order”). The Consent Order was approved by the Commission on March 26, 2019 and entered by the U.S. District Court for the Southern District of Florida on March 29, 2019. Entry of the Consent Order by the Court resolved the FTC’s multi-year investigation of Support.com.

Pursuant to the Consent Order, under which we neither admitted nor denied the FTC’s allegations (except as to the Court having jurisdiction over the matter), the FTC agreed to accept a payment of $10 million in settlement of the matter, subject to the factual accuracy of the information we provided as part of our financial representations. The $10 million payment was made on April 1, 2019 and was recognized in operating expenses within our consolidated statements of operations for the year ended December 31, 2018.

Additionally, pursuant to the Consent Order, we agreed to implement certain new procedures and enhance certain existing procedures. For example, the Consent Order necessitates that we cooperate with representatives of the Commission on associated investigations if needed; imposes requirements on Support.com regarding obtaining acknowledgements of the Consent Order and compliance certification, including record creation and maintenance; and prohibits us from making misrepresentations and misleading claims or providing the means for others to make such claims regarding, among other things, detection of security or performance issues on consumer’s Electronic Devices. Electronic Devices include, but are not limited to, cell phones, tablets and computers. We continue to monitor the impact of the Consent Order regularly. If we are unable to comply with the Consent Order, then this could result in a material and adverse impact to the results of operations and financial condition.

Verizon Media. As previously disclosed, on March 22, 2010, the Company and AOL Fulfillment Services, who now does business as Verizon Media (“Verizon Media”), entered into a Fulfillment Services Promotion and Marketing Agreement (“Agreement”). The Agreement related to the development and sale of certain products and services. The Company sold software products to Verizon Media pursuant to the terms of the Agreement under two programs –

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Commitments and Contingencies (Continued)

Legal contingencies (Continued)

SUPERAntiSpyware and Computer Check-Up. Verizon Media offered these software products to its end-customers. On May 24, 2019, the Company received a letter from Verizon Media providing notice that it wished to terminate the Agreement and work with the Company to wind-down all remaining subscriptions for both programs. The Company has wound-down all services under the Computer Check-Up program and the SUPERAntiSpyware program. In connection with the termination of the Computer Check-Up program, Verizon Media requested that the Company fund rebates to its end-customers who elect to accept a refund offer from Verizon Media. Although the Company made no agreement to fund such a program, Verizon Media commenced its rebate program.

On November 15, 2019, the Company received a letter from Verizon Media informing the Company that, to date, Verizon Media has issued rebates totaling $2.6 million and requesting reimbursement of this amount from the Company (the “Dispute”). Subsequently, the parties entered into negotiations toward a settlement of any potential claims, which culminated in the execution of a Confidential Settlement and Release Agreement dated September 29, 2020, pursuant to which the Company issued a one-time payment to Verizon Media in exchange for a full and complete release from any claims related to or arising out of the Dispute. The Company admitted no liability and incurred no financial impact from the settlement, as the payment was funded by the Company’s insurance carrier.

Other Matters

We have received and may in the future receive additional requests for information, including subpoenas, from other governmental agencies relating to the subject matter of the Consent Order and the Civil Investigative Demands described above. We intend to cooperate with these information requests and is not aware of any other legal proceedings against us by governmental authorities at this time.

We are also subject to other routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of business, potentially including assertions that we may be infringing patents or other intellectual property rights of others. We currently do not believe that the ultimate amount of liability, if any, for any pending claims of any type (alone or combined) will materially affect our financial position, results of operations or cash flows. The ultimate outcome of any litigation is uncertain; however, any unfavorable outcomes could have a material negative impact on our financial condition and operating results. Regardless of outcome, litigation can have an adverse impact on us because of defense costs, negative publicity, diversion of management resources and other factors.

Note 4. Other Accrued and Other Long-Term Liabilities

Other accrued liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Accrued expenses	$369	$536
Self-insurance accruals	270	404
Payroll tax deferral	240	—

Total other accrued liabilities	$879	$940

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Other Accrued and Other Long-Term Liabilities (Continued)

Other long-term liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Deferred tax liability, net	443	428
Long-term income tax payable	223	355
Payroll tax deferral	240	—
Other long-term liabilities	5	9

Total other long-term liabilities	$911	$792

Note 5. Stockholders’ Equity

During the year ended December 31, 2020, 0.1 million shares of common stock were issued as a result of the exercise of stock options. During the year ended December 31, 2019, no shares of common stock were issued as a result of the exercise of stock options.

During the year ended December 31, 2020, 0.2 million shares of common stock were issued as a result of RSU releases. During the year ended December 31, 2019, 0.1 million shares of common stock were issued as a result of RSU releases.

During the year ended December 31, 2020, 44,000 shares of common stock were issued under the ESPP. During the year ended December 30, 2019, 26,000 shares of common stock were issued under the ESPP.

Stock Repurchase Program

On April 27, 2005, our Board of Directors (“Board”) authorized the repurchase of up to 666,666 outstanding shares of our common stock. As of September 30, 2020, the maximum number of shares remaining that can be repurchased under this program was 602,467. No shares were repurchased during the year ended December 31, 2020. We do not intend to repurchase shares without further approval from the Board.

2019 Cash Dividend

As a part of the board of directors’ ongoing capital allocation review, on December 6, 2019 the board of directors authorized and declared a special cash distribution of $1.00 per share on each outstanding share of our common stock. The record date for this distribution was December 17, 2019 and the payment date was December 26, 2019. Accordingly, we paid $19.1 million to shareholders on December 26, 2019. In connection with the special cash distribution of $1.00 per share, the exercise price on all outstanding options as of December 27, 2019 was reduced by $1.00 as permitted under the 2010 and 2014 Plans which includes an anti-dilution feature designed to equalize the fair value of options as a result of a transaction such as this special distribution. This adjustment did not affect the fair value, vesting conditions or classification of the outstanding options.

Stockholder Rights Agreement and Tax Benefits Preservation Plan

Our board adopted a Section 382 Tax Benefits Preservation Plan in an effort to diminish the risk that our ability to utilize net operating loss carryovers (collectively, the “NOLs”) to reduce potential future federal income tax obligations may become substantially limited. Our stockholders approved the Section 382 Tax Benefits Preservation Plan at our annual meeting of stockholders held on June 5, 2020. Under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Treasury Department, these NOLs may be “carried forward” in certain circumstances to offset any current and future taxable income and thus reduce federal income tax liability, subject to certain requirements and restrictions. However, if we experience an “ownership change,” within the meaning of Section 382 of the Code (“Section 382”), our ability to utilize the NOLs may be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Stockholders’ Equity (Continued)

Stockholder Rights Agreement and Tax Benefits Preservation Plan (Continued)

therefore significantly impair the value of those assets. Section 382 and the Treasury regulations thereunder make our commercial risk from a Section 382 limitation triggering event particularly acute given the relative size of current cash on hand to market capitalization. As applied to our current cash position and current market capitalization, if we were to experience an ownership change, it would be subject to Section 382’s “non-business asset” limitation, which would result in permanently losing all $145.6 million of our NOLs.

The Section 382 Tax Benefits Preservation Plan is intended to act as a deterrent to any person or group acquiring beneficial ownership of 4.99% or more of the outstanding Common Stock without the approval of the board (such person, an “Acquiring Person”). A person who acquires, without the approval of the board, beneficial ownership (other than as a result of repurchases of stock by the Company, dividends or distributions by the Company or certain inadvertent actions by stockholders) of 4.99% or more of the outstanding common stock (including any ownership interest held by that person’s Affiliates and Associates as defined under the Section 382 Tax Benefits Preservation Plan) could be subject to significant dilution. Stockholders who beneficially own 4.99% or more of the outstanding common stock prior to the first public announcement by the Company of the board’s adoption of the Section 382 Tax Benefits Preservation Plan will not trigger the Section 382 Tax Benefits Preservation Plan so long as they do not acquire beneficial ownership of additional shares of the Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock) at a time when they still beneficially own 4.99% or more of such stock. In addition, the board retains the sole discretion to exempt any person or group from the penalties imposed by the Section 382 Tax Benefits Preservation Plan.

In the event that a person becomes an Acquiring Person, each holder of a Right, other than Rights that are or, under certain circumstances, were beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, and subject to the terms, provisions and conditions of the Section 382 Tax Benefits Preservation Plan, a number of shares of the Common Stock having a market value of two times the Purchase Price.

Note 6. Stock-Based Compensation

Equity Compensation Plan

We adopted the amended and restated 2010 Equity and Performance Incentive Plan (the “2010 Plan”), effective as of May 19, 2010. Under the 2010 Plan, the number of shares of Common Stock that may be issued will not exceed in the aggregate 1,666,666 shares of Common Stock plus the number of shares of common stock relating to prior awards under the 2000 Omnibus Equity Incentive Plan that expire, are forfeited or are cancelled after the adoption of the 2010 Plan, subject to adjustment as provided in the 2010 Plan. Pursuant to approval from our shareholders, the number of shares of common stock that may be issued under the 2010 Plan was increased by 750,000 shares of common stock in May 2013 and 333,333 shares in June 2016. No grants will be made under the 2010 Plan after the tenth anniversary of its effective date. At the 2020 Annual Meeting, our stockholders approved the amendment and restatement of the 2010 Plan (such plan, after the amendment and restatement is now the Third Amended and Restated 2010 Equity and Performance Incentive Plan, referred to herein as the “Restated Plan”). The purpose of amending the 2010 Plan was (i) to increase the number of shares of common stock available for issuance under the Restated Plan by 2,000,000 shares, (ii) to extend the term of the 2010 Plan, which otherwise would have expired on May 19, 2020, so that the Restated Plan will continue until terminated by the Board in its discretion, and (iii) to eliminate obsolete provisions while adding other provisions consistent with certain compensation and governance best practices. As of December 31, 2020, approximately 4.0 million shares remain available for grant under the Restated Plan.

We adopted the 2014 Inducement Award Plan (the “Inducement Plan”), effective as of May 13, 2014. Under the Inducement Plan, the number of shares of common stock that may be issued will not exceed in the aggregate 666,666 shares of common stock. As of December 31, 2020, approximately 0.2 million shares remain available for grant under the Inducement Plan.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Stock-Based Compensation (Continued)

Employee Stock Purchase Plan

Effective May 15, 2011, our Board and stockholders approved an ESPP and reserved 333,333 shares of our common stock for issuance. The ESPP was established to advance our interests and our stockholders’ interests by providing an incentive to attract, retain and reward eligible employees and by motivating such persons to contribute to our growth and profitability. At the 2020 Annual Meeting of stockholders, our stockholders approved a proposal amending and restating the 2011 ESPP to (i) increase the maximum number of shares of common stock available for future issuance under the ESPP by 1,000,000 shares, (ii) extend the term, which otherwise would have expired on May 15, 2021, so that the ESPP will continue until terminated by the Board in its discretion, and (iii) make certain other administrative changes.

The ESPP consists of six-month offering periods during which employees may enroll in the plan. Shares of common stock may be purchased under the ESPP at a price established by the Compensation Committee of the Board of Directors, provided that the price may not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of a share of stock on the offering date of the offering period or (b) the fair market value of a share of stock on the purchase date. As of December 31, 2020, approximately 1.1 million shares remain available for issuance under the ESPP.

Stock-Based Compensation

We recorded the following stock-based compensation expense of $0.6 million and $0.3 million, respectively, for the fiscal years ended December 31, 2020 and 2019 as follows (in thousands):

	Years Ended December 31,
	2020	2019
Stock-based compensation expense related to grants of:
Stock options	$224	$130
RSU	374	155
ESPP	36	19

Total	$634	$304

Stock-based compensation expense recognized in:
Cost of service	$28	$40
Engineering and IT	25	25
Sales and marketing	38	38
General and administrative	543	201

Total	$634	$304

The fair value of our stock-based awards was estimated using the following weighted average assumptions for the years ended December 31, 2020 and 2019:

	2010 Plan/Restated Plan		Employee Stock Purchase Plan
	2020	2019	2020	2019
Risk-free interest rate	0.4%	1.7%	0.2%	2.0%
Expected term (in years)	6.1	3.1	0.5	0.5
Volatility	42.5%	35.6%	74.4%	42.4%
Expected dividend	0.0%	0.0%	0.0%	0.0%
Weighted-average grant date fair value	$0.55	$0.52	$0.34	$0.43

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Stock-Based Compensation (Continued)

Stock Options

The following tables represent stock option activity for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2018	803	$2.89	8.43	$54
Granted	90	0.94
Exercised	—	—
Forfeited	(77)	1.97

Outstanding at December 31, 2019	816	$1.77	7.49	$16

Granted	2,394	1.56
Exercised	(147)	1.30		116
Forfeited	(434)	1.58

Outstanding at December 31, 2020	2,629	$1.64	8.79	$1,605

Exercisable at December 31, 2020	724	$1.74	6.77	$468

A summary of additional information related to the options outstanding as of December 31, 2020 under the 2010 and 2014 Plans are as follows:

Plan	Option plans ranges of exercise prices	Number of outstanding options	Weighted- average remaining contractual life	Weighted- average exercise price
2010 Plan/Restated Plan	$1.29 – $16.67	2,029,176	8.61	$1.86
Inducement Plan	$0.56 – $16.67	600,000	9.37	$1.33

		2,629,176

As of December 31, 2020, $1.1 million of unrecognized compensation cost related to existing options was outstanding, which is expected to be recognized over a weighted average period of 3.0 years.

Restricted Stock Units

The following table represents RSU activity for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2018	96	$2.78	0.60	$227
Granted	243	1.39
Vested	(73)	2.06
Forfeited	(17)	2.75

Outstanding at December 31, 2019	249	$1.62	0.60	$271

Granted	127	1.97
Vested	(245)	1.57
Forfeited	—	—

Outstanding at December 31, 2020	131	$2.05	0.70	$287

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Stock-Based Compensation (Continued)

Restricted Stock Units (Continued)

As of December 31, 2020, $0.2 million of unrecognized compensation cost related to RSUs was outstanding, which is expected to be recognized within one year.

Note 7. Income Taxes

The components of our income before income taxes are as follows (in thousands):

	Years Ended December 31,
	2020	2019
United States	$50	$3,634
Foreign	498	366

Total	$548	$4,000

The provision for income taxes from continuing operations consisted of the following (in thousands):

	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	9	16
Foreign	45	118

Total current	$54	$134

Deferred:
Federal	$—	$—
State	—	—
Foreign	48	20

Total deferred	$48	$20

Provision for income taxes	$102	$154

The reconciliation of the Federal statutory income tax rate to our effective income tax rate is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Provision of Federal statutory rate	$115	$835
State taxes	9	16
Permanent differences/other	1,825	(13)
Stock-based compensation	(23)	23
Federal valuation allowance used	(1,824)	(707)

Provision for income taxes	$102	$154

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2020	2019
Deferred tax assets
Fixed assets	$13	$78
Accruals and reserves	122	92
Stock options	247	197
Net operating loss carryforwards	36,608	38,335
Federal and state credits	3,227	3,461
Foreign credits	163	159
Intangible assets	1,497	1,789
Research and development expense	1,487	1,858

Gross deferred tax assets	43,364	45,969
Valuation allowance	(43,238)	(45,846)

Total deferred tax assets	126	123

Deferred tax liabilities (1)	(569)	(551)

Net deferred liabilities	$(443)	$(428)

(1)

Of this amount, $554,000 relates to the Indian subsidiaries unremitted earnings deferred tax liability. The net deferred income tax liabilities are recorded in other long-term liabilities in the accompanying balance sheet.

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Based on management’s review of both the positive and negative evidence, which includes our historical operating performance, reported cumulative net losses since inception and difficulty in accurately forecasting results, we have concluded that it is not more likely than not that we will be able to realize all of our U.S. deferred tax assets. Therefore, we have provided a full valuation allowance against U.S. deferred tax assets.

Based on management’s review of both positive and negative evidence, which includes the historical operating performance of our Canadian subsidiary, we have concluded that it is more likely than not that we will be able to realize a portion of the Canadian deferred tax assets. Therefore, we have a partial valuation allowance on Canadian deferred tax assets. There is no valuation allowance against our Indian deferred tax assets. We reassess the need for a valuation allowance on a quarterly basis.

Based on management’s review discussed above, the realization of deferred tax assets is dependent on improvements over present levels of pre-tax income. Until we are consistently profitable in the U.S., we will not realize our deferred tax assets.

Beginning in 2018, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) provides a 100% deduction for dividends received from 10-percent owned foreign corporations by U.S. corporate shareholders, subject to a one-year holding period. Although dividend income is now exempt from U.S. federal tax in the hands of the U.S. corporate shareholders, companies must still apply the guidance of ASC 740-30-25-18 to account for the tax consequences of outside basis differences and other tax impacts of their investments in non-U.S. subsidiaries. Deferred income taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries except for a change in assertion at December 31, 2017 for Support.com India Private Ltd. The amount of cumulative undistributed Indian subsidiary’s earnings at December 31, 2017 for which we are changing our assertion under ASC 740-30-25 was $2.67 million. Under the Tax Act, all foreign subsidiaries’ accumulated earnings through December 31, 2020 has been included in U.S. taxable income. As such, the only tax related to the Indian subsidiary remittance would be a dividend distribution tax of $554,000 as of December 31, 2020.

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Income Taxes (Continued)

The net valuation allowance decreased by approximately $2.6 million and $0.4 million during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we had Federal and state net operating loss carryforwards of approximately $145.6 million and $80.3 million, respectively. The Federal net operating loss and credit carryforwards will expire at various dates beginning in 2021 through 2040, if not utilized. Approximately $22.5 million of Federal net operating loss carryforward is expected to expire in 2021. The state net operating loss carryforwards will expire at various dates beginning in 2021 through 2040, if not utilized.

We also had Federal and state research and development credit carryforwards of approximately $2.8 million and $2.4 million, respectively. The federal credits expire in varying amounts between 2021 and 2031. The state research and development credit carryforwards do not have an expiration date.

Utilization of net operating loss carryforwards and credits may be subject to substantial annual limitation or could be lost due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

ASC 740-10 clarifies the accounting for uncertainties in income taxes by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. ASC 740-10 requires the disclosure of any liability created for unrecognized tax benefits. The application of ASC 740-10 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Balance, beginning of year	$2,121	$2,117
Increase related to prior year tax positions	3	4
Decrease related to prior year tax positions	(126)	—
Settlements with tax authorities	(78)	—

Balance, end of year	$1,920	$2,121

The total amount of unrecognized tax benefits that, if recognized, would affect our tax rate, are $0.1 million and $0.1 million as of December 31, 2020 and 2019, respectively.

Our policy is to include interest and penalties related to unrecognized tax benefits within the provision for (benefit from) income taxes. As of December 31, 2020 and 2019, we had $0.1 million and $0.1 million, respectively, accrued for payment of interest and penalties related to unrecognized tax benefits.

As of December 31, 2020, it is reasonably possible that the balance of unrecognized tax benefits could significantly change within the next twelve months. However, an estimate of the range of reasonably possible adjustments cannot be made at this time.

We file federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. Due to our net operating loss carryforwards, our income tax returns generally remain subject to examination by federal and most state authorities. In our foreign jurisdictions, the 2009 through 2020 tax years remain subject to examination by their respective tax authorities.

We are required to make periodic filings in the jurisdictions where we are deemed to have a presence for tax purposes. We have undergone audits in the past and have paid assessments arising from these audits. Our India entity was issued notices of income tax assessment pertaining to the 2004 – 2009 fiscal years. The notices claimed that the transfer price used in our inter-company agreements resulted in understated income in our Indian entity. During the fourth quarter of 2020, the Company re-evaluated the probability of its tax position and partially released the ASC 740-10 reserve related to India transfer pricing for several assessment years that were settled with the Indian tax

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Income Taxes (Continued)

authorities in November and December of 2020. As of December 31, 2020, the ASC 740-10 reserve for India transfer pricing totals $0.1 million. As a result of this settlement, the Company no longer records an ASC 740-10 reserve related to fiscal years 2004-2005 and 2005-2006.

We may be subject to other income tax assessments in the future. We evaluate estimated expenses that could arise from those assessments in accordance with ASC 740-10. We consider such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate on the amount of expenses. We record the estimated liability amount of those assessments that meet the definition of an uncertain tax position under ASC 740-10.

Note 8. Leases

We have entered into various non-cancelable operating lease agreements for certain of our offices, and certain equipment. Our leases have original lease periods expiring during 2021. As of December 31, 2020, the weighted average remaining lease term and weighted average discount rate for operating leases was 0.6 years and 4.5%, respectively.

Total operating lease expense was $0.3 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

The following table provides a summary of leases by balance sheet location:

	Years Ended December 31,
	2020	2019
Operating leases
Right-of-use assets	$61	$68
Lease liabilities—short term	$58	$61
Lease liabilities—long-term	3	7

Total lease liabilities	$61	$68

The following represents maturities of operating lease liabilities as of December 31, 2020 (in thousands):

Operating leases
2021	$59
2022	3
Total	$62
Less: imputed interest	(1)

Present value of lease liabilities	$61

For the year ended December 31, 2020, supplemental cash flow information related to leases are as follows (in thousands):

Operating cash flows from operating leases	$181
Right-of-use assets obtained in exchange for lease obligations	$169

SUPPORT.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Leases (Continued)

As of December 31, 2020, minimum payments due under all non-cancelable lease agreements were as follows (in thousands):

Years Ending December 31,	Operating Leases
2021	$59
2022	3

Total minimum lease payments	$62

Note 9. Subsequent Events

On March 19, 2021, the Company and Greenidge Generation Holdings, Inc. (“Greenidge”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing, among other things, that on the terms and subject to the conditions set forth therein, Greenidge will acquire the Company through a merger of a wholly owned subsidiary of Greenidge with and into the Company (the “Merger”). The Company will survive as a wholly owned subsidiary of Greenidge. The Merger is subject to customary closing conditions, including the approval of the shareholders of the Company. The Merger is expected to close during the third quarter of 2021. Effective as of the closing of the Merger, all outstanding shares of the Company’s common stock and all outstanding restricted stock units and options to purchase shares of the Company’s common stock will be cancelled and converted into the right to receive shares of Class A Common Stock of Greenidge (the “Greenidge Common Stock”). Following completion of the Merger, it is expected that the Company’s stockholders and holders of stock options and restricted stock units collectively will own approximately 8% of the outstanding shares of the Greenidge Common Stock, and existing Greenidge stockholders are expected to own approximately 92% of the Greenidge Common Stock. If the Merger Agreement is terminated under certain circumstances, the Company will be required to pay a termination fee.

In connection with and as a condition to Greenidge’s willingness to enter into the Merger Agreement, on March 19, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with 210 Capital, LLC (“210 Capital”), pursuant to which 210 Capital subscribed for and purchased, and the Company issued and sold, an aggregate of 3,909,871 shares of the Company’s Common Stock for a purchase price of $1.85 per share, for aggregate gross proceeds to the Company of $7,233,261.35. Pursuant to and subject to the terms and conditions set forth in the Subscription Agreement, among other things, and only upon any termination of the Merger Agreement, the Company has agreed that, not later than the earlier of (i) thirty (30) days following the date of such termination and (ii) December 31, 2021, it will increase the size of the Company’s board of directors in order to appoint two individuals designated by 210 Capital to the board of directors for a term expiring at the next succeeding annual meeting of the Company’s stockholders.

Greenidge Generation Holdings Inc.

10,458,474 Shares of

Class A Common Stock

PROSPECTUS

    , 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the class A common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration Fee	$231,581.32
Accounting fees and expenses	75,000
Legal fees and expenses	475,000
Financial printing and related fees	200,000

Total	$981,581.32

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Greenidge under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

On January 29, 2021, we entered into an asset contribution and exchange agreement with the owners of GGH LLC, pursuant to which we acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of our class B common stock.

On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals for an aggregate amount of $40,500,000. B. Riley Securities, Inc. acted as the sole placement agent in connection with this “best efforts” offering, and we paid to it a cash fee equal to seven percent (7%) of the gross proceeds of the offering, or $2,835,000.

On March 8, 2021, we issued 160,000 shares of our class B common stock to Foundry Digital LLC as consideration for bitcoin mining equipment.

Between February 21, 2021 and August 6, 2021, we granted stock options under our 2021 Equity Incentive Plan to purchase an aggregate of 753,968 shares of our common stock at exercise prices ranging between $5.80 and $7.18 to a total of 36 employees, directors and consultants. Of these, stock options to purchase an aggregate of 10,888 shares have been cancelled without being exercised, 160,000 have been exercised and 583,080 remain outstanding as of August 27, 2021.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

3.2	Amended and Restated Bylaws of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed on July 16, 2021)

3.3*	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc.

4.1	Form of Registration Rights Agreement, dated January 29, 2021 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

4.2	Form of Right of First Refusal and Co-Sale Agreement, dated January 29, 2021 (incorporated by reference to Exhibit 4.2. to the Registration Statement on Form S-4 filed on May 4, 2021)

4.3†	Form of Stock Purchase Warrant, dated September, 2021.

4.4†	Form of Registration Compliance Agreement dated September 1, 2021

4.5*	Investor Agreement by and between 210 Capital, LLC and Greenidge Generation Holdings Inc., dated September 9, 2021.

5.1†	Opinion of Shearman & Sterling LLP regarding validity of the shares being registered hereunder

10.1*	Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan

10.2	Form of Stock Option Agreement for Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed on May 4, 2021)

10.3	Form of Restricted Stock Award Agreement for Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 filed on May 4, 2021)

Exhibit No.	Description

21.1†	Subsidiaries of Greenidge Generation Holdings Inc.

23.1*	Consent of Plante & Moran, PLLC

23.2*	Consent of Armanino LLP

23.3†	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

*	Filed herewith
†	Previously filed

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)(B)(ii) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Torrey, State of New York, on September 13, 2021.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jeffrey E. Kirt
Jeffrey E. Kirt Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey E. Kirt	Chief Executive Officer (Principal Executive Officer) and Director	September 13, 2021

* Timothy Rainey	Chief Financial Officer (Principal Financial and Accounting Officer)	September 13, 2021

* Ted Rogers	Vice Chairman of the Board of Directors	September 13, 2021

* Timothy Fazio	Chairman of the Board of Directors	September 13, 2021

* Jerome Lay	Director	September 13, 2021

* Andrew M. Bursky	Director	September 13, 2021

* Timothy Lowe	Director	September 13, 2021

* Daniel Rothaupt	Director	September 13, 2021

* David Filippelli	Director	September 13, 2021

* Michael Neuscheler	Director	September 13, 2021

*By:	/s/ Jefferey E. Kirt
Jefferey E. Kirt
Attorney-in-Fact